UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________

SCHEDULE 14C INFORMATION

_____________________

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
(Amendment No. 2)

Check the appropriate box:

☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c–5(d)(2))
☐	Definitive Information Statement

THOUGHTWORKS HOLDING, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

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☒	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a–101) per Item 1 of this Schedule and Exchange Act Rules 14c–5(g) and 0–11.

PRELIMINARY INFORMATION STATEMENT — SUBJECT TO COMPLETION

THOUGHTWORKS HOLDING, INC.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT AND APPRAISAL RIGHTS
AND
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY

To our Stockholders:

This notice of stockholder action by written consent, pursuant to Section 228(e) of the General Corporation Law of the State of Delaware (the “DGCL”), and appraisal rights, pursuant to Section 262 of the DGCL (“Section 262”) and Information Statement (this “Information Statement”) is being furnished to the holders of common stock, par value $0.001 per share (the “Company Common Stock” or “Common Stock”), of Thoughtworks Holding, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), in connection with the Agreement and Plan of Merger, dated as of August 5, 2024 (as amended or otherwise modified in accordance with its terms, the “Merger Agreement”), by and among the Company, Tasmania Midco, LLC, a Delaware limited liability company (“Parent”) and Tasmania Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving such merger as a wholly owned subsidiary of Parent (the “Merger”). Parent and Merger Sub are affiliates of Turing EquityCo II L.P. (the “Significant Company Stockholder”), currently the holder of a majority of the issued and outstanding shares of Company Common Stock and an affiliate of certain investment funds advised by Apax Partners LLP. A copy of the Merger Agreement is attached as Annex A to the accompanying Information Statement.

Subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will be cancelled and converted into the right to receive $4.40 in cash, without interest thereon (the “Per Share Price”), less any applicable tax withholdings. However, the Per Share Price will not be paid, nor will any distribution be made, in respect of (1) any shares of the Company Common Stock that are held by us as treasury shares or owned by Parent or Merger Sub or any of their direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time (collectively, “Owned Company Shares”), which at the Effective Time will automatically be cancelled and extinguished and (2) any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has neither voted in favor of the Merger nor consented to the Merger in writing and who has properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such shares in accordance with Section 262 (such shares, the “Dissenting Company Shares”).

Parent has also entered into separate rollover agreements (each, a “Rollover Agreement”) with (1) Tasmania Parent, Inc. (“Topco”), which will become the indirect parent of the Company following the Merger, and certain of its affiliates, on the one hand, and (2) each of the Significant Company Stockholder and certain members of Company management (each holder, a “Rollover Stockholder”), on the other hand. Pursuant to the Rollover Agreements, on the closing date of the Merger prior to the Effective Time (the “Exchange Time”), all shares of Company Common Stock held by the Significant Company Stockholder and certain shares of Company Common Stock held by the other Rollover Stockholders (each, a “Rollover Share”) will be contributed to Topco in exchange for a number of newly issued shares of Topco (a “Topco Share”) having an aggregate value equal to the Per Share Price multiplied by the aggregate number of Rollover Shares. Each Rollover Stockholder who is a member of Company management — Erin Cummins, Rachel Laycock, Ramona Mateiu, Christopher Murphy and Sudhir Tiwari (each, a “Management Rollover Stockholder”) — also agreed to invest a portion of the after-tax proceeds that would otherwise be received by such Management Rollover Stockholder in the Merger in respect of certain

Company equity awards in exchange for newly issued Topco Shares, and the assumption and conversion of certain Company equity awards into equity awards having comparable value that are convertible into Topco Shares, all in accordance with the terms of their Rollover Agreement.

Having undertaken a thorough review of, and carefully considered, information concerning the Merger, and a fairness opinion from Lazard Frères & Co. LLC (“Lazard”), and after consulting with experienced, qualified and independent financial and legal advisors, a Special Committee of our board of directors comprised of Robert Brennan, Jane Chwick, William Parrett, and Roxanne Taylor (the “Special Committee”) unanimously: (1) determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (together with the Merger, the “Transactions”), upon the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders (as defined in the accompanying Information Statement), (2) recommended to our board of directors (the “Company Board”) that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (3) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Acting upon the recommendation of the Special Committee, the Company Board unanimously: (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders, (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (3) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein, (4) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting, and (5) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

The consummation of the Merger and other Transactions required the adoption of the Merger Agreement by affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt the Merger Agreement (the “Requisite Stockholder Approval”). On August 5, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, who held shares of Company Common Stock representing approximately 61.2% of the voting power of the outstanding shares of Company Common Stock as of August 4, 2024 (which was the record date for determining stockholders entitled to consent to the adoption of the Merger Agreement), delivered a written consent (the “Stockholder Consent”), which is attached to the accompanying Information Statement as Annex B, constituting the Requisite Stockholder Approval. As a result, no further approval of the stockholders of the Company is required to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or the approval of the Merger, or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or the approval of the Merger. This notice and the accompanying Information Statement constitute notice to you from us of the action taken pursuant to the written consent contemplated by Section 228(e) of the DGCL.

Under Section 262, if the Merger is completed, subject to compliance with the requirements of Section 262, holders of shares of the Company Common Stock, other than the Significant Company Stockholder, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of the Company Common Stock (as determined by the Delaware Court of Chancery) instead of receiving the Per Share Price. To exercise your appraisal rights, you must submit a written demand for an appraisal no later than twenty (20) days after the mailing of this notice and the accompanying Information Statement, which mailing date is [•], 2024, and comply precisely with other procedures set forth in Section 262, which are summarized in the accompanying Information Statement. This notice and the accompanying Information Statement constitute notice to you from us of the availability of appraisal rights under Section 262 in connection with the Merger.

The accompanying Information Statement is for informational purposes only. However, we urge you to read the Information Statement in its entirety, including the annexes to this Information Statement and the other documents to which we refer in this Information Statement, for a more complete description of the transactions referenced above and the actions taken by the Company Board and the Significant Company Stockholder.

We thank you for your continued support and interest in the Company.

BY ORDER OF THE BOARD OF DIRECTORS,

Michael Sutcliff
Chief Executive Officer and President

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying Information Statement. Any representation to the contrary is a criminal offense.

The accompanying Information Statement is dated as of [•], 2024 and is first being mailed to stockholders on [•], 2024.

INFORMATION STATEMENT

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CERTAIN DEFINED TERMS

Certain defined terms used in this information statement (this “Information Statement”) have the meanings given to them in the Merger Agreement (as defined below), a copy of which is attached to this Information Statement as Annex A and which is incorporated by reference into this Information Statement in its entirety. Unless specified otherwise, whenever used in this Information Statement, the following terms have the meanings set forth below:

•        “Apax Entities” means, collectively, (1) Turing (as defined below); (2) Apax IX GP Co. Limited, a Guernsey limited company; (3) Apax IX EUR GP L.P. Inc., a Guernsey incorporated limited partnership; (4) Apax IX EUR L.P., a Guernsey limited partnership (5) Apax IX - AIV EUR L.P., a Delaware limited partnership; (6) Apax IX EUR Co-Investment L.P., a Guernsey limited partnership; (7) Apax IX USD GP L.P. Inc., a Guernsey incorporated limited partnership; (8) Apax IX USD L.P., a Guernsey limited partnership; (9) Apax IX - AIV USD L.P., a Delaware limited partnership; (10) Apax IX USD Co-Investment L.P., a Guernsey limited partnership; (11) Apax XI GP Co. Limited, a Guernsey limited company; (12) Apax XI EUR GP L.P. Inc., a Guernsey incorporated limited partnership; (13) Apax XI USD GP L.P. Inc., a Guernsey incorporated limited partnership; (14) Apax XI (Guernsey) USD AIV L.P., a Guernsey limited partnership; (15) Apax XI EUR L.P., a Guernsey limited partnership; (16) Apax XI EUR 1 L.P., a Guernsey limited partnership; (17) Apax XI EUR SCSp, a Luxembourg special limited partnership; (18) Apax XI USD L.P., a Guernsey limited partnership; (19) Apax XI USD 2 L.P., a Guernsey limited partnership; (20) Apax XI USD SCSp, a Luxembourg special limited partnership; (21) Apax XI GP SARL, a Luxembourg limited liability company; (22) Parent (as defined below); (23) Merger Sub (as defined below); (24) Topco (as defined below); (25) Tasmania GP Co. Limited, a Guernsey limited company; and (26) Hobart Equity Holdco, LP, a Guernsey limited partnership.

•        “Apax Funds” means certain investment funds advised by Apax Partners (as defined below).

•        “Apax Partners” means Apax Partners LLP in its capacity as advisor to the Apax Funds.

•        “Antitrust Laws” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign laws and other administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

•        “Company” (and references to “Thoughtworks,” “we,” “us,” “our,” and similar words) means Thoughtworks Holding, Inc., including in certain cases its subsidiaries.

•        “Company Board” means the Company’s board of directors.

•        “Company Common Stock” (and references to “Common Stock”) means the common stock, par value $0.001 per share, of the Company.

•        “Designated Executives” means, collectively, the Management Rollover Stockholders (as defined below) and Michael Sutcliff.

•        “DGCL” means the General Corporation Law of the State of Delaware.

•        “Dissenting Company Shares” means, collectively, any shares of Company Common Stock outstanding immediately prior to the Effective Time (as defined below) and held by a holder who has neither voted in favor of the Merger nor consented to the Merger in writing and who has properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such shares in accordance with Section 262 (as defined below).

•        “Effective Time” means the effective time of the Merger.

•        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

•        “Excluded Holders” means, collectively, (1) the holders of Dissenting Company Shares, (2) the holders of Owned Company Shares (as defined below) and (3) any direct or indirect securityholder, partner or member of Parent or Merger Sub as of the Effective Time. The term was used by Lazard (as defined below) in connection with the fairness opinion it delivered to the Special Committee.

•        “FDI Laws” means all laws, policies and guidelines enacted by a country or jurisdiction that regulates foreign direct investment.

•        “Lazard” means Lazard Frères & Co. LLC.

•        “Management Rollover Stockholders” means, collectively, Erin Cummins, Rachel Laycock, Ramona Mateiu, Christopher Murphy and Sudhir Tiwari.

•        “Merger” means the proposed merger of Merger Sub with and into the Company, with the Company surviving and continuing as a wholly owned subsidiary of Parent.

•        “Merger Agreement” means the Agreement and Plan of Merger, dated as of August 5, 2024, by and among the Company, Parent and Merger Sub (as it may be amended from time to time).

•        “Merger Sub” means Tasmania Merger Sub, Inc., a wholly owned subsidiary of Parent.

•        “Owned Company Shares” means, collectively, any shares of the Company Common Stock that are held by us as treasury shares or owned by Parent or Merger Sub or any of their direct or indirect wholly-owned subsidiaries as of immediately prior to the Effective Time.

•        “Parent” means Tasmania Midco, LLC.

•        “Per Share Price” means $4.40 in cash, without interest thereon.

•        “Rule 13e-3(a)(4)” means Rule 13e-3(a)(4) under the Exchange Act.

•        “SEC” means the U.S. Securities and Exchange Commission.

•        “Section 262” means Section 262 of the DGCL.

•        “Special Committee” means the special committee of the Company Board comprised of Robert Brennan, Jane Chwick, William Parrett and Roxanne Taylor.

•        “Topco” means Tasmania Parent, Inc., a Delaware corporation.

•        “Transactions” means, collectively, the Merger and the other transactions contemplated by the Merger Agreement.

•        “Turing” (and references to “Significant Company Stockholder”) means Turing EquityCo II L.P., a Guernsey limited partnership.

•        “unaffiliated security holders” has the meaning assigned to such term under Rule 13e-3(a)(4). Under SEC rules the Apax Entities, the Company and the Designated Executives are required to express their beliefs as to the fairness of the Merger to “unaffiliated security holders” (as defined by Rule 13e-3(a)(4)) in this Information Statement, and the term is utilized herein solely in those instances. See the sections entitled “The Special Factors — Position of the Company in Connection with the Merger under SEC “Going Private” Rules” and “The Special Factors — Position of the Apax Entities and Designated Executives in Connection with the Merger under SEC “Going Private” Rules” beginning on pages [•] and [•] respectively. For purposes of SEC rules the term “unaffiliated security holders” excludes all directors and officers of the Company, even if they are not Designated Executives or affiliated with the Apax Entities. For purposes of expressing their beliefs as to the fairness of the Merger herein under SEC rules, the Company, the Apax Entities and the Designated Executives considered the Unaffiliated Stockholders (as defined below) to be situated substantially similarly to, and include, the “unaffiliated security holders”

(as defined by Rule 13e-3(a)(4)) due to the fact that holders of Company Common Stock who are officers or directors of the Company, and who are included among the Unaffiliated Stockholders but might be considered affiliates of the Company by virtue of such role, will receive the same Per Share Price in respect of their shares of Company Common Stock as the security holders unaffiliated with the Company will receive in respect of their shares of Company Common Stock.

•        “Unaffiliated Stockholders” means all stockholders of the Company other than (1) the Significant Company Stockholder; (2) Apax Partners, its investment fund affiliates and its portfolio companies majority owned by such investment fund affiliates with respect to which Apax Partners has the right to vote or direct the voting of Company Common Stock held by such portfolio companies and those members of the Company Board who are employees of Apax Partners or one of its investment fund affiliates; and (3) any Company stockholder that is a party to a written agreement requiring all or a portion of its shares of Company Common Stock to be transferred, contributed or delivered to Parent or any of its affiliates in exchange for equity interests in Parent or any of its affiliates. The “Unaffiliated Stockholders” concept was utilized by the Special Committee to guide its process and recommendations, and was defined in the Merger Agreement as the foregoing for the purposes of making certain representations, warranties and covenants. The term “Unaffiliated Stockholders” includes directors and officers of the Company who are neither Management Rollover Stockholders nor affiliated with the Apax Entities.

SUMMARY

This summary highlights certain information from this Information Statement related to the Merger. This Information Statement may not contain all of the information that is important to you. To understand the Merger more fully and for a complete description of its legal terms, you should carefully read this Information Statement, including the annexes to this Information Statement and the other documents to which we refer in this Information Statement. We have included page references in parentheses to direct you to the appropriate place in this Information Statement for a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference in this Information Statement without charge by following the instructions in the section entitled “Where You Can Find More Information.” A copy of the Merger Agreement is attached as Annex A to this Information Statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

All references in this Information Statement to terms defined in the notice to which this Information Statement is attached have the meanings provided in that notice unless otherwise defined in this Information Statement. This Information Statement is dated [•], 2024 and is being mailed to our stockholders on [•], 2024.

The Parties to the Merger Agreement (page [•])

The Company

Thoughtworks is a leading global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses. Thoughtworks is a digital native service provider that has been a thought leader at the forefront of technology innovation for the past 30 years. We leverage our vast experience to improve our clients’ ability to respond to change; utilize data assets to unlock new sources of value; create resilient technology platforms that move with business strategies; and rapidly design, deliver and evolve exceptional digital products and experiences at scale. We are a globally diversified business, with clients across all major verticals and geographies. Our global distributed agile delivery model operates where our clients are, with over 10,750 employees working across 19 countries on five continents. Further, our unique, diverse and cultivating culture, with a reputation for technology excellence and thought leadership, enables us to attract and retain what we believe is the best talent in the industry. That is why our clients trust Thoughtworks as their digital transformation partner.

Our common stock is traded on the Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “TWKS”. Our headquarters are located at 200 East Randolph Street, 25th Floor, Chicago, Illinois 60601 and our telephone number is (312) 373-1000. Additional information about the Company is included in documents incorporated by reference into this Information Statement and our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [•].

Parent

Parent was formed in Delaware on July 29, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto and arranging of the equity financing in connection with the Merger. Parent’s address is c/o Apax Partners LLP, 1 Knightsbridge, London SW1X 7LX, United Kingdom. Parent’s telephone number is +44-20-7872-6300.

Merger Sub

Merger Sub was formed in Delaware on July 29, 2024 solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation (as defined below) and a wholly owned subsidiary of Parent. Merger Sub’s address is c/o Apax Partners LLP, 1 Knightsbridge, London SW1X 7LX, United Kingdom. Merger Sub’s telephone number is +44-20-7872-6300.

Parent and Merger Sub are each affiliated with the Apax Funds, and the Apax Funds are each advised by Apax Partners.

At the Effective Time, Thoughtworks, as the Surviving Corporation, will be indirectly owned by the Apax Funds and certain institutional investors (in addition to certain equity interests held by the Rollover Stockholders).

The Merger (page [•])

On August 5, 2024, we agreed to be acquired by Parent pursuant to the Merger Agreement. If the Merger is completed, each outstanding share of Company Common Stock will be converted into the right to receive the Per Share Price (other than as otherwise provided in the Merger Agreement), less any applicable tax withholdings.

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company. As a result, the separate corporate existence of Merger Sub will cease and the Company will survive the Merger and continue to exist after the Merger as a direct, wholly owned subsidiary of Parent (the “Surviving Corporation”), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchise will continue unaffected by the Merger, except as set forth in the section entitled “The Merger Agreement — Form and Effects of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers”.

The Merger will become effective at the Effective Time when the certificate of merger is duly filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL (or at such later time as may be specified in the certificate of merger).

Unless otherwise set out in the Merger Agreement and, if applicable, the Rollover Agreements, because the Per Share Price will be paid in cash, you will receive no equity interest in Parent (or any of its affiliates) in consideration for your shares of Company Common Stock, and after the Effective Time you will not own any shares of Company Common Stock.

Consideration to be Received in the Merger (page [•])

At the Effective Time, subject to the terms and conditions of the Merger Agreement, by virtue of the Merger, the following will occur:

•        Company Common Stock: each share of Company Common Stock issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be converted into the right to receive the Per Share Price, less any applicable tax withholdings;

•        Owned Company Shares: each Owned Company Share will be cancelled and extinguished without any conversion thereof or consideration paid therefor;

•        Merger Sub Shares: each share of common stock of Merger Sub will be converted into a share of common stock of the Surviving Corporation; and

•        Dissenting Company Shares: each Dissenting Company Share will not be converted into the Per Share Price and instead, each holder of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 unless such holder fails to comply with the procedures described in Section 262 or effectively withdraws or otherwise loses such holder’s rights to receive payment under Section 262.

The Per Share Price and any other similarly dependent items (including the Option Consideration and the Converted Option Cash Award (each as defined in the section entitled “Summary — Treatment of Equity Awards in the Merger”)) will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.

After the Merger is consummated, you will have the right to receive the Per Share Price for each share of Company Common Stock that you hold as of immediately prior to the Effective Time, but you will no longer have any rights as a stockholder of the Company (except for holders of Dissenting Company Shares as described above and in the section entitled “Appraisal Rights”).

Treatment of Equity Awards in the Merger (page [•])

Company Options

Vested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the holder of a stock option to purchase shares of Company Common Stock (a “Company Option”) granted under either the Company’s 2017 Stock Option Plan, effective as of October 12, 2017, or the 2021 Omnibus Incentive Plan, effective as of September 17, 2021 (together, the “Company Equity Plans”), each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (a “Vested Company Option”), will be cancelled and the holder of such Company Option will receive an amount in cash, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the excess of the Per Share Price over the per share exercise price of such Vested Company Option, by (B) the number of shares of Company Common Stock covered by such Vested Company Option immediately prior to the Effective Time (such amounts due pursuant to the foregoing, the “Option Consideration”). The Surviving Corporation will pay the Option Consideration as promptly as practicable following the date the consummation of the Merger actually occurs (the “Closing”, and such date, the “Closing Date”), but no later than the first payroll date following the Closing Date.

Unvested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the holder of the Company Option, each outstanding Company Option that is not a Vested Company Option (an “Unvested Company Option”) will be cancelled and converted into the contingent right solely to receive an aggregate amount in cash, without interest thereon, less any applicable tax withholdings (a “Converted Option Cash Award”), equal to the product obtained by multiplying (A) the excess, if any, of the Per Share Price over the per share exercise price of such Unvested Company Option, by (B) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time. The Converted Option Cash Award will remain subject to the same vesting schedule applicable to the related Unvested Company Option, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason of the foregoing or the Transactions and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award. Payment of each portion of a Converted Option Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date.

Out-of-the-Money Company Options. Any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, will be cancelled for no consideration as of the Effective Time.

Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards

The Company has granted, under the Company Equity Plans (1) awards of performance stock units (“Company Performance Stock Unit Awards”) and (2) restricted stock units that do not constitute Company Performance Stock Unit Awards (“Company Restricted Stock Unit Awards”). “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award. In each case below, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the holder of the Company Equity Award:

•        Vested Company Restricted Stock Unit Awards. At the Effective Time, each Company Restricted Stock Unit Award that is vested and outstanding immediately prior to the Effective Time, and each Company Restricted Stock Unit Award that is scheduled to vest on or before November 18, 2024 (the “November 2024 RSUs”), will be cancelled, with the holder thereof becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, a fully vested amount in cash, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award (the “RSU Consideration”), payable by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date (or, to the extent any RSU Consideration relates to a Company Restricted Stock Unit Award that is nonqualified deferred compensation subject to Section 409A of the Code (as defined below), the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit Award that will not trigger a tax or penalty under Section 409A of the Code).

•        Unvested Awards. At the Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms or as set forth above will, in each case, be assumed by Parent and be converted into the contingent right solely to receive an amount in cash, without interest thereon, less any applicable tax withholdings (a “Converted Stock Unit Cash Award”), equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Equity Award immediately prior to the Effective Time (with the number of shares of Company Common Stock subject to any Company Performance Stock Unit Award determined assuming achievement of target-level performance). After giving effect to the accelerated vesting of the November 2024 RSUs, the vesting conditions applicable to the Converted Stock Unit Cash Awards converted from Company Restricted Stock Unit Awards will be modified so that 50% of such Converted Stock Unit Cash Awards (on an individual-by-individual basis) will vest on each of the first and second anniversaries of the Closing Date. The Converted Stock Unit Cash Award will otherwise continue to vest on the same schedule and conditions as applied to the applicable Company Equity Award and will otherwise remain subject to the same terms and conditions as applied to the corresponding Company Equity Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions and any performance-based vesting conditions (as may be adjusted or modified by Parent in connection with the Transactions), and including payment above target for performance above the target performance-level consistent with the terms of the applicable Company Equity Award, and such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award. However, each Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award subject to relative total shareholder return vesting conditions will instead be subject to the treatment set forth in the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger”. Payment of each portion of a Converted Stock Unit Cash Award will be made as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date.

Employee Stock Purchase Plan

The Company’s 2021 Employee Stock Purchase Plan, effective as of September 17, 2021 (the “Company ESPP”), including the Share Incentive Plan that is a part of its Non-Section 423 Component (as defined in the Company ESPP), will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

Recommendation of the Special Committee and the Company Board; Reasons for the Merger (page [•])

The Special Committee, after considering various factors described in the section entitled “The Special Factors — Recommendation of the Special Committee; Reasons for the Merger” beginning on page [•], unanimously:

•        determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders;

•        recommended that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders; and

•        recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

The Company Board, after considering various factors described in the section entitled “The Special Factors — Recommendation of the Company Board; Reasons for the Merger” beginning on page [•], and acting upon the unanimous recommendation of the Special Committee, unanimously:

•        determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders;

•        approved and declared advisable the Merger Agreement and the Transactions, including the Merger;

•        approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein;

•        directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and

•        recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”).

Requisite Stockholder Approval for the Merger (page [•])

The adoption of the Merger Agreement by our stockholders required the affirmative vote or written consent, in accordance with Section 228 and Section 251 of the DGCL, the Company’s Fourth Amended and Restated Certificate of Incorporation, dated as of September 16, 2021 (the “Company Certificate of Incorporation”), and the Company’s Third Amended and Restated Bylaws, dated as of September 16, 2021 (the “Company Bylaws”), of the Requisite Stockholder Approval. The holders of the Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On August 5, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, holding shares representing approximately 61.2% of the voting power of outstanding shares of the Company Common Stock as of the record date on August 4, 2024 (i.e., based on 323,160,161 shares of Company Common Stock outstanding), delivered the Stockholder Consent, which is attached to this Information Statement as Annex B, constituting the Requisite Stockholder Approval. As a result, no further action by our stockholders is required under applicable law, the Company Certificate of Incorporation, the Company Bylaws or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger. For the avoidance of doubt, all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of such actions be given to those stockholders who did not consent in writing and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement and the notice attached hereto constitute notice, pursuant to Section 228 of the DGCL, to the persons who have not consented in writing to the actions set forth in the Stockholder Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been August 4, 2024, the record date for determining the stockholders entitled to consent to the adoption of the Merger Agreement.

Opinion and Materials of Lazard (page [•] and Annex C)

The Special Committee retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the Merger. At its August 4, 2024 meeting to consider and evaluate the Merger Agreement and the Transactions, including the Merger, the Special Committee received an oral opinion rendered by Lazard, which was subsequently confirmed in writing by delivery of Lazard’s opinion dated as of the same date, to the effect that, as of August 4, 2024, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock.

The full text of Lazard’s written opinion, dated August 4, 2024, which is attached to this Information Statement as Annex C and is incorporated by reference in its entirety into this Information Statement, sets forth the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Holders of Company Common Stock are urged to read this opinion carefully and in its entirety. Lazard’s written opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger Agreement and the Transactions, including the Merger, was directed only to the fairness, from a financial point of view, to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Holders) of the Per Share Price, and did not address any other aspects or implications of the Merger. Lazard’s opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. The summary of the opinion of Lazard set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

Financing (page [•])

The Merger is not subject to a financing condition. Parent expects to obtain the amount of funds necessary to complete the Merger and the related Transactions through a cash contribution pursuant to the Equity Commitment Letter, dated as of August 5, 2024 by and among Apax XI EUR L.P., Apax XI EUR 1 L.P., APAX XI EUR SCSp, Apax XI USD L.P., Apax XI USD 2 L.P. and APAX XI USD SCSp (each, a “Sponsor” and, collectively, the “Sponsors”) and Parent (the “Equity Commitment Letter”), under which, subject to the terms and conditions thereof, (1) each Sponsor will severally (and not jointly or jointly and severally) commit to Parent to purchase, or cause the purchase of, directly or indirectly, at the Closing, equity securities of Parent for an aggregate amount in immediately available cash funds of $600,000,000 (the “Closing Commitment”) for the purpose of providing Parent and Merger Sub with sufficient immediately available cash funds, taken together with the cash or cash equivalents held by Parent, Merger Sub and the Company and its subsidiaries, to consummate the Merger and to make all cash payments required to be made by Parent and Merger Sub in connection therewith on the Closing Date and (2) the Sponsors have certain obligations with respect to the Damages Commitment (as defined in the section entitled “The Merger Agreement — Financing of the Merger; Equity Commitment Letter”). The funding of the Closing Commitment under the Equity Commitment Letter is subject to the satisfaction of certain customary closing and funding conditions.

For more information on Parent’s financing arrangements for the Merger, see the sections entitled “The Special Factors — Financing” beginning on page [•] and “The Merger Agreement — Financing of the Merger; Equity Commitment Letter” beginning on page [•].

The Merger Agreement (page [•] and Annex A)

Conditions to Consummation of the Merger

The consummation of the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable law) of certain customary mutual conditions, including:

•        the Requisite Stockholder Approval having been obtained (which was satisfied on August 5, 2024 by virtue of the delivery of the Stockholder Consent);

•        any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”) having expired or been terminated;

•        obtaining the approval, authorization, consent, expiry of relevant period or confirmation of no jurisdiction, as applicable, under Antitrust Laws or FDI Laws, as applicable, of certain specified foreign jurisdictions;

•        no governmental authority of competent jurisdiction having issued or entered any order after the date of the Merger Agreement, and no law having been enacted, entered, enforced, or deemed applicable to the Merger after the date of the Merger Agreement, in each case, that (whether temporary or permanent) having taken effect and having the effect of restraining, enjoining, making illegal, or otherwise prohibiting the consummation of the Merger; and

•        this Information Statement having been mailed to our stockholders at least twenty (20) days prior to the Closing.

The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•        the accuracy of the representations and warranties of the Company in the Merger Agreement, subject, in most cases, to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•        the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the Closing;

•        the absence of a Company Material Adverse Effect (as defined in the Merger Agreement and described in more detail in the section entitled “The Merger Agreement — Representations and Warranties”) since the date of the Merger Agreement; and

•        Parent and Merger Sub having received a certificate of the Company signed by a duly authorized officer of the Company dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

Our obligations to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by us:

•        the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•        Parent and Merger Sub having performed and complied in all material respects with all of their respective covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing; and

•        the Company having received a certificate of Parent and Merger Sub signed by a duly authorized officer of Parent and Merger Sub dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

For more information, see the section entitled “The Merger Agreement — Conditions to Consummation of the Merger.”

No-Solicitation; Acquisition Proposals and Company Board Recommendation Change

The Company has agreed that from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement (the “Interim Period”), the Company and its subsidiaries will not, will cause their directors and officers not to, and will use reasonable best efforts to cause each of their other affiliates, employees, consultants, agents, attorneys, accountants, representatives and advisors (together with a person’s officers and directors, “Representatives”) not to, directly or indirectly:

•        solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        furnish to any third person any non-public information relating to the Company and its subsidiaries or afford to any third person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•        participate or engage in discussions, communications or negotiations with any third person with respect to an Acquisition Proposal or inquiry;

•        approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

•        enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permissible confidentiality agreements.

Notwithstanding anything in the Merger Agreement to the contrary, prior to the Company’s receipt of the Stockholder Consent (which was received on August 5, 2024), the Company and the Company Board or Special Committee were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to participate or engage in discussion or negotiations and furnish non-public information with respect to an unsolicited bona fide Acquisition Proposal that was reasonably likely to lead to a Superior Proposal. Further, prior to the Company’s receipt of the Stockholder Consent (which was received on August 5, 2024), the Company Board or Special Committee was allowed to (1) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent, (2) effect a Company Board Recommendation Change (as defined and described in the section entitled “The Merger Agreement — No Solicitation; Acquisition Proposals; Company Board Recommendation Change”) in connection with an Acquisition Proposal or (3) effect a Company Board Recommendation Change in response to an Intervening Event (as defined in the Merger Agreement), in each case, under certain specified circumstances and after complying with certain procedural requirements. However, by virtue of the delivery of the Stockholder Consent following the execution of the Merger Agreement, the foregoing provisions of the Merger Agreement are no longer applicable.

For more information and terms used but not defined in this section, see the section entitled “The Merger Agreement — No Solicitation; Acquisition Proposals; Company Board Recommendation Change.”

Termination of the Merger Agreement

The Merger Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Effective Time only as follows:

•        at any time prior to the Effective Time by mutual written agreement of Parent and the Company;

•        by either the Company or Parent:

•        if (1) any governmental authority of competent jurisdiction issues or enters any order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and such order has become final and non-appealable or (2) if any law has been enacted, entered, enforced or deemed applicable to the Merger that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; or

•        at any time on or after 11:59 P.M. Eastern Time on February 5, 2025 (the “Termination Date”), unless the Effective Time has occurred prior to such time; provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party to the Merger Agreement whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement and it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement) has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred prior to the Termination Date.

•        by Parent, if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would cause the conditions to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied and (2) is incapable of being cured by Company or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from Parent; provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of a condition to the Company’s obligations to consummate the Merger to be satisfied.

•        by the Company, if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would cause the conditions to the Company’s obligations to consummate the Merger not to be satisfied and (2) is incapable of being cured by Parent or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from the Company; provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of a condition to Parent and Merger Sub’s obligations to consummate the Merger to be satisfied.

The Merger Agreement also includes a termination right by (1) the Company if the Stockholder Consent is not received by the Company within 24 hours following the execution and delivery of the Merger Agreement by Parent and Merger Sub (which was received on August 5, 2024) and (2) Parent if the Company Board or the Special Committee has effected a Company Board Recommendation Change.

By virtue of the delivery of the Stockholder Consent following the execution of the Merger Agreement, the provisions of the Merger Agreement providing for the ability of the Company to terminate the Merger Agreement due to a failure of the delivery of the Stockholder Consent are no longer applicable.

Termination Fee

The Company agreed to pay Parent a termination fee of $38,000,000 (the “Company Termination Fee”) if the Merger Agreement is validly terminated by Parent due to the Company Board or the Special Committee having effected a Company Board Recommendation Change.

Interests of Our Directors and Executive Officers in the Merger (page [•])

You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board and the Special Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page [•].

The Rollover Agreements (page [•] and Annexes E and F)

Parent has entered into Rollover Agreements with (1) Topco, which will become the indirect parent of the Company following the Merger, and certain of its affiliates, on the one hand, and (2) each Rollover Stockholder, on the other hand. As of August 5, 2024, the Significant Company Stockholder owned 197,750,138 Rollover Shares. The number of Rollover Shares to be contributed and transferred to Topco by each Management Rollover Stockholder will be identified prior to the Exchange Time (as described further in the sections entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page [•]). Pursuant to the Rollover Agreements, at the Exchange Time, all Rollover Shares will be contributed to Topco in exchange for Topco Shares having an aggregate value equal to the Per Share Price multiplied by the aggregate number of Rollover Shares.

Pursuant to the Rollover and Reinvestment Agreements with each Management Rollover Stockholder and Topco (each such agreement, a “Rollover and Reinvestment Agreement”), a form of which is attached to this Information Statement as Annex F, each Management Rollover Stockholder has agreed, among other things (as described further in the sections entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page [•]), on the terms and subject to the conditions set forth in the Rollover and Reinvestment Agreements, to invest a portion of the after-tax proceeds that would otherwise be received by such Management Rollover Stockholder in the Merger in respect of certain Company Equity Awards in exchange for newly issued Topco Shares, and to the assumption and conversion of certain Company Equity Awards into equity awards having comparable value that are convertible into Topco Shares, all in accordance with the terms of their respective Rollover and Reinvestment Agreement.

Material U.S. Federal Income Tax Consequences of the Merger (page [•])

The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. Holder (as defined in the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•]) receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (x) the amount of cash the U.S. Holder received (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of the Company Common Stock.

A Non-U.S. Holder (as defined in the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States (as described further in the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders”), but the Merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.

Holders of Company Common Stock should read the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•] for a more detailed description of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger for you will depend on your particular situation. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the Merger.

Regulatory Approvals (page [•])

Under the terms of the Merger Agreement, the Company and Parent have agreed to, and to cause their respective subsidiaries to, use their respective reasonable best efforts to:

•        take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary and proper under applicable laws to consummate and make effective the Merger as soon as practicable, and in any event before the Termination Date, including preparing and filing all forms, registrations and notifications to or with any governmental authority required to be filed to consummate the Merger;

•        satisfy the conditions to consummating the Merger in the Merger Agreement; and

•        obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental authority.

In addition, the parties to the Merger Agreement have agreed that the obligations of Parent include taking, and causing its subsidiaries to take or cause to be taken, all actions and doing, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the Termination Date, and Parent will further take action as may be necessary to resolve such objections, if any, as any governmental authority responsible for any Antitrust Law or FDI Law may assert under any law with respect to the Transactions, and to avoid or eliminate each and every impediment under any law that may be asserted by such governmental authority with respect to the Transactions, including:

•        proposing, negotiating, committing to and effecting, by settlement, consent decree, hold separate order, stipulation or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries (including the Surviving Corporation); and

•        otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, or their respective subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any order in any legal proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its subsidiaries will become subject to, or be required to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless (1) Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such requirement, condition, understanding, agreement or order and (2) such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

For the avoidance of doubt, the obligations described in this section “Summary — Regulatory Approvals” will not apply to any investment funds affiliated with Parent or portfolio companies of such investment funds, in each case, other than (x) the Company or any of its subsidiaries or (y) with respect to the assets, properties, business, operations or ownership of the Company or any of its subsidiaries. Notwithstanding the foregoing, (1) nothing described in this paragraph will qualify or limit in any respect the obligations of Parent and Merger Sub to make any necessary filings with or submissions to, or supply information or documentation to, or engage in communications with, governmental authorities as required by the above and (2) solely for purposes of the termination provisions of the Merger Agreement, Parent will be deemed to be in material breach of its obligations described in this section “Summary — Regulatory Approvals” in the event that the failure to obtain clearance under the HSR Act, any Antitrust Law or any FDI Law is primarily due to the failure of any controlled affiliate of Parent or Merger Sub or the Sponsors to make any necessary filings with or submissions to, or supply information or documentation to, governmental authorities as would be required by such persons pursuant to the HSR Act, any applicable Antitrust Law or any applicable FDI Law in connection with the Transactions.

Parent and the Company filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the United States Department of Justice (the “DOJ”) on August 19, 2024. The applicable waiting period under the HSR Act expired at 11:59 P.M. Eastern Time on September 18, 2024.

For a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger, see the section entitled “The Special Factors — Regulatory Approvals.” Terms used but not defined have the meanings set forth in the section entitled “The Merger Agreement — Efforts; Regulatory Filings.”

Procedures for Receiving the Per Share Price (page [•])

Exchange Fund

At or prior to the Closing, Parent will deposit (or cause to be deposited) an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Owned Company Shares and Dissenting Company Shares) become entitled pursuant to the Merger Agreement (the “Exchange Fund”) with the Company’s transfer agent or such other bank or trust company, reasonably acceptable to the Company, selected by Parent to act as payment agent for the Merger (the “Payment Agent”) by wire transfer of immediately available funds; provided, that the Company will deposit with the Payment Agent at the Closing such portion of such aggregate consideration from cash or cash equivalents held by the Company or its subsidiaries as specified in such request.

Certificates

Promptly following the Effective Time (and in any event within five business days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Dissenting Company Shares and Owned Company Shares) (“Certificate” and “Certificates”, respectively):

•        a letter of transmittal in customary form (which will provide for the submission of an applicable IRS Form W-8 and/or W-9 by such holder of record and specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent); and

•        instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof.

Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of outstanding shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price, and the Certificates so surrendered will be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof. No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates.

Uncertificated Shares

No holder of outstanding shares in book-entry form (“Uncertificated Shares”) will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of outstanding shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the exchanged Uncertificated Shares will be cancelled. Until so cancelled, outstanding Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof. No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Per Share Price payable upon the transfer of such Uncertificated Shares.

DTC Payment

Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that:

•        if the Closing occurs at or prior to 11:30 A.M., Eastern Time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of outstanding shares of Company Common Stock (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and

•        if the Closing occurs after 11:30 A.M., Eastern Time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first business day after the Closing Date.

If a transfer of ownership of outstanding shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a person other than the person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Per Share Price to a person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable. Any other transfer taxes will be borne by Parent in accordance with the Merger Agreement. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered in the stock transfer books or ledger of the Company.

Lost Stolen or Destroyed Certificates

In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange for such Certificate, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the Per Share Price payable in respect of such Certificate. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Required Withholding

Each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their affiliates will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement to any holder or former holder of outstanding shares of Company Common Stock or Company Equity Awards, or any other applicable person, such amounts as are required to be deducted or withheld therefrom pursuant to any tax laws. To the extent that such amounts are so deducted or withheld and remitted to the applicable governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Distribution of Exchange Fund to Parent

Any portion of the Exchange Fund that remains undistributed to the holders of outstanding shares of Company Common Stock on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of outstanding shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates representing such outstanding shares of Company Common Stock for exchange pursuant to the Merger Agreement or whose Uncertificated Shares have not been transferred pursuant to the Merger Agreement will thereafter look for payment of the Per Share Price payable in respect of such Uncertificated Shares or the outstanding shares of Company Common Stock represented by such Certificates solely to Parent (subject to abandoned property, escheat or similar laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to the Merger Agreement. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Governing Law (page [•])

The Merger Agreement, the documents, instruments and certificates contemplated or delivered thereunder, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement or the documents, instruments and certificates contemplated or delivered thereunder, or the negotiation, execution or performance of the Merger Agreement, the documents, instruments and certificates contemplated or delivered thereunder, or the Transactions, will be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Appraisal Rights (page [•])

Pursuant to Section 262, if the Merger is completed, the Unaffiliated Stockholders have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, instead of receiving the Per Share Price, but only if they strictly comply with the procedures and requirements set forth in Section 262. The judicially determined fair value under Section 262 could be greater than, equal to or less than the Per Share Price that holders of shares of the Company Common Stock are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares of Company Common Stock no later than twenty (20) calendar days after the date of mailing of this Information Statement, which mailing date is [•], 2024, and precisely comply with other procedures set forth under Section 262. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery should dismiss any such appraisal proceedings as to any holder of such shares of Company Common Stock who is otherwise entitled to appraisal rights unless (1) the total number of such holder’s shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (2) the value of the consideration provided in the Merger for such holder’s shares of Company Common Stock exceeds $1 million.

For a summary of appraisal rights, see the section entitled “Appraisal Rights” beginning on page [•]. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising appraisal rights, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 will result in loss of the right of appraisal.

Transaction Litigation (page [•])

As of the date of this Information Statement, the Company is not aware of any complaints filed or litigation pending related to the Merger. In addition, the Company has received purported stockholder demand letters pursuant to DGCL Section 220 relating to the events leading to the execution of the Merger and could receive other stockholder demand letters relating to books and records requests. No assurances can be made as to the outcome of such lawsuits, demands or other actions.

Market Information; Dividends and Certain Transactions in the Company Common Stock (page [•])

On September 17, 2021, the Company closed its initial public offering (the “IPO”) of 42,368,421 shares of Common Stock at a price of $21.00 per share, generating aggregate net proceeds to the Company of approximately $314.7 million. The Common Stock began trading on Nasdaq under the symbol “TWKS” on September 15, 2021. Prior to that, there was no public market for the Common Stock.

As of October 1, 2024, 323,802,308 shares of Common Stock were issued and outstanding. The Company’s book value per share of Common Stock as of December 31, 2023 was $2.40, calculated by dividing total equity of $773,130,000 by the total number of shares of Common Stock outstanding on December 31, 2023, of 322,407,385 shares of Common Stock.

THE SPECIAL FACTORS

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among the Company Board, the Special Committee, the Company’s representatives, and other parties. “Apax” means the Apax Funds, Apax Partners, in its capacity as investment adviser to the Apax Funds, and their respective affiliates, as the context may require. For the avoidance of doubt, the term “representatives” includes both the singular and the plural.

Apax has maintained a majority equity interest in the Company since 2017. Following the IPO, Turing, an entity controlled by Apax, has continued to own approximately 61% of the issued and outstanding shares of Company Common Stock. Two representatives of Apax have served on the Company Board since the IPO. Please see the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Director Nomination Agreement” for additional information on the ability of Apax to nominate or designate directors to the Company Board. From time to time, Apax has considered alternatives for its investment in the Company, including acquiring all of the outstanding shares of Company Common Stock not then owned by Apax.

Starting in 2022, the Company began to face significant headwinds as macroeconomic conditions weakened and client demand for the Company’s services declined. Among other things, the Company’s year-on-year quarterly revenue growth on a constant currency basis declined from 39% in fourth quarter 2021 to negative 1% in first quarter 2023 and adjusted EBITDA margin declined from 18% to 11% over the same period. On February 28, 2023, the Company reported fourth quarter 2022 and fiscal year 2022 results and issued fiscal year 2023 guidance for the first time, providing a range of 0% to 2% for fiscal year 2023 revenue growth on a constant currency basis. The Company’s stock price fell 17% on that day alone. From the date of the Company’s IPO to early April 2023, the trading price of Company Common Stock trended down from the IPO price of $21.00 per share to a range of approximately $7.00 to $8.00 per share.

Since the IPO, as part of the Company’s ongoing consideration and evaluation of its long-term strategic goals and plans, the Company Board and the Company’s management periodically review, consider and assess the Company’s operations and financial performance, as well as overall industry conditions. These reviews include, among other matters, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives, including in response to indications of interest received from third parties.

On March 16, 2023, Apax submitted to the Company Board a proposal to acquire all of the shares of Company Common Stock not owned by Apax at a price of $11.00 per share, which as stated in such proposal represented a 55% premium to the Company’s last closing price, of $7.09, on March 16, 2023, and a 42% premium to the Company’s one-month volume-weighted average price, of $7.73, as of March 16, 2023. In its proposal, Apax expressed its expectation that a Special Committee of the Company Board comprised solely of independent and disinterested directors would be fully empowered to consider the proposal (including to negotiate, accept or reject it) and make a recommendation to the Company Board, and to retain its own independent legal and financial advisors to allow it to review and engage on Apax’s proposal. Apax further stated that (1) it would not move forward with a potential transaction with the Company unless the proposal were recommended to the Company Board by that Special Committee, (2) the proposal was not conditioned, nor would Apax agree to a transaction conditioned, on the approval of a majority of the shares of Company Common Stock not owned by Turing and (3) Apax was only interested in acquiring the remaining shares that were not already owned by Turing, and accordingly it had no interest in a disposition or sale of the shares of Company Common Stock owned by Turing or in voting for or otherwise participating in an alternative change of control or similar transaction.

In response to the proposal from Apax, on March 21, 2023, the Company Board created a Special Committee of the Company Board comprised of four directors –– Robert Brennan, Jane Chwick, William Parrett, and Roxanne Taylor –– independent of Apax and disinterested in the proposed transaction. The Special Committee had the full authority of the Company Board with respect to matters relating to, or arising from, any such transaction with Apax or any other strategic transaction outside the ordinary course of business, including, without limitation, authority (1) to retain counsel, financial advisors and such other advisors as the Special Committee deems appropriate, with all fees, costs and expenses of such advisors and any other costs and expenses incurred by the Special Committee in performing its functions being the obligation of, and paid by, the Company (provided that, in furtherance of its duties, the Special Committee shall also have available to it the Company’s officers and advisors, in order to take advantage of their industry expertise and knowledge of the Company); (2) to consider, evaluate, and examine, to the extent the Special Committee deems necessary or desirable, any such transaction; (3) to establish, approve, modify, monitor, and direct the process and procedures related to the negotiation, review, and evaluation of any such transaction, including, without limitation, the authority to determine not to proceed with any such process, procedures, negotiation, review, or evaluation; (4) to respond to any communications, inquiries, or proposals regarding any such transaction; (5) to review, evaluate, and negotiate with Apax or any third party, if the Special Committee deems it necessary or desirable, the terms and conditions of any such transaction; (6) to determine whether any such transaction is fair to, and in the best interest of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate) and to report its recommendation to the Company Board; (7) to effectuate or recommend to the Company Board the effectuation of any such transaction; (8) to assist in the preparation and filing of any documents as may be required with respect to matters relating to, or arising from, any such transaction; (9) to enter into, on behalf of the Company, any documents and instruments in connection with the exploration and consideration of the foregoing, such as, without limitation, confidentiality and standstill agreements, engagement and fee letters, and other related documentation, all on terms as the Special Committee deems appropriate; (10) to review, evaluate, and negotiate, if the Special Committee deems it necessary or desirable, the terms of compensation and severance arrangements for executive officers and directors of the Company in connection with any such transaction; and (11) to take all other action that is, in the opinion of the Special Committee, necessary or desirable in connection with the foregoing.

The Special Committee considered and interviewed prospective legal counsel and financial advisors and determined to retain Kramer Levin Naftalis & Frankel LLP (“Kramer Levin”) and Potter Anderson & Corroon LLP (“Potter Anderson”) as the Special Committee’s legal counsel and Lazard as the Special Committee’s financial advisors. Lazard provided the Special Committee with written disclosures regarding its relationships with the Company and Apax, and based on its review of such disclosures, the Special Committee determined that none of the relationships disclosed would affect Lazard’s ability to serve as the Special Committee’s financial advisor. After disclosure by Kramer Levin and Potter Anderson that neither firm had any relationship with the Company or Apax that created a conflict, the Special Committee determined that each firm was independent for such purpose. The Special Committee selected Kramer Levin, Potter Anderson and Lazard based on their respective reputations, their experience, including with transactions of a similar nature to the potential transaction with Apax, and their independence.

During April 2023 and early May 2023, among other things, the Special Committee met with members of the Company’s management regarding the process going forward and related matters, representatives of Lazard spoke with members of the Company’s management, conducted due diligence with respect to the Company, and, at the direction of the Special Committee, communicated concerning process and next steps with representatives of Goldman Sachs & Co. LLC (“Goldman Sachs”), financial advisor to Topco, the Company’s management worked to update its business plan and forecast, and the Special Committee met several times with its advisors. The Company’s management then provided to Lazard and the Special Committee its updated business plan and forecast, the Special Committee and its advisors met with representatives of the Company’s senior management to discuss the assumptions and expectations reflected in that business plan and forecast. On May 10, 2023, the Special Committee met by videoconference with representatives of Lazard and Kramer Levin attending, representatives of Lazard presented to the Special Committee its preliminary valuation analysis of the Company, and the Special Committee and Lazard discussed the potential response to Apax’s offer. The Special Committee met again by videoconference on May 12, 2023, with representatives of Lazard and Kramer Levin attending, and following further discussion, the Special Committee instructed Lazard to communicate to Goldman Sachs that Apax’s offer of $11.00 per share was inadequate and to deliver a counter-proposal of $17.00 per share.

On May 12, 2023, representatives of Lazard communicated to representatives of Goldman Sachs that the Special Committee had determined that the $11.00 per share price in Apax’s March 16 proposal would not provide enough value to the Company’s stockholders who are unaffiliated with Apax, and that the Special Committee would not move forward with a potential transaction at that price, and conveyed the Special Committee’s counter-proposal of $17.00 per share. From May 2023 until June 2023, the Special Committee, Apax and their respective advisors continued to engage in negotiation on the price for a potential transaction between Apax and the Company.

On June 19, 2023, Apax submitted to the Company Board a revised proposal to acquire all of the shares of Company Common Stock not owned by Apax at a price of $12.00 per share, which represented a 93% premium to the Company’s closing trading price of $6.22 on May 1, 2023, the last trading day prior to public reports of

Apax’s interest in a potential transaction with the Company, and a 76% premium to the Company’s one-month volume-weighted average price of $6.82 as of May 1, 2023. Following receipt of the June 19 proposal from Apax, after discussion with its legal and financial advisors, the Special Committee agreed to move forward with a potential transaction at a price of $12.00 per share, subject to the negotiation and execution of definitive transaction documents and receipt by the Special Committee of a customary fairness opinion. The Company then provided Apax with access to additional due diligence materials not previously furnished to Apax by the Company.

On July 7, 2023, Apax informed the Special Committee that, after receiving access to the Company’s financial performance for second quarter 2023 and pipeline information, it would not proceed with a potential transaction. Apax noted a significant decline in the Company’s financial performance in second quarter 2023, a decline in the Company’s pipeline and a material decline in pricing that severely affected the Company’s ability to meet projected revenues and margins as reasons for not proceeding with the transaction.

Following July 7, 2023, there was no further discussion of the proposed transaction, and the Special Committee ceased its activities.

After July 2023, the Company Board continued to discuss the challenges facing the Company and potential steps to address them, including possible structural changes in the business, headcount reductions, a succession plan for the Chief Executive Officer (the “CEO”) and other possible changes in senior management. Subsequently, among other actions taken by the Company with respect to such challenges, on August 8, 2023, the Company announced restructuring actions, including headcount reductions impacting approximately 5% to 6% of the Company’s employees globally, in order to reduce overall costs, better align resources to strategic priorities, right-size operations and increase operational efficiencies. Additionally, on October 3, 2023, the Company engaged Egon Zehnder International AG (“Egon Zehnder”) to assist in connection with potential CEO succession planning.

Between August 2023 and February 2024, the Company’s performance and stock price continued to decline. In August 2023, the Company lowered its guidance for fiscal year 2023, and subsequently experienced a material miss in revenue and margin for fourth quarter 2023. During this period, the Company’s stock price fell from a closing price of $7.02 per share on August 7, 2023, the day before the Company reported its financial results for second quarter 2023, to $3.28 per share on February 27, 2024, the day the Company reported its financial results for fourth quarter 2023 and fiscal year 2023 and issued fiscal year 2024 guidance for the first time.

In February 2024, during an executive session meeting of the Company Board, the Company Board appointed a subcommittee consisting of Ian Davis, Robert Brennan, Jan Chwick, Salim Nathoo and Roxanne Taylor to assess the merits of a potential CEO succession and potential candidates; the subcommittee engaged Egon Zehnder for such purpose. Starting in February 2024 through April 2024, this subcommittee worked with Egon Zehnder with respect to the CEO succession process, including candidate identification, profile reviews and candidate interviews.

On March 21, 2024, on a conference call with certain Apax representatives, Goldman Sachs provided certain financial analyses to those Apax representatives regarding a potential transaction with the Company. For more information on the information provided by Goldman Sachs to certain representatives of Apax, see the section entitled “The Special Factors — Analyses of Goldman Sachs, Financial Advisor to Topco” beginning on page [•].

On March 22, 2024, Apax submitted a non-binding proposal to acquire all of the shares of the Company Common Stock not owned by Apax or its affiliates for a transaction price of $4.00 per share in cash, which as stated in such proposal represented a premium of 66% to the closing price, of $2.41 per share, of Company Common Stock on March 21, 2024 and 43% to the volume-weighted average price, of $2.79 per share, of Company Common Stock since the Company’s fourth quarter earnings release on February 27, 2024. Apax expressed its expectation that a Special Committee of the Company Board comprised solely of independent and disinterested directors would be fully empowered to consider the proposal (including to negotiate, accept or reject it) and make a recommendation to the Company Board, and to retain its own independent legal and financial advisors to review and engage on Apax’s proposal. Apax further stated that (1) they would not move forward with a potential transaction with the Company unless the proposal were recommended to the Company Board by that Special Committee, (2) the proposal was not conditioned, nor would they agree to a transaction conditioned, on the approval of a majority of the shares of Company Common Stock not owned by Apax and its affiliates and (3) they were only interested in acquiring the remaining shares they did not currently own, and accordingly they had no interest in a disposition of their shares or an alternative change of control transaction and, as a shareholder of the Company, would not vote in favor of any such alternative transaction.

On March 26, 2024, the Company Board met to discuss a response to the Apax offer, during which meeting in executive session the Company Board also discussed potential CEO candidates. The Company Board approved resolutions creating a Special Committee of the Company Board with full authority of the Company Board with respect to matters relating to, or arising from, any such transaction with Apax or any other strategic transaction outside the ordinary course of business, including, without limitation, authority (1) to retain counsel, financial advisors and such other advisors as the Special Committee deems appropriate, with all fees, costs and expenses of such advisors and any other costs and expenses incurred by the Special Committee in performing its functions being the obligation of, and paid by, the Company (provided that, in furtherance of its duties, the Special Committee shall also have available to it the Company’s officers and advisors, in order to take advantage of their industry expertise and knowledge of the Company); (2) to consider, evaluate, and examine, to the extent the Special Committee deems necessary or desirable, any such transaction; (3) to establish, approve, modify, monitor, and direct the process and procedures related to the negotiation, review, and evaluation of any such transaction, including, without limitation, the authority to determine not to proceed with any such process, procedures, negotiation, review, or evaluation; (4) to respond to any communications, inquiries, or proposals regarding any such transaction; (5) to review, evaluate, and negotiate with Apax or any third party, if the Special Committee deems it necessary or desirable, the terms and conditions of any such transaction; (6) to determine whether any such transaction is fair to, and in the best interest of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate) and to report its recommendation to the Company Board; (7) to effectuate or recommend to the Company Board the effectuation of any such transaction; (8) to assist in the preparation and filing of any documents as may be required with respect to matters relating to, or arising from, any such transaction; (9) to enter into, on behalf of the Company, any documents and instruments in connection with the exploration and consideration of the foregoing, such as, without limitation, confidentiality and standstill agreements, engagement and fee letters, and other related documentation, all on terms as the Special Committee deems appropriate; (10) to review, evaluate, and negotiate, if the Special Committee deems it necessary or desirable, the terms of compensation and severance arrangements for executive officers and directors of the Company in connection with any such transaction; and (11) to take all other action that is, in the opinion of the Special Committee, necessary or desirable in connection with the foregoing. The Company Board appointed to that Special Committee each of the directors independent of Apax and disinterested in the proposed transaction who consented to serve, and accordingly the Special Committee was comprised of Mss. Chwick and Taylor and Messrs. Brennan and Parrett. The Company Board designated Mr. Parrett as chair of the Special Committee (“Chair”).

On March 28, 2024, the Special Committee met by videoconference. The Special Committee agreed that Mr. Parrett would act as Chair of the Special Committee, as designated by the Company Board, and agreed to continue retaining Kramer Levin and Potter Anderson as its legal counsel and Lazard as its financial advisor, subject to re-confirmation by each that they continued to be independent of Apax for such purpose. Representatives of Kramer Levin and Potter Anderson, in attendance at the meeting, then reviewed with the Special Committee certain legal matters, including the fiduciary duties applicable to its members in this context. Each Special Committee member re-confirmed that they were both independent of Apax and disinterested in the proposed transaction, consistent with the Company Board’s determination to that effect. Representatives of Lazard joined the meeting and described, among other things, some of the additional information they would need to review in order to analyze the value of the Company.

Also on March 28, 2024, Lazard provided the Special Committee with written disclosures regarding its relationships with the Company and Parent, which were not deemed to indicate any conflict of interest.

On March 31, 2024, the Special Committee met by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. The Chair reported on his recent discussion with Erin Cummins, the Company’s Chief Financial Officer, concerning the Company’s anticipated financial performance in first quarter 2024 and for the balance of the 2024 fiscal year. The Special Committee discussed the timing of the Company’s reporting of its financial results for first quarter 2024, and the effects that its report could have on the proposed transaction with Apax.

On April 8, 2024, the Special Committee met by videoconference, with representatives of Kramer Levin also attending. The Chair reported to the Special Committee on his most recent conversations with Ms. Cummins, noting that Ms. Cummins was collecting information for Lazard to review concerning the financial performance and prospects of the Company at the Special Committee’s request. He also reviewed the prior Company Board discussions regarding potential CEO succession, and the Special Committee members discussed the possible effect of such succession on the potential transaction with Apax. Among other things, certain Special Committee members expressed the view that a new CEO could enhance the value of the Company. The Special Committee discussed the key terms of the respective engagement letters for each of Kramer Levin, Potter Anderson and Lazard, and the Special Committee determined that each of them had re-confirmed that it was independent of Apax for purposes of the potential transaction. After the foregoing discussions, the Special Committee unanimously approved the retention of Kramer Levin and Potter Anderson as counsel, and Lazard as financial advisors, and authorized the Chair to enter into the appropriate engagement letters with each of those firms.

Over the next several days, the Special Committee requested and received from the Company a variety of information regarding the Company’s anticipated financial performance in second quarter 2024 and for the balance of the 2024 fiscal year, as well as 2025. At the Special Committee’s request, Ms. Cummins also spoke with representatives of Lazard and provided materials concerning the financial performance and prospects of the Company. Representatives of Lazard gathered and analyzed a range of information regarding the Company, and completed several conversations with Ms. Cummins.

On April 18, 2024, the Company management provided Lazard with a draft of the April Forecasts (as defined in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•]).

On April 26, 2024, at a meeting held by videoconference with representatives of Kramer Levin and Lazard attending, representatives of Lazard presented to the Special Committee the April Forecasts and Lazard’s preliminary valuation analysis of the Company based on management’s April Forecasts, which the Special Committee members accepted as the basis for Lazard’s valuation analysis. Lazard outlined Lazard’s different valuation methods, including its comparable companies, comparable transactions and discounted cash flow (“DCF”) analyses. In contrast to the comparable companies and comparable transactions analyses, which would be more reflective of the Company’s past and near-term future performance, the DCF analysis would focus more on the Company’s long-term future performance. Lazard also reviewed with the Special Committee Apax’s offer. Lazard also noted that as in the case of Apax’s prior offer in 2023, Apax was not interested in selling its Company shares, would not support an alternative strategic transaction and would not condition the completion of a transaction with Apax on a majority vote of the stockholders who are unaffiliated with Apax.

On April 28, 2024, at a meeting of the non-executive directors of the Company Board held by videoconference, such directors identified Mr. Sutcliff as a strong CEO candidate and started discussions with him.

On May 1, 2024, at a meeting of the Company Board held by videoconference, during executive session, the Company Board agreed to replace Mr. Guo as CEO with Mr. Sutcliff.

On May 7, 2024, the Company publicly announced its earnings for first quarter 2024, reporting revenue of $249 million (above the high end of the guidance range, which was $246 million) and adjusted EBITDA margins of 2.7% (below the low end of the guidance range, which was 3.0%). The Company also revised upwards its fiscal year 2024 revenue guidance, reaffirmed its fiscal year 2024 adjusted EBITDA margin guidance and announced the stepping down of its former CEO and the appointment of its new CEO. Following that announcement, the trading price of the Company’s stock increased by 20% to close at $3.02 per share.

On May 8, 2024, the Special Committee met by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. The Special Committee received an update from representatives of Lazard regarding its preliminary valuation analysis. The Special Committee discussed the Apax offer in light of that valuation analysis and other considerations, and potential responses to Apax.

Thereafter, as directed by the Special Committee, the Chair informed representatives of Apax that Apax’s March 22 offer of $4.00 per share would not provide enough value to the Company’s stockholders and that the Special Committee would not move forward with a potential transaction at that price.

On May 9, 2024, on a conference call with certain Apax representatives, Goldman Sachs provided certain financial analyses to those Apax representatives regarding a potential transaction with the Company. For more information on the information provided by Goldman Sachs to certain representatives of Apax, see the section entitled “The Special Factors — Analyses of Goldman Sachs, Financial Advisor to Topco” beginning on page [•]).

The Special Committee met by videoconference on May 13, 2024, with representatives of Kramer Levin, Potter Anderson and Lazard attending. Lazard provided a review of the financial results of the Company’s peer companies in first quarter 2024, an update on the Company’s stock price performance, and an updated valuation analysis based on the April Forecasts. After discussion, the Special Committee authorized Lazard to convey to Goldman Sachs a counter-proposal of $8.00 per share, which Lazard did on May 14, 2024.

On May 14, 2024, on a conference call with certain Apax representatives, Goldman Sachs provided certain financial analyses to those Apax representatives regarding a potential transaction with the Company. For more information on the information provided by Goldman Sachs to certain representatives of Apax, see the section entitled “The Special Factors — Analyses of Goldman Sachs, Financial Advisor to Topco” beginning on page [•]).

On May 23, 2024, Apax made a presentation to the Special Committee outlining their perspectives on the current business outlook for the Company and associated challenges. On the same date, Apax delivered to the Special Committee an improved proposal of $4.50 per share, which represented a 52% premium to the Company’s closing trading price of $2.97 on May 22, 2024 and a 56% premium to the Company’s one-month volume-weighted average price of $2.88 as of May 22, 2024.

On May 30, 2024, the Special Committee met by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. Representatives of Lazard presented to the Special Committee a comparison of the April Forecasts and the Company’s recent performance against its industry peers, securities analyst consensus estimates and the Company’s own historical performance, as well as the Company’s stock price performance and a review of the financial results of the Company’s industry peers in first quarter 2024. The Special Committee discussed the Company’s expected performance in second quarter 2024 and, in light of that, the Company’s expected performance in third quarter 2024 and fourth quarter 2024. The Special Committee also discussed Apax’s most recent, increased offer and potential responses. Following those discussions, the Special Committee determined to reject Apax’s proposal of $4.50 per share as inadequate, and authorized Lazard to convey a counter-proposal of $7.25 per share to Apax’s representatives.

At the June 4, 2024 meeting of the Company Board, Ms. Cummins reported on the Company’s results for the month of April. Ms. Cummins stated that the Company remained on track to meet the low end of the revenue guidance. However, Ms. Cummins explained that revenue was below planned revenue, which put pressure on EBITDA margin. The CEO reported that the Company was targeting the low end of the adjusted EBITDA guidance and taking actions to further reduce costs to improve adjusted EBITDA.

Also on June 4, 2024, Lazard electronically delivered certain presentation materials to the Special Committee, which contained, among other information, an updated sensitivity analysis to the discounted cash flow analysis based on the April Forecasts.

On June 5, 2024, as authorized by of the Special Committee, Lazard told Goldman Sachs that Apax’s most recent offer of $4.50 per share was rejected as inadequate, and conveyed to Goldman Sachs a counter-offer of $7.25 per share. On the same date, representatives of Apax responded to the Chair and rejected that counter-offer.

On June 6, 2024, the Company’s management provided to Lazard drafts of two forecast sensitivity analyses, reflecting delayed macroeconomic recovery scenarios commencing in either second half 2025 or first half 2026.

On June 10, 2024, the Special Committee held a meeting by videoconference with representatives of Kramer Levin, Potter Anderson and Lazard attending. The Chair reported that a representative of Lazard had spoken to Ms. Cummins and referred to the Company Board meeting on June 4, 2024 where the Company’s performance was discussed. The Chair observed that, based on those discussions, in the best case, the Company would meet the low end of its earnings guidance for the 2024 fiscal year. He added that management was uncertain whether the macroeconomic recovery would occur in second half 2025 or first half 2026. Representatives of Lazard reviewed with the Special Committee (1) the two forecast sensitivity analyses provided by the Company’s management and how these compared with the April Forecasts and (2) the evolution of the inputs and assumptions used in Lazard’s discounted cash flow analysis. The Special Committee also discussed the potential effect of a failure by the Company to meet its earnings guidance on the Company’s credit rating and the ability of the Company to refinance certain of its credit facilities.

By mid-June 2024, based on the Company’s then-current financial performance, the Company expected it would miss its earnings guidance for second quarter 2024. At that time, the Company also expected that second quarter 2024 adjusted EBITDA would miss the implied midpoint of the Company’s guidance to the public markets by more than 60%. Accordingly, the Company’s management revisited the implications of those expected second quarter 2024 results on management’s long-term projections for the Company’s financial performance and prepared an updated set of projections.

On June 17, 2024, the Company provided a draft of the June Forecasts (as defined in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•]) to Lazard, which took into account additional 2024 performance by the Company and its impact on future periods.

The Special Committee met by videoconference on June 18, 2024, with representatives of Kramer Levin and Lazard attending. Representatives of Lazard reviewed with the Special Committee the June Forecasts, which represented management’s most current estimates, and how these compared with the April Forecasts, which no longer reflected management’s most current views, noting, among other things, that the June Forecasts anticipated that the macroeconomic recovery would take place in first half 2026, rather than in 2025, as anticipated in the April Forecasts. It was noted that although management was now projecting less growth for the Company in 2024 and 2025, management still forecast a growth rate of 20 percent in 2027, which could be difficult to achieve. After discussion, the Special Committee members approved using the June Forecasts as the basis for Lazard’s valuation analysis and directed Lazard to conduct an updated valuation analysis based on those projections.

On June 19, 2024, at a meeting of the Special Committee by videoconference, with Kramer Levin and Potter Anderson attending, Lazard presented an updated preliminary valuation analysis reflecting the June Forecasts. The Special Committee then further considered Apax’s current offer of $4.50 per share and discussed that offer with its advisors.

Later on June 19, 2024, representatives of Apax called the Chair to convey that Apax still believed that the proposed transaction was in the best interests of the stockholders who are unaffiliated with Apax, and Apax was still working on the proposed transaction, but in light of the Company’s expected financial performance for second quarter 2024, Apax needed more information regarding the Company’s prospects which it was in the process of obtaining, and that Apax would need two weeks to obtain and analyze that information and to respond to the Special Committee.

On June 20, 2024, the Special Committee met by videoconference, with Kramer Levin, Potter Anderson and Lazard attending. Based on input from the Company’s management, the Special Committee discussed the expectation that the Company would materially miss its second quarter 2024 earnings guidance, the timing of the second quarter 2024 earnings release and the expected share price drop if no transaction with Apax were announced by then. Thereafter, at the Special Committee’s direction, Lazard held a discussion with Goldman Sachs. During the discussion, Lazard informed Goldman Sachs that the Special Committee was not prepared to delay negotiations for as long as two weeks or to enter into a transaction at Apax’s prior offer of $4.50 per share, and Goldman Sachs informed Lazard of an upcoming revised proposal from Apax in light of the Company’s expected material miss of second quarter 2024 earnings guidance.

On July 1, 2024, representatives of Apax called the Chair to convey that, although it did not believe that a price higher than $4.00 per share was warranted in light of the Company’s second quarter 2024 earnings miss, it was prepared to make a revised offer of $4.25 per share. The Chair responded that $4.25 was inadequate based on the most recent projections provided by the Company management, as to which the Company’s new CEO had taken no exception. Representatives of Apax responded that Apax was unlikely to increase its offer above $4.25 per share.

The Special Committee then met by videoconference on July 1, 2024, with Kramer Levin, Potter Anderson and Lazard attending, and discussed those developments. Lazard presented an updated preliminary valuation analysis and reviewed Apax’s July 1 proposal. Following discussion, the Special Committee instructed Lazard to deliver a counter-proposal of $5.50 per share.

Later on July 1, 2024, Lazard spoke to Goldman Sachs to convey a proposed transaction price of $5.50 per share. Goldman Sachs indicated to Lazard that Apax would not increase its price of $4.25 per share, which had been Apax’s best and final offer. Following the discussion between Lazard and Goldman Sachs, the Chair then called representatives of Apax and reiterated that the Special Committee believed the offer of $4.25 per share did not provide adequate value to the Company’s stockholders that are unaffiliated with Apax.

The Special Committee met by videoconference on July 2, 2024, with representatives of Kramer Levin, Potter Anderson and Lazard attending. Following extensive discussion, the Special Committee authorized Lazard to propose to Goldman Sachs a transaction price of $4.25 per share in cash, plus a “contingent value right” (“CVR”), which would provide stockholders unaffiliated with Apax with an additional $1.50 per share if the Company were to achieve to-be-agreed-upon minimum performance levels in the period following a transaction. On the same date, Lazard conveyed that proposal to Goldman Sachs.

On July 3, 2024, Goldman Sachs conveyed to Lazard Apax’s rejection of the Company’s July 2 proposal and that Apax would not engage in any discussion over the terms of a CVR, but was willing to take certain steps to expedite the transaction timeline and agree to improved non-economic transaction terms to reduce closing risks.

On July 4, 2024, the Chair spoke to representatives of Apax and asked Apax to confirm whether Apax would increase its offer above $4.25 per share. The Apax representatives reiterated Apax’s belief that $4.25 per share represented adequate value to the Company’s stockholders that are unaffiliated with Apax and that Apax would not increase the price further.

On July 5, 2024, the Special Committee met by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. The Special Committee reviewed a number of factors that could raise concerns about the Company’s future prospects and could be relevant to the Special Committee’s consideration of the current Apax offer. These factors included, among other things: (1) the continued macroeconomic headwinds facing the Company, (2) the Company’s consistent downward revisions of earnings guidance below analyst consensus estimates, (3) the significant uncertainty as to whether the Company could meet its earnings guidance for the full-year 2024 (which the Company’s management had not adjusted despite recent earnings misses), (4) the likely stock price drop after the second quarter 2024 earnings announcement, if no transaction with Apax were agreed to, (5) the scheduled maturity of certain of the Company’s credit facilities in March 2026, the potential challenges for the Company to renew such credit facilities or access additional debt financing on favorable terms in light of the recent downgrade of the Company’s credit rating, and the possibility that the Company’s financial statements could be subject to a going concern qualification if such credit facilities had not been renewed or replaced by March 2025, (6) the uncertainty surrounding the outlook of the Company’s operations in China, (7) the uncertainty around the Company’s ability to execute its reorganization, and (8) the questions of leadership depth that some perceived in the Company’s management team.

Lazard then provided an update on its most recent discussions with Goldman Sachs. Lazard reported that Apax declined to engage in discussing a CVR, but that Apax would be willing to take steps to expedite the transaction and to reduce the closing risk. For example, Apax would agree to finance the acquisition solely with equity financing from the Apax Funds, thereby eliminating debt financing risk. Apax expressed a desire to sign the proposed merger agreement by July 29, 2024, before the Company’s announcement of its earnings for second quarter 2024, and Apax would expect the Company to announce those earnings at the same time it announced the transaction.

The Special Committee also weighed other potential benefits and risks of the current offer from Apax, including the Special Committee’s belief that the Company’s new CEO could create value for the Company in the future, as well as Apax’s other positions, including that it would not (1) sell its Company shares, (2) support an alternative strategic transaction or (3) condition the completion of a transaction with Apax on a majority vote of the stockholders who are unaffiliated with Apax.

Representatives of Kramer Levin and Potter Anderson then outlined the legal duties of the Special Committee members in considering whether to recommend the proposed transaction.

After discussion in executive session, the Special Committee unanimously approved moving forward with the proposed transaction at $4.25 per share, subject to the negotiation and execution of a definitive agreement and to the Special Committee’s receipt of a customary fairness opinion at the time the Special Committee approved a definitive agreement. At the instruction of the Special Committee, Lazard communicated to Goldman Sachs the Committee’s willingness to move forward at $4.25 per share on that basis.

Later on July 5, 2024, Lazard received certain due diligence requests from Goldman Sachs, and began coordinating responses, including assisting in creating a data room and scheduling meetings with Company personnel, which continued over the following days.

Having approved moving forward with the proposed transaction at $4.25 per share, subject to the negotiation and execution of definitive transaction documents, the Special Committee advised Apax, through their respective counsel, that it did not object to Apax commencing discussions with a limited number of members of the Company’s senior management regarding the possible “rollover” of their existing shares of Company Common Stock into a direct or indirect equity interest in the Company following the consummation of a transaction.

On July 8, 2024, representatives of Kramer Levin, Kirkland & Ellis, legal counsel to Apax, and the Company’s legal department discussed plans for legal due diligence and other workstreams, and the negotiation of the proposed Merger Agreement and other transaction documents, and representatives of Kramer Levin, Paul Hastings LLP, legal counsel retained by the Company (“Paul Hastings”), and the Company’s legal department spoke about those and related matters. Later in the day, representatives of Kirkland & Ellis sent representatives of Kramer Levin and Paul Hastings a draft of the Merger Agreement.

Over the next several weeks, advisors of Apax conducted due diligence on the Company. In parallel, representatives of Kramer Levin and Potter Anderson, as well as Paul Hastings, engaged in discussions and negotiations with Kirkland & Ellis regarding the proposed Merger Agreement and other transaction documents, including exchanging several successive drafts of such documents. The Special Committee was updated from time to time regarding the progress of those discussions and negotiations.

On July 19, 2024, the Company’s management provided Lazard with a draft of the July Forecasts (as defined in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•]), which had been prepared primarily for the purpose of updating third quarter 2024 and fourth quarter 2024 forecasts to reflect management’s latest reorganization proposal.

On July 23, 2024, the Special Committee met by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. It was noted that management’s forecasts had recently been updated, primarily to reflect management’s latest reorganization proposal, and that those updated forecasts represented management’s most current estimates, which the Special Committee agreed should be the basis for Lazard’s further financial analysis. Representatives of Lazard presented its updated preliminary financial analysis based on the July Forecasts to the Special Committee and discussed valuation of the Company with the Special Committee. In response to the Special Committee’s question on whether Lazard would be prepared to deliver its fairness opinion at the current proposed transaction price, Lazard indicated to the Special Committee that, if requested, Lazard was unlikely to be prepared to deliver a fairness opinion at that time at a price of $4.25 per share. Following discussion, the Special Committee determined to request that Apax improve its $4.25 per share offer.

Later on July 23, 2024, the Chair told representatives of Apax that the Special Committee would be unlikely at that time to approve the transaction and suggested that Apax increase the price by $0.25 to $4.50 per share. Representatives of Apax indicated that Apax was not prepared to increase their offer since there was no change in the Company’s business to justify a higher price and the Company’s latest projections actually showed a material miss to year-end profit guidance and material cash consumption in both first quarter 2024 and second quarter 2024. Following the foregoing discussion, the parties’ respective legal advisors continued work on the definitive transaction documents.

On July 31, 2024, on behalf of the Special Committee, the Chair instructed Lazard to conduct an updated financial analysis, again based on the July Forecasts.

On August 1, 2024, the Special Committee held a meeting by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. Lazard presented to the Special Committee its preliminary financial analysis based on the July Forecasts. Following discussion, the Special Committee authorized the Chair to inform Apax that as previously discussed with Apax, a price of $4.25 per share was no longer adequate.

On August 3, 2024, the Chair further discussed an increase in the transaction price with representatives of Apax. Following discussion, representatives of Apax agreed to request an authorization for an increased offer in the range of $4.35 to $4.40.

Later on August 3, 2024, at a meeting of the Special Committee by telephone conference with a representative of Kramer Levin attending, the Chair provided the Special Committee with an update regarding those communications with Apax’s representatives. The Special Committee also discussed at length certain challenges facing the Company, including a potential going-concern issue if the Company were unable to refinance certain of its credit facilities by March 2025. The Special Committee members discussed their views regarding the potential for the Company, under its new CEO, to improve its performance, the time that might be required in order to achieve that improvement, and the potential strategic transaction with Apax. The Special Committee members also discussed the Company’s prospects on a standalone basis.

Late in the afternoon of August 3, 2024, representatives of Apax called the Chair to convey an increased offer of $4.40 per share, which was characterized as being Apax’s “best and final” offer in order to get to a signed deal, conditioned on the parties signing and announcing a definitive transaction agreement at that price by no later than August 6, 2024.

On the morning of August 4, 2024, the Special Committee held a meeting by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. The Special Committee discussed the latest proposal from Apax and the preceding negotiations. Representatives of Kramer Levin summarized the status of the definitive transaction documents, the few remaining issues with respect to those documents, and the likely timeframe for completing negotiation of the definitive transaction documents.

Later on August 4, 2024, the Special Committee held a second meeting by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. Representatives of Lazard summarized its updated preliminary valuation analysis. Representatives of Kramer Levin outlined the key provisions of the definitive transaction documents, including the Merger Agreement, Equity Commitment Letter, and Stockholder Consent. They also noted that, with authorization from the Special Committee, Apax had continued to negotiate equity rollover agreements with certain senior executives of the Company, who were represented by their own legal counsel.

Later in the afternoon of August 4, 2024, the Special Committee held a third meeting by videoconference, with representatives of Kramer Levin, Potter Anderson and Lazard attending. Representatives of Kramer Levin and Potter Anderson advised the Special Committee regarding certain legal considerations and reviewed certain factors that the Special Committee had discussed in the course of their deliberations which were relevant to its determination. The Lazard representatives then orally rendered Lazard’s opinion, which was subsequently confirmed by delivery of its written opinion dated August 4, 2024, that, as of such date, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock. For a more detailed discussion of Lazard’s opinion, see the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•]. After further discussion based on the matters reviewed and discussed at the meeting and prior meetings of the Special Committee, the Special Committee unanimously resolved (1) to determine that the Merger Agreement and the Transactions, upon the terms and conditions set forth in the Merger Agreement and in accordance with the DGCL, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (2) to recommend to the Company Board that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair and in the best interests of the Company and the Unaffiliated Stockholders, and (3) to recommend that, subject to the Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Following the meeting of the Special Committee, the Company Board met by videoconference with representatives of Paul Hastings and Kramer Levin. Among other things, the members of the Special Committee reviewed for the other members of the Company Board the process that the Special Committee had undertaken with respect to the Merger Agreement and the Transactions and certain factors that the Special Committee considered in reaching its conclusion. Having considered the factors described in the Section entitled “The Special Factors — Recommendation of the Company Board; Reasons for the Merger” beginning on page [•], the Company Board resolved (1) to determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders, (2) to approve and declare advisable the Merger Agreement and the Transactions, including the Merger, (3) to approve and declare advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein, (4) to direct that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting, and (5) to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Following conclusion of the meetings of the Special Committee and the Company Board, the parties finalized the transaction documents and executed the Merger Agreement on August 5, 2024, and, prior to market open on August 5, 2024, issued a press release announcing the Merger.

Recommendation of the Special Committee; Reasons for the Merger

On August 4, 2024, the Special Committee, acting with the advice and assistance of its own independent legal counsel and financial advisor, considered and evaluated the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and unanimously determined that the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders.

The Special Committee also unanimously recommended that:

•        the Company Board (1) approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and (2) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders; and

•        subject to Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

In the course of reaching the determination described above, the Special Committee considered, in consultation with its own independent legal counsel and financial advisor, the following material factors that weighed in favor of the Merger, which are not intended to be exhaustive and are not presented in any relative order of importance:

•        the Company’s current and near-term cash flows;

•        the Special Committee’s assessment of the Company’s operational strengths and weaknesses;

•        the Special Committee’s assessment of the strengths and weaknesses of the Company’s management;

•        the Special Committee’s understanding of the Company’s industry, business, operations, financial condition, earnings, strategy and prospects (including the risks involved in achieving such prospects), including, without limitation, the Company’s competitive position within the industry and issues the Company has had in competing successfully with its IT Services Peers (as defined in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•]) and other industry competitors, as well as the Company’s historical and projected financial performance;

•        the Company’s future prospects and the risks associated with remaining a publicly traded company if the Company did not enter into the Merger Agreement, including the competitive landscape, the continuing downturn in the Company’s macroeconomic environment, which has caused a decline in client demand for digital IT services, the lack of consensus among analysts of the digital IT services industry as to when such macroeconomic conditions are likely to improve and when client demand is likely to increase, the continuing uncertainty and volatility in the equity markets, the potential challenges of renewing or replacing certain of the Company’s credit facilities, and the possibility that the Company’s financial statements could be subject to a going concern qualification if that has not occurred by March 2025, the financial and execution risks relating to the Company’s business plan, uncertainties with respect to the Company’s relationships with customers and suppliers, the Company’s near- and long-term challenges of achieving and accomplishing management’s plans and goals as a public company, the challenges in retaining senior management as a public company, that the Company would continue to be controlled by the Significant Company Stockholder, and the potential impact of those factors on the Company’s results of operations and trading price of the Company Common Stock (which cannot be quantified numerically);

•        the Special Committee’s understanding that the Company was negatively and disproportionately affected by macroeconomic and market conditions when compared to its IT Services Peers and other industry competitors, which put the Company at a competitive disadvantage;

•        the difficulties that Company management has faced in attempting to prepare accurate forecasts of the future financial performance of the Company, which has caused the Company to be unable to meet certain earnings guidance the Company has provided to the securities markets;

•        the view of the Special Committee that the most recent forecasts which Company management prepared with respect to the future performance of the Company projected a level of future growth for the Company that the Company has not regularly achieved in recent years, and that there is risk that the Company may not be able to achieve the growth levels which Company management has projected;

•        the fact that the Company failed to meet its earnings guidance for the second quarter ended June 30, 2024, which, when publicly announced as regularly scheduled, could be expected to cause a decline in the trading price of the Company Common Stock;

•        the current and historical trading prices of the Company Common Stock, including the fact that the Per Share Price of $4.40 represented a 30% premium to the closing price of the Company Common Stock on August 2, 2024, the last full trading day prior to the Special Committee meeting to discuss the Transactions;

•        the Special Committee’s belief that the Per Share Price compares favorably to the potential value of the Company and the Company Common Stock if the Company were to remain as a publicly traded company after taking into consideration the risks and uncertainties of remaining public and the risk that the trading price of the Company Common Stock would not, in the foreseeable future, reflect a net present value greater than the Per Share Price of $4.40, particularly given the trading multiple of the Company Common Stock and the limited trading volume of the Company Common Stock;

•        that the Special Committee was able to negotiate an increase in the per share consideration of $0.40, or 10%, from the per share consideration offered in Apax’s March 22, 2024 offer letter;

•        the fact that Apax had indicated an unwillingness to provide any additional consideration for the Transactions beyond the Per Share Price of $4.40, and the Special Committee’s belief that (1) the Per Share Price was the highest price that could reasonably be obtained from Apax, and (2) the terms set forth in the Merger Agreement were the most favorable terms for the Company that Apax would be willing to agree to;

•        Apax’s position, stated in its March 22, 2024 offer letter and reconfirmed thereafter, that it was only interested in acquiring the shares of the Company that Apax did not currently own, and accordingly had no interest in a disposition or sale of its holdings in the Company or participating in an alternative change of control transaction, and would not vote in favor of any alternative sale, merger or similar transaction involving the Company;

•        Apax’s position, stated in its March 22, 2024 letter and reconfirmed thereafter, that it would not agree to a transaction conditioned on the approval of a majority of the shares of Company Common Stock not owned by Apax and its affiliates;

•        the likelihood that the Merger would be completed, based on, among other things, the limited number and nature of the conditions to the completion of the Merger, including the fact that there is no financing condition;

•        the fact that the Company would have the right to seek specific performance to cause the parties to the Equity Commitment Letter to fund their commitments under the Equity Commitment Letter; and

•        the opinion of Lazard rendered to the Special Committee on August 4, 2024, which was subsequently confirmed by delivery of a written opinion dated as of such date, that, as of such date, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock, as more fully described below in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•].

The Special Committee also considered the factors discussed below, relating to the procedural safeguards that it believes were and are present to ensure the fairness of the Merger to the Unaffiliated Stockholders. The Special Committee believes such factors support its determinations and recommendations and provide assurance of the procedural fairness of the Merger:

•        the authority granted to the Special Committee by the Company Board to evaluate the potential transaction involving Apax and its affiliates and if the Special Committee deemed it appropriate, consider alternative transactions with third parties, or to determine not to pursue the proposed transaction involving Apax and its affiliates, and the fact that in Apax’s initial proposal on March 22, 2024, Apax stated it would not move forward with the proposed transaction unless it is recommended to the Company Board by the Special Committee;

•        that the Special Committee consists solely of directors not affiliated or associated with Apax who are able to evaluate and negotiate a potential transaction between the Company and Apax on behalf of the Unaffiliated Stockholders;

•        that, following receipt of Apax’s March 22, 2024 proposal and prior to the announcement of the Transactions, the Special Committee held twenty formal meetings to discuss and evaluate a potential transaction involving Apax and its affiliates, and each member of the Special Committee was actively engaged in the process;

•        that, as authorized and directed by the Company Board, the Special Committee retained and received the advice of (1) Lazard as its own independent financial advisor and (2) Kramer Levin and Potter Anderson as its own independent legal advisors;

•        that the financial and other terms and conditions of the proposed transaction were the product of extensive and robust negotiations that took place over the course of several months between the Special Committee, with the assistance of its own financial and legal advisors, on the one hand, and Apax and its representatives, on the other hand;

•        that the compensation provided to the members of the Special Committee in respect of their services was not contingent on the Special Committee approving the Merger Agreement or taking the other actions described in this Information Statement; and

•        that under the DGCL, the Unaffiliated Stockholders have the right to demand appraisal of their shares of Company Common Stock, as discussed in the section entitled “Appraisal Rights” beginning on page [•].

In the course of reaching the determination described above, the Special Committee also considered and balanced, in consultation with its own independent legal and financial advisors, the factors that weighed in favor of the Merger against a variety of potentially negative factors, uncertainties and risks in its deliberations concerning the Merger Agreement and the Merger, including, among others:

•        that the closing of the Merger is not conditioned upon the receipt of the affirmative vote of a majority of the stockholders of the Company other than the Significant Company Stockholder to adopt the Merger Agreement;

•        that the Merger Agreement precludes the Company from (1) actively soliciting Acquisition Proposals and (2) participating or engaging in discussion or negotiations and furnishing non-public information with respect to an unsolicited bona fide Acquisition Proposal that was reasonably likely to lead to a Superior Proposal, and the Company Board or the Special Committee from (x) withholding, withdrawing, amending, qualifying or modifying, or publicly proposing to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent, or (y) effecting a Company Board Recommendation Change, in each case after delivery by the Significant Company Stockholder of the Stockholder Consent, which occurred on August 5, 2024, following the execution and delivery of the Merger Agreement;

•        that the stockholders of the Company other than the Significant Company Stockholder and the Rollover Stockholders with respect to the Rollover Shares will have no ongoing equity participation in the Company following the Merger and that those stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not benefit from increases, if any, in the value of the common stock of the Surviving Corporation, including, among other things, any improvement in the Company’s business resulting from the recent hiring of the new CEO of the Company;

•        the risk that Parent would be acquiring the Company at the Per Share Price during a downturn in the Company’s business cycle despite a potentially favorable business plan, capable employee base and new leadership for its management team;

•        the possibility that, at some future time, Parent could sell some or all of the Company or its securities, businesses or assets to one or more purchasers at a valuation higher than the valuation implied by the Per Share Price, and that the Unaffiliated Stockholders would not be able to participate in or benefit from such a sale;

•        that the Significant Company Stockholder’s ownership of approximately 61.2% of the Company may limit the likelihood of an alternative offer;

•        the risk that, while the Merger is expected to be completed, there can be no guarantee that all conditions to the parties’ obligations to complete the Merger will be satisfied, and as a result, it is possible that the Merger may not be completed;

•        the risks and costs to the Company during the period between the execution of the Merger Agreement and the closing of the Merger or the termination of the Merger Agreement, including the potential effect of the diversion of management and employee attention from the Company’s business, the substantial expenses which the Company will have incurred and the potential adverse effect on the relationship of the Company and its subsidiaries with their respective employees, agents, customers and other business contacts;

•        the risk of litigation arising from stockholders in respect of the Merger Agreement or the Transactions; and

•        that certain of the Company’s directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders, as described in the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page [•].

The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. The Special Committee based its unanimous recommendation on the totality of the information presented.

Recommendation of the Company Board; Reasons for the Merger

On August 4, 2024, the Company Board, after careful consideration and acting upon the unanimous recommendation of the Special Committee, resolved:

•        to determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders;

•        to approve and declare advisable the Merger Agreement and the Transactions, including the Merger;

•        to approve and declare advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein;

•        to direct that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and

•        to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

In reaching its determination, the Company Board considered, among others, the following factors (which constitute all material factors considered by the Company Board, but which are not presented in any relative order of importance):

•        the current and historical trading prices of the Company Common Stock, including the fact that the Per Share Price of $4.40 represented a 30% premium to closing stock price of the Company Common Stock on August 2, 2024, the last full trading day prior to the Company Board meeting to discuss the Transactions;

•        that Lazard rendered an opinion to the Special Committee on August 4, 2024, which was subsequently confirmed by delivery of a written opinion dated as of such date, that, as of such date, based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock, as more fully described below in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•].

•        the Special Committee’s unanimous (1) determination that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (2) recommendation that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (3) recommendation that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL;

•        the procedural fairness of the Transactions, including that the Transactions were negotiated over a period of several weeks by a Special Committee consisting of four directors who are not representatives of or affiliated with Apax, Apax Funds or the Significant Company Stockholder and are not employees of the Company or any of its subsidiaries, that could objectively and independently assess the potential transactions, and that the Special Committee was advised by its own independent legal and financial advisors;

•        the Company’s current and near-term cash flows;

•        the Company Board’s assessment of the Company’s operational strengths;

•        the Company Board’s assessment of the strengths of the Company’s management;

•        recent headwinds impacting the Company’s current and anticipated near term future performance, as reflected in the Company’s financial results for the second quarter ended June 30, 2024;

•        Apax’s position, stated in its March 22, 2024 offer letter and reconfirmed thereafter, that it was only interested in acquiring the shares of the Company that Apax did not currently own, and accordingly had no interest in a disposition or sale of its holdings in the Company or participating in an alternative change of control transaction, and would not vote in favor of any alternative sale, merger or similar transaction involving the Company; and

•        Apax’s position, stated in its March 22, 2024 letter and reconfirmed thereafter, that it would not agree to a transaction conditioned on the approval of a majority of the shares of Company Common Stock not owned by Apax and its affiliates.

The above discussion of the information and factors considered by the Company Board is not intended to be exhaustive but indicates all of the material matters considered. In reaching its determinations and recommendations, the Company Board did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Company Board may have considered various factors differently. The Company Board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. The Company Board based its recommendation on the totality of the information presented.

The Special Committee and the Company Board did not specifically consider the liquidation value or the net book value of the Company in the evaluation of the Merger, because of the belief that neither liquidation value nor net book value presents a meaningful valuation for the Company and its business, as (1) determining a liquidation value would be impracticable given the significant execution risk involved in any breakup of the Company, (2) the Company’s value is derived from the cash flows generated from its continuing operations rather than from the value of assets that might be realized in a liquidation, (3) net book value is significantly influenced by historical costs and (4) net book value does not take into account the prospects of the Company, market conditions, trends in the industries in which the Company operates or the business risks inherent in those industries.

In addition, the Special Committee and the Company Board did not specifically seek to establish a pre-Merger going concern valuation of the Company, and no such value was directly considered by the Special Committee or the Company Board. Rather, the Special Committee believed that the financial analyses presented by Lazard, as more fully summarized in the section entitled “The Special Factors — Opinion and Materials of Lazard” beginning on page [•], on which the Special Committee relied in making its recommendation to the Company Board, represented potential valuations of the Company as it continues to operate its business, and to that extent, the Special Committee implicitly characterized such analyses as forms of going concern valuations. The Special Committee considered each of the analyses performed by Lazard in the full context of the fairness opinion provided by Lazard as well as various additional factors, as discussed above. The full text of Lazard’s written opinion, which is attached as Annex C, should be read carefully in its entirety for a description of the assumptions made, procedures followed, matters considered, and qualifications and limitations upon the review undertaken by Lazard in preparing its opinion.

The Special Committee and the Company Board are not aware of any firm offer by any other person apart from affiliates of Apax during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

Requisite Stockholder Approval for the Merger

Under Delaware law, and the Company Certificate of Incorporation and the Company Bylaws, the adoption of the Merger Agreement by our stockholders required the Requisite Stockholder Approval. The holders of Company Common Stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.

On August 5, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, holding shares representing approximately 61.2% of the voting power of outstanding shares of the Company Common Stock as of the record date of August 4, 2024 (i.e., based on 323,160,161 shares of Company Common Stock outstanding), delivered the Stockholder Consent, which is attached to this Information Statement as Annex B, constituting the Requisite Stockholder Approval. As a result, no further action by our stockholders is required under applicable law, the Company Certificate of Incorporation, the Company Bylaws or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

When actions are taken by written consent of less than all of the stockholders entitled to vote on a matter, Section 228 of the DGCL requires notice of such actions be given to those stockholders who did not consent in writing and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting. This Information Statement and the notice attached hereto constitute notice, pursuant to Section 228 of the DGCL, to the persons who have not consented in writing to the actions set forth in the Stockholder Consent and who, if the actions had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been August 4, 2024, the record date for determining the stockholders entitled to consent to the adoption of the Merger Agreement.

Opinion and Materials of Lazard

The Special Committee retained Lazard to provide it with financial advisory services and a fairness opinion in connection with the Merger. At its August 4, 2024 meeting to consider and evaluate the Merger Agreement and the Transactions, including the Merger, the Special Committee received an oral opinion rendered by Lazard, which was subsequently confirmed in writing by delivery of Lazard’s opinion dated as of the same date, to the effect that, as of August 4, 2024, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock.

The full text of Lazard’s written opinion, dated August 4, 2024, which is attached to this Information Statement as Annex C and is incorporated by reference in its entirety into this Information Statement, sets forth the assumptions, procedures, factors, qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Holders of Company Common Stock are urged to read this opinion carefully and in its entirety. Lazard’s written opinion was provided for the use and benefit of the Special Committee (in its capacity as such) in connection with its evaluation of the Merger Agreement and the Transactions, including the Merger, was directed only to the fairness, from a financial point of view, to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than the Excluded Holders) of the Per Share Price, and did not address any other aspects or implications of the Merger. Lazard’s opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. The summary of the opinion of Lazard set forth in this Information Statement is qualified in its entirety by reference to the full text of such opinion.

In connection with its opinion, Lazard:

•        reviewed the financial terms and conditions of a substantially final draft, dated August 4, 2024, of the Merger Agreement;

•        reviewed certain publicly available historical business and financial information relating to the Company;

•        reviewed various financial forecasts, including the forecasts dated July 19, 2024 (the “July Forecasts”), and other data provided to it by the Company relating to the business of the Company;

•        held discussions with members of the senior management of the Company with respect to the business and prospects of the Company;

•        reviewed public information with respect to certain other companies in lines of business it believed to be generally relevant in evaluating the business of the Company;

•        reviewed the financial terms of certain business combinations involving companies in lines of business it believed to be generally relevant in evaluating the business of the Company;

•        reviewed historical stock prices and trading volumes of Company Common Stock; and

•        conducted such other financial studies, analyses and investigations as it deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or concerning the solvency or fair value of the Company, and it was not furnished with any such valuation or appraisal. Management of the Company advised Lazard that the July Forecasts represent their best currently available estimates and judgments as to the future financial performance of the Company. Accordingly, at the direction of the Special Committee, Lazard utilized solely the July Forecasts (and not any other forecasts provided to Lazard) for purposes of its analyses in connection with Lazard’s opinion. With respect to the July Forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Special Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of the Company. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Lazard noted that volatility in the credit, commodities and financial markets may have an effect on the Company or the Merger and did not express an opinion as to the effects of such volatility on the Company or the Merger. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of its opinion. Lazard did not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Merger. In connection with Lazard’s engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with the Company. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which the Company might engage or the merits of the underlying decision by the Company to engage in the Merger.

In rendering its opinion, Lazard assumed, with the consent of the Special Committee, that the Merger will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any terms or conditions, the effect of which would be material in any respect to its analysis or its opinion. The Special Committee advised Lazard, and Lazard assumed, that the Merger Agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Merger would not have an adverse effect on the Company or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor did its opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that the Company obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Per Share Price to the extent expressly specified in its opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Per Share Price or otherwise.

Summary of Lazard Financial Analysis

Lazard’s financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Merger, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses.

The following is a summary of the material financial analyses reviewed with the Special Committee on August 4, 2024 in connection with Lazard’s opinion, dated August 4, 2024. The summary of Lazard’s analyses and reviews provided below is not a complete description of the analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

In arriving at its opinion, Lazard did not draw, in isolation, conclusions from or with regard to any particular factor or analysis considered by it. Rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Considering selected portions of its analyses and reviews in the summary set forth below, without considering its analyses and reviews as a whole, could create an incomplete or misleading view of the analyses and reviews underlying Lazard’s opinion.

For purposes of its analyses and reviews, Lazard considered industry performance, general business, economic, monetary, market and financial conditions and other matters, many of which are beyond the control of the Company. No company, business or transaction used in Lazard’s analyses and reviews as a comparison is identical to the Company or the Merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in Lazard’s analyses and reviews. The estimates contained in Lazard’s analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s analyses and reviews are inherently subject to substantial uncertainty.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Lazard’s analyses and reviews.

For purposes of the analyses and reviews described below, as applicable, unless otherwise noted, (1) present value date means June 30, 2024, (2) the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 2, 2024, and is not necessarily indicative of current market conditions, (3) Lazard relied upon other information as to the Company’s capitalization as provided by the Company and with the consent of the Special Committee and (4) the term “adjusted EBITDA” means, when referring to the Company, Adjusted EBITDA as defined in the section entitled “The Special Factors — Certain Company Financial Forecasts”.

Selected Comparable Company Multiples Analysis

Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected comparable publicly traded digital and diversified IT services peer companies (the “IT Services Peers”) whose operations Lazard believed, based on its experience with companies in the IT services industry and professional judgment, to be generally relevant in analyzing the Company’s operations for purposes of this analysis. Lazard compared such information of the IT Services Peers to the corresponding information for the Company.

The selected group of companies used in this analysis was as follows:

•        EPAM Systems, Inc.

•        Globant S.A.

•        Accenture plc

•        Capgemini SE

•        Cognizant Technology Solutions Corporation

Lazard selected the companies reviewed in this analysis because, among other things, the IT Services Peers operate businesses similar to the business of the Company. However, no IT Services Peer is identical to the Company. Accordingly, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of the Company and the IT Services Peers that could affect the public trading values of each company also are relevant.

Lazard calculated and compared various financial multiples and ratios of each of the IT Services Peers, including, among other things, the ratio of each company’s enterprise value (“EV”), which Lazard calculated as the market capitalization of each company (based on each company’s closing share price as of August 2, 2024 and most recently publicly reported fully-diluted share count information), plus debt, certain debt-like items and non-controlling interests, and less cash, cash equivalents and certain cash-like items, short-term investments, and equity investments to each IT Services Peer’s estimated 2024 adjusted EBITDA and estimated 2025 adjusted EBITDA, respectively. The EV and adjusted EBITDA estimates for each of the IT Services Peers used by Lazard in its analysis were based on FactSet consensus estimates and other publicly available information. The following table summarizes the results of this review:

IT Services Peers	EV/CY2024E Adjusted EBITDA	EV/CY2025E Adjusted EBITDA
EPAM Systems, Inc.	13.4x	12.2x
Globant S.A.	17.6x	15.0x
Accenture plc	14.3x	13.4x
Capgemini SE	10.0x	9.4x
Cognizant Technology Solutions Corporation	9.6x	9.1x

Based on the analysis of the relevant metrics for each of the IT Services Peers, as well as its professional judgment and experience, Lazard applied an EV to adjusted EBITDA multiple range of (1) 10.0x to 14.5x (“2024 EBITDA Multiples Range”) to the Company’s estimated 2024 Adjusted EBITDA of $66 million as provided to Lazard by the Company (the “Company’s Estimated 2024 Adjusted EBITDA”) and (2) 9.5x to 13.5x (“2025 EBITDA Multiples Range”) to the Company’s estimated 2025 Adjusted EBITDA of $119 million as provided to Lazard by the Company (the “Company’s Estimated 2025 Adjusted EBITDA”). Lazard then calculated a per share equity value range using (1) an estimated net debt amount of $0.2 billion as of June 30, 2024 (pro forma for option exercise proceeds through July 10, 2024), per the Company’s management, and (2) share count information as of June 30, 2024 (pro forma for option exercises through July 10, 2024 and certain future issuances), per the Company’s management.

The analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.20 – $2.06 (when applying the 2024 EBITDA Multiples Range and the Company’s Estimated 2024 Adjusted EBITDA) and $2.57 – $3.90 (when applying the 2025 EBITDA Multiples Range and the Company’s Estimated 2025 Adjusted EBITDA), respectively, as compared to the Per Share Price of $4.40.

Selected Precedent Transactions Multiples Analysis

Lazard reviewed and analyzed, to the extent publicly available, financial information for selected precedent transactions involving companies in the IT services industry that it believed, based on its experience and professional judgment, to be generally relevant for purposes of this analysis. Although none of the selected precedent transactions or the companies party to such transactions is directly comparable to the Merger or to the Company, the selected precedent transactions were chosen because certain aspects of such transactions, for purposes of this analysis and based on the professional judgment and experience of Lazard, may be considered similar to the Merger. The analysis necessarily involves complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect such transactions differently than they would affect the Merger. In performing this analysis, Lazard reviewed certain financial information and transaction multiples relating to the companies involved in such selected transactions and compared such information to the corresponding information for the Company. Specifically, Lazard reviewed 10 transactions announced over the past ten years involving companies in the IT services industry for which sufficient public information was available. The following table sets forth the selected precedent transactions reviewed:

Acquiror	Target	Announcement Date
EQT (through an affiliate of BPEA Private Equity Fund VIII)	Perficient, Inc.	May 2024
Sitel Group	Sykes Enterprises, Inc.	June 2021
Baring Private Equity Asia	Virtusa Corporation	September 2020
Veritas Capital	DXC Technology’s U.S. State and Local Health and Human Services Business	March 2020
Capgemini SE	Altran Technologies SA	June 2019

Acquiror	Target	Announcement Date
DXC Technology	Luxoft Holding, Inc.	January 2019
Atos SE	Syntel Inc.	July 2018
Altran Technologies SA	Aricent Inc.	November 2017
Capgemini SE	iGate Corporation	April 2015
Publicis Groupe SA	Sapient Corporation	November 2014

To the extent publicly available, Lazard reviewed, among other things, the EV as a multiple of adjusted EBITDA of each of the target companies implied by the selected transactions by comparing the EV implied by the acquisition price to the relevant target company’s adjusted EBITDA during the last twelve-month period (“LTM”) prior to the announcement of such transaction or estimated adjusted EBITDA, as disclosed by the acquiror or target as of the time of announcement of the transaction. The overall low to high adjusted EBITDA multiples observed for the selected precedent transactions were 9.4x to 17.0x.

Based on an analysis of the relevant metrics for each of the transactions, as well as its professional judgment and experience, Lazard applied an EV to adjusted EBITDA multiple range of 9.5x to 17.0x to the Company’s LTM adjusted EBITDA as of June 30, 2024, as provided to Lazard by the Company, of $60 million. Lazard then calculated a per share equity value range using (1) an estimated net debt balance of $0.2 billion as of June 30, 2024 (pro forma for option exercise proceeds through July 10, 2024), per the Company’s management, and (2) share count information as of June 30, 2024 (pro forma for option exercises through July 10, 2024 and certain future issuances), per the Company’s management.

The analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $0.94 – $2.25, as compared to the Per Share Price of $4.40.

Discounted Cash Flow Analysis

Lazard performed a discounted cash flow analysis of the Company, which is a valuation methodology used to derive an implied value of a company by calculating the present value of its estimated future cash flows over the projection period and the terminal value of that company at the end of the projection period. “Future cash flows” refers to projected unlevered, after-tax free cash flows of a company. Lazard performed a discounted cash flow analysis of the Company by calculating the estimated present value (as of June 30, 2024) of the sum of each of:

•        the estimated future cash flows that the Company was forecasted to generate for the third and fourth quarters of calendar year 2024 and each of the calendar years 2025 through 2027 based on the July Forecasts provided by the Company and approved for Lazard’s use by the Special Committee; and

•        the estimated terminal value of the Company at the end of calendar year 2027 based on the July Forecasts provided by the Company and approved for Lazard’s use by the Special Committee.

The estimated future cash flows were derived from data provided by the Company and were calculated by Lazard as Adjusted EBITDA less restructuring charges, stock-based compensation, unlevered taxes, capital expenditures and increases in net working capital, and plus the amount by which bad debt expense exceeds projected uncollectable amounts. Bad debt expenses were included as an add-back to calculate the cash flow because the Company is required to account in its income statement a level of bad debt expense that exceeds its forecasted uncollectable amount.

The estimated terminal value of the Company was calculated by applying various exit adjusted EBITDA multiples ranging from 9.5x to 14.5x to the Company’s projected 2028 adjusted EBITDA of $288 million. The exit adjusted EBITDA multiples were selected by Lazard based on an analysis of the relevant metrics for the selected comparable companies and Lazard’s professional judgment and expertise.

The estimated future cash flows and terminal values were discounted to the present value date using discount rates ranging from 11.0% to 16.0%. Such discount rates were derived (1) using market data as of August 2, 2024 and (2) from an analysis of the weighted average cost of capital of the IT Services Peers, which Lazard performed utilizing the capital asset pricing model with inputs that Lazard determined were relevant based on publicly available data and Lazard’s professional judgment.

The analysis indicated an implied enterprise value range for the Company, from which Lazard then calculated a per share equity value range using (1) an estimated net debt balance of $0.2 billion as of June 30, 2024 (pro forma for option exercise proceeds through July 10, 2024), per the Company’s management, and (2) share count information as of June 30, 2024 (pro forma for option exercises through July 10, 2024 and certain future issuances), per the Company’s management.

The analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $4.28 – $7.85 as compared to the Per Share Price of $4.40.

Other Analyses

The analyses and data described below were presented to the Special Committee for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Consensus Analysis of Selected Comparable Company Multiples

In addition to performing the analysis described in the section entitled “The Special Factors — Opinion and Materials of Lazard — Selected Comparable Company Multiples Analysis,” Lazard applied (1) the 2024 EBITDA Multiples Range to the research analyst consensus estimates of the Company’s 2024 adjusted EBITDA of $84 million and (2) the 2025 EBITDA Multiples Range to the research analyst consensus estimates of the Company’s 2025 adjusted EBITDA of $131 million. Lazard then calculated a per share equity value range using (1) an estimated net debt amount of $0.2 billion as of June 30, 2024 (pro forma for option exercise proceeds through July 10, 2024), per the Company’s management, and (2) share count information as of June 30, 2024 (pro forma for option exercises through July 10, 2024 and certain future issuances), per the Company’s management.

The analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.74 – $2.83 (when applying the 2024 EBITDA Multiples Range and the consensus estimates of the Company’s 2024 adjusted EBITDA) and $2.88 – $4.34 (when applying the 2025 EBITDA Multiples Range and the consensus estimates of the Company’s 2025 adjusted EBITDA), respectively, as compared to the Per Share Price of $4.40.

Historic Company High/Low Trading Prices

Lazard reviewed the range of trading prices of Company Common Stock for the 52 weeks ended on August 2, 2024. Lazard observed that, during such period, the closing share price of shares of Company Common Stock ranged from $2.25 per share to $7.19 per share, as compared to the Per Share Price of $4.40.

Research Analyst Price Targets

Lazard reviewed selected equity analyst price targets based on publicly available Wall Street equity research reports published as of August 2, 2024. Lazard observed that, as of such time, selected equity analyst price targets of Company Common Stock ranged from $2.50 per share to $6.00 per share, as compared to the Per Share Price of $4.40.

Minority Squeeze-Outs Premiums Paid Analysis

Lazard performed an illustrative premiums paid analysis based on the premiums paid, where applicable, in selected all cash acquisitions of U.S. target companies by a single controlling shareholder acquiror over the past eight years with consideration over $100 million. Lazard calculated the 25th percentile and 75th percentile premia by comparing, to the extent publicly available, the per share acquisition price to the relevant target entity’s closing share price on the date prior to the first announcement of the transaction, bid, or market rumors, as referenced in public filings for the respective transaction. Based on a premium range of 27% to 69% implied by the 25th and 75th percentiles of such transactions and the share price of the Company as of August 2, 2024 of $3.39, this analysis implied a range of values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $4.31 – $5.73, as compared to the Per Share Price of $4.40.

Technology and IT Services Premia Paid Analysis

Lazard performed an illustrative premiums paid analysis based on premiums paid, where applicable, in selected all cash majority acquisitions by a financial sponsor acquiror over the past five years with a total transaction value over $500 million involving targets in the technology and IT services industry. Lazard calculated the 25th percentile and 75th percentile premia by comparing, to the extent publicly available, the per share acquisition price to the relevant target entity’s closing share price on the date prior to the first announcement of the transaction or bid, as referenced in public filings for the respective transaction. Based on a premium range of 24% to 54%, this analysis implied a range of values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $4.20 – $5.22, as compared to the Per Share Price of $4.40.

Discounted Cash Flow Analysis Based on the April Forecasts and June Forecasts

Lazard performed an illustrative discounted cash flow analysis based on the April Forecasts1 and June Forecasts,2 using the same methodology employed in the aforementioned “Discounted Cash Flow Analysis” based on the July Forecasts. The analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $5.90 – $10.59 (when applying the April Forecasts) and $4.27 – $7.82 (when applying the June Forecasts) respectively, as compared to the Per Share Price of $4.40. As stated above, at the direction of the Special Committee, Lazard utilized solely the July Forecasts (and not the April Forecasts or June Forecasts) for purposes of its analyses in connection with Lazard’s opinion. In addition, the discounted cash flow analysis based on April Forecasts and June Forecasts was presented to the Special Committee for reference purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.

Miscellaneous

In connection with Lazard’s services as financial advisor to the Special Committee, the Special Committee agreed to pay Lazard an aggregate fee for such services, equal to $15.2 million, $5.0 million of which was payable upon the rendering of Lazard’s opinion, and the remainder of which is contingent upon the closing of the Merger. The Company also agreed to reimburse Lazard, subject to certain limitations, for certain reasonable and documented out-of-pocket expenses incurred in connection with Lazard’s engagement, and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard has provided investment banking services to Parent and/or certain affiliates of Parent in the last two years, including having performed (and currently performing) a fundraising assignment for an affiliate of Parent (for which it received compensation of approximately $150,000 as of August 3, 2024 and for which it expects to receive an additional $350,000 in 2024). In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of the Company, Parent and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of the Company, Parent and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard. The opinion will be made available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder or representative who has been so designated in writing.

Lazard’s engagement and the opinion expressed in its fairness opinion were for the benefit of the Special Committee (in its capacity as such) and its opinion was rendered to the Special Committee in connection with its evaluation of the Merger Agreement and the Transactions, including the Merger. Lazard’s opinion was not intended to and does not constitute a recommendation, to any stockholder of the Company as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto. Lazard did not recommend any specific consideration to the Special Committee or that any given consideration constituted the only appropriate

____________

1        On April 18, 2024, the Company’s management provided Lazard with preliminary unaudited prospective financial information for the fiscal quarters ended September 30, 2024 and December 31, 2024 and fiscal years 2024 through 2028 (the “April Forecasts”).

2        On June 17, 2024, the Company’s management provided Lazard with preliminary unaudited prospective financial information for the fiscal quarters ended September 30, 2024 and December 31, 2024 and fiscal years 2024 through 2028 (the “June Forecasts”).

consideration for the Merger. Lazard’s opinion and analyses were only one of many factors taken into consideration by the Special Committee in its evaluation of the Merger Agreement and the Transactions, including the Merger. Consequently, the analyses described above should not be viewed as determinative of the views of the Special Committee with respect to the Per Share Price provided for in the Merger Agreement or as to whether the Special Committee would have been willing to determine that a different consideration was fair.

Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as investment banker to the Special Committee of the Company because of its qualifications, expertise and reputation in investment banking and mergers and acquisitions generally, including with respect to special committee mandates, and in the technology and IT services industry specifically, as well as its familiarity with the business of the Company.

Other Presentations by Lazard

In addition to the presentation made to the Special Committee on August 4, 2024, which has been filed with the SEC as exhibit (c)(xix) to the Schedule 13E-3 of which this Information Statement forms a part and which is described above in this section entitled “The Special Factors — Opinion and Materials of Lazard”, copies of preliminary illustrative presentations presented or delivered by Lazard to the Special Committee on May 10, 2023, May 26, 2023, May 30, 2023, June 15, 2023, June 30, 2023, April 26, 2024, May 8, 2024, May 13, 2024, May 16, 2024, May 30, 2024, June 4, 2024, June 10, 2024, June 18, 2024, June 19, 2024, July 1, 2024 and August 1, 2024 containing preliminary illustrative financial analyses (collectively, “Preliminary Lazard Presentation Materials”) also are attached as exhibits to the Schedule 13E-3. A summary of these other preliminary illustrative presentations is provided below. None of these other preliminary illustrative presentations by Lazard, alone or together, constitute, or form the basis of, an opinion of Lazard with respect to the Per Share Price, and the preliminary illustrative financial analyses therein were based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the dates of the respective presentations.

•        The May 10, 2023 materials (filed as exhibit (c)(ii) to the Schedule 13E-3) presented to the Special Committee (the “May 10 Presentations”) contained, among other information, a review of the Company’s business, a review of the Company’s historical financial information and certain forecasts prepared by Company management that Lazard received in 2023 (the “2023 Forecasts”), illustrative valuation analyses of the Company based on the 2023 Forecasts and other illustrative valuation analyses, together with the methodologies and assumptions underlying Lazard’s analyses, and a review of Apax’s proposal of $11.00 per share dated March 16, 2023. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $5.51 – $14.94. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $6.08 – $17.95.

•        The May 26, 2023 materials (filed as exhibit (c)(iii) to the Schedule 13E-3) presented to the Special Committee contained, among other information, updated valuation analyses based on the 2023 Forecasts and other illustrative valuation analyses and a review of a revised proposal from Apax dated May 23, 2023 of $11.35 per share. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $5.51 – $16.51. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $6.08 – $17.95.

•        The May 30, 2023 materials (filed as exhibit (c)(iv) to the Schedule 13E-3) presented to the Special Committee contained a sensitivity analysis to the discounted cash flow analysis based on the 2023 Forecasts. The sensitivity analysis to the discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $6.63 – $22.36.

•        The June 15, 2023 materials (filed as exhibit (c)(v) to the Schedule 13E-3) presented to the Special Committee contained, among other information, updated valuation analyses based on the 2023 Forecasts and other illustrative valuation analyses and a review of a revised proposal from Apax dated June 13, 2023 of $11.65 per share. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $5.51 – $15.99. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $6.08 – $17.27.

•        The June 30, 2023 materials (filed as exhibit (c)(vi) to the Schedule 13E-3) presented to the Special Committee contained, among other information, an update of due diligence by Apax in connection with the Merger, and an update of other transaction workstreams.

•        The April 26, 2024 materials (filed as exhibit (c)(vii) to the Schedule 13E-3) presented to the Special Committee contained, among other information, a review of the recent stock price and financial performance of the Company, a review of the Company’s historical financial performance and the April Forecasts, updated valuation analyses based on the April Forecasts and other illustrative valuation analyses, together with the methodologies and assumptions underlying Lazard’s analysis, and a review of a revised proposal from Apax dated March 22, 2024 of $4.00 per share. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.68 – $10.13. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.51 – $8.24.

•        The May 8, 2024 materials (filed as exhibit (c)(viii) to the Schedule 13E-3) presented to the Special Committee contained, among other information, an update on the Company’s stock price performance and updated valuation analyses based on the April Forecasts and other illustrative valuation analyses. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.69 – $11.02. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.80 – $8.24.

•        The May 13, 2024 materials (filed as exhibit (c)(ix) to the Schedule 13E-3) presented to the Special Committee contained, among other information, a review of the financial results of IT Services Peers in the first quarter of 2024, an update on the Company’s stock price performance, and updated valuation analyses based on the April Forecasts and other illustrative analyses. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.69 – $8.89. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.71 – $8.24.

•        The May 16, 2024 materials (filed as exhibit (c)(x) to the Schedule 13E-3) delivered to the Special Committee contained a review of the financial results of an IT Services Peer in the first quarter of 2024.

•        The May 30, 2024 materials (filed as exhibit (c)(xi) to the Schedule 13E-3) presented to the Special Committee contained, among other information, a comparison of the Company’s April Forecasts and recent performance against its peers, Wall Street consensus and the Company’s own historical performance, as well as stock price performance and other benchmarking.

•        The June 4, 2024 materials (filed as exhibit (c)(xii) to the Schedule 13E-3) delivered to the Special Committee contained, among other information, an updated sensitivity analysis to the discounted cash flow analysis based on the April Forecasts. The sensitivity analysis to the discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $4.03 – $6.10.

•        The June 10, 2024 materials (filed as exhibit (c)(xiii) and exhibit (c)(xiv) to the Schedule 13E-3, respectively) presented to the Special Committee contained, among other information, a review of (1) two forecast sensitivity analyses provided by the Company’s management and how these compared with the April Forecasts and (2) evolution of the inputs and assumptions used in the discounted cash flow analysis based on the April Forecasts previously presented to the Special Committee on April 26, 2024

(resulting in a range of implied values per share of Company Common Stock of $5.48 – $10.13), May 8, 2024 (resulting in a range of implied values per share of Company Common Stock of $5.99 – $11.02) and May 13, 2024 (resulting in a range of implied values per share of Company Common Stock of $5.68 – $8.89).

•        The June 18, 2024 materials (filed as exhibit (c)(xv) to the Schedule 13E-3) presented to the Special Committee contained a review of the June Forecasts and how these compared with the April Forecasts.

•        The June 19, 2024 materials (filed as exhibit (c)(xvi) to the Schedule 13E-3) presented to the Special Committee contained, among other information, updated valuation analyses based on the June Forecasts and other illustrative valuation analyses and a review of a revised proposal from Apax dated May 23, 2024 of $4.50 per share. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.16 – $6.56. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.71 – $8.89.

•        The July 1, 2024 materials (filed as exhibit (c)(xvii) to the Schedule 13E-3) presented to the Special Committee contained, among other information, updated valuation analyses based on the June Forecasts and other illustrative valuation analyses, and a review of a revised proposal from Apax dated July 1, 2024 of $4.25 per share. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.16 – $7.10. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.72 – $9.60.

•        The August 1, 2024 materials (filed as exhibit (c)(xviii) to the Schedule 13E-3) presented to the Special Committee contained, among other information, updated valuation analyses based on the July Forecasts and other illustrative valuation analyses and a review of the July Forecasts. The selected comparable company multiples analysis, selected precedent transactions multiples analysis and discounted cash flow analysis resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $0.92 – $7.72. The other illustrative valuation analyses, which were provided for informational purposes only, resulted in a range of implied values per share of Company Common Stock (rounded to the nearest $0.01 per share) of $1.86 – $10.42.

The Preliminary Lazard Presentation Materials were for discussion purposes only and did not present any findings or make any recommendations or constitute an opinion of Lazard with respect to the fairness of the Per Share Price or otherwise. The financial analyses performed by Lazard in relation to its opinion dated August 4, 2024 and filed as exhibit (c)(xix) to the Schedule 13E-3, as described above under “The Special Factors — Opinion and Materials of Lazard”, superseded all analyses and information presented in the Preliminary Lazard Presentation Materials. Copies of the Preliminary Lazard Presentation Materials have been filed as exhibits to the Schedule 13E-3 and will be made available for inspection and copying at the principal executive offices of the Company during regular business hours by any interested shareholder or such shareholder’s representative who has been so designated in writing at the address described in the section of this proxy statement titled “Where You Can Find More Information”.

Analyses of Goldman Sachs, Financial Advisor to Topco

On conference calls held on March 21, 2024, May 9, 2024, and May 14, 2024, Goldman Sachs, in its capacity as financial advisor to Topco in connection with the Transactions, presented certain information to representatives of Apax relating to a possible transaction with the Company (collectively, the “Goldman Sachs Preliminary Presentations”). Goldman Sachs was not requested to, and did not, render any opinion with respect to the fairness of the consideration to be paid pursuant to the Merger.

Goldman Sachs prepared the Goldman Sachs Preliminary Presentations for the information and assistance of Topco in connection with its consideration of a possible transaction with the Company. Goldman Sachs did not deliver, and the Goldman Sachs Preliminary Presentations did not constitute, a recommendation or opinion to Topco,

Apax, the Company, the Company Board, the Special Committee, the stockholders of the Company, or any other person. Goldman Sachs has made no recommendation as to how any stockholder of the Company should vote or act with respect to the Merger or any other matter.

Goldman Sachs, with Topco’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its respective subsidiaries and was not furnished with any such evaluation or appraisal.

Goldman Sachs did not address the underlying business decision of Topco to engage in the Transactions or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Topco; nor did Goldman Sachs address any legal, regulatory, tax or accounting matters. Goldman Sachs did not express any view on, and did not address, any term or aspect of the Merger Agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger, including the fairness of the consideration to be paid pursuant to the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Apax or the Company, or class of such persons in connection with any transaction. The Goldman Sachs Preliminary Presentations were necessarily based on economic, monetary market and other condition as in effect on, and the information made available to Goldman Sachs as of, the date of such presentations and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its presentations based on circumstances, developments or events occurring after the date thereof. In addition, Goldman Sachs did not express any opinion as to the prices at which shares of Company Common Stock would trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Topco, the Apax Entities, the Company or the Transactions, or as to the impact of the Transactions on the solvency or viability of Topco, the Apax Entities or the Company or the ability of the Company, Topco or the Apax Entities to pay their respective obligations when they come due.

The following is a summary of the material financial analyses delivered by Goldman Sachs and presented to representatives of Apax in connection with the Goldman Sachs Preliminary Presentations. The order of analyses described below does not represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on March 21, 2024 for the Goldman Sachs Preliminary Presentation of March 21, 2024 (the “March 21 Preliminary Presentation”), on May 8, 2024 for the Goldman Sachs Preliminary Presentation of May 9, 2024 (the “May 9 Preliminary Presentation”), and on May 14, 2024 for the Goldman Sachs Preliminary Presentation of May 14, 2024 (the “May 14 Preliminary Presentation”), and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

In connection with each of the Goldman Sachs Preliminary Presentations, Goldman Sachs reviewed the historical trading prices for shares of Company Common Stock for the period since the Company’s initial public offering on September 17, 2021. In addition, Goldman Sachs reviewed the historical trading prices for shares of the Company Common Stock for the 52-week periods ended March 21, 2024, May 8, 2024, and May 14, 2024, respectively, as well as the one-, three-and six-month volume-weighted average price, (“VWAP”) as of each of March 21, 2024, May 8, 2024, and May 14, 2024, respectively. These prices are summarized below:

Goldman Sachs Preliminary Presentation	52 Week High	52 Week Low	1M VWAP	3M VWAP	6M VWAP
March 21 Preliminary Presentation	$8.24	$2.38	$2.67	$3.59	$3.81
May 9 Preliminary Presentation	$8.24	$2.25	$2.60	$2.92	$3.52
May 14 Preliminary Presentation	$8.24	$2.25	$2.70	$2.87	$3.50

Analysis at Various Prices

In connection with each of the Goldman Sachs Preliminary Presentations, Goldman Sachs performed an illustrative analysis, using publicly available information, based on various potential prices for the Company Common Stock to describe the premiums to the current share price and the multiples of enterprise value/adjusted earnings before interest, tax, depreciation and amortization (“EV/Adj. EBITDA”) (using publicly available historical data and Wall Street research consensus projections) represented by various hypothetical prices that might be paid for each share of Company Common Stock. These premiums and multiples are summarized below:

Goldman Sachs Preliminary Presentation	Date of Current Price Per Share	Range of Prices Per Share	Range of Premium to Share Price as of Date	Range of EV/Adj. EBITDA (2023 Actual)	Range of EV/Adj. EBITDA (2024 Estimated)	Range of EV/Adj. EBITDA (NTM)	Range of EV/Adj. EBITDA (2025 Estimated)
March 21 Preliminary Presentation	03/21/2024	$2.41 – $7.00	0% – 190%	9.0x – 23.3x	12.2x – 31.8x	10.8x – 28.1x	7.6x – 19.7x
May 9 Preliminary Presentation	05/08/2024	$3.07 – $7.00	0% – 128%	11.2x – 23.6x	15.0x – 31.5x	12.6x – 26.5x	9.7x – 20.5x
May 14 Preliminary Presentation	05/14/2024	$3.16 – $8.00	0% – 153%	11.5x – 26.8x	15.4x – 35.8x	12.8x – 29.9x	10.0x – 23.2x

Selected Transactions Premiums Paid Analysis

In connection with the May 14 Preliminary Presentation, Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all cash, sponsor take-private transactions in the United States announced from January 1, 2014 to May 14, 2024 in the technology, media and telecommunications industry, where the disclosed enterprise value was greater than $200 million. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 294 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 29% across the period. This analysis also indicated a 25th percentile premium of 19% and 75th percentile premium of 48% across the period.

Also in connection with the May 14 Preliminary Presentation, Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for selected precedent minority buy-in transactions. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premiums of the price paid in the 23 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 44.2% across the period. This analysis also indicated a 25th percentile premium of 28.7% and 75th percentile premium of 50.3% across the period.

Also in connection with the May 14 Preliminary Presentation, Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for selected transactions announced from January 31, 2022 through May 13, 2024, involving sponsor take-private transactions, where the disclosed enterprise value was greater than $1 billion. For the entire period, using publicly available information, Goldman Sachs calculated the median premium of the price paid in the 67 transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 32% across the period.

While none of the target companies that participated in the selected transactions analyzed in the May 14 Preliminary Presentation were directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market sizes and product profile.

Selected Public Company Comparables Analysis

In connection with the May 9 Preliminary Presentation, Goldman Sachs reviewed and compared certain publicly available financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly traded companies in the high growth specialized information technology and global information technology industries (which we refer to in this section of the Information Statement as the “Selected Companies”):

•        Globant S.A.

•        EPAM Systems, Inc.

•        Endava plc

•        Accenture plc

•        CGI Inc.

•        Capgemini SE

•        Cognizant Technology Solutions Corporation

Although none of the Selected Companies is directly comparable to the Company, the Selected Companies included were chosen because they are publicly traded companies in the information technology industry with operations that, for purposes of analysis, may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared various financial multiples and ratios, in each case based on publicly available financial and trading data as of May 8, 2024. With respect to the Company and the Selected Companies, Goldman Sachs calculated multiples of enterprise value to estimated EBITDA for calendar years 2024 and 2025.

The results of these calculations are summarized as follows:

Company	2024 EV/EBITDA	2025 EV/EBITDA
Thoughtworks Holding Inc	15.0x	9.7x
Globant S.A.	19.9x	16.5x
EPAM Systems, Inc.	16.1x	13.5x
Endava plc	11.5x	7.1x
Accenture plc	15.7x	14.4x
CGI Inc.	12.3x	11.8x
Capgemini SE	11.1x	10.2x
Cognizant Technology Solutions Corporation	9.3x	8.8x

The preparation of the Goldman Sachs Preliminary Presentations was a complex process and is not necessarily susceptible to partial analysis or summary description. Goldman Sachs did not attribute any particular weight to any factor or analysis considered by it. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Goldman Sachs Preliminary Presentations. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the Transactions.

Goldman Sachs prepared the Goldman Sachs Preliminary Presentations for the information and assistance of Topco in connection with its consideration of a possible transaction with the Company. Goldman Sachs was not requested to, and did not, render an opinion with respect to the fairness of the consideration to be paid pursuant to the Merger. The Goldman Sachs Preliminary Presentations do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Topco, the Company, the Special Committee, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

A copy of the Goldman Sachs Preliminary Presentations is attached as exhibits (c)(xx), (c)(xxi), and (c)(xxii) to the statement on the Schedule 13E-3/A Transaction Statement filed, with the prior written consent of Goldman Sachs, by the Company and the filing persons listed thereon with the SEC on October 10, 2024. The Goldman Sachs Preliminary Presentations will be made available for inspection and copying at the Company’s principal executive offices during regular business hours by any interested stockholder or representative who has been so designated in writing.

The Per Share Price was determined through arm’s-length negotiations between Topco or the Apax Entities and the Special Committee and approved by the Company Board. Goldman Sachs did not recommend any specific Per Share Price to Topco or the Apax Entities or that any specific amount of consideration constituted appropriate consideration for the Merger.

Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of, Apax, the Company, any of their respective affiliates or, as applicable, portfolio companies and third parties, or any currency or commodity that may be involved in the Transactions. Goldman Sachs acted as financial advisor to Topco in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Apax Funds, including their portfolio companies (other than the Company and its subsidiaries) from time to time for which Goldman Sachs’ investment banking business unit (“Goldman Sachs Investment Banking”) has received, and may receive, compensation, including having acted as bookrunner for registered secondary equity offering by certain affiliates of the Apax Funds of Paycor HCM, Inc. stock in March 2024; bookrunner for registered secondary equity offering by certain affiliates of the Apax Funds of Genius Sports Limited stock in September 2023; bookrunner for registered secondary equity offering by certain affiliates of the Apax Funds of Paycor HCM, Inc. stock in September 2022; bookrunner for bond issuance for Alain Afflelou SA, a portfolio company of certain affiliates of the Apax Funds, in 2024; and bookrunner for bond issuance for AssuredPartners Inc, a portfolio company of certain affiliates of the Apax Funds, in 2024. During the two-year period ended August 5, 2024, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to the Apax Funds, including their portfolio companies (other than the Company and its subsidiaries), of approximately $17 million. During the two-year period ended August 5, 2024, Goldman Sachs Investment Banking has not been engaged by the Company or its subsidiaries to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may in the future provide financial advisory and/or underwriting services to the Apax Funds, Apax Partners and/or their respective affiliates, the Company and their respective affiliates and/or as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with certain of the Apax Funds and their affiliates (other than the Company and its subsidiaries) from time to time and may have invested in limited partnership units of the Apax Funds and/or certain other affiliates of the Apax Funds (other than the Company and its subsidiaries) from time to time and may do so in the future.

Topco selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated September 16, 2024 and effective as of July 29, 2024, Topco engaged Goldman Sachs to act as its financial advisor in connection with a possible transaction with the Company. The engagement letter between Topco and Goldman Sachs provides for a transaction fee of $15 million, all of which is contingent upon consummation of the Merger, plus a discretionary fee of up to $2 million in an amount to be determined in Topco’s sole discretion. In addition, Topco has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Financial Forecasts

The Company does not generally as a matter of course publish or make public its business plans and strategies or make external disclosures about its anticipated financial position or results of operations, other than for providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and other investor materials.

Projections as to future performance, revenues, earnings or other results, particularly for extended time periods further in the future, are inherently uncertain and unpredictable, including due to the subjectivity of the underlying assumptions and estimates. As a result, the Company does not endorse projections or other unaudited prospective financial information as a reliable indication of future results.

However, in connection with the Special Committee’s evaluation of a potential transaction, the Company’s management provided to Lazard the July Forecasts. The July Forecasts were made available to the Special Committee in connection with their consideration and evaluation of the Merger and were provided to Lazard in connection with its financial analyses and opinion.

The July Forecasts reflect numerous assumptions, including without limitation (1) the Company’s continued standalone operation, (2) an 11% organic decline in revenue from fiscal year 2023 to fiscal year 2024 due to ongoing macroeconomic weakness and disruptions resulting from the Company’s planned restructuring activities, (3) a 20% organic increase in revenue from fiscal year 2026 to fiscal year 2027 due to an assumed market recovery resulting in a demand resurgence, (4) Adjusted Gross Profit (as defined below) margins remaining low in fiscal year 2024 due to recent declines in average bill rate (“ABR”) and slower than anticipated cost cutting, (5) go-forward increases in Adjusted Gross Profit margins from fiscal year 2026 onwards to between 40% and 41% as anticipated utilization hits historical highs and ABR growth exceeds wage growth and (6) Adjusted EBITDA (as defined below) margins increasing from fiscal year 2024 to fiscal year 2026 due to the anticipated fiscal year 2026 go-forward Adjusted Gross Profit margins gains, sales and marketing efficiencies and other (non-sales and marketing) operating margin improvements.

The Company management believes that there are a number of opportunities and challenges related to the execution of the July Forecasts. Key opportunities include: (1) long-term growth potential given the large digital services total addressable market (“TAM”) and the Company’s small relative share, (2) the historical precedent of rebounding to 20%+ growth following downturns, (3) ongoing restructuring and cost reduction initiatives, (4) ongoing reorganization from a federated model to a global and regional model, (5) a planned further reorganization to align capabilities around global industry verticals, (6) capitalizing on a successful transition to outbound “go-to-market” (“GTM”) and (7) a transition to higher margin offshore delivery centers. Key challenges include (1) no clear catalyst for demand recovery, (2) a lack of visibility in business and the short-term nature of the Company’s pipeline, (3) nascent outbound/GTM capabilities, (4) the ability to raise ABR/pricing as the market recovers given more offshore exposure, (5) cultural and project delivery headwinds related to the Company’s restructuring and reorganization initiatives and (6) a lack of consensus among regional and senior management around the implementation of the Company’s restructuring/reorganization.

The July Forecasts do not reflect any effects or expenses attributable solely with respect to the Merger, future mergers and acquisitions, or failure to consummate the Merger. The foregoing is a summary of certain key assumptions and estimates and does not purport to be a comprehensive overview of all assumptions and estimates reflected in the July Forecasts prepared by Company management.

The Company is including a summary of the July Forecasts in this Information Statement in order to provide the Company’s stockholders with access to the latest projections that were made available to the Special Committee in connection with its evaluation of the Merger and provided to Lazard, and which were approved by the Special Committee for Lazard to use, in connection with its financial analyses and opinion.

The following table presents a summary of the July Forecasts:

U.S. Dollars in millions

Fiscal year	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Fiscal year end date	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28
Revenue	998	1,015	1,169	1,403	1,677
Adjusted EBITDA(1)	66	119	176	233	288
Adjusted Gross Profit(2)	338	388	470	570	676

____________

(1)     Adjusted EBITDA means net income or loss adjusted to exclude income tax expense; interest expense; other (income) expense, net, excluding a gain related to the mark to market adjustment on shares received in relation to the sale and settlement of trade receivables; unrealized loss (gain) on foreign currency exchange; stock-based compensation

____________

expense; depreciation and amortization expense; acquisition costs; certain professional fees that are considered unrelated to our ongoing revenue generating operations; employer payroll related expense on employee equity incentive plan; restructuring charges; and CEO transition costs.

(2)      Adjusted Gross Profit means gross profit excluding stock-based compensation expense, employer payroll related expense on employee equity incentive plan and depreciation and amortization expense.

U.S. Dollars in millions

Fiscal year	Q3 2024E	Q4 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Fiscal year or Quarter end date	9/30/24	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28
Unlevered Free Cash Flow(1)	(14)	2	34	49	73	100

____________

(1)     Unlevered Free Cash Flow was calculated by Lazard as Adjusted EBITDA less restructuring charges, stock-based compensation, unlevered taxes, capital expenditures and increases in net working capital, and plus the amount by which bad debt expense exceeds projected uncollectable amounts.

Prior Iterations of the Forecasts

The June Forecasts were presented to the Special Committee on June 18, 2024. The June Forecasts were made available to the Special Committee in connection with their consideration and evaluation of the Merger and were provided to Lazard in connection with its financial analyses. The June Forecasts reflect numerous assumptions including those reflected in the July Forecasts and did not reflect any effects or expenses attributable solely with respect to the Merger, or failure to consummate the Merger.

The following table presents a summary of the June Forecasts:

U.S. Dollars in millions

Fiscal year	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Fiscal year end date	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28
Revenue	1,001	1,046	1,204	1,446	1,728
Adjusted EBITDA(1)	65	117	175	232	287
Adjusted Gross Profit(2)	337	389	473	573	680

____________

(1)      Adjusted EBITDA means net income or loss adjusted to exclude income tax expense; interest expense; other (income) expense, net, excluding a gain related to the mark to market adjustment on shares received in relation to the sale and settlement of trade receivables; unrealized loss (gain) on foreign currency exchange; stock-based compensation expense; depreciation and amortization expense; acquisition costs; certain professional fees that are considered unrelated to our ongoing revenue generating operations; employer payroll related expense on employee equity incentive plan; restructuring charges; and CEO transition costs.

(2)      Adjusted Gross Profit means gross profit excluding stock-based compensation expense, employer payroll related expense on employee equity incentive plan and depreciation and amortization expense.

U.S. Dollars in millions

Fiscal year	Q3 2024E	Q4 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Fiscal year or Quarter end date	9/30/24	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28
Unlevered Free Cash Flow(1)	14	6	8	44	67	97

____________

(1)      Unlevered Free Cash Flow was calculated by Lazard as Adjusted EBITDA less restructuring charges, stock-based compensation, unlevered taxes, capital expenditures and increases in net working capital, and plus the amount by which bad debt expense exceeds projected uncollectable amounts.

The April Forecasts were presented to the Special Committee on April 26, 2024 (the April Forecasts together with the June Forecasts and the July Forecasts, the “Forecasts,”). The April Forecasts were made available to the Special Committee in connection with their consideration and evaluation of the Merger and were provided to Lazard in connection with its preliminary financial analyses. The April Forecasts reflect numerous assumptions including those reflected in the July Forecasts and did not reflect any effects or expenses attributable solely with respect to the Merger, or failure to consummate the Merger.

The following table presents a summary of the April Forecasts:

U.S. Dollars in millions

Fiscal year	FY 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Fiscal year end date	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28
Revenue	1,037	1,152	1,396	1,676	2,004
Adjusted EBITDA(1)	92	155	235	307	380
Adjusted Gross Profit(2)	370	451	576	697	828

____________

(1)      Adjusted EBITDA means net income or loss adjusted to exclude income tax expense; interest expense; other (income) expense, net, excluding a gain related to the mark to market adjustment on shares received in relation to the sale and settlement of trade receivables; unrealized loss (gain) on foreign currency exchange; stock-based compensation expense; depreciation and amortization expense; acquisition costs; certain professional fees that are considered unrelated to our ongoing revenue generating operations; employer payroll related expense on employee equity incentive plan; restructuring charges; and CEO transition costs.

(2)      Adjusted Gross Profit means gross profit excluding stock-based compensation expense, employer payroll related expense on employee equity incentive plan and depreciation and amortization expense.

U.S. Dollars in millions

Fiscal year	Q3 2024E	Q4 2024E	FY 2025E	FY 2026E	FY 2027E	FY 2028E
Fiscal year or Quarter end date	9/30/24	12/31/24	12/31/25	12/31/26	12/31/27	12/31/28
Unlevered Free Cash Flow(1)	13	10	25	71	108	139

____________

(1)      Unlevered Free Cash Flow was calculated by Lazard as Adjusted EBITDA less restructuring charges, stock-based compensation, unlevered taxes, capital expenditures and increases in net working capital, and plus the amount by which bad debt expense exceeds projected uncollectable amounts.

Additional Information About the Forecasts

The inclusion of the Forecasts in this Information Statement should not be regarded as an indication that any of the Company, the Significant Company Stockholder or any of their affiliates, advisors or representatives have considered the Forecasts to be predictive of actual future events, and the Forecasts should not be relied upon as such. The Company’s internal financial forecasts upon which the Forecasts were based are subjective in many respects. The Forecasts did not take into account any changes or expenses attributable solely to the Transactions nor do they reflect any effects of the Merger or effect of the failure of the Merger to be consummated. Additionally, the Forecasts were created in a similar manner and method compared with forecasts historically created for internal use by the Company.

Although presented with numerical specificity, the Forecasts were based on numerous variables, assumptions and estimates as to future events made by the Company’s management that the Company’s management believed were reasonable at the time the Forecasts were prepared, taking into account the relevant information available to management at the time. These variables, assumptions and estimates are inherently uncertain and many are beyond the control of the Company and the Company’s management. Important factors that may affect actual results and cause these internal financial Forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the business of the Company (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, the regulatory and competitive environment, changes in technology, general business and economic conditions, fluctuations in foreign currency exchange rates, and other risk factors referenced in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [•] and additional factors discussed in the Company’s periodic filings with the SEC, including in its Annual Report on Form 10-K (which is incorporated by reference herein) and most recent Quarterly Report on Form 10-Q (which is incorporated by reference herein). Various assumptions underlying the Forecasts may not prove to have been, or may no longer be, accurate. The Forecasts may not be realized, and actual results may be significantly higher or lower than projected in the Forecasts.

The Forecasts summarized above do not give effect to the Merger or expenses attributable solely to the proposed Merger or reflect any effects of the Merger or the effect of the failure of the Merger to be consummated. The Forecasts also reflect assumptions as to certain business strategies or plans that are subject to change. The Forecasts do not take into account any circumstances or events occurring after the date they were prepared. The financial projections included in this Information Statement have been prepared by the Company’s management and are subjective in many respects.

The Forecasts cover multiple years, and such information by its nature becomes less predictive with each successive year. As a result, the inclusion of the Forecasts in this Information Statement should not be relied on as necessarily predictive of actual future events and actual results may differ materially (and will differ materially if the Transactions are completed) from the Forecasts. For all of these reasons, the internal financial Forecasts, and the assumptions upon which they are based, (1) are not guarantees of future results; (2) are inherently speculative; and (3) are subject to a number of risks and uncertainties. As a result, actual results may differ materially from those contained in these Forecasts. Accordingly, there can be no assurance that the Forecasts will be realized.

The Forecasts were prepared solely for internal use and to assist the Special Committee with their consideration and evaluation of the Transactions, including the Merger, and Lazard with its financial analyses and opinion, and although they were prepared on an accounting basis consistent with the Company’s financial statements, they were not prepared with a view toward public disclosure or toward compliance with published guidelines of the SEC, compliance with GAAP, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Forecasts included in this document have been prepared by, and are the responsibility of, the Company. Neither the Company’s independent auditor nor any other independent accountant has compiled, examined or performed any procedures with respect to the Forecasts, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

Adjusted EBITDA, Adjusted Gross Profit and Unlevered Free Cash Flow contained in the Forecasts are “non-GAAP financial measures,” which are financial performance measures that are not calculated in accordance with GAAP. The non-GAAP financial measures used in the Forecasts were relied upon by Lazard for purposes of its opinion. The non-GAAP financial measures used in the Forecasts were also relied upon by the Special Committee in connection with its evaluation of the Merger. The SEC rules which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure do not apply to non-GAAP financial measures included in disclosures relating to a proposed business combination such as the Merger if the disclosure is included in a document such as this Information Statement. In addition, reconciliations of non-GAAP financial measures were not relied upon by Lazard for purposes of its opinion, nor were they relied upon by the Special Committee in connection with its evaluation of the Merger. Accordingly, the Company has not provided a reconciliation of the financial measures included in the Forecasts to the relevant GAAP financial measures. Non-GAAP measures have limitations as analytical tools, and you should not consider these measures in isolation or as substitutes for analysis of our financial results as reported under GAAP. For example, many of the non-GAAP financial measures used herein exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring non-cash expense for our business and an important part of our compensation strategy.

For these reasons, as well as the basis and assumptions on which the Forecasts were compiled, the inclusion of specific portions of the Forecasts in this Information Statement should not be regarded as an indication that such Forecasts will be an accurate prediction of future events, and they should not be relied on as such. None of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Lazard) can give you any assurance that actual results will not differ from these Forecasts.

Except to the extent required by applicable federal securities laws, none of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Lazard) undertake any obligation to update or otherwise revise or reconcile the Forecasts or the specific portions presented to reflect circumstances existing after the date the Forecasts were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. Therefore, readers of this Information Statement are cautioned not to place undue, if any, reliance on the specific portions of the Forecasts set forth above. None of the Company or any of its affiliates, advisors, officers, directors, partners or representatives (including Lazard) intend to make publicly available any update or other revision to these Forecasts. In addition, none of the Company, the Significant Company Stockholder or any of their affiliates, advisors, officers, directors, partners or representatives (including Lazard) have made, make, or are authorized in the future to make, any representation to any stockholder or other person regarding the Company’s ultimate performance compared to the information contained in the Forecasts or that projected results will be achieved, and any statements to the contrary should be disregarded. The Company has made no representation to Parent or the Significant Company Stockholder, in the Merger Agreement or otherwise, concerning the Forecasts.

Financing

The Merger is not subject to a financing condition. The parties estimate that the total amount of funds necessary to pay the aggregate cash consideration to the public stockholders in the Merger, inclusive of estimated fees and expenses, is up to approximately $[•] million, assuming no exercise of dissenters’ rights by stockholders of the Company. Parent expects to obtain the amount of funds necessary to complete the Merger and the Transactions through a cash contribution from the Sponsors pursuant to the Equity Commitment Letter, subject to the terms and conditions thereof, which will provide Parent and Merger Sub at and as of the Closing Date with sufficient immediately available cash funds, taken together with the cash or cash equivalents held by Parent, Merger Sub and the Company and its subsidiaries, to consummate the Merger and to make all cash payments required to be made in connection therewith on the Closing Date. For more information on Parent’s financing arrangements for the Merger, see the section entitled “The Merger Agreement — Financing of the Merger; Equity Commitment Letter” beginning on page [•].

Position of the Company in Connection with the Merger under SEC “Going Private” Rules

Under the SEC rules governing “going-private” transactions, the Company is deemed to be engaged in a going-private transaction and, therefore, is required to express its belief as to the fairness of the merger to the “unaffiliated security holders” (as such term is defined in Rule 13e-3(a)(4)). The Company is making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act.

The Company Board (acting on behalf of the Company for purposes of this section) believes the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is fair to the Company’s unaffiliated security holders on the basis of the factors described in the sections entitled “The Special Factors — Recommendation of the Company Board; Reasons for the Merger” beginning on page [•].

For purposes of expressing its beliefs as to the fairness of the Merger herein under SEC rules, the Company Board considered the Unaffiliated Stockholders (as such term is defined on page [•] and used elsewhere in this Information Statement) to be situated substantially similarly to, and include, the “unaffiliated security holders” (as such term is defined in Rule 13e-3(a)(4)) due to the fact that holders of Company Common Stock who are officers or directors of the Company, and who are included among the Unaffiliated Stockholders but might be considered affiliates of the Company by virtue of such role, will receive the same Per Share Price in respect of their shares of Company Common Stock as the security holders unaffiliated with the Company will receive in respect of their shares of Company Common Stock.

In addition, in considering the fact that the Special Committee received an oral opinion rendered by Lazard, which was subsequently confirmed in writing by the delivery of Lazard’s opinion dated as of the same date, to the effect that, as of August 4, 2024, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock, the Company Board considered such holders to be situated substantially similarly to, and include, the unaffiliated security holders due to the fact that holders of Company Common Stock who are officers or directors of the Company, and who are included among the Unaffiliated Stockholders but might be considered affiliates of the Company by virtue of such role, will receive the same Per Share Price in respect of their shares of Company Common Stock as the security holders unaffiliated with the Company will receive in respect of their shares of Company Common Stock.

The Special Committee and the Company Board are not aware of any firm offer by any other person apart from affiliates of Apax during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.

The Company Board did not consider liquidation value as a factor because they consider the Company to be a viable going-concern business and the trading history of the Company Common Stock to generally be an indication of its value as such, and it has no present intention to liquidate the Company.

No provision has been made (1) to grant the unaffiliated security holders access to the corporate files of the Company, any other party to the Merger or any of their respective affiliates, or (2) to obtain counsel or appraisal services at the expense of the Company, or any other such party or affiliate.

Position of the Apax Entities and Designated Executives in Connection with the Merger under SEC “Going Private” Rules

Under the SEC rules governing “going-private” transactions, (1) each of the Apax Entities are deemed to be affiliates of the Company and (2) the Designated Executives are deemed to be affiliates of the Company and engaged in the going-private transaction and, therefore, are required to express their beliefs as to the fairness of the Merger to the “unaffiliated security holders” (as such term is defined in Rule 13e-3(a)(4)). The Apax Entities and the Designated Executives are making the statements included in this section solely for purposes of complying with the requirements of Rule 13e-3 and related rules and regulations under the Exchange Act. The Apax Entities and the Designated Executives have interests in the Merger that are different from, and in addition to, the unaffiliated security holders.

For purposes of expressing their beliefs as to the fairness of the Merger herein under SEC rules, the Apax Entities and the Designated Executives considered the Unaffiliated Stockholders (as such term is defined on page [•] and used elsewhere in this Information Statement) to be situated substantially similarly to, and include, the “unaffiliated security holders” (as such term is defined in Rule 13e-3(a)(4)) due to the fact that holders of Company Common Stock who are officers or directors of the Company, and who are included among the Unaffiliated Stockholders but might be considered affiliates of the Company by virtue of such role, will receive the same Per Share Price in respect of their shares of Company Common Stock as the security holders unaffiliated with the Company will receive in respect of their shares of Company Common Stock.

In addition, in considering the fact that the Special Committee received an oral opinion rendered by Lazard, which was subsequently confirmed in writing by the delivery of Lazard’s opinion dated as of the same date, to the effect that, as of August 4, 2024, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the Per Share Price to be paid to holders of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Excluded Holders) was fair, from a financial point of view, to such holders of Company Common Stock, the Apax Entities and the Designated Executives considered such holders to be situated substantially similarly to, and include, the unaffiliated security holders due to the fact that holders of Company Common Stock who are officers or directors of the Company, and who are included among the Unaffiliated Stockholders but might be considered affiliates of the Company by virtue of such role, will receive the same Per Share Price in respect of their shares of Company Common Stock as the security holders unaffiliated with the Company will receive in respect of their shares of Company Common Stock.

The Apax Entities and the Designated Executives believe that the interests of the unaffiliated security holders were represented by the Special Committee, which negotiated the terms and conditions of the Merger Agreement with the assistance of its independent legal and financial advisors. None of the Apax Entities and the Designated Executives participated in the deliberations of the Special Committee regarding, or received advice from the Special Committee’s independent legal or financial advisors as to, the substantive or procedural fairness of the Merger. The Apax Entities and the Designated Executives have not performed, or engaged a financial advisor to perform, any valuation or other analysis for the purpose of assessing the fairness of the Merger to the unaffiliated security holders. No Designated Executives received any report, opinion or appraisal from any outside party materially related to the Merger, including any report, opinion or appraisal relating to the fairness of the Per Share Price to the unaffiliated security holders, the Apax Entities or the Designated Executives.

Based on the factors considered by, and findings of, the Company Board and the Special Committee described in the sections entitled “The Special Factors — Recommendation of the Company Board; Reasons for the Merger” and “The Special Factors — Position of the Company in Connection with the Merger under SEC “Going Private” Rules” beginning on pages [•] and [•], respectively (which findings the Apax Entities and the Designated Executives agree with and adopt), the Designated Executives believe that the Merger (which is the Rule 13e-3 transaction for which a Schedule 13E-3 Transaction Statement has been filed with the SEC) is substantively and procedurally fair to the unaffiliated security holders. The Designated Executives believe that the factors considered by, and findings of, the Company Board and the Special Committee provide a reasonable basis upon which to form their belief that the Merger is fair to the unaffiliated security holders. This belief should not, however, be construed as a recommendation to any unaffiliated security holders as to whether they should, and the Designated Executives do not make any recommendation as to whether any unaffiliated security holders should, exercise their appraisal rights under the DGCL.

Based on the Apax Entities’ knowledge and analysis of available information regarding the Company, as well as discussions with members of the Company’s senior management regarding the Company and its business and the factors considered by, and findings of, the Company Board and the Special Committee described in the sections entitled “The Special Factors — Recommendation of the Company Board; Reasons for the Merger” and “The Special Factors — Position of the Company in Connection with the Merger under SEC “Going Private” Rules” beginning on pages [•] and [•], respectively, of this information statement (which findings the Apax Entities and the Designated Executives agree with and adopt), the Apax Entities believe that the Merger is substantively and procedurally fair to the unaffiliated security holders. In particular, the Apax Entities considered the following substantive factors:

•        the current and historical market for the Company Common Stock, including the fact that the Per Share Price of $4.40 per share of the Company Common Stock represented a 30% premium to closing stock price of the Company Common Stock on August 2, 2024;

•        the consideration in the Merger is all cash, which (1) provides the unaffiliated security holders with certainty of value and liquidity for their Company Common Stock, (2) eliminates any uncertainty in valuing the consideration to be received by such stockholders, and (3) allows the unaffiliated security holders to avoid exposure to the risks and uncertainties relating to the market and business risks of the Company;

•        the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Transactions;

•        the fact that the Merger is not conditioned on any financing being obtained by Parent or Merger Sub, increasing the likelihood that the Merger will be consummated and that the consideration to be paid to the unaffiliated security holders will be received;

•        the Apax Entities’ view that there are no unusual requirements or conditions to the Merger; and

•        the potential risks to the Company of continuing to have publicly traded common stock, including the risks of market volatility and global economic uncertainty.

The Apax Entities also considered a variety of procedural factors related to the fairness of the proposed Merger, including the following:

•        the fact that the Per Share Price resulted from active, arm’s-length negotiations between the Special Committee and the Apax Entities, which resulted in the Special Committee negotiating to increase the Apax Entities’ initial bid of $4.00 per share of Company Common Stock to $4.40 per share of Company Common Stock;

•        the fact that the Merger Agreement and the Transactions were negotiated at arm’s length and unanimously approved by the Special Committee, which is composed of four directors who are not representatives of the Apax Entities and are not employees of the Company or any of its subsidiaries, and who could objectively and independently assess the potential transaction, and that the Special Committee retained its own nationally recognized independent legal and financial advisors and was fully informed about the extent to which the interests of the Apax Entities in the Merger differed from those of the unaffiliated security holders;

•        the fact that appraisal rights are available to the unaffiliated security holders who comply with all of the required procedures under the DGCL for exercising appraisal rights, which allows such stockholders to seek appraisal of the “fair value” of their Company Common Stock in lieu of receiving the Per Share Price;

•        the fact that since the outset of discussions of a potential transaction with the Company, the Company Board would not approve a potential transaction with any affiliates of Apax without a prior favorable recommendation by the Special Committee;

•        the fact that the Special Committee had no obligation to recommend any transaction, including a transaction with the Apax Entities, and that the Special Committee had the authority to reject any proposals made by the Apax Entities or any other person;

•        the fact that the Special Committee held numerous formal and informal meetings to discuss and evaluate the proposals on behalf of the Apax Entities and the Transactions and that each member of the Special Committee was actively engaged in the process;

•        the fact that the compensation provided to the members of the Special Committee in respect of their services was not contingent on the Special Committee approving any transaction or documents, including the Merger Agreement;

•        the fact that the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the Transactions, including the Merger, and unanimously determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders. The Special Committee also unanimously recommended to the Company Board that the Company Board (1) approve and declare advisable the Merger Agreement and the Transactions, including the Merger and (2) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders; and

•        the fact that the Company Board (acting on the recommendation of the Special Committee) after consultation with its legal counsel, (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders; (2) approved and declared advisable the Merger Agreement and the Transactions, including the Merger; (3) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein; (4) directed that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and (5) recommended that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

The Apax Entities also considered a variety of risks and other countervailing factors related to the substantive and procedural fairness of the proposed Merger, including:

•        the fact that the unaffiliated security holders will not participate in any future earning, appreciation in value or growth of the Company’s business and will not benefit from any potential sale of the Company or its assets to a third party in the future;

•        the risk that the Merger might not be completed in a timely manner or at all;

•        the fact that Parent and Merger Sub are newly formed entities with essentially no assets other than the funding commitments pursuant to the Equity Commitment Letter;

•        the restrictions on the conduct of the Company’s business prior to the completion of the Merger set forth in the Merger Agreement, which may delay or prevent the Company from undertaking business opportunities that may arise and certain other actions it might otherwise take with respect to the operations of the Company pending completion of the Merger;

•        the fact that the closing of the Mergers is not conditioned upon the receipt of the affirmative vote of a “majority of the minority” of the Company’s public stockholders;

•        the negative effect that the pendency of the Merger, or a failure to complete the Merger, could potentially have on the Company’s business and relationships with its employees, vendors and customers;

•        the risk of litigation arising from stockholders of the Company in respect of the Merger Agreement or the Transactions; and

•        the fact that an all cash transaction would be taxable to the Company’s stockholders that are United States Holders for U.S. federal income tax purposes.

The Apax Entities did not find it practicable to assign, nor did they assign, specific relative weights to the individual factors that they considered in reaching their conclusion as to fairness. The Apax Entities believe these factors provide a reasonable basis upon which to form their belief that the Merger is fair to the unaffiliated security holders. This belief should not, however, be construed as a recommendation to any unaffiliated security holders as to whether they should, and the Apax Entities do not make any recommendation as to whether any unaffiliated security holders should, exercise their appraisal rights under the DGCL.

Neither the Apax Entities nor the Designated Executives consider liquidation value as a factor because they consider the Company to be a viable going-concern business and the trading history of the Company Common Stock to generally be an indication of its value as such, and they have no present intention to liquidate the Company.

Purposes and Reasons of the Company in Connection with the Merger

On March 26, 2024, the Company Board established the Special Committee, comprising Robert Brennan, Jane Chwick, William Parrett, and Roxanne Taylor and delegated to the Special Committee the powers, among others: (1) to retain counsel, financial advisors and such other advisors as the Special Committee deems appropriate, with all fees, costs and expenses of such advisors and any other costs and expenses incurred by the Special Committee in performing its functions being the obligation of, and paid by, the Company; provided that, in furtherance of its duties, the Special Committee shall also have available to it the Company’s officers and advisors, in order to take advantage of their industry expertise and knowledge of the Company; (2) to consider, evaluate, and examine, to the extent the Special Committee deems necessary or desirable, any potential transaction; (3) to establish, approve, modify, monitor, and direct the process and procedures related to the negotiation, review, and evaluation of any potential transaction, including, without limitation, the authority to determine not to proceed with any such process, procedures, negotiation, review, or evaluation; (4) to respond to any communications, inquiries, or proposals regarding any potential transaction; (5) to review, evaluate, and negotiate with Apax or any third party, if the Special Committee deems it necessary or desirable, the terms and conditions of any potential transaction; (6) to determine whether any potential transaction is fair to, and in the best interest of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate) and to report its recommendation to the Company Board; (7) to effectuate or recommend to the Company Board the effectuation of any potential transaction; (8) to assist in the preparation and filing of any documents as may be required with respect to matters relating to, or arising from, any such potential transaction; (9) to enter into, on behalf of the Company, any documents and instruments in connection with the exploration and consideration of the foregoing, such as, without limitation, confidentiality and standstill agreements, engagement and fee letters, and other related documentation, all on terms as the Special Committee deems appropriate, (10) to review, evaluate, and negotiate, if the Special Committee deems it necessary or desirable, the terms of compensation and severance arrangements for executive officers and directors of the Company in connection with any potential transaction; and (11) to take all other action that is, in the opinion of the Special Committee, necessary or desirable in connection with the foregoing.

On August 4, 2024, the Special Committee, acting with the advice and assistance of its own independent legal and financial advisors, considered and evaluated the Merger Agreement and the Transactions, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and unanimously resolved (1) to determine that the Merger Agreement and the Transactions, upon the terms and conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (2) to recommend to the Company Board that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair and in the best interests of the Company and the Unaffiliated Stockholders, and (3) to recommend that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Also on August 4, 2024, the Company Board held a meeting, at which the Company Board, acting upon the unanimous recommendation of the Special Committee, resolved (1) to determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders, (2) to approve and declare advisable the Merger Agreement and the Transactions, including the Merger, (3) to approve and declare advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein, (4) to direct that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting and (5) to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

For more information, see the section entitled “The Special Factors — Recommendation of the Special Committee; Reasons for the Merger” beginning on page [•] and “The Special Factors — Recommendation of the Company Board; Reasons for the Merger” beginning on page [•].

Purposes and Reasons of the Designated Executives in Connection with the Merger

Under the SEC rules governing Rule 13e-3 “going-private” transactions, both the Apax Entities and the Designated Executives are deemed to be affiliates of the Company and to be engaged in the going-private transaction and, therefore, are required to express their reasons for the Merger. The Designated Executives are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

For the Designated Executives, the reasons for engaging in the going-private transaction are (1) the Designated Executives understanding that the Company Board, acting on the recommendation of the Special Committee, determined that the terms of the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Unaffiliated Stockholders and (2) to effectuate the Transactions and the Rollover and Reinvestment Agreements, which will enable the Designated Executives to own equity interests of the Surviving Corporation and therefore bear the rewards and risks of such ownership after the Transactions are completed and the Company Common Stock ceases to be publicly traded on Nasdaq or otherwise. The Designated Executives also believe that structuring the transaction as a merger is preferable to other transaction structures because it will enable Parent to acquire all of the shares of Company Common Stock that it does not already own at the same time, and it represents an opportunity for the public stockholders to immediately realize the value of their investment in the Company and receive the Per Share Price in cash, less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.

The Designated Executives did not consider any other alternative transactions. The decision to undertake the “going-private” transaction, including the timing of the Merger, was made by the Company Board, acting upon the recommendation of the Special Committee.

Purposes and Reasons of the Apax Entities in Connection with the Merger

Under the SEC rules governing “going-private” transactions, each of the Apax Entities are deemed to be affiliates of the Company and, therefore, are required to express their reasons for the Merger. The Apax Entities are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Apax Entities believe that structuring the transaction as a merger is preferable to other transaction structures because it (1) will enable Parent to acquire all of the shares of Company Common Stock that it does not already own at the same time, (2) will allow the Company to cease to be a publicly registered and reporting company with the SEC, and (3) represents an opportunity for the public stockholders to receive the Per Share Price in cash, without interest thereon, less any applicable withholding taxes, subject to and in accordance with the terms and conditions of the Merger Agreement.

For the Apax Entities, the primary purpose of the Merger is to allow Parent to own equity interests in the Company and to bear the rewards and risks of such ownership after the Merger is completed and the shares of Company Common Stock cease to be publicly traded. The Apax Entities believe that, as a private company, the Company will be able to improve its ability to execute initiatives that it cannot execute as a public company, which, over time, will create additional enterprise value for the Company. Such initiatives include accessing the capital markets, having the flexibility to pursue transactions and/or new business strategies with a risk profile that may be unacceptable to public shareholders and to focus on seeking and forming strategic alliances, including with our clients and business partners, and improving long-term performance. The Apax Entities believe that this, along with the Company’s existing business and potential future opportunities, will allow the Apax Entities’ investment in the Company to achieve returns consistent with its investment objectives, which are in some cases more difficult for businesses to achieve as a public company due to the investment community’s focus on short-term, often quarterly, financial results. Further, absent the reporting and associated costs and burdens placed on public companies, the Apax Entities believe that the management and employees of the Company will be able to execute more effectively on future strategic plans. In addition to the reasons described, the Apax Entities have undertaken to pursue the Merger at this time, as opposed to any previous time, because the Apax Entities believe that achieving management’s plans and goals, including accessing the capital markets, pursuing transactions with a risk profile that may be unacceptable to public shareholders, seeking and forming strategic alliances and/or new business strategies, including with our clients and business partners, and improving long-term performance, would be better addressed as a privately held entity without the pressures exerted by the public market’s valuation of the Company, and that any delay in entering into the Merger Agreement and consummating the Merger could accordingly have an adverse effect on the Company’s ability to execute management’s plans and goals.

The Company’s Net Book Value and Net Earnings

After the closing of the Merger, the Apax Entities will have a direct or indirect interest in the Company’s net book value and net earnings in proportion to such entity’s direct or indirect ownership interest in the Surviving Corporation. The Company’s historical net earnings attributable to its shareholders for the fiscal year ended December 31, 2023 was approximately $(68.66) million and its historical net book value as of December 31, 2023 was approximately $773.13 million.

The following table sets forth the direct or indirect beneficial interests of the Company’s net book value and net earnings for the Apax Entities before and after the Merger, based on the historical net book value and net earnings of the Company as of and for the fiscal year ended December 31, 2023.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ (millions)%		$ (millions)%		$ (millions)%		$ (millions)%
Apax Entities	473.16	61.2	(42.02)	61.2	773.13	100	(68.66)	100

____________

(1)      Ownership determined as of August 5, 2024.

(2)      Ownership excludes equity interest subject to a rollover held by the Management Rollover Stockholders (as described elsewhere herein) and equity interest subject to the Investment Agreement (as defined in the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Other CEO Agreements”).

Accounting Treatment

The Company will account for the Merger in accordance with ASC 805-50, Business Combinations — Related Issues — Transactions Between Entities Under Common Control. This will result in the Merger being accounted for as if the transaction had occurred at the beginning of the period, and the results of operations for that period will comprise those of the previously separate entities combined from the beginning of the period to the date the transfer is completed and those of the combined operations from that date forward. As the Significant Company Stockholder controls the Company, controls the acquiring entity, and will continue to control the Company after the Merger, there is no impact to the accounting basis (carrying value) of the Company’s assets and liabilities.

Interests of our Directors and Executive Officers in the Merger

You should be aware that the Company’s executive officers and directors have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board and the Special Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.

The Company’s executive officers as of the date hereof are Michael Sutcliff (President and Chief Executive Officer), Christopher Murphy (Chief Revenue and Client Officer), Erin Cummins (Chief Financial Officer), Ramona Mateiu (Chief Legal & Compliance Officer), and Sudhir Tiwari (Executive Vice President, Global Head of Digital Engineering).

In addition to the individuals identified above, Guo Xiao (Former Chief Executive Officer and President) and Rebecca Parsons (Chief Technology Officer — Emerita) served as executive officers of the Company during the fiscal year ended December 31, 2023. Mr. Guo’s employment with the Company terminated on September 17, 2024 and Ms. Parsons’ employment with the Company terminated on July 31, 2024.

Treatment of Common Stock and Company Equity Awards

For information regarding beneficial ownership of the Common Stock held by each of the Company’s directors and named executive officers and all directors and executive officers as a group, see the section entitled “Security Ownership of Certain Beneficial Owners and Management”. Each of the Company’s directors and executive officers, Mr. Guo and Ms. Parsons will be entitled to receive, for each share of Common Stock, other than a Rollover Share, the Per Share Price in the same manner as other Company stockholders.

At the Effective Time, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the applicable holder thereof, the Company Equity Awards held by each of the Company’s directors and executive officers will be treated in the same manner as those held by other employees of the Company, as set forth below:

•        each Vested Company Option will be cancelled and the holder of such Vested Company Option will receive an amount in cash, less any applicable tax withholdings, equal to the Option Consideration, which will be paid by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date.

•        each Unvested Company Option will be cancelled and converted into the contingent right solely to receive a Converted Option Cash Award, which is an aggregate amount in cash, without interest thereon, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the excess, if any, of the Per Share Price over the per share exercise price of such Unvested Company Option, by (B) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time. The Converted Option Cash Award will remain subject to the same vesting schedule applicable to the related Unvested Company Option, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason of the foregoing or the Transactions and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award. Payment of each portion of a Converted Option Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date.

•        any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, will be cancelled for no consideration as of the Effective Time.

•        each Company Restricted Stock Unit Award that is vested and outstanding immediately prior to the Effective Time, and each November 2024 RSU, will be cancelled, with the applicable holder becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, a fully vested amount in cash, less any applicable tax withholdings, equal to the RSU Consideration, payable by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date (or, to the extent any RSU Consideration relates to a Company Restricted Stock Unit Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit Award that will not trigger a tax or penalty under Section 409A of the Code).

•        each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms or as set forth above will, in each case, be assumed by Parent and be converted into the contingent right solely to receive a Converted Stock Unit Cash Award, which is an aggregate amount in cash, without interest, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Equity Award immediately prior to the Effective Time (with the number of shares of Company Common Stock subject to any Company Performance Stock Unit Award determined assuming achievement of target-level performance). Payment of each portion of a Converted Stock Unit Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date. After giving effect to the accelerated vesting of the November 2024 RSUs, the vesting conditions applicable to the Converted Stock Unit Cash Awards converted from Company Restricted

Stock Unit Awards will be modified so that 50% of such Converted Stock Unit Cash Awards (on an individual-by-individual basis) will vest on each of the first and second anniversaries of the Closing Date. The Converted Stock Unit Cash Award will otherwise continue to vest on the same schedule and conditions as applied to the applicable Company Equity Award and will otherwise remain subject to the same terms and conditions as applied to the corresponding Company Equity Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions and any performance-based vesting conditions (as may be adjusted or modified by Parent in connection with the Transactions), and including payment above target for performance above the target performance-level consistent with the terms of the applicable Company Equity Award, and such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award. However, each portion of a Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award subject to relative total shareholder return vesting conditions will instead be subject to the achievement of a specified multiple on the per share price paid or deemed to be paid by an affiliate of Sponsor in exchange for one share of common stock of Parent (the “Parent Buy-In Price”) (with Converted Stock Unit Cash Awards achieving a performance level below the minimum performance level being automatically forfeited for no consideration at the end of the corresponding performance period) as of the end of the applicable performance period for such Company Performance Stock Unit Award. The balance of each Converted Stock Unit Cash Award will continue to be subject to the performance vesting conditions otherwise applicable to such balance and the portion of any Converted Stock Unit Cash Award that does not performance vest as of the end of the applicable performance period will be automatically forfeited for no consideration, unless otherwise set forth below.

To the extent any Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award with a performance period ending on December 31, 2024 does not attain at least the minimum performance level with respect to either the Adjusted EBITDA portion reflected in the applicable PSU Agreement (i.e., 70% of such Converted Stock Unit Cash Award) or the applicable multiple of Parent Buy-In Price (i.e., 30% of such Converted Stock Unit Cash Award), in each case, as of December 31, 2024, such applicable portion will remain outstanding and eligible to performance vest based on achievement of the respective goals for the Company Performance Stock Unit Award with a performance period ending on December 31, 2025 (“2025 PSUs”), provided that the holder thereof does not experience a Termination prior to the applicable Vesting Date for such 2025 PSUs (in each case, as defined in the applicable 2025 PSU Agreement), with such Converted Stock Unit Cash Award remaining subject to any applicable Vesting Acceleration Provisions, to the extent applicable and in accordance with their terms. “Vesting Acceleration Provisions” generally means the “double-trigger” vesting protections set forth in the Company’s 2021 Omnibus Incentive Plan and Executive Severance Plan.

Pursuant to our 2021 Omnibus Incentive Plan, if a holder experiences an involuntary termination as a result of a “change in control” (as defined in the 2021 Omnibus Incentive Plan), each of the holder’s Converted Option Cash Awards and Converted Stock Unit Cash Awards will immediately vest as of the date of such termination. A participant will be deemed to experience an involuntary termination as a result of a change in control upon a termination other than for “cause” (as defined in the 2021 Omnibus Incentive Plan), a termination under circumstances which entitles the participant to mandatory severance payment(s) pursuant to applicable law or, in the case of a non-employee director of the Company, if the non-employee director’s service on the Company Board terminates in connection with or as a result of a change in control, in each case, at any time beginning on the date of the change in control up to and including the second anniversary of the change in control. The treatment of outstanding Company Equity Awards described in this section are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination of employment in connection with the change in control). In addition, for a description of additional provisions relating to the treatment of outstanding Company Equity Awards held by the Company’s executive officers, see the sections entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Sutcliff Employment Agreement”, “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Executive Severance Plan”, “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Guo Transition and Separation Agreement” and “The Special Factors — Interests of our Directors and Executive Officers in the Merger — The Rollover Agreements” below.

The following tables set forth, for each executive officer and director, (a) the number of Vested Company Options, (b) the number Unvested Company Options, (c) the number of Company Performance Stock Unit Awards and (d) the number of Company Restricted Stock Unit Awards, in each case, as held by such individual as of August 14, 2024, with the estimated value of such Company Equity Awards in connection with the Merger. The following tables do not include the number and value of Company Options, whether vested or not, that have per share exercise prices that are equal to or greater than the Per Share Price. The values in the table below have been determined based on the Per Share Price of $4.40 per share of Common Stock and assume that (1) the Company Performance Restricted Stock Units are earned at target and remain outstanding as of Closing, and (2) the individuals identified below do not receive any additional grants of, vest in or forfeit any Company Equity Award, or exercise any Company Options after August 14, 2024. Some of the assumptions used in the tables below are based upon estimates of information not currently available and, as a result, the actual amounts may materially differ from the amounts set forth below.

Company Options:

Name(1)	Vested Company Options (#)	Estimated Value of Vested Options ($)	Unvested Company Options (#)	Estimated Value of Unvested Company Options ($)	Estimated Value of Vested Company Options and Unvested Company Options ($)
Executive Officers:
Michael Sutcliff	—	—	—	—	—
Erin Cummins	422,230	853,762	—	—	853,762
Chris Murphy	989,921	2,067,337	—	—	2,067,337
Ramona Mateiu	243,691	505,066	—	—	505,066
Sudhir Tiwari	324,479	676,757	—	—	676,757

Non-Employee Directors:
Jane Chwick	58,024	116,164	—	—	116,164
William Parrett	58,024	116,164	—	—	116,164
Robert Brennan	—	—	—	—	—
Ian Davis	—	—	—	—	—
Gina Loften	—	—	—	—	—
Roxanne Taylor	—	—	—	—	—
Rohan Haldea	—	—	—	—	—
Salim Nathoo	—	—	—	—	—

____________

(1)     As of August 14, 2024, (a) Mr. Guo held 2,989,310 Vested Company Options with an estimated value of $6,193,853 and (b) Ms. Parsons held 1,421,553 Vested Company Options with an estimated value of $2,954,534 and neither Mr. Guo nor Ms. Parsons held any Unvested Company Options.

Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards:

Name(1)	Company Performance Stock Unit Awards (#)	Estimated Value of Company Performance Stock Unit Awards ($)	Company Restricted Stock Unit Awards (#)	Estimated Value of Company Restricted Stock Unit Awards ($)	Estimated Value of Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards ($)
Executive Officers:
Michael Sutcliff	—	—	—	—	—
Erin Cummins	259,201	1,140,484	234,028	1,029,723	2,170,207
Chris Murphy	302,932	1,332,901	274,329	1,207,048	2,539,949
Ramona Mateiu	190,714	839,142	172,515	759,066	1,598,208
Sudhir Tiwari	65,772	289,397	58,902	259,169	548,566

Name(1)	Company Performance Stock Unit Awards (#)	Estimated Value of Company Performance Stock Unit Awards ($)	Company Restricted Stock Unit Awards (#)	Estimated Value of Company Restricted Stock Unit Awards ($)	Estimated Value of Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards ($)
Non-Employee Directors:
Jane Chwick	—	—	52,461	230,828	230,828
William Parrett	—	—	59,456	261,606	261,606
Robert Brennan(2)	—	—	59,456	261,606	261,606
Ian Davis	—	—	76,942	338,545	338,545
Gina Loften	—	—	52,461	230,828	230,828
Roxanne Taylor(3)	—	—	52,461	230,828	230,828
Rohan Haldea	—	—	—	—	—
Salim Nathoo	—	—	—	—	—

____________

(1)      As of August 14, 2024, (a) Mr. Guo held 860,266 Company Performance Stock Unit Awards with an estimated value of $3,785,170 and 779,060 Company Restricted Stock Unit Awards with an estimated value of $3,427,864, and (b) Ms. Parsons did not hold any Company Performance Stock Unit Awards or Company Restricted Stock Unit Awards.

(2)      Mr. Brennan elected to defer the receipt of the shares underlying his Company Restricted Stock Unit Awards granted in 2022 and 2023 until the earliest of his death, disability, separation from service and change in control.

(3)      Ms. Taylor elected to defer the receipt of the shares underlying her Company Restricted Stock Unit Award granted in 2023 until June 5, 2026, which is the second anniversary of the date on which such Company Restricted Stock Unit Award vested.

Sutcliff Employment Agreement

Mr. Sutcliff entered into an employment agreement with the Company, effective as of June 17, 2024, the date on which he commenced employment with the Company, as amended July 31, 2024 (as amended, the “Sutcliff Employment Agreement”). Under the terms of the Sutcliff Employment Agreement, the Merger will not constitute a “change in control” and the enhanced severance provisions applicable during the period beginning three months prior to or 18 months following the closing date of a change in control (such period, the “CIC Period”) will not apply. In the event that the Company terminates Mr. Sutcliff’s employment without “cause” (as defined in the Sutcliff Employment Agreement), other than by reason of Mr. Sutcliff’s death or disability, or Mr. Sutcliff resigns for “good reason” (as such term is defined in the Sutcliff Employment Agreement), outside of the CIC Period, then Mr. Sutcliff will be entitled to receive the following:

•        an amount equal to one and one-half times his base salary at the time of termination, payable ratably over an 18-month period following the termination date,

•        a prorated annual bonus at target, and

•        reimbursement of the cost of healthcare continuation coverage under the Company’s group health plans and subject to the terms of the Sutcliff Employment Agreement for a period not to exceed two years.

The severance benefits described above are subject to Mr. Sutcliff’s execution and non-revocation of a release of claims in favor of the Company and Mr. Sutcliff’s continued compliance with confidentiality, non-solicitation, non-competition and non-disparagement obligations set forth in the Sutcliff Employment Agreement. In addition to the severance benefits, Mr. Sutcliff would be entitled to any portion of his annual bonus that was earned and payable as of the termination date in accordance with the Company’s bonus plan in effect as of the termination date.

Pursuant to the Investment Agreement (as defined in the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Other CEO Agreements”) described in more detail below, Mr. Sutcliff has acknowledged and agreed that “good reason” will not occur solely by virtue of the consummation of the Merger or any modification in the nature of his duties, authorities and responsibilities in connection therewith.

Pursuant to the amendment to the Sutcliff Employment Agreement, the Company and Mr. Sutcliff agreed that the Company has until March 15, 2025 to make the initial grants of Company Equity Awards referenced in the Sutcliff Employment Agreement. In addition, following or in connection with a delisting of the Company’s Common Stock from all national securities exchanges, the Sutcliff Employment Agreement provides that Mr. Sutcliff’s outstanding Company Equity Awards (including any initial grants of Company Equity Awards referenced in the Sutcliff Employment Agreement) may be terminated and replaced by other compensation intended to provide a substantially similar intended economic opportunity, taking into account the Company’s then current, or expected, organization structure and on the terms and conditions determined by the Company Board.

For an estimate of the value of the severance payments and benefits described above that would be payable to Mr. Sutcliff upon a qualifying termination in connection with the Merger, see the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger — Quantification of Payments and Benefits”.

Executive Severance Plan

Other than Mr. Sutcliff, each current executive officer of the Company as well as Ms. Parsons, is a participant in the Company’s Executive Severance Pay Plan, which our Board approved on September 9, 2021 (the “Executive Severance Plan”), under which each of our executive officers and Ms. Parsons is entitled to severance (the “Severance Benefits”) in the event of a termination of the individual’s employment by the Company without “cause” or by the individual with “good reason” (each, a “Qualifying Termination”), as each such terms are defined in the Executive Severance Plan, subject to the individual’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with applicable restrictive covenants. Mr. Guo is also eligible to receive benefits pursuant to the Executive Severance Plan, as described further below, pursuant to the terms of his transition and separation agreement. Ms. Parsons terminated employment on July 31, 2024 and is eligible to receive the enhanced severance benefits pursuant to the Executive Severance Plan if the Closing occurs within three months following her date of termination.

If the Qualifying Termination occurs within three months prior to or 12 months following a change in control (as defined in our 2021 Omnibus Incentive Plan), which the Merger will constitute, the Severance Benefits will include the Base Cash Severance set forth below, a prorated portion of the individual’s target bonus for the year in which the Qualifying Termination occurs and continued healthcare coverage at active employee rates (the “Healthcare Subsidy”) for the period set forth below. For executive officers (other than Mr. Tiwari) and Ms. Parsons, the Base Cash Severance is one and one-half times the sum of base salary plus target bonus and the Healthcare Subsidy period is 18 months. For Mr. Tiwari, the Base Cash Severance is one times the sum of base salary plus target bonus and the Healthcare Subsidy period is 12 months. The Base Cash Severance and the pro-rata target bonus will be payable in lump sum. In addition, the Severance Benefits will also include full acceleration of any then-outstanding equity awards (at the greater of target and actual performance, in the case of performance-based awards) granted prior to the change in control that are assumed or substituted by the successor in the change in control, provided that such equity awards that are not so assumed or substituted in the change in control will immediately become fully vested upon consummation of the change in control.

Pursuant to the Rollover Agreements described in more detail below, each of Mr. Murphy and Mmes. Cummins and Mateiu have acknowledged and agreed that “good reason” will not occur solely by virtue of the consummation of the Merger or any modification in the nature of the executive officer’s duties, authorities and responsibilities solely by reason of the Company ceasing to be an SEC reporting company or having a class of equity securities that are publicly traded.

For an estimate of the value of the severance payments and benefits described above that would be payable to the Company’s named executive officers under the Executive Severance Plan upon a qualifying termination in connection with the Merger, see the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger — Quantification of Payments and Benefits — Golden Parachute Compensation”.

The severance payments and benefits described in this section are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination of employment in connection with the change in control).

Guo Transition and Separation Agreement

On May 4, 2024, the Company and Mr. Guo entered into a transition and separation agreement, pursuant to which Mr. Guo’s employment as the Company’s CEO terminated on June 17, 2024, the date of Mr. Sutcliff’s commencement of employment with the Company. Thereafter, Mr. Guo remained an employee of the Company as Senior Advisor to facilitate the transition until September 17, 2024 (the “Employment Termination Date”), at which time, his employment terminated. During the period commencing on the Employment Termination Date and ending on June 17, 2025 (the “Consulting Period”), Mr. Guo will continue his service with the Company as a non-employee consultant.

The termination of Mr. Guo’s employment as of the Employment Termination Date will be treated as a termination without “cause” for purposes of the Executive Severance Plan, and Mr. Guo will be entitled to the same severance benefits under the plan as if he was still serving as the Company’s CEO as of the Employment Termination Date, except that, in the absence of a change of control within three months following his Employment Termination Date, his outstanding Company Equity Awards will be treated as set forth below. For purposes of the Executive Severance Plan, (i) if the Employment Termination Date is within three months prior to a change in control, Mr. Guo’s Base Cash Severance is two times the sum of base salary plus target bonus and his Healthcare Subsidy period is 24 months, and Mr. Guo is entitled to full vesting of any then-outstanding equity awards (at the greater of target and actual performance, in the case of performance-based awards), and (ii) if the Employment Termination Date is not within three months prior to a change in control, Mr. Guo’s Base Cash Severance is 18 months of continued base salary and his Healthcare Subsidy period is 12 months, but there is no additional vesting of equity awards under the Executive Severance Plan. For purposes of the Executive Severance Plan, Mr. Guo’s base salary will be deemed to be his base salary as of the termination of his service as CEO, and Mr. Guo will be paid a full target bonus instead of the pro-rata target bonus for which the Executive Severance Plan provides. In addition, Mr. Guo’s outstanding Company Options will remain exercisable for three years following the termination of his services as CEO, unless such Company Option is terminated earlier in limited circumstances (e.g., the treatment of such Company Options in connection with the Merger) or such Company Option’s original term expires earlier.

During the Consulting Period, Mr. Guo will be paid aggregate consulting fees of $50,000 subject to his service for the full Consulting Period, and any outstanding Company Equity Awards granted to Mr. Guo will continue to vest. Mr. Guo will not be eligible to receive any other benefits pursuant to the Company’s general employee benefit plans during the Consulting Period and there has not been a change of control. At the termination of his consultancy, assuming his service continues for the full Consulting Period, Mr. Guo will vest in 50% of his outstanding Company Restricted Stock Unit Awards that otherwise were scheduled to vest in 2025 solely subject to such service and any other Company Restricted Stock Unit Awards or Company Performance Stock Unit Awards that have not yet vested will be forfeited.

For an estimate of the value of the severance payments and benefits described above that would be payable to Mr. Guo in connection with the Merger, see the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger — Quantification of Payments and Benefits — Golden Parachute Compensation”.

The Rollover Agreements

Turing Rollover Agreement

The Significant Company Stockholder entered into a Rollover Agreement (the “Turing Rollover Agreement”) with Topco pursuant to which, among other matters, the Significant Company Stockholder agreed to exchange all of its shares of Company Common Stock for newly issued equity interests of Topco (which will be the indirect parent of the Surviving Corporation following the Merger), in lieu of the treatment of such shares of Company Common Stock under the Merger Agreement as described in the section entitled “The Merger Agreement — Consideration to be Received in the Merger” beginning on page [•]. As of August 5, 2024, the Significant Company Stockholder owned 197,750,138 Rollover Shares.

Rollover and Reinvestment Agreements

Each Management Rollover Stockholder has entered into a separate Rollover and Reinvestment Agreement, pursuant to which, among other matters, each Management Rollover Stockholder agreed to exchange a certain portion of their shares of Company Common Stock for newly issued equity interests of Topco in lieu of the treatment of such shares of Company Common Stock under the Merger Agreement as described in the section entitled “The Merger Agreement — Consideration to be Received in the Merger” beginning on page [•]. The number of Rollover Shares to be contributed and transferred to Topco by each Management Rollover Stockholder will be identified prior to the Exchange Time.

Each Management Rollover Stockholder also agreed to invest a portion of the after-tax proceeds that would otherwise be received by such Management Rollover Stockholder in the Merger in respect of certain Company Equity Awards in exchange for newly issued Topco Shares, and the assumption and conversion of certain Company Equity Awards into equity awards having comparable value that are convertible into Topco Shares, all in accordance with the terms of their Rollover and Reinvestment Agreement. Company Equity Awards that are assumed and converted in accordance with the Rollover and Reinvestment Agreement will continue to vest on the same schedule and conditions as would have applied pursuant to the Merger Agreement.

The table below sets forth the aggregate investment commitment for each Management Rollover Stockholder which will be satisfied by the rollover amount (if any) (i.e., the Per Share Price multiplied by the number of Rollover Shares) and/or reinvestment amount (if any) (i.e., a portion of the after-tax proceeds that would otherwise be received by such Management Rollover Stockholder in the Merger in respect of certain Company Equity Awards), in each case, designated by such Management Rollover Stockholder prior to the Exchange Time.

Management Rollover Stockholder	Aggregate Investment Commitment
Christopher Murphy	$941,696
Erin Cummins	$542,117
Sudhir Tiwari	$434,624
Ramona Mateiu	$378,244
Rachel Laycock	$154,865

The foregoing descriptions of the Rollover Agreements, and the Transactions, do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Turing Rollover Agreement and form of Rollover and Reinvestment Agreement, copies of which are attached hereto as Annex E and Annex F, respectively, and are incorporated herein by reference.

Other CEO Agreements

Parent has entered into an investment agreement with Mr. Sutcliff (the “Investment Agreement”), pursuant to which, on the Closing Date, he will pay to Topco an aggregate amount in cash equal to $250,000 in exchange for Topco Shares with an aggregate value equal to such investment amount, subject to the terms and conditions of the Investment Agreement.

The Company and Mr. Sutcliff have amended the Sutcliff Employment Agreement to provide that the deadline to grant specified restricted stock units contemplated thereunder has been extended to March 15, 2025.

Other Arrangements

Prior to the Effective Time, the Company, Parent or their affiliates may, in their discretion, initiate negotiations of agreements, arrangements and understandings with any of the Company’s directors and executive officers regarding their employment or other future service or compensation or benefits and may enter into definitive agreements with such individuals regarding the foregoing. As of the date of this Information Statement, preliminary discussions with respect to certain such new agreements, arrangements or understandings have occurred. However, to the Company’s knowledge, no such new agreements, arrangements or understandings have been entered into as of the date of this Information Statement. Current agreements, arrangements and understandings between the Company, Parent or their affiliates and any of the Company’s directors and executive officers are described above in the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger — Other Interests”. For a description of certain covenants relating to continuing employee matters set forth in the Merger Agreement, please see the section of this information statement captioned “The Merger Agreement — Continuing Employee Matters” beginning on page [•].

Quantification of Payments and Benefits

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation of each of the Company’s named executive officers, that is based on or otherwise relates to the Merger and that will or may become payable to the named executive officers at the completion of the Merger or on a qualifying termination of employment upon or following the consummation of the Merger. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use such term to describe the merger-related compensation payable to the Company’s named executive officers.

The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits (on a pre-tax basis) that each of the Company’s named executive officers would receive based on the following: (1) the Merger is completed on August 14, 2024 (which is the assumed closing date solely for purposes of this golden parachute disclosure), (2) each named executive officer experiences a qualifying termination at such time (or if earlier, the named executive officer’s actual termination date), (3) the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of August 14, 2024 (or, if earlier, the named executive officer’s actual termination date), (4) each named executive officer’s Company Equity Awards are those that are outstanding as of August 14, 2024, and (5) each named executive officer has properly executed any required releases and complied with all requirements necessary in order to receive the payments and benefits. Some of the assumptions used in the table below are based upon information not currently available and, as a result, the actual amounts to be received by any of the individuals below may materially differ from the amounts set forth below. Additional detail regarding the named executive officers’ interests in the Merger is provided above under the heading “The Special Factors — Interests of Our Executive Officers and Directors in the Merger”.

Golden Parachute Compensation

Named Executive Officer	Cash(1) ($)	Equity(2) ($)	Benefits(3) ($)	Total ($)
Michael Sutcliff	$1,243,852	$—	$—	$1,243,852
Guo Xiao	$2,798,250	$1,757,290	$53,212	$4,608,752
Erin Cummins(4)	$1,213,426	$2,170,207	$2,513	$3,386,146
Chris Murphy	$1,477,286	$2,539,949	$11,800	$4,029,035
Ramona Mateiu	$964,208	$1,598,208	$19,166	$2,581,582
Sudhir Tiwari(5)	$449,430	$548,566	$—	$997,996
Rebecca Parsons(6)	$757,428	$—	$16,081	$773,509

____________

(1)      The cash severance consists of the following for each individual: (a) for Mr. Sutcliff, 18 months of base salary and a pro rata bonus at the target performance level, (b) for Mr. Guo, two times the sum of base salary plus his target bonus, plus an additional amount equal to his annual bonus at the target performance level, (c) for Mr. Murphy and Mmes. Cummins, Mateiu and Parsons, one and one-half times the sum of base salary plus the executive’s target bonus, as well as a pro rata bonus at the target performance level, and (d) for Mr. Tiwari, one times the sum of base salary plus his target bonus, as well as a pro rata bonus at the target performance level. These arrangements (including the time-frames in which the qualifying termination must occur in order for the amounts to become payable) are described above in the sections entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Sutcliff Employment Agreement”, “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Executive Severance Plan” and “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Guo Transition and Separation Agreement”. The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination of employment in connection with the change in control).

The estimated amount of each such payment included in the Cash column above is set forth in the table below:

Named Executive Officer	Base Cash Severance ($)	Pro-Rata Bonus ($)	Total ($)
Michael Sutcliff	$1,125,000	$118,852	$1,243,852
Guo Xiao	$2,320,500	$477,750	$2,798,250
Erin Cummins	$1,079,767	$133,659	$1,213,426
Chris Murphy	$1,314,563	$162,723	$1,477,286
Ramona Mateiu	$858,000	$106,208	$964,208
Sudhir Tiwari	$379,049	$70,381	$449,430
Rebecca Parsons	$703,125	$54,303	$757,428

(2)      Amounts shown reflect the potential value that each named executive officer could receive in connection with accelerated vesting and settlement of outstanding Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards, in each case, as described in more detail (including with respect to the time-frames in which the qualifying termination must occur in order for the accelerated vesting to occur) in the sections entitled “The Special Factors — Interests of Our Executive Officers and Directors in the Merger — Treatment of Common Stock and Company Equity Awards”, “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Sutcliff Employment Agreement”, “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Executive Severance Plan” and “The Special Factors — Interests of our Directors and Executive Officers in the Merger — The Rollover Agreements”. The treatment of outstanding Company Performance Stock Unit Awards and Company Restricted Stock Unit Awards is considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination of employment in connection with the change in control), other than the value of the Company Performance Stock Unit Awards for Mr. Guo that may vest during the period that he provides consulting services to the Company. The treatment of Mr. Guo’s outstanding Company Equity Awards is described in more detail in the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Guo Transition and Separation Agreement” and, as described in that section, he is entitled to 100% vesting acceleration of his outstanding equity awards under the Executive Severance Plan, as per the terms of his transition and separation agreement, if his Employment Termination Date is within three months prior to a change in control.

The estimated amount of Option Consideration payable in respect of each named executive officer’s Vested Company Options is set forth in the section entitled “The Special Factors — Interests of Our Executive Officers and Directors in the Merger — Treatment of Common Stock and Company Equity Awards”.

The estimated amount of each such payment included in the Equity column above is set forth in the table below:

Named Executive Officer	Estimated Value of Company Performance Stock Unit Awards ($) (a)	Estimated Value of Company Restricted Stock Unit Awards ($)
Michael Sutcliff	$—	$—
Guo Xiao	$292,376	$1,464,914
Erin Cummins	$1,140,484	$1,029,723
Chris Murphy	$1,332,901	$1,207,048
Ramona Mateiu	$839,142	$759,066
Sudhir Tiwari	$289,397	$259,169
Rebecca Parsons	$—	$—

(a)      For purposes of this column, the Company Performance Stock Unit Awards are assumed to be earned at target performance.

(3)      Amounts shown reflect continued healthcare coverage at active employee rates consisting of the following for each individual: (a) for Mr. Murphy and Mmes. Cummins, Mateiu and Parsons, 18 months, and (b) for Mr. Guo, 24 months. These arrangements are described above (including the time-frames in which the qualifying termination must occur in order to receive coverage) in the sections entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Executive Severance Plan” and “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Guo Transition and Separation Agreement”. The amounts included in this column are considered to be “double-trigger” (i.e., amounts triggered by a change in control for which payment is conditioned upon a qualifying termination of employment in connection with the change in control). Mr. Sutcliff does not participate in our group health plan and Mr. Tiwari’s health benefits do not continue after termination, so no amount is shown in this column for either of them.

(4)      Ms. Cummins is paid in GBP. Her salary, bonus and benefit amounts are based on an exchange rate of $1.2827 USD per GBP as of August 14, 2024.

(5)      Mr. Tiwari is paid in INR. His salary and bonus amounts are based on an exchange rate of $0.01191 USD per INR as of August 14, 2024.

(6)      Ms. Parsons terminated employment on July 31, 2024 and as discussed in “The Special Factors — Interests of our Directors and Executive Officers in the Merger — Executive Severance Plan” is eligible to receive enhanced severance benefits pursuant to the Executive Severance Plan if the Closing occurs within three months following her date of termination.

Special Committee Compensation

In consideration of the expected time and effort that would be required of the members of the Special Committee in evaluating the Transactions, including the Merger, including negotiating the terms and conditions of the Merger Agreement, the Company Board determined that each member of the Special Committee, except for the Chair, would receive as compensation an amount in cash of $75,000 for their participation on the Special Committee, and the Chair would receive as compensation an amount in cash of $100,000 for his participation on the Special Committee. The compensation was approved by the Company Board and was not, and is not, contingent upon the approval or the completion of the Transactions, including the Merger, or any other transaction. No other meeting fees or other compensation (other than reimbursement for reasonable out-of-pocket travel and other expenses incurred in connection with their service on the Special Committee, in a manner consistent with the Company’s reimbursement of expenses for members of the Company Board) will be paid to the members of the Special Committee in connection with their service on the Special Committee.

Directors’ and Officers’ Indemnification and Insurance

Pursuant to the terms of the Merger Agreement, the Company’s current and former directors and executive officers will be entitled to certain ongoing indemnification, expense advancement and insurance arrangements. See the section entitled “The Merger Agreement — Directors’ and Officers’ Indemnification and Insurance” for a description of such ongoing arrangements.

Director Nomination Agreement

On September 17, 2021, the Company entered into a director nomination agreement (the “Director Nomination Agreement”) with the Apax Funds through their control of Turing that provides the Apax Funds the right, but not the obligation, to nominate a number of individuals designated for election to the Company Board at any meeting of our stockholders (the “Apax Directors”), such that, upon the election of each such individual, and each other individual nominated by or at the direction of the Company Board or a duly-authorized committee of the Company Board, as a director of the Company, the number of Apax Directors serving as directors of the Company will be equal to: (1) if the Apax Funds and their affiliates together continue to beneficially own at least 50% of the total voting power of the outstanding shares of the Company Common Stock, the lowest whole number that is greater than 50% of the total number of directors comprising the Company Board; (2) if the Apax Funds and their affiliates together continue to beneficially own at least 40% (but less than 50%) of the total voting power of the outstanding shares of the Company Common Stock, the lowest whole number that is at least 40% of the total number of directors comprising the Company Board; (3) if the Apax Funds and their affiliates together continue to beneficially own at least 30% (but less than 40%) of the total voting power of the outstanding shares of the Company Common Stock, the lowest whole number that is at least 30% of the total number of directors comprising the Company Board; (4) if the Apax Funds and their affiliates together continue to beneficially own at least 20% (but less than 30%) of the total voting power of the outstanding shares of the Company Common Stock, the lowest whole number that is at least 20% of the total number of directors comprising the Company Board; and (5) if the Apax Funds and their affiliates together continue to beneficially own at least 10% (but less than 20%) of the total voting power of the outstanding shares of the Company Common Stock, the lowest whole number that is at least 10% of the total number of directors comprising the Company Board. The Apax Funds may also assign such rights to their affiliates. The Director Nomination Agreement also provides for certain consent rights for the Apax Funds so long as they own at least 50% of the total voting power of the outstanding shares of the Company Common Stock. Additionally, the Director Nomination Agreement also prohibits the Company from increasing or decreasing the size of the Company Board without the prior written consent of the Apax Funds for so long as the Apax Funds hold at least 40% of the total voting power of the outstanding shares of the Company Common Stock. Currently, Rohan Haldea and Salim Nathoo have been designated as the nominees of the Apax Funds.

Other Interests

The following directors of the Company currently have, or have previously had, employment relationships or other compensation arrangements with Apax Partners and majority-owned companies of the Apax Funds and their affiliates:

•        Rohan Haldea joined Apax Partners in 2007 and is currently a Partner in the Tech & Telco team. Mr. Haldea also serves as co-Chief Executive Officer of the Apax Foundation, a non-profit organization affiliated with Apax Partners, and as a Trustee of Impetus.

•        Salim Nathoo joined Apax Partners in 1999 and is currently a Partner in the Tech & Telco team. Mr. Nathoo is also a member of the Investment Committees for the Apax Buyout Funds, Apax Digital Fund, Apax Global Impact Funds, the Apax Credit Vehicles and Apax Global Alpha. Mr. Nathoo has served as an advisor or board member to a number of Apax Funds’ portfolio companies, including Candela, TietoEVRY, GlobalLogic, iGATE, Inmarsat, Orange Switzerland, Sophos, SMART Technologies, Weather Investments, TIM Hellas and Promethean.

Delisting and Deregistration of Company Common Stock

The Common Stock is currently listed on Nasdaq and registered under the Exchange Act. Upon completion of the Merger, Merger Sub will merge with and into the Company, with the Company surviving the Merger. Following completion of the Merger, there will be no further market for the Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of the Company Common Stock.

Plans for the Company After the Merger

Following completion of the Merger, Merger Sub will have been merged with and into the Company, with the Company surviving the Merger as a wholly owned subsidiary of Parent. The Company Common Stock is currently listed on Nasdaq and registered under the Exchange Act. Following completion of the Merger, there will be no further public market for the Company Common Stock and, as promptly as practicable following the Effective Time and in compliance with applicable law, the Company Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act.

Parent currently anticipates that following completion of the Merger, the operations and business of Thoughtworks will be conducted substantially as they are currently being conducted (except that the Company will cease to be a publicly traded company on Nasdaq and deregistered under the Exchange Act and will instead be a wholly owned subsidiary of Parent). Following completion of the Merger, Parent will continue to assess the Company’s assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the Merger to enhance the Company’s business and operations. Parent may seek to buy or combine the Company with target companies that provide earnings and growth synergies; however, no such contracts, arrangements, plans, proposals, commitments or understandings regarding any such transactions relating to the Company and its subsidiaries currently exist.

Immediately following the Effective Time of the Merger, (1) the directors of the Surviving Corporation will be the directors of Merger Sub as of immediately prior to the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation of the Surviving Corporation until their respective successors are duly elected or appointed and qualified, and (2) the officers of the Surviving Corporation will be the officers of the Company as of immediately prior to the Effective Time, each to hold office in accordance with the provisions of the DGCL and the certificate of incorporation of the Surviving Corporation until their respective successors are duly appointed.

At the Effective Time and by virtue of the Merger, (1) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety in a form as set forth in Annex D to this Information Statement, until thereafter amended as provided by the DGCL and such certificate of incorporation, and (2) the bylaws of the Surviving Corporation will be the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub will be automatically amended and become references to the Surviving Corporation, until thereafter amended as provided by the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

Transaction Litigation

As of the date of this Information Statement, the Company is not aware of any complaints filed or litigation pending related to the Merger. In addition, the Company has received purported stockholder demand letters pursuant to DGCL Section 220 relating to the events leading to the execution of the Merger Agreement and could receive other stockholder demand letters relating to books and records requests. No assurances can be made as to the outcome of such lawsuits, demands or other actions.

Fees and Expenses

The estimated maximum amount of fees and expenses incurred or expected to be incurred by the Company in connection with the Merger are as follows:

Description	Amount
Financial advisory fees and expenses	$	[•]
Legal, accounting and other professional fees and expenses	$	[•]
SEC filing fees	$	[•]
Printing and mailing costs	$	[•]
Total	$	[•]

It is also expected that Merger Sub and/or Parent will incur approximately $[•] million of legal, other advisory and financing fees in connection with the Merger.

The estimate for legal fees set forth in this Information Statement does not include any amounts attributable to any existing or future litigation challenging the Merger. Apart from (1) Parent or the Surviving Corporation’s responsibility for the fees and expenses of the Payment Agent and (2) subject to certain exceptions, Parent’s obligations with respect to (a) transfer, stamp and documentary taxes or fees and (b) sales, use, real property transfer and other similar taxes arising out of or in connection with entering into the Merger Agreement and the consummation of the Merger, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the Merger generally applicable to holders of the Company Common Stock who exchange their shares of the Company Common Stock for cash pursuant to the Merger. The summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. The discussion applies only to holders whose shares of the Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of the Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, financial institutions, cooperatives, traders in securities that elect to apply a mark-to-market method of accounting for U.S. federal income tax purposes, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who hold the Company Common Stock through pass-through entities for U.S. federal income tax purposes or as part of a hedging transaction, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, holders who acquired the Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, holders who own Rollover Shares, holders of the Company Common Stock who own (or are deemed to own) any interest in the Significant Company Stockholder, or holders of the Significant Company Stockholder’s shares of the Company Common Stock. This summary does not address any Medicare equivalent tax or alternative minimum tax considerations or any aspect of state, local or non-U.S. taxation, and does not address any U.S. federal taxation other than income taxation.

For purposes of this Information Statement, a “U.S. Holder” means a beneficial owner of Company Common Stock that is:

•        a citizen or individual resident of the United States,

•        a corporation (or any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•        an estate, the income of which is subject to U.S. federal income tax regardless of its source, or

•        a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) the trust has a valid election in effect to be treated as a United States person.

The term “Non-U.S. Holder” refers to any beneficial owner of the Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership or disregarded entity for U.S. federal income tax purposes that is not a U.S. Holder.

If a partnership or any other entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Company Common Stock, the U.S. federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships owning Company Common Stock and partners in such partnerships should consult their own tax advisors as to the particular U.S. federal, state, local and non-U.S. tax consequences of the Merger to them.

The U.S. federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of the Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of U.S. federal, state, local and non-U.S. tax laws.

U.S. Holders. The receipt of the Per Share Price by a U.S. Holder in exchange for the Company Common Stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. Holder who receives the Per Share Price will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the U.S. Holder receives (determined before deduction of any applicable withholding taxes) and (y) the adjusted tax basis of the surrendered shares of the Company Common Stock. A U.S. Holder’s adjusted tax basis generally will equal the price the U.S. Holder paid for such shares of the Company Common Stock. Gain or loss will be calculated separately for each block of the Company Common Stock exchanged in the Merger (generally shares of the Company Common Stock acquired at the same cost in a single transaction). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the shares of the Company Common Stock have been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate U.S. Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is limited.

Non-U.S. Holders. Subject to the discussion below regarding backup withholding, a Non-U.S. Holder that receives cash for the Company Common Stock pursuant to the Merger generally will not be subject to U.S. federal income tax on any gain realized on the disposition, unless (1) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (2) the gain is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (3) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Company Common Stock at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held Company Common Stock, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held shares of the Company Common Stock. The Company believes it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

If you are a Non-U.S. Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain U.S. source capital losses reported on a U.S. federal income tax return.

If you are a Non-U.S. Holder and your gain is effectively connected with a United States trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to U.S. federal income tax on any gain realized on a net basis in the same manner as U.S. Holders. Non-U.S. Holders that are corporations may also be subject to an additional branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.

Information Reporting and Backup Withholding. Cash consideration received by a U.S. Holder or a Non-U.S. Holder in the Merger may be subject to information reporting and backup withholding. To avoid backup withholding, a U.S. Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an Internal Revenue Service (“IRS”) Form W-9, certifying that such U.S. Holder is a U.S. person, that the taxpayer identification number provided is correct and that such U.S. Holder is not subject to backup withholding. A Non-U.S. Holder generally may establish an exemption from backup withholding by certifying its status as a non-U.S. person under penalties of perjury on an IRS Form W-8BEN or IRS Form W-8BEN-E or other applicable IRS Form W-8. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA. Sections 1471 through 1474 of the Code, and the U.S. Treasury Regulations and administrative guidance issued thereunder (commonly referred to as, “FATCA”), impose a U.S. federal withholding tax of 30% on certain payments made to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or an exemption applies. FATCA also generally will impose a U.S. federal withholding tax of 30% on certain payments made to a non-financial foreign entity unless such entity provides the withholding agent a certification identifying certain direct and indirect U.S. owners of the entity or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes.

The U.S. Treasury Department released proposed regulations which, if finalized in their present form, would eliminate the U.S. federal withholding tax of 30% applicable to the gross proceeds of a sale or other disposition of Company Common Stock. In the preamble to the proposed regulations, the U.S. Treasury Department stated that taxpayers may generally rely on the proposed regulations until final regulations are issued.

Holders are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on the disposition of the Company Common Stock pursuant to the Merger.

Regulatory Approvals

Under the terms of the Merger Agreement, the Company and Parent have agreed to, and to cause their respective subsidiaries to, use their respective reasonable best efforts to:

•        take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary and proper under applicable laws to consummate and make effective the Merger as soon as practicable, and in any event before the Termination Date, including preparing and filing all forms, registrations and notifications to or with any governmental authority required to be filed to consummate the Merger;

•        satisfy the conditions to consummating the Merger in the Merger Agreement; and

•        obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental authority.

In addition, the parties to the Merger Agreement have agreed that the obligations of Parent include taking, and causing its subsidiaries to take or cause to be taken, all actions and doing, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the Termination Date, and Parent will further take action as may be necessary to resolve such objections, if any, as any governmental authority responsible for any Antitrust Law or FDI Law may assert under any law with respect to the Transactions, and to avoid or eliminate each and every impediment under any law that may be asserted by such governmental authority with respect to the Transactions, including:

•        proposing, negotiating, committing to and effecting, by settlement, consent decree, hold separate order, stipulation or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries (including the Surviving Corporation); and

•        otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, or their respective subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any order in any legal proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its subsidiaries will become subject to, or be required to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless (1) Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such requirement, condition, understanding, agreement or order and (2) such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

For the avoidance of doubt, the obligations described in this section “The Special Factors — Regulatory Approvals” will not apply to any investment funds affiliated with Parent or portfolio companies of such investment funds, in each case, other than (x) the Company or any of its subsidiaries or (y) with respect to the assets, properties, business, operations or ownership of the Company or any of its subsidiaries. Notwithstanding the foregoing, (1) nothing described in this paragraph will qualify or limit in any respect the obligations of Parent and Merger Sub to make any necessary filings with or submissions to, or supply information or documentation to, or engage in communications with, governmental authorities as required by the above and (2) solely for purposes of the termination provisions of the Merger Agreement, Parent will be deemed to be in material breach of its obligations described in this section entitled “The Special Factors — Regulatory Approvals” in the event that the failure to obtain clearance under the HSR Act, any Antitrust Law or any FDI Law is primarily due to the failure of any controlled affiliate of Parent or Merger Sub or the Sponsors to make any necessary filings with or submissions to, or supply information or documentation to, governmental authorities as would be required by such persons pursuant to the HSR Act, any applicable Antitrust Law or any applicable FDI Law in connection with the Transactions.

We and Parent filed the notification required under the HSR Act with the Premerger Notification Office of the Federal Trade Commission and the Antitrust Division of the Department of Justice on August 19, 2024. The applicable waiting period under the HSR Act expired at 11:59 P.M. Eastern Time on September 18, 2024.

Under other applicable foreign Antitrust Laws and FDI Laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained. All filings required as of the date of this Information Statement under applicable foreign Antitrust Laws and under applicable FDI Laws have been completed. While we believe that the Company and Parent will receive the requisite approvals, non-disapprovals and clearances from governmental authorities described above that are prerequisites to the consummation of the Merger under the Merger Agreement and applicable law, the Company and Parent may not obtain all such approvals.

See the section entitled “The Merger Agreement — Efforts; Regulatory Filings” for a more detailed discussion of the parties’ obligations with respect to obtaining regulatory approvals in connection with the Merger.

Terms used but not defined have the meanings set forth in the section entitled “The Merger Agreement — Efforts; Regulatory Filings”.

Alternatives to the Merger

In response to the proposed offer from Apax, the Special Committee reviewed, with the assistance of Lazard, the desirability for the Special Committee to initiate a process to solicit alternative change of control proposals from third parties. In this regard, the Special Committee took into account the fact that Apax stated in its March 22, 2023 proposal and repeated thereafter that Apax was not interested in selling its stake in the Company to a third party and would not vote in favor of any alternative sale, merger or similar transaction involving the Company.

Prior to the delivery of the Stockholder Consent, the Company and its representatives were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to provide non-public information and engage in discussions and negotiations with respect to an unsolicited takeover proposal that would reasonably be expected to lead to a superior proposal. However, the Company’s rights to engage in negotiations or discussions with third parties ceased by virtue of the delivery of the Stockholder Consent following the execution of the Merger Agreement.

For more information on the alternatives to the Merger, see the sections of this Information Statement entitled “The Special Factors — Background of the Merger” beginning on page [•], “The Special Factors — Recommendation of the Special Committee; Reasons for the Merger” beginning on page [•], “Recommendation of the Company Board; Reasons for the Merger” beginning on page [•] and “The Special Factors — Position of the Company in Connection with the Merger under SEC “Going Private” Rules” beginning on page [•].

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Merger. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the section entitled “Summary” beginning on page [•] and the more detailed information contained elsewhere in this Information Statement, the annexes to this Information Statement and the documents referred to or incorporated by reference in this Information Statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this Information Statement, without charge, by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [•].

Q:     What is the proposed transaction and what effects will it have on the Company?

A:     The proposed transaction is the acquisition by Parent of all of the shares of Company Common Stock (other than Owned Company Shares). Once the Closing conditions under the Merger Agreement have been satisfied or waived (to the extent waivable) and subject to the other terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation of the Merger and will cease to be a publicly traded company on Nasdaq. Parent and Merger Sub are affiliates of the Significant Company Stockholder, the holder of a majority of the issued and outstanding shares of Company Common Stock and an affiliate of certain investment funds advised by Apax Partners.

Q:     What will I receive in the Merger?

A:     Upon completion of the Merger and subject to the terms and conditions set forth in the Merger Agreement, you will receive the Price Per Share equal to $4.40 in cash, without interest thereon, less any required withholding taxes, for each share of the Company Common Stock that you own, unless you are entitled to demand and properly demand appraisal pursuant to, and in a manner that complies with, Section 262, and do not withdraw or otherwise lose the right to appraisal pursuant to the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $440.00 in cash for your shares of Company Common Stock without interest thereon, less any required withholding taxes. Upon completion of the Merger, you will not own any equity interests in the Surviving Corporation.

Q:     What happens to Company Equity Awards if the Merger is Completed?

A:     At the Effective Time, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the applicable holder thereof, the Company Equity Awards will be treated as follows:

•        each Vested Company Option will be cancelled and the holder of such Vested Company Option will receive an amount in cash, less any applicable tax withholdings, equal to the Option Consideration, which will be paid by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date;

•        each Unvested Company Option will be cancelled and converted into the contingent right solely to receive a Converted Option Cash Award, which is an aggregate amount in cash, without interest thereon, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the excess, if any, of the Per Share Price over the per share exercise price of such Unvested Company Option, by (B) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time. The Converted Option Cash Award will remain subject to the same vesting schedule applicable to the related Unvested Company Option, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason of the foregoing or the Transactions and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award. Payment of each portion of a Converted Option Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date;

•        any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, will be cancelled for no consideration as of the Effective Time;

•        each Company Restricted Stock Unit Award that is vested and outstanding immediately prior to the Effective Time, and each November 2024 RSU, will be cancelled, with the applicable holder becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, a fully vested amount in cash, less any applicable tax withholdings, equal to the RSU Consideration, payable by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date (or, to the extent any RSU Consideration relates to a Company Restricted Stock Unit Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit Award that will not trigger a tax or penalty under Section 409A of the Code);

•        each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms or as set forth above will, in each case, be assumed by Parent and be converted into the contingent right solely to receive a Converted Stock Unit Cash Award, which is an aggregate amount in cash, without interest, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Equity Award immediately prior to the Effective Time (with the number of shares of Company Common Stock subject to any Company Performance Stock Unit Award determined assuming achievement of target-level performance). Payment of each portion of a Converted Stock Unit Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date. After giving effect to the accelerated vesting of the November 2024 RSUs, the vesting conditions applicable to the Converted Stock Unit Cash Awards converted from Company Restricted Stock Unit Awards will be modified so that 50% of such Converted Stock Unit Cash Awards (on an individual-by-individual basis) will vest on each of the first and second anniversaries of the Closing Date. The Converted Stock Unit Cash Award will otherwise continue to vest on the same schedule and conditions as applied to the applicable Company Equity Award and will otherwise remain subject to the same terms and conditions as applied to the corresponding Company Equity Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions and any performance-based vesting conditions (as may be adjusted or modified by Parent in connection with the Transactions), and including payment above target for performance above the target performance-level consistent with the terms of the applicable Company Equity Award, and such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award. However, each Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award subject to relative total shareholder return vesting conditions will instead be subject to the treatment set forth in the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger”.

We encourage you to read this Information Statement in entirety as well as the Merger Agreement, which is attached as Annex A to this Information Statement, as it is the legal document that governs the Merger and the other Transactions.

Q:     When do you expect the Merger to be completed?

A:     We expect to complete the Merger promptly after all of the conditions to the Merger have been satisfied or waived and subject to the other terms and conditions set forth in the Merger Agreement. Completion of the Merger is currently expected to occur in the fourth calendar quarter of 2024 although the Company cannot assure completion by any particular date, if at all.

Q:     What happens if the Merger is not completed?

A:     If the Merger is not completed for any reason, stockholders will not receive the Per Share Price as payment for their shares of Company Common Stock in connection with the Merger. Additionally, the Company is expected to remain a publicly traded company and the Company Common Stock is expected to continue to be traded on Nasdaq for the foreseeable future.

Q:     Why am I not being asked to vote on the Merger?

A:     Effecting the Merger requires the adoption of the Merger Agreement by stockholders of the Company holding a majority of the shares of Company Common Stock outstanding. The Company Certificate of Incorporation permits stockholders to act by written consent in certain circumstances, including in connection with the approval of transactions such as the Merger. On August 5, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, which on such date beneficially held more than a majority of the shares of the Company Common Stock outstanding, executed and delivered to the Company the Stockholder Consent, thereby providing the Requisite Stockholder Approval for the Merger. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy and you are requested not to send us a proxy.

Q:     Why did I receive this Information Statement?

A:     Applicable laws and securities regulations require us to provide you with notice of the Stockholder Consent that was delivered by the Significant Company Stockholder, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Merger. This Information Statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 and notice to you of the action taken pursuant to the written consent (i.e., the Stockholder Consent) contemplated by Section 228(e) of the DGCL.

Q:     What did the Special Committee determine and recommend to the Company Board?

A:     The Special Committee unanimously resolved:

•        to determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders;

•        to recommend that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders; and

•        to recommend that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company’s stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Q:     Did the Company Board approve and recommend the Merger Agreement?

A:     Yes. The Company Board, acting on the unanimous recommendation of the Special Committee, resolved:

•        to determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Company’s stockholders, including the Unaffiliated Stockholders;

•        to approve and declare advisable the Merger Agreement and the Transactions, including the Merger;

•        to approve and declare advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein;

•        to direct that the adoption of the Merger Agreement be submitted to the Company’s stockholders for their adoption by written consent in lieu of a meeting; and

•        to recommend that the Company’s stockholders adopt the Merger Agreement in accordance with the DGCL.

Q:     What happens if I sell my shares before the completion of the Merger?

A:     If you transfer your shares of the Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Per Share Price and will lose your appraisal rights. In order to receive the Per Share Price or exercise appraisal rights, you must hold your shares of the Company Common Stock through the Effective Time.

Q:     How do I surrender my Uncertificated Shares held by the Company’s paying agent, Equiniti Trust Company, LLC?

A:     No holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of outstanding shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the exchanged Uncertificated Shares will be cancelled.

Q:     Should I send in my Certificates or other evidence of ownership now?

A:     No. After the Merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of Company Common Stock for the Per Share Price. If your shares of Company Common Stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares of Company Common Stock in exchange for the Per Share Price. Do not send in your Certificates now.

Q:     What happens to my shares of Company Common Stock held by my broker?

A:     Your broker generally will handle cashing out all shares of Company Common Stock that you hold in your brokerage account after the Closing of the Merger has occurred. You should direct any specific questions on this to your broker.

Q:     Is the Merger subject to any conditions?

A:     Yes. Before the Merger can be completed, the Company, Parent and Merger Sub must satisfy or, if permissible, waive, several Closing conditions. If these conditions are not satisfied or waived, the Merger will not be completed. See the section entitled “The Merger Agreement — Conditions to Consummation of the Merger” beginning on page [•].

Q:     Am I entitled to exercise appraisal rights instead of receiving the Per Share Price for my shares of Company Common Stock?

A:     Company stockholders who have neither voted in favor of the Merger nor consented to the Merger in writing and who have properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of their shares of Company Common Stock in accordance with Section 262 of the DGCL are entitled to appraisal rights in connection with the Merger with respect to their shares of Company Common Stock. See the section entitled “Appraisal Rights” beginning on page [•].

Q:     What happens if a third party makes an offer to acquire the Company before the Merger is completed?

A:     The Company’s rights to provide non-public information and engage in negotiations or discussions with third parties, and the Company Board’s and the Special Committee’s right to change its recommendation, in each case, under certain circumstances, ceased upon the Company’s receipt of the Stockholder Consent on August 5, 2024, following the execution and delivery of the Merger Agreement.

Q:     Do any executive officers or directors of Thoughtworks have interests in the Merger that may differ from or be in addition to my interests as a stockholder?

A:     You should be aware that the Company’s executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Company Board and the Special Committee were aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described in the section entitled “The Special Factors — Interests of Our Directors and Executive Officers in the Merger” beginning on page [•].

Q:     Will I owe taxes as a result of the Merger?

A:     The exchange of shares of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. Therefore, a U.S. Holder (as defined in the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•]) receiving cash in the Merger generally will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (1) the amount of cash the U.S. Holder received (determined before deduction of any applicable withholding taxes) and (2) the adjusted tax basis of the surrendered Company Common Stock.

A Non-U.S. Holder (as defined in the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger”) will generally not be subject to U.S. federal income tax on any gain resulting from the exchange of the Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States (as described further in the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger — Non-U.S. Holders”), but the Merger could be a taxable transaction to such holder under non-U.S. tax laws applicable to such holder.

Holders of Company Common Stock should read the section entitled “The Special Factors — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [•] for a more detailed description of the U.S. federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of the Merger.

Q:     Where can I find more information about the Company?

A:     We file annual, quarterly and current reports, proxy statements, and other documents with the SEC. This information is available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page [•].

Q:     Who can help answer my other questions?

A:     If you have more questions about the Merger, please contact our Investor Relations Department at investor-relations@thoughtworks.com during regular U.S. business hours and we will endeavor to appropriately respond as soon as reasonably practicable. If your broker holds your shares of Company Common Stock, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement, and the documents to which we refer you in this Information Statement, contain forward-looking statements including, without limitation, statements regarding forecasts and projections as described in the section entitled “The Special Factors — Certain Company Financial Forecasts” beginning on page [•]. We have used the words “approximately,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “future,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will” and similar terms and phrases to identify forward-looking statements.

All of our forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that we are expecting, including:

•        risks associated with the Transactions generally, such as the inability to obtain, or delays in obtaining, any required regulatory approvals or other consents;

•        the failure to consummate, or a delay in (or uncertainty in the timing of) consummating, the Merger for any reason;

•        the risk that a condition to closing of the Merger may not be satisfied, including the failure to receive, or delays in receiving, any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals) or other consents, and the possibility that a Company Material Adverse Effect on our business would permit the Parent not to close the Transactions;

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•        the impact and/or outcome of any legal proceedings that may be instituted following announcement of the Merger, which could delay or prevent the consummation of the Transactions;

•        the failure to retain key management and employees of the Company;

•        unfavorable reaction to the Merger by customers, competitors, suppliers and employees, and the effect of the announcement or pendency of the Transactions on the Company’s operating results and business generally;

•        certain restrictions during the pendency of the Merger and the proposed transactions that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;

•        unexpected costs, charges or expenses resulting from the proposed transactions;

•        the Transactions may result in the diversion of management’s time and attention to issues relating to the Transactions;

•        there may be significant transaction-related costs in connection with the Transactions, whether or not the Transactions close;

•        risks caused by delays in upturns or downturns being reflected in the Company’s financial position and results of operations;

•        the failure to obtain the necessary financing arrangements set forth in the Equity Commitment Letter in order to consummate the Merger;

•        the risk that the Company’s stock price may decline significantly if the Transactions are not consummated;

•        the Per Share Price is fixed and will not be adjusted for changes in our business, assets, liabilities, prospects, outlook, financial condition or operating results or in the event of any change in the market price of, analyst estimates of, or projections relating to, our Common Stock;

•        we are controlled by affiliates of the Sponsors, whose interests in our business may be different than other holders of Company Common Stock, and our board of directors has delegated significant authority to a Special Committee with respect to the Merger; and

•        additional factors discussed in the Company’s periodic filings with the SEC, including in our Annual Report on Form 10-K (which is incorporated by reference herein), our most recent Quarterly Report on Form 10-Q (which is incorporated by reference herein) and the Schedule 13E-3.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the Transactions or other matters addressed in this Information Statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this Information Statement or the date of any document incorporated by reference in this document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT

The Company

Thoughtworks Holding, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Phone: (312) 373-1000

Thoughtworks is a leading global technology consultancy that integrates strategy, design and software engineering to enable enterprises and technology disruptors across the globe to thrive as modern digital businesses. Thoughtworks is a digital native service provider that has been a thought leader at the forefront of technology innovation for the past 30 years. We leverage our vast experience to improve our clients’ ability to respond to change; utilize data assets to unlock new sources of value; create resilient technology platforms that move with business strategies; and rapidly design, deliver and evolve exceptional digital products and experiences at scale. We are a globally diversified business, with clients across all major verticals and geographies. Our global distributed agile delivery model operates where our clients are, with over 10,750 employees working across 19 countries on five continents. Further, our unique, diverse and cultivating culture, with a reputation for technology excellence and thought leadership, enables us to attract and retain what we believe is the best talent in the industry. That is why our clients trust Thoughtworks as their digital transformation partner. Additional information regarding the Company is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page [•].

The Common Stock is listed with, and traded on, Nasdaq under the symbol “TWKS”.

Parent

Tasmania Midco, LLC
c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Phone: +44-20-7872-6300

Parent was formed in Delaware on July 29, 2024, solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto and arranging of the equity financing in connection with the Merger.

Merger Sub

Tasmania Merger Sub, Inc.
c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Phone: +44-20-7872-6300

Merger Sub was formed in Delaware on July 29, 2024, solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Transactions. Upon consummation of the Merger, Merger Sub will cease to exist.

DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING PERSONS OF THE COMPANY

Neither the Company nor, to the knowledge of the Company, any of the Company’s directors or executive officers listed below have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). In addition, neither the Company nor, to the knowledge of the Company, any of the Company’s directors or executive officers listed below, have, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Directors

Michael Sutcliff became a member of the Company Board in June 2024 and has served as the Company’s Chief Executive Officer and President since June 2024. Mr. Sutcliff also currently serves as the non-executive chairman of the board of directors of Mobeus Industries, Inc. (“Mobeus”), a technology company developing spatial computing and artificial intelligence products, since June 2024. He previously served as the Chief Executive Officer and Co-Founder of Mobeus from February 2021 until May 2024. Mr. Sutcliff also serves as a non-executive director at HeadVantage Corporation (“HeadVantage”), a company developing wearable entertainment technology in the sports industry, since June 2024. He previously served as Executive Chairman of HeadVantage from April 2021 until May 2024, and as the Operating Partner of Advent International, a venture capital and private equity firm, from October 2020 until May 2024. In addition, Mr. Sutcliff served on the boards of directors of Ascendion Inc., an AI software engineering company, from July 2022 until May 2024, of Collabera Inc., an information technology consulting company, from February 2021 until May 2024, Williams Lea Tag Group Limited, a business support company, from February 2021 until May 2023, and of Encora Inc., a digital engineering company, from June 2020 until May 2024. He previously also served as Co-Founder of Cherish Health, a health and safety monitoring company, as Senior Advisor of Alvarez & Marsal, a business management consultancy, from May 2021 to May 2023, as Senior Advisor to MCE Systems, a software company, from August 2021 until May 2024, and as Group Chief Executive Officer of the Digital branch of Accenture, a professional services company, where he worked from August 1987 until March 2020. Mr. Sutcliff received a Bachelor of Science degree in Electrical and Computer Engineering from the Georgia Institute of Technology and a Master of Science degree in Management, with a specialization in Accounting and Finance, from the Georgia Institute of Technology Scheller College of Business. Mr. Sutcliff is a U.S. citizen.

Robert Brennan became a member of the Company Board in July 2021. From 2019 to 2021, Mr. Brennan served as an advisor and mentor at Entrepreneurship for All Roxbury (EforAll). From 2017 to 2018, Mr. Brennan served as the executive director of Computer Associates, a multinational enterprise software developer and publisher. From 2011 to 2018, Mr. Brennan was chair and chief executive officer of Veracode, an application security company. From 2004 to 2011, Mr. Brennan was a director and the president and chief executive officer of Iron Mountain, a publicly-traded data protection and information management services company. From 2000 to 2004, Mr. Brennan served as chair and chief executive officer of Connected Corporation, a provider of storage software for automated protection, archiving and recovery of distributed data. Mr. Brennan also served as general manager for Network and Service Management at Cisco from 1998 to 2000 after being chief executive officer for American Internet. Mr. Brennan has also served on the boards of directors for several private technology companies. Mr. Brennan is a U.S. citizen.

Jane Chwick became a member of the Company Board in December 2017. Ms. Chwick spent 30 years at Goldman Sachs, most recently as Partner and Co-Chief Operating Officer of its Technology Division, until her retirement in 2013. During her career at Goldman Sachs, Ms. Chwick held a number of senior positions, including Global Head of Technology of the Securities Division and Global Head of Derivatives Technology. Ms. Chwick was the Co-Founder and Co-Chief Executive Officer of Trewtec, a technology advisory firm, from 2014 to 2017. Ms. Chwick currently serves on the boards of directors of MarketAxess, Voya Financial, and People’s United Financial. Ms. Chwick has previously served on the board of Essent Group Ltd, the Executive Board of Trustees of the Queens College Foundation and on the boards of directors of Girls Who Code and of the Berkshire School. Ms. Chwick earned a Bachelor of Arts in mathematics from Queens College and a Master in Business Administration from St. John’s University with a concentration in management information systems and quantitative analysis. Ms. Chwick is a U.S. citizen.

Ian Davis became a member of the Company Board in June 2021. From 2013 to 2021, Sir Davis was the Chairman of Rolls-Royce plc. Sir Davis served as Chairman and Worldwide Managing Partner of McKinsey & Company from 2003 until 2009. Retiring in 2010, Sir Davis is now Senior Partner Emeritus of McKinsey & Company, where he was a partner and consultant for over 30 years. Sir Davis currently serves on the board of Johnson & Johnson as a non-executive director. From 2010 to 2020, Sir Davis was a Non-Executive Director of BP plc, where he was also Senior Independent (Lead) Director. Sir Davis also acts as an adviser to several private firms and companies, including serving as Senior Advisor to Apax Partners. From 2011 to 2017, Sir Davis was a non-executive director of the United Kingdom Cabinet Office and of Teach for All, a not-for-profit educational foundation. Sir Davis earned a Bachelor of Arts and Master of Arts in Politics, Philosophy and Economics from Balliol College, University of Oxford. Sir Davis is a U.K. citizen.

Rohan Haldea became a member of the Company Board in October 2017. Mr. Haldea joined Apax Partners in 2007 and is currently a Partner in the Tech & Telco team. Mr. Haldea serves on the boards of Infogain, Cyderes, Coalfire Systems and Fractal Analytics. He also serves as co-Chief Executive Officer of the Apax Foundation, a non-profit organization affiliated with Apax Partners, and as a Trustee of Impetus. Prior to joining Apax Partners, Mr. Haldea worked at Bain Capital in New York, where he focused on the Industrial, Distribution and Retail sectors. Prior to that, Mr. Haldea was a consultant at McKinsey & Company. Mr. Haldea earned a Master of Business Administration from Harvard Business School and a Bachelor of Technology from the Indian Institute of Technology, Delhi. Mr. Haldea is a British citizen.

Gina Loften became a member of the Company Board in July 2021. Ms. Loften served as Chief Technology Officer for Microsoft USA, a position she held from 2019 through July 2021. Prior to Microsoft, she spent over 15 years with IBM in roles of increasing responsibility, including Global Consulting Leader for Cloud Application Innovation, Chief Technology Officer for Hybrid Cloud, Chief Innovation Officer for IBM Research, and Global Public Sector Leader for IBM’s AI business. Ms. Loften currently serves on the board of directors for TTEC and TIAA (The Teachers Insurance and Annuity Association of America). Ms. Loften has previously served on the boards of the George Mason University Research Foundation, Rise Against Hunger, the Museum of Life and Science, and the North Carolina School of Science and Mathematics Foundation. She earned a Bachelor of Science degree in Electrical Engineering from North Carolina Agricultural and Technical State University. Ms. Loften is a U.S. citizen.

Salim Nathoo became a member of the Company Board in October 2017. Mr. Nathoo joined Apax Partners in 1999 and is currently a Partner in the Tech & Telco team. Mr. Nathoo is also a member of the Investment Committees for the Apax Buyout Funds, Apax Digital Fund, Apax Global Impact Funds, the Apax Credit Vehicles and Apax Global Alpha. Mr. Nathoo has served as an advisor or board member to a number of Apax Funds’ portfolio companies, including Candela, TietoEVRY, GlobalLogic, iGATE, Inmarsat, Orange Switzerland, Sophos, SMART Technologies, Weather Investments, Tim Hellas and Promethean. Prior to joining Apax Partners, Mr. Nathoo was an Engagement Manager with McKinsey & Company, where he specialized in advising clients in the telecom sector. Mr. Nathoo earned a Master in Business Administration from INSEAD and a Master of Arts in Mathematics from the University of Cambridge. Mr. Nathoo is a British citizen.

William Parrett became a member of the Company Board in December 2017. Mr. Parrett joined Deloitte & Touche USA LLP in 1967 and served in a series of roles of increasing responsibility, including as Senior Partner, before retiring in 2007. From 2003 to 2007, Mr. Parrett served as the Chief Executive Officer of Deloitte Touche Tohmatsu. From 1999 to 2003, Mr. Parrett was Managing Partner of Deloitte & Touche USA. Mr. Parrett currently serves on the boards of directors of Oracle Corporation and The Blackstone Group. Mr. Parrett previously served on the boards of directors of Eastman Kodak Company, Conduent, Thermo Fisher Scientific, UBS Group AG and iGate. Additionally, Mr. Parrett is a past Chairman of the board of trustees of United Way Worldwide and of the board of directors of the United States Council for International Business. Mr. Parrett earned a Bachelor of Arts in accounting from St. Francis College. Mr. Parrett is a U.S. citizen.

Roxanne Taylor became a member of the Company Board in June 2021. Ms. Taylor served as the Chief Marketing and Communications Officer of Memorial Sloan Kettering Cancer Center from 2020 to 2022. From 2007 to 2018, Ms. Taylor served as Chief Marketing and Communications Officer at Accenture, a global professional services company. From 1995 to 2007, Ms. Taylor served in various marketing positions at Accenture, including Managing Director Corporate and Financial Communications and Director of Marketing and Communications for the Financial Services practice. Before joining Accenture, Ms. Taylor served in corporate communications, investor relations and senior marketing positions at Reuters and Quotron (now part of Citicorp) from 1993 to 1995 and 1989 to 1993, respectively. Ms. Taylor currently serves on the board of directors of Pure Storage and Unisys. Ms. Taylor earned a Bachelor of Arts from the University of Maryland in College Park. Ms. Taylor is a U.S. citizen.

Executive Officers

Michael Sutcliff is the Company’s Chief Executive Officer and President. Mr. Sutcliff’s biographical information can be found above under the section entitled “Directors, Executive Officers and Controlling Persons of the Company — Directors.”

Erin Cummins has served as the Company’s Chief Financial Officer since 2014. Prior to that, Ms. Cummins was Head of Operations and Finance for Thoughtworks Europe. Ms. Cummins has served in various leadership roles in the organization spanning across multiple countries, with both financial and operational responsibilities. Prior to joining Thoughtworks in 2004, Ms. Cummins was an auditor for Plante Moran from 2001 to 2004. Ms. Cummins earned her Bachelor of Arts and Master of Science (Professional Accounting) degrees from Michigan State University. Ms. Cummins is a U.S. citizen.

Ramona Mateiu has served as the Company’s Chief Legal Officer and Chief Compliance Officer since 2017 and as the Company’s Chief Compliance Officer since 2018. Prior to that, Ms. Mateiu served as Thoughtworks Deputy General Counsel in 2017 and as Head of Legal for Thoughtworks North America from 2009 to 2017. Ms. Mateiu previously served as Associate General Counsel at PrivateBancorp (now part of CIBC). Before joining PrivateBancorp, Ms. Mateiu served in a legal role at Thoughtworks from 2008 to 2009 and was a corporate associate at Schiff Hardin LLP. Ms. Mateiu earned a Juris Doctor from the University of California at Berkeley School of Law and a Bachelor of Arts in Economics from the University of Illinois at Urbana-Champaign. Ms. Mateiu is a U.S. citizen.

Christopher Murphy has served as the Company’s Chief Revenue and Client Officer since 2023. Prior to that, Mr. Murphy served as our Chief Executive Officer for Thoughtworks North America from 2018 to 2023. Prior to that, Mr. Murphy was Group Managing Director of Europe, Middle East and South Asia from 2015 to 2018, Chief Strategy Officer and Global Head of Marketing from 2012 to 2015, Managing Director of Asia Pacific from 2008 to 2012 and Associate General Counsel from 2004 to 2007. Prior to joining Thoughtworks, Mr. Murphy was a Senior Solicitor in the Intellectual Property and Information Technology Group at Mayer Brown and a Senior Associate in the Intellectual Property and Information Technology Group at Corrs Chambers Westgarth. Mr. Murphy earned a Bachelor of Science in computer science from the University of Melbourne, a Bachelor of Laws from the University of Melbourne, a Master of Laws (Intellectual Property) from Monash University and a Master of Information Technology from Monash University. Mr. Murphy is a citizen of Australia and the United Kingdom.

Sudhir Tiwari has served as the Company’s Executive Vice President, Global Head of Digital Engineering Center for Thoughtworks since 2023. Prior to that, Mr. Tiwari was the Regional Managing Director for India and Middle East and was also heading the Data and AI service line, both for Thoughtworks. Between 2011 and 2021, he was the Managing Director of India for Thoughtworks. From 2007 to 2011, he ran the Operations for Thoughtworks Studios. Mr. Tiwari joined Thoughtworks in India as a project manager in 2005. Mr. Tiwari earned a Bachelor of Technology degree in the field of Chemical Engineering from the National Institute of Technology, Tiruchirappalli. Mr. Tiwari has also completed the Advanced Management Program (AMP) from the Indian Institute of Management, Bangalore. Mr. Tiwari is an Indian citizen.

Controlling Persons

Apax Entities

Turing EquityCo II L.P. is a Guernsey limited partnership and was formed on September 2, 2021 for the purpose of investing in securities in the Company. Turing has not carried on any business, conducted any operations or incurred any liabilities or obligations other than those incidental to its formation and in connection with the investing in securities in the Company or otherwise related thereto. Turing GP Co. Limited a Guernsey limited company (both Turing and Turing GP Co. Limited have a registered office and principal place of business at PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP and primary telephone number +44 1481 810000), is Turing’s general partner and investment manager.

Apax IX GP Co. Limited is a Guernsey limited company and was formed on October 15, 2015. The principal business of Apax IX GP Co. Limited is the management of investments, including, but not limited, to investments with respect to Turing. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000.

Apax IX EUR GP L.P. Inc. is a Guernsey incorporated limited partnership (with separate legal personality) formed on December 17, 2015 to carry on the business of making, holding and divesting of investments from time to time and to act as the general partner of limited partnerships. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX GP Co. Limited is Apax IX EUR GP L.P. Inc.’s general partner.

Apax IX EUR L.P. is a Guernsey limited partnership formed on December 17, 2015 to function as an investment fund vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX EUR GP L.P. Inc. is Apax IX EUR L.P.’s general partner, while Apax IX GP Co. Limited is Apax IX EUR L.P.’s investment manager.

Apax IX - AIV EUR L.P. is a Delaware limited partnership formed on July 4, 2016 to identify, research, negotiate, make, hold, monitor and realise one or more investments, with the principal objective of achieving long-term capital growth. The registered office and principal place of business is Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Kent, DE 19904, United States, and its primary telephone number is 888-716-7274. Apax IX EUR GP L.P. Inc. is Apax IX - AIV EUR L.P.’s general partner, while Apax IX GP Co. Limited is Apax IX - AIV EUR L.P.’s investment manager.

Apax IX EUR Co-Investment L.P. is a Guernsey limited partnership formed on December 5, 2016 to function as a co-investment vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX EUR GP L.P. Inc. is Apax IX EUR Co-Investment L.P.’s general partner, while Apax IX GP Co. Limited is Apax IX EUR Co-Investment L.P.’s investment manager.

Apax IX USD GP L.P. Inc. is a Guernsey incorporated limited partnership (with separate legal personality) formed on December 17, 2015 to carry on the business of making, holding and divesting of investments from time to time and to act as the general partner of limited partnerships. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX GP Co. Limited is Apax IX USD GP L.P. Inc.’s general partner.

Apax IX USD L.P. is a Guernsey limited partnership formed on December 17, 2015 to function as an investment fund vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX USD GP L.P. Inc. is Apax IX USD L.P.’s general partner, while Apax IX GP Co. Limited is Apax IX USD L.P.’s investment manager.

Apax IX - AIV USD L.P. is a Delaware limited partnership formed on July 4, 2016 to identify, research, negotiate, make, hold, monitor and realise one or more investments, with the principal objective of achieving long-term capital growth. The registered office and principal place of business is Registered Agent Solutions, Inc., 838 Walker Road, Suite 21-2, Dover, Kent, DE 19904, United States, and its primary telephone number is 888-716-7274. Apax IX USD GP L.P. Inc. is Apax IX - AIV USD L.P.’s general partner, while Apax IX GP Co. Limited is Apax IX - AIV USD L.P.’s investment manager.

Apax IX USD Co-Investment L.P. is a Guernsey limited partnership formed on December 5, 2016 to function as a co-investment vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX USD GP L.P. Inc. is Apax IX USD Co-Investment L.P.’s general partner, while Apax IX GP Co. Limited is Apax IX USD Co-Investment L.P.’s investment manager.

Apax XI GP Co. Limited is a Guernsey limited company and was formed on October 21, 2021 to act as the investment manager to certain investment fund vehicles. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000.

Apax XI EUR GP L.P. Inc. is a Guernsey incorporated limited partnership (with separate legal personality) formed on December 8, 2021 to, among other things, carry on the business of making, holding and divesting of investments from time to time and to act as the general partner of limited partnerships. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax XI GP Co. Limited is Apax XI EUR GP L.P. Inc.’s general partner.

Apax XI USD GP L.P. Inc. is a Guernsey incorporated limited partnership (with separate legal personality) formed on December 8, 2021 to, among other things, to carry on the business of acting as the general partner of, and being an investor in, certain investment fund vehicles. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax XI GP Co. Limited is Apax XI USD GP L.P. Inc.’s general partner.

Apax XI (Guernsey) USD AIV L.P. is a Guernsey limited partnership formed on December 8, 2021 to identify, research, negotiate, make, hold, monitor and realise one or more investments alongside the other vehicles comprising the fund known as “Apax XI”, with the principal objective of achieving long-term capital growth. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax IX USD GP L.P. Inc. is Apax XI (Guernsey) USD AIV L.P.’s general partner, while Apax XI GP Co. Limited is Apax XI (Guernsey) USD AIV L.P.’s investment manager.

Apax XI EUR L.P. is a Guernsey limited partnership and was formed on December 8, 2021 to function as an investment fund vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax XI EUR GP L.P. Inc. is Apax XI EUR L.P.’s general partner, while Apax XI GP Co. Limited is Apax XI EUR L.P.’s investment manager.

Apax XI EUR 1 L.P. is a Guernsey limited partnership and was formed on December 8, 2021 to function as a co-investment fund vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax XI EUR GP L.P. Inc. is Apax XI EUR 1 L.P.’s general partner, while Apax XI GP Co. Limited is Apax XI EUR 1 L.P.’s investment manager.

Apax XI EUR SCSp is a Luxembourg special limited partnership and was formed on February 1, 2022 to identify, research, negotiate, make, hold, monitor and realise investments, with the principal objective of achieving long term capital growth. The registered office and principal place of business is 1-3, Boulevard de la Foire, 1528 Luxembourg, and its primary telephone number is +352 20 60 43 88. Apax XI GP SARL acts as managing general partner of Apax XI EUR SCSp.

Apax XI USD L.P. is a Guernsey limited partnership and was formed on December 8, 2021 to function as an investment fund vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax XI USD GP L.P. Inc. is Apax XI USD L.P.’s general partner, while Apax XI GP Co. Limited is Apax XI USD L.P.’s investment manager.

Apax XI USD 2 L.P. is a Guernsey limited partnership and was formed on December 8, 2021 to function as a co-investment fund vehicle. The registered office and principal place of business is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ, and its primary telephone number is +44 1481 810000. Apax XI USD GP L.P. Inc. is Apax XI USD 2 L.P.’s general partner, while Apax XI GP Co. Limited is Apax XI USD 2 L.P.’s investment manager.

Apax XI USD SCSp is a Luxembourg special limited partnership and was formed on February 1, 2022 to identify, research, negotiate, make, hold, monitor and realise investments, with the principal objective of achieving long term capital growth. The registered office and principal place of business is 1-3, Boulevard de la Foire, 1528 Luxembourg, and its primary telephone number is +352 20 60 43 88. Apax XI GP SARL acts as managing general partner of Apax XI EUR SCSp.

Apax XI GP SARL is a Luxembourg limited liability company and was formed on January 26, 2022 for the purposes of: (1) the acquisition of participations in one or more special limited partnerships (sociétés en commandite spéciales) governed by Luxembourg law, in the capacity as general partner (associé commandité) of such partnerships and (2) the management of such partnerships in the capacity as manager (gérant), as the case may be. The registered office and principal place of business is 1-3, Boulevard de la Foire, 1528 Luxembourg, and its primary telephone number is +352 28 80 66 58.

Tasmania Midco, LLC was formed as a limited liability company in Delaware on July 29, 2024, solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions and has not engaged in any business, conducted any operations or incurred any liabilities or obligations other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto and arranging of the equity financing in connection with the Merger. The principal place of business is 1 Knightsbridge, London SW1X 7LX, United Kingdom, and its primary telephone number is +44-20-7872-6300.

Tasmania Merger Sub, Inc. was formed as a corporation in Delaware on July 29, 2024, solely for the purpose of entering into the Merger Agreement, consummating the Merger with the Company and engaging in the Transactions. Merger Sub is a wholly owned subsidiary of Parent and has not engaged in any business, conducted any operations or incurred any liabilities or obligations, other than as incidental to its formation and in connection with the Transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will continue as the Surviving Corporation and a wholly owned subsidiary of Parent. The principal place of business is 1 Knightsbridge, London SW1X 7LX, United Kingdom, and its primary telephone number is +44-20-7872-6300.

Tasmania Parent, Inc. was formed as a corporation in Delaware on July 29, 2024, solely for the purpose of holding equity interests in Tasmania Holdco, Inc. in order to consummate the Merger with the Company and engage in the Transactions. Tasmania Parent, Inc. has not engaged in any business, conducted any operations or incurred any liabilities or obligations other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations thereunder and matters ancillary thereto. The principal place of business is 1 Knightsbridge, London SW1X 7LX, United Kingdom, and its primary telephone number is +44-20-7872-6300.

Tasmania Holdco, Inc. was formed as a corporation in Delaware on July 29, 2024, solely for the purpose of holding equity interests in Tasmania Midco, LLC in order to facilitate the Transactions. Tasmania Holdco, Inc. has not engaged in any business, conducted any operations or incurred any liabilities or obligations other than those incidental to its formation and pursuant to the Rollover Agreement and the Transactions, the performance of its obligations thereunder and matters ancillary thereto. The principal place of business is 1 Knightsbridge, London SW1X 7LX, United Kingdom, and its primary telephone number is +44-20-7872-6300.

Tasmania GP Co. Limited is a Guernsey limited company and was formed on July 29, 2024 to act as the general partner to certain investment fund vehicles. The registered office and principal place of business is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP, and its primary telephone number is +44 1481 749733.

Hobart Equity Holdco, LP is a Guernsey limited partnership and was formed on July 29, 2024 to function as a holding vehicle. The registered office and principal place of business is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP, and its primary telephone number is +44 1481 749733. The general partner of Hobart Equity Holdco, LP is Tasmania GP Co. Limited, of which Mark Babbe and Robert Guilbert are directors, Simon Shaw is an alternate director and Aztec Financial Services (Guernsey) Limited is the resident agent, administrator and secretary.

Set forth below for each officer and director of the foregoing Apax Entities, is his or her respective principal occupation or employment, the name of the organization in which such occupation or employment is conducted, the five-year employment history of each such person and country of citizenship, the business address and telephone number:

Individual	Present Principal Occupation or Employment (all have served five years or more in present position unless the context otherwise requires)	Citizenship
Salim Nathoo

Mr. Nathoo is a director of Tasmania Parent, Inc. He became a member of the Company Board in October 2017. Mr. Nathoo joined Apax Partners in 1999 and is currently a partner. For a more detailed description please see the section above entitled “— Directors.” Mr. Nathoo’s business address and telephone number are: 1 Knightsbridge, London, United Kingdom, SW1X 7LX; + 44 20 7872 6300.

British
Rohan Haldea

Mr. Haldea is a director of Tasmania Parent, Inc. and an officer of Tasmania Merger Sub, Inc. and Tasmania Parent, Inc. He became a member of the Company Board in October 2017. Mr. Haldea joined Apax Partners in 2007 and is currently a partner. For a more detailed description please see the section above entitled “— Directors.” Mr. Haldea’s business address and telephone number are: 1 Knightsbridge, London, United Kingdom, SW1X 7LX; + 44 20 7872 6300.

British
Marc Henckel

Mr. Henckel is a director of Tasmania Midco, LLC, Tasmania Merger Sub, Inc. and Tasmania Holdco, Inc. and is an officer of Tasmania Parent, Inc., Tasmania Midco, LLC, Tasmania Merger Sub, Inc. and Tasmania Holdco, Inc. He is a principal at Apax Partners, which he joined in 2021. Mr. Henckel’s business address and telephone number are: 1 Knightsbridge, London, United Kingdom, SW1X 7LX; + 44 20 7872 6300.

German
Hugo Ramambason

Mr. Ramambason is a director of Tasmania Midco, LLC, Tasmania Merger Sub, Inc. and Tasmania Holdco, Inc. and is an officer of Tasmania Parent, Inc., Tasmania Midco, LLC, Tasmania Merger Sub, Inc. and Tasmania Holdco, Inc. He is a senior associate at Apax Partners, which he joined in April 2021. Mr. Ramambason’s business address and telephone number are: 1 Knightsbridge, London, United Kingdom, SW1X 7LX; + 44 20 7872 6300.

British and French
Ouijdane El Abdouni

Ms. El Abdouni is a director of Tasmania Midco, LLC, Tasmania Merger Sub, Inc. and Tasmania Holdco, Inc. and is an officer of Tasmania Parent, Inc., Tasmania Midco, LLC, Tasmania Merger Sub, Inc. and Tasmania Holdco, Inc. She is a senior associate at Apax Partners, which she joined in 2022. Ms. El Abdouni’s business address and telephone number are: 1 Knightsbridge, London, United Kingdom, SW1X 7LX; + 44 20 7872 6300.

French
Andrew Guille

Mr. Guille is a director of Apax IX GP Co. Limited and Apax XI GP Co. Limited. Mr. Guille’s business address and telephone number are: Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

British
Simon Cresswell

Mr. Cresswell is a director of Apax IX GP Co. Limited and Apax XI GP Co. Limited. Mr. Cresswell’s business address and telephone number are: Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

Australian and British
Martin Halusa

Mr. Halusa is a director of Apax IX GP Co. Limited and Apax XI GP Co. Limited. Mr. Halusa’s business address and telephone number are: Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

Austrian

Individual	Present Principal Occupation or Employment (all have served five years or more in present position unless the context otherwise requires)	Citizenship
Paul Meader

Mr. Meader is a director of Apax IX GP Co. Limited and Apax XI GP Co. Limited. Mr. Meader’s business address and telephone number are: Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

British
Jeremy Latham

Mr. Latham is a director of Apax IX GP Co. Limited and Apax XI GP Co. Limited. Mr. Latham’s business address and telephone number are: Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

British
Elizabeth Burne

Ms. Burne is a director of Apax IX GP Co. Limited and Apax XI GP Co. Limited. Ms. Burne’s business address and telephone number are: Third Floor, Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

British
Mark Babbe

Mr. Babbe is a director of Turing GP Co. Limited and Tasmania GP Co. Limited. He is employed by Aztec Financial Services (Guernsey) Limited.

Mr. Babbe’s business address and telephone number are: Aztec Financial Services (Guernsey) Limited, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP; +44 (0)1481 749739.

British
David Emery

Mr. Emery is a director of Turing GP Co. Limited.

Mr. Emery’s business address and telephone number are: Apax Partners Guernsey Limited, Third Floor Royal Bank Place, 1 Glategny Esplanade, St Peter Port, Guernsey GY1 2HJ; +44 1481 810000.

British
Robert Guilbert

Mr. Guilbert is a director of Turing GP Co. Limited and Tasmania GP Co. Limited. He is employed by Aztec Financial Services (Guernsey) Limited.

Mr. Guilbert’s business address and telephone number are: Aztec Financial Services (Guernsey) Limited, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP; +44 (0)1481 749763.

British
Simon Shaw

Mr. Shaw is an alternate director of Tasmania GP Co. Limited. He is employed by Aztec Financial Services (Guernsey) Limited since April 2024.

Mr. Shaw’s business address and telephone number are: Aztec Financial Services (Guernsey) Limited, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey GY1 3PP; +44 (0)1481 749147.

British
Pedro Gouveia Fernandes Das Neves	Pedro Gouveia Fernandes Das Neves is a manager of Apax XI GP SARL. His principal address and telephone number are: 1-3 Boulevard de la Foire, L-1528 Luxembourg; +352 691 433 007.	Portuguese
Geoffrey Limpach	Geoffrey Limpach is a manager of Apax XI GP SARL. Mr. Limpach’s principal address and telephone number are: 1-3 Boulevard de la Foire, L-1528 Luxembourg; +352 20 60 43 88.	Belgian and Luxembourgish
Philippe Santin	Phillippe Santin is a manager of Apax XI GP SARL. Mr. Santin’s principal address and telephone number are: 28 rue Jean Pierre Brasseur, 1258 Luxembourg, Luxembourg; +352 671 14 05 54.	French
Pierre Weimerskirch	Pierre Weimerskirch is a manager of Apax XI GP SARL. Weimerskirch’s principal address and telephone number are: FundRock-LIS S.A.; 5 Heienhaff; L-1736 Senningerberg; Luxembourg; +352 26 34 56 90.	Luxembourgish

No Apax Entity or any of their officers or directors listed above has, to the knowledge of the Apax Entities, during the past (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Designated Executives

The address and phone number of the current principal place of employment for each of the Designated Executives is set forth below:

Thoughtworks Holding, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
(312) 373-1000

Individual	Present Principal Occupation or Employment (all have served five years or more in present position unless the context otherwise requires)	Citizenship
Michael Sutcliff

Mr. Sutcliff is the Company’s Chief Executive Officer and a director on the Company Board since June 2024. Mr. Sutcliff also currently serves as the non-executive chairman of the board of directors of Mobeus. Since June 2024, Mr. Sutcliff also serves as a non-executive director at HeadVantage. For a more detailed description please see the section above entitled “— Directors.”

United States
Christopher Murphy

Mr. Murphy is the Company’s Chief Revenue and Client Officer since 2023. Prior to that, Mr. Murphy served as our Chief Executive Officer for Thoughtworks North America from 2018 to 2023. Prior to that, Mr. Murphy was Group Managing Director of Europe, Middle East and South Asia from 2015 to 2018. For a more detailed description please see the section above entitled “— Executive Officers.”

United Kingdom and Australia
Erin Cummins	Ms. Cummins is the Company’s Chief Financial Officer. For a more detailed description please see the section above entitled “— Executive Officers.”	United States
Sudhir Tiwari	Mr. Tiwari is the Company’s Global Head of Digital Engineering Center for Thoughtworks. For a more detailed description please see the section above entitled “— Executive Officers.”	India
Ramona Mateiu	Ms. Mateiu is the Company’s Chief Legal Officer. For a more detailed description please see the section above entitled “— Executive Officers.”	United States
Rachel Laycock

Ms. Laycock is the Company’s Chief Technology Officer. She has served as the Company’s Chief Technology Officer since 2023. Prior to that between 2020 and 2023, Ms. Laycock was the Global Managing Director for Enterprise Modernization, Platforms and Cloud for Thoughtworks. Between 2015 and 2020, she was the Head of Technology and then Chief Technology Officer for Thoughtworks North America.

United Kingdom

No Designated Executive has, to his or her respective knowledge, as applicable, during the past five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) nor been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

THE MERGER AGREEMENT

This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this Information Statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this Information Statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this Information Statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page [•].

Explanatory Note Regarding the Merger Agreement

The Merger Agreement and the description of the Merger Agreement have been included to provide investors with information regarding the terms of the Merger Agreement. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement and may be subject to limitations agreed upon by the parties in connection with negotiating the terms of the Merger Agreement, including being qualified by confidential disclosures made by each party for the purposes of allocating contractual risk between the parties. In addition, certain representations and warranties may be subject to a contractual standard of materiality different from those generally applicable to investors and may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts. Information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by the Company. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the parties that is contained in, or incorporated by reference into, this Information Statement, the Schedule 13E-3, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of the Company, Parent or any of their respective subsidiaries, affiliates or businesses. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The description of the Merger Agreement and the Transactions does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Annex A and incorporated herein by reference.

Form and Effects of the Merger; Certificate of Incorporation and Bylaws; Directors and Officers

Upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue as the surviving corporation of the Merger and a wholly owned subsidiary of Parent.

At the Effective Time,

•        all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and

•        all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety in a form attached as Annex D to this Information Statement, until amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation, and consistent with certain obligations under the Merger Agreement.

At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws, and consistent with certain obligations under the Merger Agreement.

The directors of Merger Sub as of immediately prior to the Effective Time will become the initial directors of the Surviving Corporation at the Effective Time, each such director to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

The officers of the Company as of immediately prior to the Effective Time will become the initial officers of the Surviving Corporation at the Effective Time, each such officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

Consummation and Effectiveness of the Merger

Unless another time, date or place is mutually agreed in writing by Parent, Merger Sub and the Company (with the prior consent of the Special Committee), the Closing will take place remotely at 9:00 A.M. Eastern Time on the date that is three business days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in the Merger Agreement and described in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger”, other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions. The Merger will become effective when we, Parent and Merger Sub cause to be executed and filed a certificate of merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, or such later time as may be specified in the certificate of merger.

Consideration to be Received in the Merger

At the Effective Time, unless otherwise mutually agreed by the Company, Parent and Merger Sub or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in the Merger Agreement, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

•        each share of common stock of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and each certificate representing ownership of such shares of common stock of Merger Sub will represent ownership of shares of common stock of the Surviving Corporation;

•        each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive the Per Share Price, less any applicable tax withholdings, in accordance with the provisions of the Merger Agreement; and

•        each share of Company Common Stock that is an Owned Company Share will be cancelled and extinguished without being converted or consideration being paid for such share.

The Per Share Price and any other similarly dependent items (including the Option Consideration and the Converted Option Cash Award) will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date of the Merger Agreement and prior to the Effective Time.

Treatment of Equity Awards in the Merger

Company Options

Vested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the holder of a Company Option, each Vested Company Option will be cancelled and the holder of such Vested Company Option will receive an amount in cash, less any applicable tax withholdings, equal to the Option Consideration, which will be paid by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date.

Unvested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the holder of the Company Option, each Unvested Company Option will be cancelled and converted into the contingent right solely to receive a Converted Option Cash Award, which is an aggregate amount in cash, without interest, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the excess, if any, of the Per Share Price over the per share exercise price of such Unvested Company Option, by (B) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time. The Converted Option Cash Award will remain subject to the same vesting schedule applicable to the related Unvested Company Option, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason of the foregoing or the Transactions and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award. Payment of each portion of a Converted Option Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date.

Out-of-the-Money Company Options. Any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, will be cancelled for no consideration as of the Effective Time.

Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards

In each case below, except as otherwise explicitly agreed in writing by the parties to the Merger Agreement or between Parent and the holder of the Company Equity Award:

•        Vested Company Restricted Stock Unit Awards. At the Effective Time, each Company Restricted Stock Unit Award that is vested and outstanding immediately prior to the Effective Time, and each November 2024 RSU, will be cancelled, with the applicable holder becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, a fully vested amount in cash, less any applicable tax withholdings, equal to the RSU Consideration, payable by the Surviving Corporation as promptly as practicable following the Closing Date, but no later than the first payroll date following the Closing Date (or, to the extent any RSU Consideration relates to a Company Restricted Stock Unit Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation will pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit Award that will not trigger a tax or penalty under Section 409A of the Code).

•        Unvested Awards. At the Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms or as set forth above will, in each case, be assumed by Parent and be converted into the contingent right solely to receive a Converted Stock Unit Cash Award, which is an aggregate amount in cash, without interest, less any applicable tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Equity Award immediately prior to the Effective Time (with the number of shares of Company Common Stock subject to any Company Performance Stock Unit Award determined assuming achievement of target-level performance). Payment of each portion of a Converted Stock Unit Cash Award will be made by the Surviving Corporation as promptly as practicable following the applicable vesting date, but no later than the first payroll date commencing after such vesting date. After giving effect to the accelerated vesting of the November 2024 RSUs, the vesting conditions applicable to the Converted Stock Unit Cash Awards converted from Company Restricted Stock Unit Awards will be modified so that 50% of such Converted Stock Unit Cash Awards (on an individual-by-individual basis) will vest on each of the first and second anniversaries of the Closing Date. The Converted Stock Unit Cash Award will otherwise continue to vest on the same schedule and conditions as applied to the applicable Company Equity Award and will otherwise remain subject to the same terms and conditions as applied to the corresponding Company Equity Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions and any performance-based vesting conditions (as may be adjusted or modified by Parent in connection with the Transactions), and including payment above target for performance above the target performance-level consistent with the terms of the applicable Company Equity Award, and such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award. However, each Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award subject to relative total shareholder return vesting conditions will instead be subject to the treatment set forth in the section entitled “The Special Factors — Interests of our Directors and Executive Officers in the Merger”.

Employee Stock Purchase Plan

The Company ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

Dissenting Company Shares

No Dissenting Company Shares will be converted into, or represent the right to receive, the Per Share Price pursuant to the Merger Agreement. Holders of Dissenting Company Shares will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL less any applicable tax withholdings, except that any Dissenting Company Shares held by Company stockholders who have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, and if such shares are represented by stock certificates, the Per Share Price payable in respect of such shares will only be payable upon surrender of the stock certificates that formerly evidenced such shares in the manner provided in the Merger Agreement.

The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and control all negotiations and legal proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

Procedures for Receiving the Per Share Price

Exchange Fund

At or prior to the Closing, Parent will deposit (or cause to be deposited) the Exchange Fund with the Payment Agent by wire transfer of immediately available funds; provided, that the Company will deposit with the Payment Agent at the Closing such portion of such aggregate consideration from cash or cash equivalents held by the Company or its subsidiaries as specified in such request.

Certificates

Promptly following the Effective Time (and in any event within five business days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a Certificate or Certificates:

•        a letter of transmittal in customary form (which will provide for the submission of an applicable IRS Form W-8 and/or W-9 by such holder of record and specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent); and

•        instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof.

Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of outstanding shares of Company Common Stock represented by such Certificate; by (y) the Per Share Price, and the Certificates so surrendered will be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof. No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates.

Uncertificated Shares

No holder of Uncertificated Shares will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of outstanding shares of Company Common Stock represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the exchanged Uncertificated Shares will be cancelled. Until so cancelled, outstanding Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof. No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Per Share Price payable upon the transfer of such Uncertificated Shares.

DTC Payment

Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the DTC with the objective that:

•        if the Closing occurs at or prior to 11:30 A.M., Eastern Time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to the DTC Payment; and

•        if the Closing occurs after 11:30 A.M., Eastern Time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first business day after the Closing Date.

If a transfer of ownership of outstanding shares of Company Common Stock is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a person other than the person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer taxes required by reason of the payment of the Per Share Price to a person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer taxes have been paid or are otherwise not payable. Any other transfer taxes will be borne by Parent in accordance with the Merger Agreement. Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered in the stock transfer books or ledger of the Company.

Lost Stolen or Destroyed Certificates

In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange for such Certificate, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the Per Share Price payable in respect of such Certificate. Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Required Withholding

Each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their affiliates will be entitled to deduct and withhold from any amounts payable pursuant to the Merger Agreement to any holder or former holder of outstanding shares of Company Common Stock or Company Equity Awards, or any other applicable person, such amounts as are required to be deducted or withheld therefrom pursuant to any tax laws. To the extent that such amounts are so deducted or withheld and remitted to the applicable governmental authority, such amounts will be treated for all purposes of the Merger Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

Distribution of Exchange Fund to Parent

Any portion of the Exchange Fund that remains undistributed to the holders of outstanding shares of Company Common Stock on the date that is one year after the Effective Time will be delivered to Parent upon demand, and any holders of outstanding shares of Company Common Stock that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates representing such outstanding shares of Company Common Stock for exchange pursuant to the Merger Agreement or whose Uncertificated Shares have not been transferred pursuant to the Merger Agreement will thereafter look for payment of the Per Share Price payable in respect of such Uncertificated Shares or the outstanding shares of Company Common Stock represented by such Certificates solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to the Merger Agreement. Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any governmental authority, will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

Representations and Warranties

The Company, Parent and Merger Sub made representations and warranties in the Merger Agreement regarding themselves and, as applicable, their respective subsidiaries that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement (including “knowledge” and materiality qualifications and qualifications referring to dollar thresholds) and are further modified and limited by a confidential disclosure letter delivered by us to Parent and Merger Sub. The representations and warranties made by us are also subject to, and qualified by, certain information in our filings made with the SEC since July 1, 2022 but no later than one day prior to the date of the Merger Agreement.

The Company’s representations and warranties to Parent and Merger Sub in the Merger Agreement relate to, among other things:

•        the organization, good standing, qualification of the Company and its subsidiaries;

•        the Company’s corporate power and authority to execute and deliver the Merger Agreement, perform its obligations thereunder and to consummate the Transactions, and the enforceability and due execution and delivery of the Merger Agreement;

•        the Special Committee’s determination as to the Merger Agreement, and its recommendation to the Company Board regarding the same;

•        the Company Board Recommendation;

•        receipt of a fairness opinion from Lazard by the Special Committee;

•        the Requisite Stockholder Approval and Stockholder Consent;

•        the absence of conflicts with the Company’s (or its subsidiaries’) governing documents, applicable laws and contracts;

•        the compliance with required regulatory filings and authorizations, consents or approvals of governmental authorities;

•        the capitalization of the Company;

•        the reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC and other regulatory agencies and the accuracy of the information contained in those documents;

•        the financial statements of the Company and the Company’s internal system of disclosure controls and procedures concerning financial reporting;

•        the indebtedness of the Company and its subsidiaries;

•        the absence of certain undisclosed material liabilities;

•        the absence of certain changes, events and actions since December 31, 2023;

•        property owned or leased by the Company and its subsidiaries;

•        ownership of, or rights with respect to, the intellectual property of the Company and its subsidiaries;

•        certain material contracts of the Company and its subsidiaries (as determined in accordance with the Merger Agreement);

•        the payment of taxes, the filing of tax returns and other tax matters related to the Company and its subsidiaries;

•        compensation and benefits plans, agreements and arrangements with or concerning employees of the Company and its subsidiaries;

•        compliance with laws related to labor and employment by the Company and its subsidiaries;

•        compliance with environmental laws and permits by the Company and its subsidiaries and other environmental matters;

•        compliance with anti-corruption, export and re-export control and trade and economic sanctions laws by the Company and its subsidiaries;

•        compliance with applicable laws and possession of required permits and licenses;

•        the absence of certain suits, claims, actions, proceedings or litigation;

•        certain matters related to the insurance policies and arrangements of the Company and its subsidiaries;

•        brokers’ and finders’ fees and other expenses payable by the Company;

•        the applicability of, and the Company’s compliance with, certain state takeover statutes; and

•        the acknowledgment that there are no further representations and warranties made by or on behalf of Parent and Merger Sub, other than in the Merger Agreement or in any certificate delivered in connection therewith, and the Company’s non-reliance on any other such further representations and warranties.

Parent and Merger Sub also made a number of representations and warranties, including the following:

•        the corporate or limited liability company organization, good standing and qualification of each of Parent and Merger Sub;

•        the corporate or limited liability company power, authority and authorization to execute, deliver and perform the Merger Agreement and to consummate the Transactions;

•        the absence of conflicts with Parent and Merger Sub’s governing documents, applicable laws and contracts;

•        the compliance with required regulatory filings and authorizations, consents or approvals of governmental authorities;

•        the availability, force and effect of each of Parent and Merger Subs organizational documents;

•        the absence of certain suits, claims, actions, proceedings or litigation;

•        brokers’ and finders’ fees and other expenses payable by Parent;

•        the operations of each of Parent and Merger Sub;

•        the equity commitment letter to be delivered to the Company as of the date of the Merger Agreement;

•        the solvency of Parent and Merger Sub; and

•        the acknowledgment that there are no further representations and warranties made by or on behalf of the Company, other than in the Merger Agreement or in any certificate delivered in connection therewith, and Parent and Merger Sub’s non-reliance on any other such further representations and warranties.

None of the representations and warranties in the Merger Agreement survive the Effective Time.

Several of the Company’s representations and warranties in the Merger Agreement are qualified by a materiality or Company Material Adverse Effect standard. Subject to certain exclusions, a “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole. However, none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

1)      general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, or any country’s or region’s economy;

2)      conditions (or changes thereof) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

3)      general conditions (or changes thereof) and trends in the industries in which the Company and its subsidiaries generally conduct business;

4)      regulatory, legislative or political conditions (or changes thereof) in the United States or any other country or region in the world;

5)      geopolitical conditions, cyberterrorism, outbreak of hostilities, armed conflicts, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

6)      earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks), epidemics, or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of such events or occurrences, including, as applicable, subsequent wave(s));

7)      inflation or any changes in the rate of increase or decrease of inflation;

8)      resulting from the negotiation, execution, announcement or performance of the Merger Agreement or the pendency or consummation of the Transactions (including the identity of Parent, Merger Sub and their respective affiliates, financing sources and investors), including the impact thereof on the relationships, contractual or otherwise, of the Company and its subsidiaries with employees, suppliers, customers, partners, vendors or any other third person;

9)      the taking of any action (or refraining from taking any action) expressly required to be taken, or expressly prohibited from being taken pursuant to or in accordance with the Merger Agreement;

10)    arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date of the Merger Agreement;

11)    changes in GAAP or other accounting standards or in any applicable laws or regulations (or the official interpretation of any of the foregoing) after the date of the Merger Agreement;

12)    price or trading volume of the Common Stock, in and of itself or any change, in and of itself, in the credit rating or ratings outlook of any of the Company or any of its subsidiaries, as applicable (it being understood that any cause of such change (to the extent not otherwise falling within any of the other exceptions applicable to the definition of “Company Material Adverse Effect”) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

13)    any failure, in and of itself, by the Company and its subsidiaries to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (with respect to each of the foregoing clauses (A) and (B), it being understood that any cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by this definition of “Company Material Adverse Effect”) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if not otherwise excluded under this definition);

14)    the availability or cost of equity, debt, or other financing to Parent or Merger Sub;

15)    certain matters set forth in the disclosure letter delivered by the Company to Parent and Merger Sub concurrently with the execution and delivery of the Merger Agreement (the “Company Disclosure Letter”);

16)    any transaction litigation threatened, made or brought against the Company or any of its directors or officers arising out of the Merger or any of the other Transactions;

17)    any termination of, reduction in or similar negative impact on relationships with any employees, customers, suppliers or partners, in each case, to the extent resulting from the identity of the Sponsors, Parent or Merger Sub or their respective affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the public announcement of the respective plans or intentions of the foregoing with respect to the Company or its business; and

18)    any breach by Parent or Merger Sub of the Merger Agreement,

except, with respect to clauses one through seven and clause eleven above, to the extent that such Effect has had a disproportionate adverse effect on the Company and its subsidiaries relative to other companies operating in the industry or industries in which the Company and its subsidiaries conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would otherwise by expected to occur.

Conduct of Business by the Company Prior to Consummation of the Merger

Except as expressly required or permitted by the Merger Agreement, as set forth in the Company Disclosure Letter, as required by applicable law or with the prior written approval of Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the Interim Period, the Company will, and will cause each of its subsidiaries to:

•        use its reasonable efforts to carry on its business in the ordinary course of business, consistent with past practice; and

•        use its commercially reasonable efforts to (1) preserve intact in all material respects its present business, (2) keep available the services of its present officers and key employees (other than where termination of such services is for cause) and (3) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other persons with which it has significant business dealings.

No action taken by the Company or any of its subsidiaries with respect to matters explicitly permitted by an exception to any of the actions described below will be deemed a breach of this paragraph.

Except (1) as set forth in the Company Disclosure Letter; (2) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (3) as required by applicable law; or (4) as expressly contemplated by the terms of the Merger Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any subsidiary, and will not permit any of its subsidiaries to:

•        propose to adopt any amendments to or amend the Company Certificate of Incorporation, the Company Bylaws or any other similar organizational document of any of the Company’s subsidiaries (other than immaterial amendments);

•        authorize for issuance, issue, grant, sell, pledge, encumber, deliver or transfer or agree or commit to issue, grant, sell, pledge, encumber, deliver or transfer any equity securities of the Company and its subsidiaries, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards outstanding as of the date of the Merger Agreement and in each case in accordance with and required by their terms as in effect on the date of the Merger Agreement;

•        acquire, repurchase or redeem, directly or indirectly, or amend any of the equity securities of the Company and its subsidiaries except (1) for repurchases, withholdings, or cancellations of the securities of the Company and its subsidiaries required pursuant to the terms and conditions of Company Equity Awards outstanding as of the date of the Merger Agreement, as in effect on the date of the Merger Agreement, or (2) transactions solely between the Company and any of its direct or indirect wholly-owned subsidiaries or solely among the Company’s wholly-owned subsidiaries;

•        other than cash dividends made by any of its wholly-owned subsidiaries to the Company or another of its wholly-owned subsidiaries, (1) split, combine or reclassify any shares of equity securities; (2) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any equity securities, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; (3) pledge or encumber any of its equity securities other than pursuant to liens permitted in accordance with the Merger Agreement; or (4) modify the terms of any of its equity securities;

•        propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

•        (1) incur or assume any indebtedness, except for (a) trade payables and letters of credit issued in the ordinary course of business consistent with past practice and which are identified to Parent prior to Closing, and (b) loans or advances to direct or indirect wholly-owned subsidiaries in the ordinary course of business consistent with past practices, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any third person, or (3) make any loans, advances or capital contributions to or investments in any other person (other than (x) between wholly-owned subsidiaries of the Company or between the Company and its wholly-owned subsidiaries, (y) advancement of expenses with respect to employees of the Company and its subsidiaries in the ordinary course of business consistent with past practices or (z) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $2,000,000 in the aggregate);

•        except as required by applicable law or the existing terms of any Employee Benefit Plan in effect on the date of the Merger Agreement and set forth the Company Disclosure Letter or, solely with respect to ordinary course amendments, modifications or renewals referred to in the first sub-bullet below, would not materially increase the cost of any Employee Benefit Plan:

•        enter into, adopt, amend, modify, renew or terminate any Employee Benefit Plan or any plan, policy, program, agreement, arrangement or contract that would be an employee benefit plan if in existence on the date of the Merger Agreement (except as otherwise expressly permitted by this paragraph);

•        grant, announce or pay any severance, special bonus, change of control, retention, equity or equity-based or similar or other award or new compensation or benefit to any current or former director, employee or service provider, other than the payment of annual bonuses in the ordinary course of business consistent with past practice to any current director, employee or service provider whose annual base cash compensation is less than $300,000;

•        increase or decrease, or accelerate the time of vesting, funding or payment of, any compensation or benefit payable or provided to any current or former director, employee or service provider;

•        hire or promote, engage, temporarily layoff, furlough or terminate (other than termination for cause) any director, employee or service provider whose annual base compensation exceeds or would exceed $300,000;

•        waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former director, employee or service provider;

•        forgive any loans to any current or former director, employee or service provider;

•        enter into, modify, amend, negotiate, extend or terminate any labor agreement or, unless required by law, recognize or certify any labor union, labor organization, works council, employee representative, or group of employees as the bargaining representative for any employees of the Company or its subsidiaries;

•        implement or announce any employee layoffs, facility or plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that would require issuance of notices or other obligations under WARN (as defined in the Merger Agreement);

•        acquire, sell, lease, mortgage, pledge, abandon, encumber, license or dispose of, any material property, equity securities or assets, whether in any single transaction or a series of related transactions, except for (1) transactions pursuant to contracts existing on the date of the Merger Agreement that are set forth on the Company Disclosure Letter, (2) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $2,000,000 in the aggregate, (3) transactions regarding non-exclusive licenses granted by the Company or any of its subsidiaries in the ordinary course of business or (4) sales or purchases of inventory in the ordinary course of business consistent with past practice;

•        authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 110% of the amount set forth in the capital expenditure budget with respect to such fiscal quarter of the Company, as made available to Parent prior to the date of the Merger Agreement;

•        except as required by applicable law or GAAP (as defined in the Merger Agreement), make any material change in any of its accounting principles or practices;

•        (1) make, revoke or change any material tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Company and its subsidiaries, (2) surrender any claim for a refund of material taxes, (3) enter into any closing agreement with respect to material taxes, (4) file any material amended tax return, (5) settle or compromise any material tax liability or any audit or proceeding relating to material taxes, (6) request or consent to any extension or waiver of the limitation period applicable to any tax claim or assessment in respect of material taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a tax return), (7) knowingly fail to pay any material tax that becomes due and payable (including estimated tax payments), or (8) make any request for a private letter ruling, administrative relief, technical advice, or other similar request with any governmental authority, in each case, in relation to tax;

•        (1) enter into any contract that, if in existence on the date of the Merger Agreement, would be, amend in any material respect, or grant any release, waiver or relinquishment of any material rights under, certain Company intellectual property licenses or a contract with certain customers, (2) fail to maintain or allow to lapse or expire, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material intellectual property rights used in or held for use in its business or grant permission to enter into the public domain any confidential information or material trade secrets included in the Company intellectual property (other than as applicable, pursuant to certain non-exclusive licenses granted to customers and contracts entered into between the Company or any of its subsidiaries and its employees, consultants and contractors substantially on the Company’s standard forms or contracts for open source software in the ordinary course of business consistent with past practices), or (3) grant any exclusive rights with respect to, or divest, any the material intellectual property rights of the Company or any of its subsidiaries;

•        settle or compromise any pending or threatened legal proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any liability, other than the settlement, compromise, payment, discharge or satisfaction of legal proceedings and liabilities (1) reflected or reserved against in full in the audited balance sheet included in the audited consolidated balance sheet (and the notes thereto) of the Company and its subsidiaries as of December 31, 2023, (2) covered by existing insurance policies, or (3) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

•        except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

•        other than in the ordinary course of business consistent with past practice (provided, that this exception in this clause will not apply to (A) any material rights under certain Company intellectual property licenses or contracts with certain customers, which will be governed by a separate section of the Merger Agreement, (B) certain material contracts set forth in the Merger Agreement or (C) expirations of any material contract in accordance with the terms and conditions contained therein), (1) amend or waive any material provision of any material contract, (2) enter into any contract that would have been a material contract had it been in effect as of the date of the Merger Agreement or (3) renew any material contract (other than on terms that are no less favorable, in the aggregate, to the Company and its subsidiaries);

•        other than the expiration of any material contract in accordance with the terms and conditions contained therein, terminate any material contract;

•        enter into or adopt any “poison pill” or similar stockholder rights plan;

•        enter into any joint venture, partnership or other similar arrangement with any third person; or

•        enter into a contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Efforts; Regulatory Filings

Under the terms of the Merger Agreement, the Company and Parent have agreed to, and to cause their respective subsidiaries to, use their respective reasonable best efforts to:

•        take, or cause to be taken, all reasonable actions and to do, or cause to be done, all reasonable things necessary and proper under applicable laws to consummate and make effective the Merger as soon as practicable, and in any event before the Termination Date, including preparing and filing all forms, registrations and notifications to or with any governmental authority required to be filed to consummate the Merger;

•        satisfy the conditions to consummating the Merger in the Merger Agreement; and

•        obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any governmental authority.

In addition, the parties to the Merger Agreement have agreed that the obligations of Parent include taking, and causing its subsidiaries to take or cause to be taken, all actions and doing, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the Termination Date, and Parent will further take action as may be necessary to resolve such objections, if any, as any governmental authority responsible for any Antitrust Law (as defined in the Merger Agreement) or FDI Law (as defined in the Merger Agreement) may assert under any law with respect to the Transactions, and to avoid or eliminate each and every impediment under any law that may be asserted by such governmental authority with respect to the Transactions, including:

•        proposing, negotiating, committing to and effecting, by settlement, consent decree, hold separate order, stipulation or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its subsidiaries (including the Surviving Corporation); and

•        otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, or their respective subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any order in any legal proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its subsidiaries will become subject to, or be required to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless (1) Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such requirement, condition, understanding, agreement or order and (2) such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs.

For the avoidance of doubt, the obligations described in this section “The Merger Agreement — Efforts; Regulatory Filings” will not apply to any investment funds affiliated with Parent or portfolio companies of such investment funds, in each case, other than (x) the Company or any of its subsidiaries or (y) with respect to the assets, properties, business, operations or ownership of the Company or any of its subsidiaries. Notwithstanding the foregoing, (1) nothing described in this paragraph will qualify or limit in any respect the obligations of Parent and Merger Sub to make any necessary filings with or submissions to, or supply information or documentation to, or engage in communications with, governmental authorities as required by the above and (2) solely for purposes of the termination provisions of the Merger Agreement, Parent will be deemed to be in material breach of its obligations described in this section “The Merger Agreement — Efforts; Regulatory Filings” in the event that the failure to obtain clearance under the HSR Act, any Antitrust Law or any FDI Law is primarily due to the failure of any controlled affiliate of Parent or Merger Sub or the Sponsors to make any necessary filings with or submissions to, or supply information or documentation to, governmental authorities as would be required by such persons pursuant to the HSR Act, any applicable Antitrust Law or any applicable FDI Law in connection with the Transactions.

Stockholder Consent

On August 5, 2024, following the execution and delivery of the Merger Agreement, the Significant Company Stockholder, holding shares representing approximately 61.2% of the voting power of the outstanding shares of Company Common Stock as of such date (i.e., based on 323,160,161 shares of Company Common Stock outstanding), delivered the written consent constituting the Requisite Stockholder Approval. As a result, no further action by our stockholders is required under applicable law, the Company Certificate of Incorporation, the Company Bylaws or the Merger Agreement to adopt the Merger Agreement or approve the Merger, and we will not be (1) soliciting your vote for the adoption of the Merger Agreement or approval of the Merger or (2) calling a special meeting of our stockholders for purposes of voting on the adoption of the Merger Agreement or approval of the Merger.

No Solicitation; Acquisition Proposals; Company Board Recommendation Change

The Company has agreed that during the Interim Period, the Company and its subsidiaries will not, will cause their directors and officers not to, and will use reasonable best efforts to cause their other Representative not to, directly or indirectly:

•        solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal;

•        furnish to any third person any non-public information relating to the Company and its subsidiaries or afford to any third person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company and its subsidiaries, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•        participate or engage in discussions, communications or negotiations with any third person with respect to an Acquisition Proposal or inquiry;

•        approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or

•        enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other contract relating to an Acquisition Transaction, other than certain permissible confidentiality agreements.

For purposes of the Merger Agreement and the references in this Information Statement:

•        “Acquisition Proposal” means any inquiry, offer or proposal relating to an Acquisition Transaction.

•        “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

•        any direct or indirect purchase or other acquisition by any third person, whether from the Company or any other person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any person or “group” of persons that, if consummated in accordance with its terms, would result in such person or “group” of persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

•        any direct or indirect purchase, license (other than non-exclusive licenses) or other acquisition by any third person of assets constituting or accounting for more than 20% of the consolidated assets (including equity securities of the Company’s subsidiaries), revenue or net income of the Company and its subsidiaries, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

•        any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its subsidiaries pursuant to which any third person would (x) hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) acquire assets (including equity securities of the Company’s subsidiaries) constituting or accounting for more than 20% of the revenue, net income or consolidated assets of the Company and its subsidiaries, taken as a whole.

•        “Company Board Recommendation Change” means if the Company Board or Special Committee takes any of the following actions:

•        withholds, withdraws, amends, qualifies or modifies, or publicly proposes to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend that the Company Stockholders reject such tender or exchange offer within ten (10) business days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation;

•        adopts, approves, endorses, recommends or otherwise declares advisable (or publicly proposes to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; or

•        fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions).

The Company is required to promptly (and, in any event, within forty eight (48) hours from the receipt thereof) notify Parent in writing if any inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals, are received by the Company or any of its Representatives, with such notice including a summary of the material terms and conditions of such inquiries, offers or proposals.

By virtue of the Company’s receipt of the Stockholder Consent on August 5, 2024, following the execution and delivery of the Merger Agreement, the following provisions of the Merger Agreement are no longer applicable:

•        Prior to the Company’s receipt of the Stockholder Consent on August 5, 2024, the Company Board or the Special Committee were allowed, under certain circumstances and in compliance with certain obligations set forth in the Merger Agreement, to (1) participate or engage in discussion or negotiations and furnish non-public information with respect to an unsolicited bona fide Acquisition Proposal that was reasonably likely to lead to a Superior Proposal, and (2) (a) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent, (b) effect a Company Board Recommendation Change in connection with an Acquisition Proposal or (c) effect a Company Board Recommendation Change in response to an Intervening Event (as defined in the Merger Agreement).

Directors’ and Officers’ Indemnification and Insurance

From and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation to, to the fullest extent permitted by applicable laws, as in effect as of or after the date of the Merger Agreement, indemnify and hold harmless each present and former director and officer of the Company or any of its subsidiaries and each person who served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan maintained by the Company or any of its subsidiaries (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation will advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim promptly (and in any event within ten days) after receipt by the Surviving Corporation of a written request for such advance to the fullest extent permitted under applicable law; provided, that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such person is not entitled to indemnification.

For not less than six years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation must contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date of the Merger Agreement in the Company Certificate of Incorporation and the Company Bylaws. If any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification under the Merger Agreement on or prior to the sixth anniversary of the Effective Time, the provisions of the Merger Agreement shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification contracts, if any, in existence on the date of the Merger Agreement with any of the Covered Persons will be assumed by the Surviving Corporation, without any further action, and will continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent must assume and honor and perform, and cause the Surviving Corporation and its subsidiaries to honor and perform, in accordance with their respective terms, each of the applicable covenants contained in the Merger Agreement.

Prior to the effective time, the Company must purchase (and pay in full the aggregate premium for) a six-year prepaid “tail” insurance policy (which policy by its express terms will survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company and its subsidiaries’ existing directors’ and officers’ insurance policy or policies with a claims period of six years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy must not exceed 300% of the aggregate annual amounts currently paid by the Company and its subsidiaries for such insurance (such amount being the “Maximum Premium”). If such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, the Company will only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent will cause the Surviving Corporation to cause any such policy to be maintained in full force and effect, for its full term, and Parent must cause the Surviving Corporation to honor all its obligations thereunder.

If Parent or the Surviving Corporation (1) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (2) sells, transfers or otherwise conveys all or substantially all of its properties and assets to any person, then proper provision must be made so that such continuing or surviving corporation or entity or transferee of such assets (and their respective successors and assigns), as the case may be, will assume the obligations described above.

For purposes of the Merger Agreement and the references in this Information Statement:

•        “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (1) as a director or officer of the Company or any of its subsidiaries at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of the Merger Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (2) at the request or for the benefit of the Company or any of its subsidiaries at or prior to the Effective Time as a director, trustee or officer of any other entity or enterprise, including service with respect to employee benefit plans maintained by the Company or any of its subsidiaries.

Financing of the Merger; Equity Commitment Letter

We presently estimate that the total funds necessary to consummate the Merger on the Closing Date will be approximately $[•] million, assuming no exercise of dissenters’ rights by stockholders of the Company, which will be funded by the Equity Commitment Letter (subject to those conditions described below in the section entitled “The Merger Agreement — Conditions to Consummation of the Merger”), which will provide Parent and Merger Sub at and as of the Closing Date with sufficient immediately available cash funds, taken together with the cash or cash equivalents held by Parent, Merger Sub and the Company and its subsidiaries, to consummate the Merger and to make all cash payments required to be made in connection therewith on the Closing Date.

The obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition.

In connection with the Transactions, Parent and the Sponsors have entered into the Equity Commitment Letter. Pursuant to the terms and subject to the conditions set forth therein, each Sponsor will severally (and not jointly or jointly and severally) commit to Parent to purchase, or cause the purchase of, directly or indirectly, at the Closing, the Closing Commitment. The Closing Commitment may be reduced to the extent that Parent and Merger Sub do not require the full amount of the Closing Commitment to fund all cash amounts payable pursuant to the Merger Agreement. The obligations of the Sponsors to fund the Closing Commitment are subject to (1) the satisfaction or waiver by Parent of each of the conditions to the obligations of Parent and Merger Sub to consummate the Merger pursuant to the Merger Agreement and (2) the substantially contemporaneous consummation of the Closing in accordance with the terms of the Merger Agreement. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Sponsors’ obligations in accordance with and subject to the terms of the Equity Commitment Letter.

The Equity Commitment Letter also provides that if the Merger Agreement is terminated by the Company under certain circumstances where Parent may be liable for damages with respect to certain breaches by Parent or Merger Sub of the Merger Agreement or fraud by Parent or Merger Sub, the Sponsors will purchase, or cause the purchase of, equity securities of Parent for an aggregate amount in immediately available cash funds equal to the such damages (or, in the case of each Sponsor, its pro rata percentage of such amount), not to exceed $600,000,000 in the aggregate, which amount shall be used by Parent solely to fund and satisfy such damages (the “Damages Commitment”). The aggregate obligation of the Sponsors to fund any amounts pursuant to this paragraph of the Equity Commitment Letter shall in no event exceed $600,000,000 in the aggregate (or, in the case of each Sponsor, its pro rata percentage of such amount).

Continuing Employee Matters

Parent has agreed to cause its subsidiaries, including, without limitation, the Surviving Corporation, to, for a period of one year following the Effective Time (or, if earlier, the date of a Continuing Employee’s termination), provide to each Continuing Employee annual base salary and wage rates (for the avoidance of doubt, excluding long-term, equity and equity-based compensation opportunities or incentives, cash-target incentive compensation opportunities, stock purchase plans, change in control, transaction or retention bonuses) that are in the aggregate substantially similar to such annual base salary and wage rates (for the avoidance of doubt, subject to the same exclusions) provided to the Continuing Employees immediately prior to the Effective Time.

For purposes of the Merger Agreement and the references in this Information Statement:

•        “Continuing Employee” means each individual who is an employee of the Company or one of its subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its subsidiaries (including the Surviving Corporation and its subsidiaries) immediately following the Effective Time.

Transaction Litigation

At all times during the Interim Period, the Company will provide Parent with prompt written notice of all transaction litigation (including by providing copies of all documents and pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any transaction litigation; and consult with Parent with respect to the defense, settlement and prosecution of any transaction litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any transaction litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned).

For purposes of the preceding paragraph, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the transaction litigation by the Company (to the extent that the attorney-client work product or any other privilege, doctrine or protection between the Company and its counsel is not undermined), and Parent will be provided an opportunity to review, and the company will provide Parent with an opportunity to review, and Parent may offer comments or suggestions with respect to all filings or written responses to be made by the Company with respect to such transaction litigation (and the Company will give good-faith consideration to any such comments or suggestions) but will not be afforded any decision-making power or other authority over such transaction litigation except for the settlement or compromise consent set forth above.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including those relating to access to information and employees of the Company during the Interim Period, Section 16(a) of the Exchange Act, public statements and disclosure, stock exchange delisting and deregistration, anti-takeover laws and delivery by the Company of a FIRPTA certificate to Parent.

Conditions to Consummation of the Merger

The consummation of the Merger is subject to certain customary mutual conditions, including:

•        the Requisite Stockholder Approval having been obtained (which was satisfied on August 5, 2024 by virtue of the Company’s receipt of the Stockholder Consent);

•        any applicable waiting period (and any extension thereof) under the HSR Act having expired or been terminated;

•        obtaining the approval, authorization, consent, expiry of relevant period or confirmation of no jurisdiction, as applicable, under Antitrust Laws or FDI Laws, as applicable, of certain specified foreign jurisdictions;

•        no governmental authority of competent jurisdiction having issued or entered any order after the date of the Merger Agreement, and no law having been enacted, entered, enforced, or deemed applicable to the Merger after the date of the Merger Agreement, in each case, that (whether temporary or permanent) having taken effect and having the effect of restraining, enjoining, making illegal, or otherwise prohibiting the consummation of the Merger; and

•        this Information Statement having been mailed to our stockholders at least twenty (20) days prior to the Closing.

The obligations of Parent and the Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by Parent:

•        the accuracy of the representations and warranties of the Company in the Merger Agreement, subject, in most cases, to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•        the Company having performed and complied in all material respects with all covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by it at or prior to the Closing;

•        the absence of a Company Material Adverse Effect since the date of the Merger Agreement; and

•        Parent and Merger Sub having received a certificate of the Company signed by a duly authorized officer of the Company dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

Our obligations to consummate the Merger are subject to the satisfaction or waiver (where permitted by applicable law) of each of the following additional conditions, any of which may be waived exclusively by us:

•        the accuracy of the representations and warranties of Parent and Merger Sub in the Merger Agreement, subject to applicable materiality or other qualifiers, as of the date of the Merger Agreement and of the Closing Date, or as of the date in respect of which such representation or warranty was specifically made;

•        Parent and Merger Sub having performed and complied in all material respects with all of their respective covenants, obligations and conditions of the Merger Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing; and

•        the Company having received a certificate of Parent and Merger Sub signed by a duly authorized officer of Parent and Merger Sub dated as of the Closing Date, certifying that the foregoing conditions have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the Effective Time only as follows:

•        at any time prior to the Effective Time by mutual written agreement of Parent and the Company;

•        by either the Company or Parent:

•        if (1) any governmental authority of competent jurisdiction issues or enters any order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and such order has become final and non-appealable or (2) if any law has been enacted, entered, enforced or deemed applicable to the Merger that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; or

•        at any time on or after the Termination Date, unless the Effective Time has occurred prior to such time; provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party to the Merger Agreement whose action or failure to act (which action or failure to act constitutes a breach by such party of the Merger Agreement and it being understood that a breach of the Merger Agreement by Merger Sub will be deemed to be a breach by Parent for all purposes of the Merger Agreement) has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred prior to the Termination Date.

•        by Parent:

•        if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would cause the conditions to Parent and Merger Sub’s obligations to consummate the Merger not to be satisfied and (2) is incapable of being cured by Company or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from Parent; provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of a condition to the Company’s obligations to consummate the Merger to be satisfied.

•        by the Company:

•        if Parent or Merger Sub has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would cause the conditions to the Company’s obligations to consummate the Merger not to be satisfied and (2) is incapable of being cured by Parent or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from the Company; provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement, which breach would give rise to the failure of a condition to Parent and Merger Sub’s obligations to consummate the Merger to be satisfied.

The Merger Agreement also includes a termination right by (1) the Company if the Stockholder Consent is not received by the Company within 24 hours following the execution and delivery of the Merger Agreement by Parent and Merger Sub (which was received on August 5, 2024) and (2) Parent if the Company Board or the Special Committee has effected a Company Board Recommendation Change.

By virtue of the delivery of the Stockholder Consent following the execution of the Merger Agreement, the provisions of the Merger Agreement providing for the ability of the Company to terminate the Merger Agreement due to a failure of the delivery of the Stockholder Consent are no longer applicable.

Termination Fee and Other Fees and Expenses

The Company agreed to pay Parent a termination fee of $38,000,000 (the “Company Termination Fee”) if the Merger Agreement is validly terminated by Parent due to the Company Board or the Special Committee having effected a Company Board Recommendation Change.

Apart from (1) Parent or the Surviving Corporation’s responsibility for the fees and expenses of the Payment Agent and (2) subject to certain exceptions, Parent’s obligations with respect to (a) transfer, stamp and documentary taxes or fees and (b) sales, use, real property transfer and other similar taxes arising out of or in connection with entering into the Merger Agreement and the consummation of the Merger, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party incurring such fees and expenses whether or not the Merger is consummated.

Amendments and Waivers

Subject to applicable law and the other provisions of the Merger Agreement, the parties to the Merger Agreement may amend the Merger Agreement at any time by their written and signed agreement. Given that the Company has received the Requisite Stockholder Approval, no such amendment may be made to the Merger Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

At any time prior to the Effective Time, any party to the Merger Agreement may, to the extent legally allowed and except as otherwise set forth in the Merger Agreement, upon such party’s written and signed agreement, (1) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable; (2) waive any inaccuracies in the representations and warranties made to such party contained in the Merger Agreement or in any document delivered pursuant thereto; and (3) subject to the requirements of applicable law, waive compliance with any of the agreements or conditions for the benefit of such party contained in the Merger Agreement. Any delay in exercising any right pursuant to the Merger Agreement will not constitute a waiver of such right.

Specific Performance

Under the Merger Agreement, the parties to the Merger Agreement have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties do not timely perform the provisions of the Merger Agreement (including any party failing to take such actions as are required of it hereunder in order to consummate the Merger Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties to the Merger Agreement have acknowledged and agreed that, subject to the terms of the Merger Agreement, (1) the parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions thereof and (2) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into the Merger Agreement.

Subject to the terms of the Merger Agreement, the parties to the Merger Agreement have agreed not to raise any objections to (1) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of the Merger Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (2) the specific performance of the terms and provisions of the Merger Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to the Merger Agreement. Any party seeking an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

Notwithstanding anything to the contrary in the Merger Agreement, under no circumstances will Parent, Merger Sub or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to Parent, the Company Termination Fee.

Governing Law; Jurisdiction and Waiver of Jury Trial

The Merger Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to the Merger Agreement, or the negotiation, execution or performance of the Merger Agreement or the Transactions, will be governed by the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

The parties agreed that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the Transactions (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be brought in the Delaware Court of Chancery or, if such court does not have jurisdiction, any federal court located in the State of Delaware, and each of the parties irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives any objection that it may have to the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each of Parent, Merger Sub and the Company agreed that a final judgment in any such suit, action or proceeding in any such court will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

Each party further irrevocably waived any and all right to trial by jury in any legal proceeding arising out of or related to the Merger Agreement or the Transactions.

SUMMARY FINANCIAL INFORMATION

The following table sets forth a summary of historical consolidated financial data for the Company as of and for the fiscal years ended December 31, 2023 and 2022. The selected financial data and the per share data set forth below should be read in conjunction with, the consolidated financial statements, including the notes thereto, and other financial information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “2023 Form 10-K”). More comprehensive financial information is included in the 2023 Form 10-K, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by reference to such report. The 2023 Form 10-K, including the financial statements included as Item 8 of Part II thereof, is incorporated by reference in this Information Statement. For additional information, see the section entitled “Where You Can Find More Information.”

Consolidated Statements of Loss and Comprehensive Loss

(in thousands, except share and per share data)	Year Ended December 31, 2023	Year Ended December 31, 2022
Revenues	$1,126,816	$1,296,238
Cost of revenues	$772,800	$950,305
Gross Profit	$354,016	$345,933
(Loss) income from operations	$(20,312)	$(47,312)
(Loss) income before income taxes	$(43,130)	$(74,568)
Net loss	$(68,661)	$(105,393)
Comprehensive loss	$(67,617)	$(133,759)
Basic loss per common share	$(0.22)	$(0.34)
Diluted loss per common share	$(0.22)	$(0.34)
Weighted average shares outstanding:
Basic	317,718,424	310,911,526
Diluted	317,718,424	310,911,526

Consolidated Balance Sheet

(in thousands, except share and per share data)	December 31, 2023	December 31, 2022
Total current assets	$428,358	$556,690
Non-current assets	$898,878	$905,160
Total assets	$1,327,236	$1,461,850
Total current liabilities	$159,280	$179,570
Non-current liabilities	$394,826	$504,058
Total liabilities	$554,106	$683,628
Total stockholders’ equity	$773,130	$778,222
Total liabilities and stockholders’ equity	$1,327,236	$1,461,850

Consolidated Statements of Cash Flows

(in thousands)	Year Ended December 31, 2023	Year Ended December 31, 2022
Net cash provided by operating activities	$49,064	$89,389
Net cash used in investing activities	$(24,591)	(93,945)
Net cash used in financing activities	$(120,217)	$(175,125)
Net decrease in cash, cash equivalents and restricted cash	$(93,904)	$(199,378)
Cash, cash equivalents and restricted cash at beginning of the period	$195,564	$394,942
Cash, cash equivalents and restricted cash at end of the period	$101,660	$195,564

For additional financial information, including with respect to book value of shares, see the section entitled “Market Information, Dividends and Certain Transactions in the Common Stock.”

MARKET INFORMATION, DIVIDENDS AND CERTAIN TRANSACTIONS IN THE COMMON STOCK

On September 17, 2021, the Company closed its IPO of 42,368,421 shares of Common Stock at a price of $21.00 per share, generating aggregate net proceeds to the Company of approximately $314.7 million. The Common Stock began trading on Nasdaq under the symbol “TWKS” on September 15, 2021. Prior to that, there was no public market for the Common Stock.

As of October 1, 2024, 323,802,308 shares of Common Stock were issued and outstanding. The Company’s book value per share of Common Stock as of December 31, 2023 was $2.40, calculated by dividing total equity of $773,130,000 by the total number of shares of Common Stock outstanding on December 31, 2023, of 322,407,385 shares of Common Stock.

The terms of the Merger Agreement do not allow us to declare or pay a dividend at any time during the Interim Period. Following the Merger there will be no further market for the Common Stock and the Common Stock will be delisted from Nasdaq and de-registered under the Exchange Act.

The following table sets forth, for the periods indicated, the high and low sales price of Common Stock on Nasdaq:

Fiscal Year	High	Low	Dividends Paid
Ended December 31, 2021
First Quarter	N/A	N/A
Second Quarter	N/A	N/A
Third Quarter	$34.43	$25.25	0
Fourth Quarter	$33.48	$24.14	0
Ended December 31, 2022
First Quarter	$27.05	$17.79	0
Second Quarter	$21.74	$13.00	0
Third Quarter	$17.44	$10.49	0
Fourth Quarter	$11.26	$7.61	0
Ended December 31, 2023
First Quarter	$11.81	$6.57	0
Second Quarter	$8.38	$5.95	0
Third Quarter	$7.97	$3.96	0
Fourth Quarter	$5.02	$3.18	0
Ending December 31, 2024
First Quarter	$5.20	$2.26	0
Second Quarter	$3.42	$2.20	0
Third Quarter	$4.44	$2.35	0

Other than the Merger Agreement, as discussed in the section entitled “The Merger Agreement” beginning on page [•], the Company, the Parent and their affiliates and the directors and officers of the Company have not executed any transactions with respect to the Common Stock during the past 60 days.

In the past two years, the Parent has not purchased any shares of Common Stock. In the past two years, the Company has not purchased any shares of Common Stock.

APPRAISAL RIGHTS

Appraisal rights may be available under Delaware law. Beneficial owners and holders of record of shares of the Company Common Stock as of the date of the making of the demand described below, who continuously own or hold such shares through the Effective Time, who otherwise comply with Section 262(d) of the DGCL and who do not consent to the Merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such owner’s or holder’s shares of the Company Common Stock and to receive the fair value of such shares of the Company Common Stock in cash as determined by the Delaware Court of Chancery. The “fair value” of your shares of the Company Common Stock as determined by the Delaware Court of Chancery may be higher or lower than, or the same as, the applicable portion of the Per Share Price that you are otherwise entitled to receive under the terms of the Merger Agreement.

The following discussion is a summary of appraisal rights under Section 262 and is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262 and is incorporated into this Information Statement by reference. Strict compliance with the procedures set forth in Section 262 is required. This description and Section 262 should be reviewed carefully by any person who wishes to exercise appraisal rights or who wishes to preserve the right to do so, as failure to follow precisely any of the statutory requirements may result in the withdrawal, loss or waiver of your appraisal rights. Persons owning or holding shares of the Company Common Stock should assume that the Company will take no action to perfect any appraisal rights of any holder of the Company Common Stock. Any beneficial owner or holder of record of shares of the Company Common Stock who desires to exercise such owner’s or holder’s appraisal rights should review carefully Section 262 and is urged to consult such owner’s or holder’s legal advisor before electing or attempting to exercise such rights. The following summary neither constitutes legal or other advice nor a recommendation that owners or holders of the Company Common Stock seek to exercise their appraisal rights under Section 262. A beneficial owner or holder of record of the Company Common Stock who loses, waives or otherwise fails to properly exercise such owner’s or holder’s appraisal rights will be entitled to receive the applicable portion of the Per Share Price under the Merger Agreement.

Under Section 262, beneficial owners or holders of record of the Company Common Stock who submit a written demand for appraisal of such owner’s or holder’s shares of the Company Common Stock, and otherwise comply with the statutory requirements set forth in Section 262 and satisfy certain ownership thresholds set forth in Section 262, may be entitled to receive the fair value of such owner’s or holder’s shares of the Company Common Stock exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value.

When a merger is approved by written consent without a meeting pursuant to Section 228 of the DGCL, as is the case with the Merger, Section 262 requires that either a constituent corporation before, or the surviving corporation within ten (10) calendar days after, the effective date of the merger notify each of its stockholders who is entitled to appraisal rights that appraisal rights are so available and must include in each such notice a copy of Section 262 or information directing stockholders to a publicly available electronic resource at which Section 262 may be accessed without subscription or cost. A copy of Section 262 is accessible at the following publicly available website without subscription or cost: https://delcode.delaware.gov/title8/c001/sc09/index.html#262, which, as discussed above, is incorporated into this Information Statement by reference. Such notice, if given on or after the effective date of the merger, must also notify the stockholders of the effective date of the merger.

THIS INFORMATION STATEMENT CONSTITUTES THE OFFICIAL NOTICE OF APPRAISAL RIGHTS UNDER SECTION 262. COMPANY STOCKHOLDERS SHOULD NOT EXPECT TO RECEIVE ANY ADDITIONAL NOTICE WITH RESPECT TO THE DEADLINE FOR DEMANDING APPRAISAL RIGHTS.

Any beneficial owner or holder of record of Company Common Stock entitled to exercise appraisal rights may, within twenty (20) calendar days after the date of mailing of this Information Statement (i.e., on or prior to [•]), demand in writing from the Company or the Surviving Corporation, as applicable, the appraisal of such owner’s or holder’s shares of Company Common Stock; provided that a demand may be delivered to the Surviving Corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in the notice. For clarity, such 20-day period will begin to run on the date of mailing of this Information Statement.

With respect to holders of record, such demand will be sufficient if it reasonably informs the Company or the Surviving Corporation, as applicable, of the identity of the holder of the Company Common Stock making such demand and that such holder intends thereby to demand an appraisal of the fair value of such holder’s shares of the Company Common Stock. In addition to the foregoing requirements, with respect to beneficial owners, such demand will be sufficient if it reasonably informs the Company or the Surviving Corporation, as applicable, of the identity of the holder of the Company Common Stock making such demand and is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be and provides an address at which such beneficial owner consents to receive notices given by the Surviving Corporation and to be set forth on the verified list required by Section 262(f) of the DGCL. A beneficial owner exercising appraisal rights must continuously own the shares of the Company Common Stock through the Effective Time. Failure to strictly comply with the procedures set forth in Section 262 may result in a loss or waiver of appraisal rights.

A beneficial owner or holder of record of shares of the Company Common Stock who elects to exercise appraisal rights must mail or deliver the written demand for appraisal to the following address:

Thoughtworks Holding, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Attention: Ramona Mateiu

If the shares of the Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all owners of record. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a holder of record; however, such agent must identify the record owner or owners and expressly disclose in such demand that the authorized agent is acting as agent for the record owner or owners of such shares of the Company Common Stock. If shares of the Company Common Stock are held through a broker who in turn holds the shares of the Company Common Stock through a central securities depository nominee, a demand for appraisal of such shares of the Company Common Stock must identify the depository nominee as record holder. A record holder such as a broker, bank or other nominee who holds shares of the Company Common Stock as a nominee for others may exercise appraisal rights on behalf of one or more beneficial owners with respect to the shares of the Company Common Stock held for such beneficial owner or owners while not exercising such rights with respect to the shares of the Company Common Stock held for other beneficial owners. In such case, the written demand for appraisal must set forth the number of shares of the Company Common Stock covered by such demand. Unless a demand for appraisal specifies a number of shares of the Company Common Stock, such demand will be presumed to cover all shares of the Company Common Stock held in the name of such record holder.

On or within ten (10) calendar days after the Effective Time, the Company, as the Surviving Corporation, must notify each holder of record of shares of the Company Common Stock who is entitled to appraisal rights of the date that the Merger has become effective; provided, however, that if such notice is sent more than twenty (20) calendar days following the sending of this Information Statement, such notice need only be sent to each beneficial owner and holder of record who is entitled to appraisal rights and who has demanded appraisal of such owner’s or holder’s shares of the Company Common Stock in accordance with Section 262.

Once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any person absent approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that the foregoing will not affect the right of any person who has not commenced an appraisal proceeding or joined such a proceeding as a named party to withdraw such person’s demand for appraisal and accept the applicable portion of the Per Share Price under the Merger Agreement within sixty (60) calendar days after the Effective Time.

Within one-hundred twenty (120) calendar days after the Effective Time, but not thereafter, the Surviving Corporation or any person who has complied with Section 262 and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Company Common Stock held by all persons entitled to appraisal. A beneficial owner or holder of record of the Company Common Stock demanding appraisal must serve a copy of the petition on the Surviving Corporation. If, within one-hundred twenty (120) calendar days after the Effective Time, no petition has been filed as provided above, all rights to appraisal will cease and any owner or holder of the Company Common Stock that previously demanded appraisal will become entitled only to the applicable Per Share Price under the Merger Agreement. The Company is not obligated and does not currently intend to file a petition. Beneficial owners and holders of record should not assume that the Surviving Corporation will file such a petition or that the Surviving Corporation will initiate any negotiations with respect to the fair value of their shares of the Company Common Stock. Beneficial owners and holders of record of the Company Common Stock who desire to have their shares of the Company Common Stock appraised should initiate all necessary petitions to perfect their appraisal rights with respect to their shares of the Company Common Stock within the time prescribed in Section 262, and the failure of a beneficial owner or holder of record of shares of the Company Common Stock to file such a petition within the period specified in Section 262 could nullify such owner’s or holder’s previous written demand for appraisal.

In addition, any beneficial owner or holder of the Company Common Stock entitled to appraisal rights that has made a demand for appraisal in accordance with Section 262 is entitled, within one-hundred twenty (120) calendar days after the Effective Time and upon request in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Company Common Stock not consented in writing in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of beneficial owners or holders of record owning or holding such shares of the Company Common Stock (provided that, where a beneficial owner makes a demand pursuant to Section 262(d)(3) of the DGCL, the record holder of such shares will not be considered a separate stockholder holding such shares for purposes of such aggregate number). The statement must be given within ten (10) calendar days after such written request has been received by the Surviving Corporation or within ten (10) calendar days after the expiration of the period for delivery of demands for appraisal, whichever is later.

Upon the filing of a petition by any person other than the Surviving Corporation, service of a copy of such a petition will be made upon the Surviving Corporation. The Surviving Corporation will be required to, within twenty (20) calendar days after such service, file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares of the Company Common Stock and with whom the Surviving Corporation has not reached agreements as to the value of such shares of the Company Common Stock. The Register in Chancery, if so ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the persons shown on such verified list at the address stated therein. The forms of the notices by mail and by publication will be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the Surviving Corporation.

At the hearing on such petition, the Delaware Court of Chancery will determine those persons who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Delaware Court of Chancery may require that the persons who have demanded an appraisal for their shares of the Company Common Stock and who hold or own stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings. The Delaware Court of Chancery may dismiss the proceedings as to any person who does not comply with such direction. Additionally, the Delaware Court of Chancery should dismiss appraisal proceedings as to all persons who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the Company Common Stock eligible for appraisal or (2) the value of the consideration provided in the Merger for such total number of shares exceeds $1 million.

After the Delaware Court of Chancery determines the persons entitled to an appraisal, the appraisal proceedings will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Delaware Court of Chancery will determine the fair value of the applicable shares of the Company Common Stock as of the Effective Time, taking into account all relevant factors, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with any interest from the Effective Date, to be paid, if any, upon the amount determined to be the fair value. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, and except as otherwise provided in Section 262(h) of the DGCL, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest will accrue after such payment only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of the Company Common Stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. Upon application by the Company or any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to appraisal. Any person whose name appears on the verified list described above may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262.

When the fair value of the applicable Company Common Stock is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the Surviving Corporation to the persons entitled thereto. Payment will be so made to each such person upon such terms and conditions as the Delaware Court of Chancery may order.

Beneficial owners and holders of record of the Company Common Stock should be aware that no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and beneficial owners and holders of record of the Company Common Stock should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the applicable consideration that they are otherwise entitled to receive under the terms of the Merger Agreement. The Company does not anticipate offering more than the Per Share Price to any holder of the Company Common Stock exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of the relevant Company Common Stock is less than the Per Share Price.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

The Delaware Court of Chancery may also (1) assess costs of the proceeding among the parties as the Delaware Court of Chancery deems equitable, and (2) upon application of a person whose name appears on the verified list mentioned above, order all or a portion of such expenses, including, without limitation, reasonable attorneys’ fees and fees and expenses of experts, to be charged pro rata against the value of all shares of the Company Common Stock entitled to an appraisal not dismissed pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL.

From and after the Effective Time, no person who has demanded appraisal rights with respect to some or all of such person’s shares of the Company Common Stock in compliance with Section 262 will be entitled to vote such shares of the Company Common Stock for any purpose or to receive payment of dividends or other distributions in respect of such Common Stock (except dividends or other distributions payable to holders of the Company Common Stock of record at a date which is prior to the Effective Time).

If, at any time within sixty (60) calendar days after the Effective Time, or thereafter with the Surviving Corporation’s written approval, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined such a proceeding as a named party delivers to the Surviving Corporation a written withdrawal of such person’s demand for appraisal in respect of some or all of such person’s shares, such person will receive the applicable portion of the Per Share Price under the Merger Agreement with respect to such withdrawn shares and the right of such person to an appraisal of such withdrawn shares will cease. If a person who demands appraisal of such person’s shares of the Company Common Stock under Section 262 fails to perfect, successfully withdraws or loses such person’s right to appraisal, such person’s shares of the Company Common Stock will be deemed to have been converted at the Effective Time into the right to receive the applicable Per Share Price. Under Section 262(k) of the DGCL, once a petition for appraisal is filed, an appraisal proceeding may not be dismissed as to any person without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just, including without limitation, a reservation of jurisdiction for any application to the Delaware Court of Chancery made under Section 262(j) of the DGCL; provided, however, that this will not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the Merger within sixty (60) days after the Effective Time as set forth in Section 262(e) of the DGCL. If a petition for appraisal is not filed with the Delaware Court of Chancery within one hundred twenty (120) days after the Effective Time, then the rights of beneficial owners and holders of record to appraisal will cease.

BENEFICIAL OWNERS AND HOLDERS OF RECORD OF SHARES OF THE COMPANY COMMON STOCK CONSIDERING SEEKING TO EXERCISE THEIR APPRAISAL RIGHTS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES OF THE COMPANY COMMON STOCK AS DETERMINED UNDER SECTION 262 COULD BE HIGHER THAN, THE SAME AS OR LOWER THAN THE CONSIDERATION THEY WOULD RECEIVE PURSUANT TO THE MERGER IF THEY DID NOT SEEK APPRAISAL OF THEIR COMMON STOCK. FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN SECTION 262 MAY RESULT IN A LOSS OR WAIVER OF STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, AND IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF SECTION 262, ANY BENEFICIAL OWNER OR HOLDER OF RECORD OF SHARES OF THE COMPANY COMMON STOCK WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT THEIR LEGAL AND FINANCIAL ADVISORS BEFORE ATTEMPTING TO EXERCISE SUCH RIGHTS.

TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262, SECTION 262 WILL GOVERN.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of October 1, 2024, regarding the beneficial ownership of our common stock by:

•        each person known by us to beneficially own 5% or more of our common stock;

•        each of our directors;

•        each of our named executive officers; and

•        all of our directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated, to our knowledge, the persons or entities identified in the table have sole voting power and sole investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

We have based our calculation of the percentage of beneficial ownership on 323,802,308 shares of our common stock outstanding as of October 1, 2024. Pursuant to SEC rules, a person is deemed to be the “beneficial owner” of a voting security if such person has (or shares) either investment power or voting power over such security or has (or shares) the right to acquire such security within 60 days by an of a number of means, including upon the exercise of options or warrants, the conversion of convertible securities or the vesting of restricted stock units. A beneficial owner’s percentage ownership is determined by assuming that options, warrants, convertible securities and restricted stock units that are held by the beneficial owner, but not those held by any other person, and which are exercisable or convertible within 60 days, have been exercised or converted. Unless otherwise indicated below, the address for beneficial owner listed in the table below is c/o Thoughtworks Holding, Inc., 200 East Randolph Street, 25th Floor, Chicago, IL 60601. The information provided in the table is based on our records, information filed with the SEC and information provided to us, except where otherwise noted. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Outstanding shares	Shares acquirable within 60 days(1)	Total beneficial ownership	Percentage
5% Stockholders
Turing EquityCo II L.P.(2)	201,511,949	—	201,511,949	61.7%
Siemens AG(3)	24,152,051	—	24,152,051	7.5%

Named Executive Officers
Guo Xiao(4)	633,022	3,240,030	3,873,052	1.2%
Rebecca Parsons(5)	755,213	1,449,538	2,204,751	*
Christopher Murphy	367,571	1,095,209	1,462,780	*
Erin Cummins	238,499	725,780	964,279	*
Ramona Mateiu(6)	166,467	305,682	472,149	*
Sudhir Tiwari	192,370	353,306	545,676	*

Directors
Michael Sutcliff	—	—	—	*
Ian Davis	72,055	—	72,055	*
Robert Brennan	35,982	—	35,982	*
Jane Chwick	97,372	123,394	220,766	*
Rohan Haldea	—	—	—	*
Gina Loften	32,029	—	32,029	*
Salim Nathoo	—	—	—	*
William Parrett(7)	96,899	123,394	220,293	*
Roxanne Taylor	32,029	—	32,029	*
All directors and executive officers as a group (13 individuals)	1,331,273	2,726,765	4,058,038	1.2%

____________

(1)      Reflects the number of shares that could be acquired by exercise of options exercisable as of October 1, 2024, or 60 days thereafter and the number of shares underlying restricted stock units that vest within 60 days of October 1, 2024.

(2)      Based on information contained in a Schedule 13D filed with the SEC on August 7, 2024, and information from the Company, Turing held 197,750,138 shares directly, representing 61.2% of the total shares outstanding. Apax IX GP Co. Limited, through majority vote of its investment committee, shares voting and dispositive power over the shares held directly by Turing, and, accordingly, may be deemed the beneficial owner of such shares. The individual members of the investment committee of Apax IX GP Co. Limited disclaim beneficial ownership of these shares. The business address of Turing is PO Box 656, East Wing, Trafalgar Court, Les Banques, St Peter Port, Guernsey, GY1 3PP. The business address of Apax IX GP Co. Limited is Third Floor, Royal Bank Place, 1 Glategny Esplanade, St. Peter Port, Guernsey, GY1 2HJ. As a result of the Rollover Agreements entered into with each of the Management Rollover Stockholders, Turing, Apax IX GP Co. Limited and each of (1) Christopher Murphy, (2) Erin Cummins, (3) Sudhir Tiwari, (4) Ramona Mateiu and (5) Rachel Laycock may be deemed to constitute a Section 13(d) group, that, inclusive of the approximately 197,750,138 shares beneficially held by Turing and Apax IX GP Co. Limited, would beneficially own 201,511,949 shares, representing 61.7% of the total shares outstanding. The Management Rollover Stockholders expressly disclaim any beneficial ownership of shares of Common Stock beneficially owned by (i) Turing and Apax IX GP Co. Limited and (ii) other Management Rollover Stockholders. The principal business address for each Management Rollover Stockholder is c/o Thoughtworks Holding, Inc. 200 East Randolph Street, 25th Floor Chicago, Illinois 60601. Other than the shares that may be deemed beneficially owned by Turing and Apax IX GP Co. Limited, none of the Apax Entities who are affiliates of Turing and Apax IX GP Co. Limited, respectively, beneficially owns any shares of Company Common Stock.

(3)      Based on information contained in a Schedule 13G filed with the SEC on February 10, 2022, Siemens AG has the sole voting power with respect to 24,152,051 shares and the sole dispositive power with respect to 24,152,051 shares. Siemens AG stated its business address as Otto-Hahn-Ring 6, 81739, Munich, Germany.

(4)      Outstanding shares amount includes 448,847 shares of common stock owned and held by Xiao Guo Trust 2020 and 184,175 shares of common stock owned directly. Mr. Guo ceased to be our CEO on June 17, 2024, and although Mr. Guo remains an employee of ours, he ceased to be an executive officer on that date. Mr. Guo’s beneficial ownership information is determined based on the Form 4 filings made by Mr. Guo with the SEC and the Company’s corporate records.

(5)      Ms. Parsons ceased to be employed with the Company on July 31, 2024. Ms. Parsons’ beneficial ownership information is determined based on the Form 4 filings made by Ms. Parsons with the SEC and the Company’s corporate records.

(6)      Outstanding shares amount includes 136,903 shares of common stock owned and held by Ramona Mateiu Declaration of Trust and 29,564 shares of common stock owned directly.

(7)      Outstanding shares amount includes 56,555 shares of common stock owned and held by Family Leisure Properties, LLC — Series E and 40,344 shares of common stock owned directly.

HOUSEHOLDING OF INFORMATION STATEMENT

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name and did not receive an information statement will receive only one copy of this information statement, unless we are notified upon written or oral request that one or more of these stockholders wishes to continue receiving individual copies. Upon written or oral request from a stockholder of record who has the same address and last name as another stockholder of record, we will promptly deliver a separate copy of this information statement.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this information statement, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of the information statement for your household, please contact us at:

Thoughtworks Holdings, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Tel: (312) 373-1000
Attn: Investor Relations

If you participate in householding and wish to receive a separate copy of this information statement, or if you do not wish to continue to participate in householding and prefer to receive separate copies in the future, please contact us as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this information statement or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our stock sharing an address.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other documents with the SEC. These reports contain additional information about the Company. The Company’s SEC filings are made electronically available to the public at the SEC’s website located at www.sec.gov. Stockholders can also obtain free copies of our SEC filings through the “SEC Filings” section of the Company’s website at https://investors.thoughtworks.com/. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this Information Statement, and therefore is not incorporated herein by reference.

The SEC allows the Company to “incorporate by reference” information that it files with the SEC in other documents into this Information Statement. This means that the Company may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. This Information Statement and the information that the Company files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this Information Statement.

The Company also incorporates by reference in this Information Statement the following documents filed by it with the SEC under the Exchange Act:

•        our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on February 27, 2024;

•        our definitive proxy statement on Schedule 14A for the 2024 annual meeting of stockholders filed with the SEC on April 12, 2024;

•        our Current Reports on Form 8-K filed with the SEC on May 7, 2024, June 6, 2024, June 21, 2024 and August 5, 2024; and

•        our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024 filed with the SEC on May 7, 2024 and our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed with the SEC on August 6, 2024.

The Company undertakes to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may request a copy of these filings by telephone at (312) 373-1000 or by writing to us at:

Thoughtworks Holdings, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Attn: Ramona Mateiu

Parent and Merger Sub have supplied, and the Company has not independently verified, the information in this Information Statement relating to Parent and Merger Sub.

Stockholders should not rely on information that purports to be made by or on behalf of the Company other than that contained in or incorporated by reference in this Information Statement. The Company has not authorized anyone to provide information on behalf of the Company that is different from that contained in or incorporated by reference in this Information Statement.

This Information Statement is dated [•], 2024. No assumption should be made that the information contained in or incorporated by reference in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

TASMANIA MIDCO, LLC,

TASMANIA MERGER SUB, INC.

and

THOUGHTWORKS HOLDING, INC.

Dated as of August 5, 2024

Annex A Page No.
Article I DEFINITIONS & INTERPRETATIONS		A-2
1.1	Certain Definitions	A-2
1.2	Additional Definitions	A-11
1.3	Certain Interpretations	A-13
Article II THE MERGER		A-14
2.1	The Merger	A-14
2.2	The Effective Time	A-14
2.3	The Closing	A-14
2.4	Effect of the Merger	A-14
2.5	Certificate of Incorporation and Bylaws	A-14
2.6	Directors and Officers	A-15
2.7	Effect on Capital Stock	A-15
2.8	Equity Awards	A-16
2.9	Treatment of Employee Stock Purchase Plan	A-18
2.10	Exchange of Certificates	A-18
2.11	No Further Ownership Rights in Company Common Stock	A-19
2.12	Lost, Stolen or Destroyed Certificates	A-20
2.13	Required Withholding	A-20
2.14	Necessary Further Actions	A-20
Article III REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-20
3.1	Organization and Qualification	A-20
3.2	Authority; Approvals and Enforceability	A-20
3.3	Non-Contravention	A-21
3.4	Requisite Governmental Approvals	A-22
3.5	Charter and Bylaws	A-22
3.6	Company Capitalization	A-22
3.7	Subsidiaries	A-23
3.8	Company SEC Reports	A-24
3.9	Company Financial Statements; Internal Controls	A-24
3.10	Undisclosed Liabilities	A-25
3.11	Subsequent Changes	A-26
3.12	Real Property	A-26
3.13	Tangible Property	A-26
3.14	Intellectual Property	A-26
3.15	Material Contracts	A-28
3.16	Tax Matters	A-30
3.17	Employee Benefit Matters	A-31
3.18	Labor Matters	A-33
3.19	Environmental Matters	A-34
3.20	Compliance with Laws	A-34
3.21	Permits	A-35
3.22	Legal Proceedings and Orders	A-35
3.23	Insurance	A-35
3.24	Brokers, Finders and Financial Advisors	A-35
3.25	Takeover Statutes	A-35
3.26	Exclusivity of Representations and Warranties; Investigation	A-35

A-i

Annex A Page No.
Article IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-36
4.1	Organization and Qualification	A-36
4.2	Authority; Approvals and Enforceability	A-36
4.3	Required Filings and Consents	A-37
4.4	Certificate of Incorporation and Bylaws	A-37
4.5	Legal Proceedings; Orders; Disclosure	A-37
4.6	Brokers, Finders and Financial Advisors	A-37
4.7	Operations of Parent and Merger Sub	A-37
4.8	No Parent Vote or Approval Required	A-38
4.9	Financing	A-38
4.10	Solvency	A-39
4.11	Exclusivity of Representations and Warranties; Investigation	A-39
Article V INTERIM OPERATIONS		A-40
5.1	Affirmative Obligations	A-40
5.2	Forbearance Covenants of the Company	A-40
5.3	No Solicitation	A-43
Article VI ADDITIONAL COVENANTS		A-45
6.1	Required Action and Forbearance; Efforts	A-45
6.2	Antitrust	A-46
6.3	Conduct of Business by Parent	A-48
6.4	Delivery of Stockholder Consent	A-48
6.5	Required SEC Filings	A-48
6.6	Access	A-49
6.7	Section 16(b) Exemption	A-50
6.8	Directors’ and Officers’ Exculpation, Indemnification and Insurance	A-50
6.9	Employee Matters.	A-51
6.10	Obligations of Merger Sub	A-52
6.11	Public Statements and Disclosure	A-52
6.12	Transaction Litigation	A-52
6.13	Stock Exchange Delisting; Deregistration	A-53
6.14	Additional Agreements	A-53
6.15	Parent Vote	A-53
6.16	No Control of the Other Party’s Business	A-53
6.17	Anti-Takeover Laws	A-53
6.18	No Employment Discussions	A-53
6.19	FIRPTA Certificate	A-53
Article VII CONDITIONS TO THE MERGER		A-54
7.1	Conditions to Each Party’s Obligations to Effect the Merger	A-54
7.2	Conditions to the Obligations of Parent and Merger Sub	A-54
7.3	Conditions to the Company’s Obligations to Effect the Merger	A-55
Article VIII TERMINATION, AMENDMENT AND WAIVER		A-55
8.1	Termination	A-55
8.2	Manner and Notice of Termination; Effect of Termination	A-56
8.3	Fees and Expenses	A-56
8.4	Amendment	A-57
8.5	Extension; Waiver	A-58
8.6	Special Committee Matters	A-58

A-ii

Annex A Page No.
Article IX GENERAL PROVISIONS		A-58
9.1	Survival of Representations, Warranties and Covenants	A-58
9.2	Notices	A-58
9.3	Assignment	A-59
9.4	Confidentiality	A-59
9.5	Entire Agreement	A-59
9.6	Third-Party Beneficiaries	A-60
9.7	Severability	A-60
9.8	Remedies	A-60
9.9	Governing Law	A-60
9.10	Consent to Jurisdiction	A-61
9.11	WAIVER OF JURY TRIAL	A-61
9.12	Company Disclosure Letter References	A-61
9.13	Counterparts	A-61
9.14	No Limitation	A-62
9.15	Performance Guaranty	A-62
9.16	Disclaimer	A-62
9.17	No Recourse	A-62

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 5, 2024 (the “Agreement Date”), by and among Tasmania Midco, LLC, a Delaware limited liability company (“Parent”), Tasmania Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Thoughtworks Holding, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes hereinafter referred to as a “Party.” All capitalized terms that are used but not defined elsewhere in this Agreement shall have the respective meanings given to them in Article I.

RECITALS

WHEREAS, Parent desires to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has established a special committee of the Company Board consisting only of independent and disinterested directors of the Company (the “Special Committee”) to, among other things, consider, review, evaluate and negotiate a potential acquisition of, or other non-ordinary course strategic transaction involving, the Company and make a recommendation to the Company Board as to whether the Company should enter into any such transaction;

WHEREAS, prior to the Agreement Date, the Special Committee has unanimously: (i) determined that this Agreement and the Transactions (as defined below), including the merger of Merger Sub with and into the Company, with the Company surviving such merger (the “Merger”), upon the terms and conditions set forth in this Agreement and the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders (as defined below), (ii) recommended that the Company Board (a) approve and declare advisable this Agreement and the Transactions, including the Merger, and (b) determine that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (iii) recommended that, subject to Company Board approval, the Company Board submit this Agreement to the Company Stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL.

WHEREAS, prior to the Agreement Date, the Company Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for their adoption by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders adopt this Agreement in accordance with the DGCL;

WHEREAS, each of the board of directors of Parent and the board of directors of Merger Sub have respectively (i) declared it advisable to enter into this Agreement; and (ii) approved the execution and delivery by Parent and Merger Sub, respectively, of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; and

WHEREAS, Parent, Merger Sub and the Company desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Merger; and (ii) prescribe certain conditions with respect to the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a) “Acceptable Confidentiality Agreement” means an agreement with the Company that is either (i) in effect as of the date hereof; or (ii) executed, delivered and effective after the date hereof, in either case containing provisions that require any counterparty thereto (and any of its Affiliates and representatives named therein) that receive non-public information of or with respect to the Company to keep such information confidential (subject to customary exceptions); provided, however, that, (A) the provisions contained therein are not less favorable to the Company in any material respect than the terms of the Confidentiality Agreement (it being understood that such agreement need not contain any “standstill” or similar provisions or that otherwise prohibit the making of any Acquisition Proposal) and (B) such agreement does not prohibit the Company from providing any information to Parent in accordance, or otherwise complying, with Section 5.3. For the avoidance of doubt, a joinder to an Acceptable Confidentiality Agreement pursuant to which a third party agrees to be bound by the confidentiality and use provisions of an Acceptable Confidentiality Agreement shall be an Acceptable Confidentiality Agreement.

(b) “Acquisition Proposal” means any Inquiry, offer or proposal relating to an Acquisition Transaction.

(c) “Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i) any direct or indirect purchase or other acquisition by any Third Person, whether from the Company or any other Person(s), of securities representing more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 20% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii) any direct or indirect purchase, license (other than non-exclusive licenses) or other acquisition by any Third Person of assets constituting or accounting for more than 20% of the consolidated assets (including equity securities of the Company’s Subsidiaries), revenue or net income of the Company Group, taken as a whole (measured by the fair market value thereof as of the date of such purchase or acquisition); or

(iii) any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution, joint venture or other transaction involving the Company or any of its Subsidiaries pursuant to which any Third Person would (x) hold securities representing more than 20% of the total outstanding voting power of the Company outstanding after giving effect to the consummation of such transaction or (y) acquire assets (including equity securities of the Company’s Subsidiaries) constituting or accounting for more than 20% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole.

(d) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract or otherwise.

(e) “Anti-Corruption Laws” means any Laws in any part of the world relating to combatting bribery and corruption, including the Organization for Economic Cooperation and Development Convention on Combatting Bribery of Foreign Officials in International Business Transactions and the UN Convention Against Corruption, the FCPA and the UK Bribery Act 2010.

(f) “Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign Laws and other administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition.

(g) “Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2023 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023.

(h) “Business Day” means each day that is not a Saturday, Sunday or other day on which the Company is closed for business or the Federal Reserve Bank of New York is closed.

(i) “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

(j) “Code” means the Internal Revenue Code of 1986.

(k) “Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

(l) “Company Common Stock” means the common stock, par value $0.001, of the Company.

(m) “Company Equity Award” means any Company Option, any Company Restricted Stock Unit Award or any Company Performance Stock Unit Award.

(n) “Company Equity Plans” means the Company’s 2017 Stock Option Plan, effective as of October 12, 2017, and the Company’s 2021 Omnibus Incentive Plan, effective as of September 17, 2021.

(o) “Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, effective as of September 17, 2021, including the Share Incentive Plan that is a part of its Non-Section 423 Component (as defined in the Company ESPP),

(p) “Company Group” means the Company and its Subsidiaries.

(q) “Company Group Member” means the Company or any of its Subsidiaries, as applicable.

(r) “Company Intellectual Property” means any Intellectual Property Rights that are owned, or purported to be owned, by any Company Group Member.

(s) “Company Material Adverse Effect” means any change, event, effect or circumstance (each, an “Effect”) that, individually or in the aggregate, is or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company Group, taken as a whole; provided, however, that, none of the following Effects with respect to the following matters (by itself or when aggregated) will be deemed to be or constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur (subject to the limitations set forth below):

(i) general economic or business conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally, or any country’s or region’s economy;

(ii) conditions (or changes thereof) in the financial markets, credit markets or capital markets in the United States or any other country or region in the world, including (1) changes in interest rates or credit ratings in the United States or any other country; (2) changes in exchange rates for the currencies of any country; or (3) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii) general conditions (or changes thereof) and trends in the industries in which the Company Group generally conducts business;

(iv) regulatory, legislative or political conditions (or changes thereof) in the United States or any other country or region in the world;

(v) geopolitical conditions, cyberterrorism, outbreak of hostilities, armed conflicts, acts of war, sabotage, terrorism or military actions (including, in each case, any escalation or general worsening of any of the foregoing) in the United States or any other country or region in the world;

(vi) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, pandemics (including SARS-CoV-2 or COVID-19, any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks (“COVID-19”)), epidemics or other outbreaks of diseases, quarantine restrictions, weather conditions and other force majeure events in the United States or any other country or region in the world (or escalation or worsening of any such events or occurrences, including, as applicable, subsequent wave(s));

(vii) inflation or any changes in the rate of increase or decrease of inflation;

(viii) resulting from the negotiation, execution, announcement or performance of this Agreement or the pendency or consummation of the Transactions (including the identity of Parent, Merger Sub and their respective Affiliates, financing sources and investors), including the impact thereof on the relationships, contractual or otherwise, of the Company Group with employees, suppliers, customers, partners, vendors or any other third Person; provided, however, that this clause (viii) shall not apply to any representation or warranty contained in Sections 3.3 and 3.4 of this Agreement or the condition set forth in Section 7.2(a) to the extent related to such representation or warranty;

(ix) the taking of any action (or refraining from taking any action) expressly required to be taken, or expressly prohibited from being taken, pursuant to or in accordance with this Agreement;

(x) arising from any action taken or refrained from being taken, in each case to which Parent has expressly approved, consented to or requested in writing (including by email) following the date hereof;

(xi) changes in GAAP or other accounting standards or in any applicable Laws or regulations (or the official interpretation of any of the foregoing) after the date hereof;

(xii) price or trading volume of the Company Common Stock, in and of itself or any change, in and of itself, in the credit rating or ratings outlook of any Company Group Member (it being understood that any cause of such change (to the extent not otherwise falling within any of the exceptions provided by this definition of “Company Material Adverse Effect”) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur);

(xiii) any failure, in and of itself, by the Company Group to meet (A) any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (with respect to each of the foregoing clauses (A) and (B), it being understood that any cause of any such failure (to the extent not otherwise falling within any of the exceptions provided by this definition of “Company Material Adverse Effect”) may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur if not otherwise excluded hereunder);

(xiv) the availability or cost of equity, debt, or other financing to Parent or Merger Sub;

(xv) any matter set forth in Section 1.1(s) of the Company Disclosure Letter;

(xvi) any Transaction Litigation threatened, made or brought against the Company or any of its directors or officers arising out of the Merger or any of the other Transactions;

(xvii) any termination of, reduction in or similar negative impact on relationships with any employees, customers, suppliers or partners, in each case, to the extent resulting from the identity of the Sponsor, Parent or Merger Sub or their respective Affiliates or the respective equity or debt financing sources of, or investors in, any of the foregoing or the public announcement of the respective plans or intentions of the foregoing with respect to the Company or its business; and

(xviii) any breach by Parent or Merger Sub of this Agreement,

except, with respect to clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (xi) to the extent that such Effect has had a disproportionate adverse effect on the Company Group relative to other companies operating in the industry or industries in which the Company Group conducts business, in which case only the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would otherwise by expected to occur.

(t) “Company Option” means a stock option to purchase shares of Company Common Stock granted under any of the Company Equity Plans.

(u) “Company Performance Stock Unit Award” means an award of performance stock units granted under any of the Company Equity Plans.

(v) “Company Preferred Stock” means the preferred stock, par value $0.001 per share, of the Company.

(w) “Company Registered Intellectual Property” means all of the Registered Intellectual Property owned or purported to be owned by any Company Group Member.

(x) “Company Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement between the Company and the holders named therein, dated as of December 30, 2020, as amended on June 21, 2021 filed as Exhibits 4.2 and 4.3 to the Company’s Annual Report on Form 10-K filed February 27, 2024.

(y) “Company Restricted Stock Unit Award” means an award of restricted stock units granted under any of the Company Equity Plans that does not constitute a Company Performance Stock Unit Award.

(z) “Company Stockholders” means the holders of shares of Company Capital Stock.

(aa) “Company Systems” means Technology, firmware, middleware, hardware, electronic data processing and telecommunications networks, computer systems, and all other information technology assets and information and data contained therein or transmitted thereby, including any outsourced systems and processes, in each case, that are used by or for, or otherwise relied on by, any Company Group Member, including all Company Technology.

(bb) “Company Technology” means Technology owned by any Company Group Member.

(cc) “Confidentiality Agreement” has the meaning set forth on Section 1.1(cc) of the Company Disclosure Letter.

(dd) “Continuing Employees” means each individual who is an employee of the Company or one of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) immediately following the Effective Time.

(ee) “Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(ff) “Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of December 9, 2022, by and among the Company, Turing Midco LLC, Turing Topco LLC, the lenders and other parties from time to time party thereto, and Credit Suisse AG, Cayman Islands Branch as administrative agent and collateral agent.

(gg) “D&O Claim” means any threatened, asserted, pending or completed claim, action, suit, proceeding, inquiry or investigation, whether instituted by any party hereto, any Governmental Authority or any other Person, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism, arising out of or pertaining to matters that relate to a Covered Person’s duties or service (a) as a director or officer of a Company Group Member at or prior to the Effective Time (including with respect to any acts, facts, events or omissions occurring in connection with the approval of this Agreement and the Merger, including the consideration and approval thereof and the process undertaken in connection therewith and any D&O Claim relating thereto) or (b) at the request or for the benefit of a Company Group Member at or prior to the Effective Time as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan maintained by any Company Group Member.

(hh) “DOJ” means the United States Department of Justice.

(ii) “DOL” means the United States Department of Labor.

(jj) “Employee Benefit Plan” means any “employee benefit plan” (as defined in Section 3(3) of ERISA, whether or not subject to ERISA) and any other written or oral plan, policy, program, agreement, arrangement or Contract providing for compensation or benefits, including medical, dental, vision or other health, life insurance, employment, management, individual consulting, severance, termination, change in control, transaction, retention, disability, deferred compensation, bonus, commission, stock option, stock purchase, phantom equity, equity appreciation or other equity or equity-based, relocation, repatriation, expatriation, vacation or other fringe benefit or perquisite, incentive compensation, pension, retirement, profit sharing, post-retirement or post-employment compensation or other compensation or benefit, which (i) is sponsored, maintained or contributed to (or required to be contributed to) by any of the Company Group Members or any of their respective ERISA Affiliates for the benefit of, or relating to, any current or former Service Provider of any Company Group Member, or (ii) with respect to which the Company Group Members could reasonably be expected to have any Liability, including on account of any of their respective ERISA Affiliates.

(kk) “Environmental Laws” means all Laws promulgated or issued by any Governmental Authority relating to pollution, protection of the environment, or public or worker health or safety (to the extent relating to exposure to Hazardous Materials).

(ll) “Environmental Permit” means any Permit required by or issued pursuant to any Environmental Laws.

(mm) “Equity Securities” means, with respect to any Person, (i) any shares of capital or capital stock or other voting securities of, or other equity or ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable or exercisable for cash or shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, such Person, (iii) any warrants, calls, options, preemptive rights, rights of first refusal or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, or securities convertible into or exchangeable or exercisable for shares of capital or capital stock or other voting securities of, or other equity or ownership interests in, such Person, or (iv) any restricted shares or units, equity appreciation rights, performance shares or units, contingent value rights, profits interests, profit participation rights, “phantom” equity or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other equity or ownership interests in, or any business, products or assets of, such Person.

(nn) “ERISA” means the Employee Retirement Income Security Act of 1974.

(oo) “ERISA Affiliate” means any Person that is (or at any relevant time, has or would be) considered a single employer with any Company Group Members under Section 414(b), (c), (m) or (o) of the Code.

(pp) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(qq) “Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

(rr) “FCPA” means the Foreign Corrupt Practices Act of 1977.

(ss) “FDI Laws” means all Laws, policies and guidelines enacted by a country or jurisdiction that regulates foreign direct investment.

(tt) “FTC” means the United States Federal Trade Commission.

(uu) “GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(vv) “Government Contract” means any Contract for the sale of supplies or services between the Company or any of its Subsidiaries on the one hand and a Governmental Authority on the other or otherwise entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

(ww) “Governmental Authority” means any government, government-sponsored entity, governmental or regulatory entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or arbitral tribunal (public or private) or judicial body, in each case whether supra-national, national, federal, provincial, state or county, and whether domestic or foreign.

(xx) “Hazardous Material” is any material, chemical, emission, substance or waste regulated by, or for which Liability or standards of conduct may be imposed under Environmental Laws, including petroleum or petroleum products, asbestos or asbestos containing materials, polychlorinated biphenyls, lead toxic mold and per- and polyfluoroalkyl substances.

(yy) “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder.

(zz) “Indebtedness” means, with respect to any Person and without duplication, any of the following monetary liabilities or obligations: (i) indebtedness for borrowed money (other than undrawn letters of credit, surety bonds or bank guarantees); (ii) indebtedness evidenced by bonds, debentures, notes or other similar instruments or debt securities; (iii) liabilities for reimbursement of any obligor on letters of credit, banker’s acceptances or similar instruments, in each case solely to the extent funds have been drawn and are payable thereunder; (iv) liabilities pursuant to leases required to be capitalized under GAAP (other than any liabilities pursuant to leases which would not have been required to be capitalized under GAAP prior to the implementation of ASC 842); (v) liabilities arising out of interest rate or currency swap arrangements or other swap, option, derivative or hedging arrangements designed to provide protection against fluctuations in interest or currency rates; (vi) any deferred acquisition purchase price or “earn-out” agreements related to past acquisitions (other than contingent indemnification obligations that have not matured and as to which no claims have been made, or to the Knowledge of the Company, threatened); (vii) any unfunded or underfunded pension, gratuity, provident fund, or similar types of arrangements; (viii) all guarantees of the obligations of other Persons described in clauses (i) through (vii) above; and (ix) all obligations of other Persons described in clauses (i) through (viii) above secured by any Lien on property of such Person; provided that Indebtedness shall not include (A) accounts payable to trade creditors and accrued expenses, in each case arising in the ordinary course of business and (B) liabilities or obligations solely between the Company and any wholly-owned Subsidiary or solely between any wholly-owned Subsidiaries. For the avoidance of doubt, Taxes shall not constitute “Indebtedness.”

(aaa) “Inquiry” means an inquiry, request for discussions or negotiations or request to review non-public information that would reasonably be expected to indicate an interest in making or effecting an Acquisition Proposal or an Acquisition Transaction.

(bbb) “Intellectual Property Rights” means all intellectual property rights anywhere in the world, and all (i) intellectual property patents, patent disclosures, inventions and improvements thereto (whether or not patentable and whether or not reduced to practice), and patent applications and all reissues, divisionals, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”), (ii) copyrights and works of authorship, copyright registrations and copyright applications, “moral” rights and mask work rights, and copyrightable subject matter (“Copyrights”), (iii) trade and industrial secrets, confidential and proprietary information and know how, technologies, databases, processes, techniques, methods, algorithms, designs, specifications, (iv) trademarks, trade names, logos, slogans, trade dress, corporate names, and service marks, and other indicia of source or origin, and any applications or registration of the same, and all related goodwill therefor throughout the world (“Marks”), (v) domain names, uniform resource locators, social media accounts and handles, other names and locators associated with the Internet, and all registrations therefor (“Domains”), (vi) all rights in databases and data collections, (vii) intellectual property or proprietary rights relating or with respect to Technology, (viii) analogous rights to those set forth above, and (ix) all past, present and future claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing.

(ccc) “Intervening Event” means any Effect that (i) was not known or reasonably foreseeable to the Special Committee on the Agreement Date (or if known or reasonably foreseeable, the consequences of which were not known or reasonably foreseeable to the Special Committee on the Agreement Date), and becomes known to the Special Committee prior to the Company’s receipt of the Stockholder Consent, (ii) does not relate to any Acquisition Proposal, and (iii) does not relate to the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period, or any changes after the date hereof in the market price or trading volume of the Company Common Stock (it being understood that the event or circumstance underlying any of the foregoing in this clause (iii) may be taken into consideration in determining whether an Intervening Event has occurred, unless otherwise excluded by the exceptions to this definition).

(ddd) “IRS” means the United States Internal Revenue Service.

(eee) “Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of Mike Sutcliff, Erin Cummins, Ramona Mateiu and Joanna Parke.

(fff) “Law” means any law (including common law), act, statute, rule, regulation, Order, constitution, treaty, convention, ordinance or, code of any Governmental Authority.

(ggg) “Legal Proceeding” means any claim, action, charge, lawsuit, litigation, audit, subpoena, investigation, governmental inquiry, arbitration, or other formal legal action or proceeding brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal; provided, that for purposes of Article III, any representation or warranty of the Company with respect to any investigation or governmental inquiry shall be deemed to be qualified by “Knowledge of the Company”.

(hhh) “Liabilities” means any liability, obligation or commitment of any kind, whether absolute, accrued, fixed or contingent, matured or unmatured, determined or determinable or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP.

(iii) “Lien” means any mortgage, pledge, lien, encumbrance, license (other than non-exclusive licenses), charge or other security interest.

(jjj) “Nasdaq” means the Nasdaq Global Select Market.

(kkk) “Non-U.S. Employee Plans” means, collectively, each Employee Benefit Plan that is maintained for the benefit of any current or former Service Provider, as applicable, who is located primarily in a country other than the United States or their dependents or that is solely subject to the Laws of any jurisdictions other than the United States, excluding any Employee Benefit Plan sponsored or administered by a Governmental Authority.

(lll) “Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, GNU Affero GPL, BSD License, Apache Software License, or any other public source code license arrangement), or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software (i) be disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) be licensed for the purpose of making derivative works, (iii) be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, (iv) be redistributable at no charge, or (v) grant any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software), including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

(mmm) “Order” means any judgment, decision, decree, injunction, ruling, writ, award, assessment or order, whether temporary, preliminary or permanent, of any Governmental Authority that is binding on any Person or its property under applicable Law.

(nnn) “Pension Plan” means an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(ooo) “Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either (A) not yet past due or (B) that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics, carriers’, workmen’s, warehousemen’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (iii) Liens imposed by applicable Law (other than Tax law); (iv) pledges or deposits to secure obligations pursuant to workers’ compensation laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances of any type), and zoning, building and other similar codes or restrictions, in each case that do not materially and adversely affect the current use of the applicable property owned, leased, used or held for use by the Company Group; (vii) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date hereof; (viii) non-exclusive licenses of Intellectual Property Rights entered into in the ordinary course of business; (ix) statutory, common Law or contractual Liens (or other encumbrances of any type) of landlords or Liens against the interests of the landlord or owner of any Leased Real Property unless caused by the Company Group; (x) Liens (or other encumbrances of any type) that have been incurred or suffered in the ordinary course of business and that do not materially affect the use or operation of the property subject thereto; (xi) Liens to be released at or prior to Closing; and (xii) Liens securing liabilities and obligations solely between the Company and any wholly-owned Subsidiary of the Company or solely between any wholly-owned Subsidiaries of the Company.

(ppp) “Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(qqq) “Personal Information” means, in addition to any definition provided by any Company Group Member for any similar or equivalent term under applicable Laws (e.g., “personally identifiable information,” “personal data,” “nonpublic information,” or “PII”) in any privacy notice or other public-facing statement by such Company Group Member, all information regarding or capable of being associated with an individual consumer or device, including: (a) information that identifies, could be used to identify or is otherwise identifiable with an individual, including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, geo-location, and any other data used or intended to be used to identify, contact or precisely locate an individual; (b) any data regarding an individual’s activities online or on a mobile or other application (e.g., searches conducted, web pages or content visited or viewed); and (c) Internet Protocol addresses or other persistent identifiers, including persistent device identifiers, MAC addresses, IP addresses, mobile advertising identifiers and cookies. Personal Information may relate to any individual, including a current, prospective or former customer, employee or vendor of any Person. Personal Information includes such information in any form, including paper, electronic and other forms.

(rrr) “Processing” (or “Process” or “Processed”) means any theft, loss, security or disposal of or to, any data, information or Company System, or to perform any operation or set of operations upon such data, whether manually or by automatic means, including, but not limited to, accessing, manipulating, blocking, erasing, destroying, collecting, compiling, combining, analyzing, enhancing, enriching, recording, sorting, organizing, structuring, accessing, storing, processing, adapting, retaining, retrieving, consulting, using, transferring, aligning, transmitting, disclosing, altering, distributing, disseminating or otherwise making available such data.

(sss) “Registered Intellectual Property” means all United States, international and foreign (i) Patents and Patent applications (including provisional applications); (ii) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks); (iii) registered Copyrights and applications for Copyright registration; and (iv) registered Domains.

(ttt) “Representatives” means, with respect to a Person, such Person’s Affiliates, directors, officers, employees, consultants, agents, attorneys, accountants, representatives and advisors.

(uuu) “Required Consents” means the approval, authorization, consent, expiry of relevant period or confirmation of no jurisdiction, as applicable, from the Governmental Authorities set forth on Section 1.1(uuu) of the Company Disclosure Letter in connection with their respective Antitrust Laws or FDI Laws, as applicable.

(vvv) “Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(www) “SEC” means the United States Securities and Exchange Commission.

(xxx) “Securities Act” means the Securities Act of 1933, as amended.

(yyy) “Service Provider” means any employee, officer, director, individual consultant or other individual service provider of any Company Group Member.

(zzz) “Shares” means the outstanding shares of the Company Common Stock.

(aaaa) “Subsidiary” means, with respect to any Person, any Person with respect to which such first Person directly or indirectly owns or purports to own, beneficially or of record, (i) an amount of voting securities or other equity interests in such second Person that is sufficient to enable such first Person to elect at least a majority of the members of such second Person’s board of directors or comparable governing body or (ii) at least 50% of the outstanding equity, voting or financial interests in such second Person.

(bbbb) “Superior Proposal” means any bona fide written Acquisition Proposal (except that the references in the definition thereof to “20%” shall be deemed to be references to “50%”) for an Acquisition Transaction that (i) was not the result or effect of a material violation of Section 5.3(a) and (ii) is on terms that the Company Board, acting on the recommendation of the Special Committee, or the Special Committee, has determined in good faith (after consultation with its financial advisor and outside legal counsel), taking into account all legal, regulatory and financing aspects of the proposal (including the timing and certainty of closing), the identity of the Person making the proposal and other aspects of the Acquisition Proposal that the Company Board or the Special Committee deems relevant, and, if consummated, would be more favorable from a financial point of view to the Unaffiliated Stockholders (in their capacity as such) than the Transactions (taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination in accordance with Section 5.3(d)).

(cccc) “Tax” means (i) any U.S. federal, provincial, state, municipal and non-U.S. taxes, assessments and similar governmental charges and impositions in the nature of taxes (including gross receipts, income, profits, sales, use, goods, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, social security (or similar), pension, employment, severance, workers compensation excise, estimated, stamp, custom, duty, license, alternative or add-on, minimum, escheat, abandoned or unclaimed property, real property and personal property taxes, however denominated, and whether or not disputed, together with all interest, penalties, fines, and additions imposed with respect to such amounts, whether disputed or not), (ii) any liability for the payment of any amounts of any of the foregoing types as a result of being a member of an affiliated, consolidated, combined or unitary group, or being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of any other Person, and (iii) any liability for the payment of any of the foregoing types as a successor, transferee, by contract or otherwise.

(dddd) “Tax Returns” means any return, statement, report, tax filing or form filed or required to be filed with respect to Taxes, and any attachments thereto and amendments thereof.

(eeee) “Technology” means tangible embodiments of any or all of the following (i) works of authorship including all computer programs, software, applications, operating systems, firmware, source code, executable code, whether embodied in software, firmware or otherwise, user interfaces, architecture, network configurations, algorithms, routines, methods, processes, formulae, routines, protocols, schematics, specifications, documentation, designs, files, records, and data related to the foregoing, (ii) inventions (whether or not patentable), discoveries, improvements, and technology, (iii) proprietary and confidential information, trade secrets and know how, (iv) databases, data compilations and collections, and technical data, (v) tools, methods and processes, and (vi) any and all instantiations of the foregoing in any form and embodied in any media.

(ffff) “Third Person” means any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of Persons, other than (i) the Company or any of its controlled Affiliates or (ii) Parent, Merger Sub, the Sponsor or any their respective Affiliates or any “group” including Parent, Merger Sub, the Sponsor or any their respective Affiliates.

(gggg) “Transaction Litigation” means any Legal Proceeding commenced or threatened in writing against a Party or any of its Subsidiaries or Affiliates or their respective directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries or Affiliates, in each case in connection with, arising from or otherwise relating to or regarding the Transactions, including any Legal Proceeding alleging or asserting any misrepresentation or omission in the Information Statement or any other communications to the Company Stockholders, other than any Legal Proceedings among the Parties; provided that, for the avoidance of doubt, any Legal Proceeding involving or arising under any Antitrust Law shall not be considered Transaction Litigation.

(hhhh) “Transactions” means the Merger and the other transactions contemplated by this Agreement.

(iiii) “Turing” means Turing EquityCo. II L.P., a Guernsey limited partnership.

(jjjj) “Unaffiliated Stockholders” shall mean all Company Stockholders other than (i) Turing; (ii) Apax Partners LLP, its investment fund Affiliates and its portfolio companies majority owned by such investment fund Affiliates with respect to which Apax Partners LLP has the right to vote or direct the voting of Shares held by such portfolio companies and those members of the Company Board who are employees of Apax Partners LLP or one of its investment fund Affiliates; and (iii) any Company Stockholder that is a party to a written agreement requiring all or a portion of its Shares to be transferred, contributed or delivered to Parent or any of its Affiliates in exchange for equity interests in Parent or any of its Affiliates.

(kkkk) “WARN” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar Laws.

(llll) “Willful Breach” means a material breach that is a consequence of an intentional act or intentional failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would, or would reasonably be expected to, cause, result in or constitute such material breach.

1.2 Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Advisor	3.2(b)
Agreement	Preamble
Agreement Date	Preamble
Alternative Acquisition Agreement	5.3(a)
Bylaws	3.3
Capitalization Date	3.6(a)
Certificate of Merger	2.2
Certificates	2.10(c)
Charter	2.5(a)
Chosen Courts	0
Closing	2.3
Closing Date	2.3
Company	Preamble
Company Board	Recitals
Company Board Recommendation	3.2(b)
Company Board Recommendation Change	5.3(c)
Company Disclosure Letter	Article III
Company Impairment Effect	3.3
Company In Licenses	3.14(e)
Company IP Licenses	3.14(f)
Company Out Licenses	3.14(f)
Company Related Parties	8.3(e)(i)
Company SEC Reports	3.8
Company Subsidiary Documents	3.5
Company Termination Fee	8.3(b)

Term	Section Reference
Converted Option Cash Award	2.8(a)(ii)
Converted Stock Unit Cash Award	2.8(b)
Covered Persons	6.8(a)
DGCL	Recitals
Dissenting Company Shares	2.7(c)(i)
DTC	2.10(d)
DTC Payment	2.10(d)
Early ESPP Exercise Date	2.9
Effective Time	2.2
Electronic Delivery	9.13
Equity Commitment Letter	4.9(a)
Equity Financing	4.9(a)
Export Controls	3.20(c)(i)
Financing Conditions	4.9(b)
Import Restrictions	3.20(c)(i)
Information Statement	6.5(a)
Interim Period	5.1
Intervening Event	5.3(d)(ii)
Labor Agreement	3.15(a)(vii)
Lease Agreements	3.12
Leased Real Property	3.12
Malicious Code	3.14(n)
Material Contract	3.15(a)
Maximum Premium	6.8(c)
Merger	Recitals
Merger Sub	Preamble
Option Consideration	2.8(a)
Owned Company Shares	2.7(a)(iii)
Parent	Preamble
Parent Plans	6.9(b)
Parent Related Parties	8.3(e)(i)
Party	Preamble
Payment Agent	2.10(a)
Per Share Price	2.7(a)(ii)
Permits	3.21
Qualified Plan	3.17(d)
Required Amounts	4.9(e)
Requisite Stockholder Approval	3.2(d)
Schedule 13E-3	6.5(a)
Special Committee	Recitals
Sponsor	4.9(a)
Stockholder Consent	3.2(d)
Surviving Corporation	2.1
Takeover Statute	3.25
Termination Date	8.1(c)
Uncertificated Shares	2.10(c)
Unvested Company Option	2.8(a)(ii)

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” will be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns and, in the case of any Governmental Authority, to any Person succeeding to its functions and capabilities. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such entity.

(i) A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, reenactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(j) All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(k) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(l) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following May 18 is June 18 and one month following May 31 is July 1).

(m) The Parties agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(n) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party will affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(o) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any Party to any Third Person of any matter whatsoever, including (i) any violation of Law or breach of contract or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(p) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date hereof or as of any other date.

(q) Documents or other information or materials will be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted to a virtual data room managed by the Company at services.intralinks.com or (ii) are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC, at www.sec.gov, in each case, prior to 5:00 p.m. Eastern Time on the day prior to the Agreement Date.

Article II
THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, on the Closing Date at the Effective Time, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2 The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance for record by the Secretary of State of the State of Delaware, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur (a) remotely at 9:00 a m. Eastern Time on the date that is three (3) Business Days after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company (with the prior consent of the Special Committee) mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4 Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5 Certificate of Incorporation and Bylaws.

(a) Certificate of Incorporation. At the Effective Time, by virtue of the Merger and without necessity of further action by the Company or any other Person, the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Charter”), will be amended and restated in its entirety as set forth in Exhibit A to this Agreement, and such amended and restated certificate of incorporation will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such certificate of incorporation and consistent with the obligations set forth in Section 6.8.

(b) Bylaws. At the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will become the bylaws of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws and consistent with the obligations set forth in Section 6.8.

2.6 Directors and Officers.

(a) Directors. The directors of Merger Sub as of immediately prior to the Effective Time will become the initial directors of the Surviving Corporation at the Effective Time, each such director to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(b) Officers. The officers of the Company as of immediately prior to the Effective Time will become the initial officers of the Surviving Corporation at the Effective Time, each such officer to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly appointed.

2.7 Effect on Capital Stock.

(a) Capital Stock. Unless otherwise mutually agreed by the Parties or by Parent and the applicable holder, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i) each share of common stock, par value $0.01 per share, of Merger Sub that is outstanding as of immediately prior to the Effective Time will be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, and thereupon each certificate representing ownership of such shares of common stock of Merger Sub will thereafter represent ownership of shares of common stock of the Surviving Corporation;

(ii) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $4.40, without interest thereon (the “Per Share Price”), less any applicable Tax withholdings, in accordance with the provisions of Section 2.9 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.11); and

(iii) each share of Company Common Stock that is (A) held by the Company as treasury stock; (B) owned by Parent or Merger Sub; or (C) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(b) Adjustment to the Per Share Price. The Per Share Price and any other similarly dependent items (including the Option Consideration and the Converted Option Cash Award) will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other similar change with respect to the Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

(c) Statutory Rights of Appraisal.

(i) Notwithstanding anything to the contrary set forth in this Agreement, all Shares that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Per Share Price pursuant to Section 2.7(a)(ii). Such Company Stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL less any applicable Tax withholdings, except that all Dissenting

Company Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become cancelled and exchanged for, as of the Effective Time, the right to receive the Per Share Price, and if such Shares are represented by Certificates, the Per Share Price payable in respect of such Shares shall only be payable upon surrender of the Certificates that formerly evidenced such Shares in the manner provided in Section 2.10.

(ii) The Company will give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares; and (B) the opportunity to participate in and control all negotiations and Legal Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

2.8 Equity Awards.

(a) Company Options.

(i) Vested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Option, each Company Option that is vested, outstanding and unexercised immediately prior to the Effective Time (a “Vested Company Option”) shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less any applicable Tax withholdings, equal to the product obtained by multiplying (A) the excess of the Per Share Price over the per share exercise price of such Vested Company Option, by (B) the number of shares of Company Common Stock covered by such Vested Company Option immediately prior to the Effective Time. The Surviving Corporation shall pay the amounts due pursuant to this Section 2.8(a) (the “Option Consideration”) as promptly as practicable following the Closing Date, but in no event later than the first payroll date following the Closing Date, through its payroll system or, with respect to any Vested Company Option held by a non-employee member of the Company Board, through the Surviving Corporation’s standard accounts payable procedures.

(ii) Unvested Company Options. At the Effective Time, except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Option, each outstanding Company Option that is not a Vested Company Option (an “Unvested Company Option”) shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled and converted into the contingent right solely to receive, in full satisfaction of the rights of such holder with respect thereto, an aggregate amount in cash, without interest, less applicable Tax withholdings (a “Converted Option Cash Award”), equal to the product obtained by multiplying (A) the excess, if any, of the Per Share Price over the per share exercise price of such Unvested Company Option, by (B) the number of shares of Company Common Stock covered by such Unvested Company Option immediately prior to the Effective Time. The Converted Option Cash Award shall remain subject to the same vesting schedule applicable to the related Unvested Company Option, including any acceleration of vesting provisions, but excluding any terms rendered inoperative by reason of this Section 2.8(a)(ii) or the Transactions and for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Option Cash Award and payment of each portion of a Converted Option Cash Award shall be made as promptly as practicable following the applicable vesting date, but in no event later than the first payroll date commencing after such vesting date.

(iii) Out-of-the-Money Company Options. Notwithstanding anything to the contrary, any Company Option that has a per share exercise price that is equal to or greater than the Per Share Price, whether vested or not, shall be cancelled for no consideration as of the Effective Time.

(b) Company Restricted Stock Unit Awards and Company Performance Stock Unit Awards. In each case below, (x) except as otherwise explicitly agreed in writing by the Parties or between Parent and the holder of the Company Equity Award, and (y) without any action on the part of Parent, the Company or the holder thereof:

(i) Vested Company Restricted Stock Unit Awards. At the Effective Time, each Company Restricted Stock Unit Award that is vested and outstanding immediately prior to the Effective Time but not yet settled (including any such Company Restricted Stock Unit Award that vests as set forth in this Section 2.8(b)(i)) shall be cancelled, with the holder thereof becoming entitled solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, less any applicable Tax withholdings, equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Restricted Stock Unit Award (the “RSU Consideration”), payable by the Surviving Corporation, as promptly as practicable following the Closing Date, but in no event later than the first payroll date following the Closing Date, through the Surviving Corporation’s payroll system or, with respect to any RSU Consideration held by a non-employee member of the Company Board, through the Surviving Corporation’s standard accounts payable procedures. To the extent any RSU Consideration relates to a Company Restricted Stock Unit Award that is nonqualified deferred compensation subject to Section 409A of the Code, the Surviving Corporation shall pay such amounts at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company Restricted Stock Unit Award that shall not trigger a Tax or penalty under Section 409A of the Code. Any outstanding and unvested Company Restricted Stock Unit Award that is scheduled to vest on or before November 18, 2024 (the “November 2024 RSUs”) shall accelerate and vest immediately prior to the Effective Time.

(ii) Unvested Awards. At the Effective Time, each Company Restricted Stock Unit Award and each Company Performance Stock Unit Award, in each case, that is outstanding immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms and without any action by the Company (including as set forth in Section 2.8(b)(i)) shall, in each case, be assumed by Parent and be converted into the contingent right solely to receive, in full satisfaction of the rights of such holder with respect thereto, an amount in cash, without interest, less applicable Tax withholdings (a “Converted Stock Unit Cash Award”), equal to the product obtained by multiplying (A) the Per Share Price by (B) the number of shares of Company Common Stock covered by such Company Equity Award immediately prior to the Effective Time (with the number of shares of Company Common Stock subject to any Company Performance Stock Unit Award determined assuming achievement of target-level performance). After giving effect to the accelerated vesting of November 2024 RSUs set forth in Section 2.8(b)(i) above, the vesting conditions applicable to the Converted Stock Unit Cash Awards converted from Company Restricted Stock Unit Awards shall be modified so that 50% of such Converted Stock Unit Cash Awards (on an individual-by-individual basis) shall vest on each of the first and second anniversaries of the Closing Date. The Converted Stock Unit Cash Award shall otherwise continue to vest on the same schedule and conditions as applied to the applicable Company Equity Award and shall otherwise remain subject to the same terms and conditions as applied to the corresponding Company Equity Award, as applicable, immediately prior to the Effective Time, including any acceleration of vesting provisions and any performance-based vesting conditions (as may be adjusted or modified by Parent in connection with the Transactions), and including payment above target for performance above the target performance-level consistent with the terms of the applicable Company Equity Award, and such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the Converted Stock Unit Cash Award; provided, that, each Converted Stock Unit Cash Award that was a Company Performance Stock Unit Award subject to relative TSR vesting conditions shall instead be subject to the treatment set forth in Section 2.8(b) of the Company Disclosure Letter. Payment of each portion of a Converted Stock Unit Cash Award shall be made as promptly as practicable following the applicable vesting date, but in no event later than the first payroll date commencing after such vesting date.

(c) Further Actions. This Section 2.8 shall serve as an amendment to the Company Equity Plans and any award or grant agreements governing any Company Equity Awards. The Company (including the Company Board or any committee thereof that governs or administers the outstanding Company Equity Awards or the Company Equity Plans) shall, prior to the Effective Time, take or cause to be taken all actions to effectuate the provisions of this Section 2.8 and to terminate the Company Equity Plans, effective as of the Effective Time (other than the award agreements underlying, and the terms of the Company Equity Plans applicable to, the Converted Option Cash Awards and Converted Stock Unit Cash Awards, solely to the extent relevant to the terms and conditions of this Section 2.8); such that, following the Effective Time, there shall be no outstanding Company Equity Awards (whether vested or unvested).

2.9 Treatment of Employee Stock Purchase Plan. With respect to the Company ESPP, as soon as practicable following the Agreement Date, the Company Board (or, if appropriate, the committee administering the Company ESPP) will adopt resolutions and take all other actions as may be required to provide that the Company ESPP will terminate, in accordance with its terms, no later than immediately prior to and effective as of the Effective Time (but subject to the consummation of the Merger).

2.10 Exchange of Certificates.

(a) Payment Agent. Prior to the Closing, Parent will (i) select a transfer agent or such other bank or trust company, reasonably acceptable to the Company, to act as the payment agent for the Merger (the “Payment Agent”); and (ii) enter into a payment agent agreement, in form and substance reasonably acceptable to the Company, with such Payment Agent.

(b) Exchange Fund. At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Payment Agent, by wire transfer of immediately available funds, for payment to the holders of Shares pursuant to Section 2.7(a)(ii), an amount of cash equal to the aggregate consideration to which such holders of Company Common Stock (excluding, for the avoidance of doubt, any Owned Company Shares and Dissenting Company Shares) become entitled pursuant to Section 2.7(a)(ii) (the “Exchange Fund”); provided, that the Company shall, and shall cause its Subsidiaries to, at the written request of Parent, deposit with the Payment Agent at the Closing such portion of the aggregate consideration from cash or cash equivalents held by the Company or its Subsidiaries as specified in such request. To the extent that the Exchange Fund diminishes for any reason below the level required for the Payment Agent to promptly pay the cash amounts contemplated by Section 2.7(a)(ii), Parent will, or will cause the Surviving Corporation to, promptly replace or restore the amount of cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times fully available for distribution and maintained at a level sufficient for the Payment Agent to make the payments contemplated by Section 2.7(a)(ii). Any income from investment of the Exchange Fund will be payable to Parent or the Surviving Corporation, as Parent directs.

(c) Payment Procedures.

(i) Certificates. Promptly following the Effective Time (and in any event within five (5) Business Days), Parent and the Surviving Corporation will cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate or certificates that immediately prior to the Effective Time represented outstanding Shares (other than Dissenting Company Shares and Owned Company Shares) (the “Certificates”) (i) a letter of transmittal in customary form (which will provide for the submission of an applicable IRS Form W-8 and/or W-9 by such holder of record and specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Payment Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Shares represented by such Certificate; by (y) the Per Share Price, and the Certificates so surrendered will forthwith be cancelled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). No interest will be paid or accrued for the benefit of holders of the Certificates on the Per Share Price payable upon the surrender of such Certificates pursuant to this Section 2.10(c).

(ii) Uncertificated Shares. Notwithstanding anything to the contrary in this Agreement, no holder of outstanding shares in book-entry form (“Uncertificated Shares”) will be required to provide a Certificate or an executed letter of transmittal to the Payment Agent in order to receive the payment that such holder is entitled to receive pursuant to Section 2.7(a)(ii) with respect to such Uncertificated Shares. In lieu thereof, upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request), the holders of such Uncertificated Shares will be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (1) the aggregate number of Shares represented by such holder’s transferred Uncertificated Shares; by (2) the Per Share Price, and the exchanged Uncertificated Shares will be cancelled. Until so cancelled, outstanding Uncertificated Shares will be deemed from and after the Effective Time to evidence only the right to receive the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). No interest will be paid or accrued for the benefit of holders of Uncertificated Shares on the Per Share Price payable upon the transfer of such Uncertificated Shares pursuant to this Section 2.10(c).

(d) DTC Payment. Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Payment Agent and the Depository Trust Company (“DTC”) with the objective that (i) if the Closing occurs at or prior to 11:30 a.m., Eastern Time, on the Closing Date, then the Payment Agent will transmit to DTC or its nominees on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (A) the number of Shares (other than Owned Company Shares and Dissenting Company Shares) held of record by DTC or such nominee immediately prior to the Effective Time; multiplied by (B) the Per Share Price (such amount, the “DTC Payment”); and (ii) if the Closing occurs after 11:30 a.m., Eastern Time, on the Closing Date, then the Payment Agent will transmit the DTC Payment to DTC or its nominees on the first Business Day after the Closing Date.

(e) Transfers of Ownership. If a transfer of ownership of Shares is not registered in the stock transfer books or ledger of the Company, or if the Per Share Price is to be paid in a name other than that in which the Certificates surrendered or transferred in exchange therefor are registered in the stock transfer books or ledger of the Company, the Per Share Price may be paid to a Person other than the Person in whose name the Certificate so surrendered or transferred is registered in the stock transfer books or ledger of the Company only if such Certificate is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid to Parent (or any agent designated by Parent) any transfer Taxes required by reason of the payment of the Per Share Price to a Person other than the registered holder of such Certificate, or established to the satisfaction of Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Any other transfer Taxes shall be borne by Parent in accordance with Section 8.3(a). Payment of the applicable Per Share Price with respect to Uncertificated Shares will only be made to the Person in whose name such Uncertificated Shares are registered.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, the Surviving Corporation or any other Party will be liable to a holder of Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of Shares on the date that is one (1) year after the Effective Time will be delivered to Parent upon demand, and any holders of Shares that were issued and outstanding immediately prior to the Merger who have not theretofore surrendered their Certificates representing such Shares for exchange pursuant to this Section 2.10 or whose Uncertificated Shares have not been transferred pursuant to this Section 2.10 will thereafter look for payment of the Per Share Price payable in respect of such Uncertificated Shares or the Shares represented by such Certificates solely to Parent (subject to abandoned property, escheat or similar Laws), solely as general creditors thereof, for any claim to the Per Share Price to which such holders may be entitled pursuant to Section 2.7(a)(ii). Any amounts remaining unclaimed by holders of any such Certificates or Uncertificated Shares two (2) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority, will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto.

2.11 No Further Ownership Rights in Company Common Stock. From and after the Effective Time, (a) all Shares, including the Owned Company Shares in accordance with Section 2.7(a), will no longer be outstanding and will automatically be cancelled, retired and cease to exist; and (b) other than the Dissenting Company Shares, which shall be subject to the terms of Section 2.7(c), each holder of Shares (or any Certificate representing Shares) will cease to have any rights with respect thereto, except the right to receive the Per Share Price payable therefor in accordance with Section 2.7(a)(ii). The Per Share Price paid in accordance with the terms of this Article II will be deemed to have been paid in full satisfaction of all rights pertaining to such Shares. From and after the Effective Time, there will be no further registration of transfers on the records of the Surviving Corporation of Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they will (subject to compliance with the exchange procedures of Section 2.10(c)) be cancelled and exchanged as provided in this Article II.

2.12 Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Payment Agent will issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the Per Share Price payable in respect thereof pursuant to Section 2.7(a)(ii). Parent or the Payment Agent may, in its discretion and as a condition precedent to the payment of such Per Share Price, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such amount as it may direct as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.13 Required Withholding. Notwithstanding anything herein to the contrary, each of the Payment Agent, Parent, the Company, the Surviving Corporation, and their Affiliates will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards, or any other applicable Person, such amounts as are required to be deducted or withheld therefrom pursuant to any Tax Laws. To the extent that such amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

2.14 Necessary Further Actions. If, at any time prior to the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the disclosure letter that has been prepared by the Company and delivered by the Company to Parent and Merger Sub in connection with the execution and delivery of this Agreement, dated as of the date hereof (the “Company Disclosure Letter”), which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in the Company Disclosure Letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), or (ii) as set forth in any Company SEC Reports filed with, or furnished to, the SEC and publicly available since July 1, 2022 but no later than one (1) day prior to the Agreement Date (other than disclosures in any “risk factors” or other disclosure statements included therein that are cautionary, predictive or forward looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification. The Company is duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority necessary to enable the Company to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.2 Authority; Approvals and Enforceability.

(a) Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject only to the Requisite Stockholder Approval, to consummate the Transactions, including the Merger, in accordance with the terms hereof.

(b) Special Committee and Company Board Approval. Prior to the Agreement Date, the Special Committee has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) recommended that the Company Board (a) approve and declare advisable this Agreement and the Transactions, including the Merger, and (b) determine that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (iii) recommended that, subject to Company

Board approval, the Company Board submit this Agreement to the Company Stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company Stockholders adopt this Agreement in accordance with the DGCL. Prior to the Agreement Date, the Company Board, acting upon the recommendation of the Special Committee, has unanimously: (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of this Agreement, the performance by the Company of the covenants and agreements contained herein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained herein, (iv) directed that the adoption of this Agreement be submitted to the Company Stockholders for their adoption by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders adopt this Agreement in accordance with the DGCL (collectively, the “Company Board Recommendation”), which Company Board Recommendation has not been withdrawn, rescinded or modified in any way as of the date hereof.

(c) Fairness Opinion. The Special Committee has received the written opinion (or an oral opinion to be confirmed in writing) of its financial advisor, Lazard Frères & Co. LLC (the “Advisor”), to the effect that, as of the date of such opinion and based upon and subject to the various limitations, matters, qualifications and assumptions set forth therein, the Per Share Price to be paid to holders of Company Common Stock (other than the holders of Owned Company Shares or Dissenting Company Shares and any direct or indirect securityholder, partner or member of Parent or Merger Sub as of the Effective Time) is fair, from a financial point of view, to such holders and as of the Agreement Date, the foregoing opinion has not been withdrawn, revoked or modified in any respect. The Company shall, promptly following the execution and delivery of this Agreement, furnish a true, correct and complete written copy of such opinion to Parent solely for informational purposes.

(d) Requisite Stockholder Approval. Except for the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”), no other vote or approval of the holders of any class or series of capital stock of the Company is necessary to approve or adopt this Agreement under applicable Law and to consummate the Merger and the other Transactions in accordance with the terms hereof. The delivery of a written consent substantially in the form attached hereto as Exhibit B (the “Stockholder Consent”) by Turing to adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL shall constitute the Requisite Stockholder Approval.

(e) Enforceability. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies (the “Enforceability Limitations”).

3.3 Non-Contravention. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the Transactions will not, (i) assuming receipt of the Requisite Stockholder Approval, conflict with or violate the Charter or the Third Amended and Restated Bylaws of the Company (the “Bylaws”), or any Company Subsidiary Documents, (ii) assuming receipt of the government approvals contemplated by Section 3.4 conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any preemptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay or impair the ability of the Company to consummate the Transactions (this clause (ii), a “Company Impairment Effect”).

3.4 Requisite Governmental Approvals. The execution and delivery by the Company of this Agreement does not, and the performance by the Company of its covenants and agreements under this Agreement and the consummation by the Company of the Transactions will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act or the Required Consents, (ii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities Laws, (iii) such filings and approvals as may be required by any applicable federal or state securities Laws, including the filing of the Information Statement and Schedule 13E-3 with the SEC and compliance with any applicable requirements of the Exchange Act, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or a Company Impairment Effect.

3.5 Charter and Bylaws. The Company has made available to Parent true, correct and complete copies of the Charter and the Bylaws along with the charter and bylaws (or equivalent organizational documents) each as amended to date, of each of its Subsidiaries that is a “significant subsidiary” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) (the “Company Subsidiary Documents”). The Charter, Bylaws and the Company Subsidiary Documents, each as amended to date, are in full force and effect. The Company has not taken any action in breach or violation of any of the provisions of the Charter or the Bylaws, and each Subsidiary is not in breach or violation of any of the material provisions of their respective Company Subsidiary Documents, except, in the case of a Subsidiary, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.6 Company Capitalization.

(a) Capital Stock. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock, and 100,000,000 shares of Company Preferred Stock. As of the close of business on August 2, 2024 (such time and date, the “Capitalization Date”), (i) 323,160,161 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 50,468,538 shares of Company Common Stock were issued and held in the treasury of the Company.

(b) Stock Reservation and Company Equity Awards. As of the Capitalization Date, (i) 88,661,410 shares of Company Common Stock were reserved for issuance pursuant to the Company Equity Plans and (ii) 8,980,304 shares of Company Common Stock were reserved for issuance pursuant to the Company ESPP. As of the Capitalization Date, (i) 12,039,236 shares of Company Common Stock were subject to issuance pursuant to Company Restricted Stock Unit Awards, (ii) 5,574,728 shares of Company Common Stock were subject to issuance pursuant to Company Performance Stock Unit Awards (assuming satisfaction of any performance vesting conditions at maximum levels) and (iii) 17,893,186 shares of Company Common Stock were subject to issuance upon exercise of Company Options, of which Company Options to purchase 17,727,978 shares of Company Common Stock were vested and exercisable.

(c) Equity Securities of the Company. Except as set forth in Section 3.6(a) or 3.6(b) and except for changes since the Capitalization Date resulting from the issuance of shares of Company Common Stock pursuant to the settlement of Company Restricted Stock Unit Awards or Company Performance Stock Unit Awards or exercise of Company Options, in each case, outstanding on the Capitalization Date in accordance with their terms in effect on the Agreement Date or as expressly permitted by Section 5.2(b), (i) there are no issued, reserved for issuance or outstanding Equity Securities of the Company, (ii) there are no outstanding commitments, agreements, arrangements or understandings of any kind to which the Company is a party, or by which the Company is bound to repurchase, redeem or otherwise acquire any Equity Securities of the Company or to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Securities of the Company or (iii) there are no outstanding obligations of the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such commitment, agreement, arrangement or understanding. No Equity Securities of the Company are owned by any Subsidiary of the Company.

(d) Company Capital Stock. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as specified above will be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Charter or the Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any United States federal or state securities Laws or any foreign securities Laws. There are no accrued and unpaid dividends with respect to any outstanding Equity Securities of the Company. The Company does not have a stockholder rights plan in effect.

(e) Equity Securities Arrangements. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company is a party, or by which it is bound, obligating the Company with respect to any Equity Securities of the Company. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company, to repurchase, redeem or otherwise acquire any Equity Securities of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any other entity. Other than the Company Registration Rights Agreement, there are no registration rights or other agreements, arrangements or understandings to which the Company is a party, or by which it is bound, obligating the Company with respect to any Equity Securities of the Company. The Company has no outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(f) Company Equity Awards Capitalization Table. A true and complete list of all outstanding Company Equity Awards as of the Capitalization Date is set forth in Section 3.6(f) of the Company Disclosure Letter, including the grantee, the date of grant, the type of the award, the vesting schedule, the number of shares of Company Common Stock subject to such type of award (at target levels for any performance-based awards), the extent to which any vesting had occurred as of the Capitalization Date and whether (and to what extent) the vesting of the Company Equity Award may be accelerated in any way by the consummation of the Transactions (whether alone or in combination with any other event, including the termination of employment of any holder thereof) and, for each Company Option, the applicable exercise price. Each Company Option has been granted with an exercise price per share that has been determined pursuant to a valuation consistent with applicable Laws to be equal to or greater than the per share fair market value of Company Common Stock (or applicable predecessor security) underlying such Company Option on the grant date thereof, no Company Option has had its exercise date or grant date “back-dated” or materially delayed, and all Company Options have been issued in compliance in all material respects with the applicable Company Equity Plan and all applicable Laws and properly accounted for in accordance with GAAP.

(g) Company Equity Plans. Other than the Company Equity Plans and the Company ESPP, the Company has not adopted any other plan, arrangement or agreement that provides for the issuance of Equity Securities to any current or former Service Provider. The Company has made available to Parent complete and accurate copies of the Company Equity Plans and the Company ESPP and the forms of all award agreements evidencing outstanding Company Equity Awards, and all agreements under the Company Equity Plans that materially deviate from such forms of award agreement.

(h) Exchange Act. The Company Common Stock constitutes the only class of equity securities of the Company or its Subsidiaries registered or required to be registered under the Exchange Act.

3.7 Subsidiaries.

(a) Company Subsidiaries. A complete and accurate list of all of the Subsidiaries of the Company, together with the jurisdiction of incorporation of each Subsidiary and the percentage of each Subsidiary’s equity interests owned by the Company or another Subsidiary or Affiliate of the Company, is set forth in Section 3.7(a) of the Company Disclosure Letter. The Company does not own, directly or indirectly, any Equity Securities other than those set forth in Section 3.7(a) of the Company Disclosure Letter. All of the outstanding Equity Securities of each of the Subsidiaries of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such Equity Securities are owned by the Company or a wholly-owned Subsidiary of the Company free and clear of any and all Liens and free of preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. Except as set forth in Section 3.7(a) of the Company Disclosure Letter, there are no issued, reserved for issuance or outstanding Equity Securities of any Subsidiary of the Company.

(b) Organization of Subsidiaries. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization (to the extent such concepts exist in such jurisdictions) and has all requisite corporate or other power and authority necessary to enable it to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted, except to the extent that the failure to be so organized or existing or in good standing or have such power or authority would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect or a Company Impairment Effect. Each Subsidiary of the Company is duly qualified or licensed as a foreign entity to do business, and is in good standing, in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except to the extent that the failure to be so qualified or licensed and in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Equity Securities Arrangements. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of the Company’s Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Equity Securities of such Subsidiary. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of such Subsidiary of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any Equity Securities of any Subsidiary of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any Equity Securities of any such Subsidiary. None of the Company’s Subsidiaries has any outstanding bonds, debentures, notes or other debtor obligations the holders of which have the right to vote (or convertible into or exchangeable or exercisable for securities having the right to vote) with the stockholders of any of its Subsidiary of the Company on any matter.

3.8 Company SEC Reports. The Company has filed with or furnished to (as applicable) all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC since July 1, 2022 (collectively, the “Company SEC Reports”). The Company SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of the Company SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the Agreement Date, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the Agreement Date, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. As of the date hereof, none of the Company SEC Reports is, to the Knowledge of the Company, the subject of ongoing SEC review.

3.9 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the Company SEC Reports, including any Company SEC Reports filed after the Agreement Date, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be (if filed after the Agreement Date) prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will (if filed after the Agreement Date) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate.

(b) Disclosure Controls and Procedures. The chief executive officer and chief financial officer of the Company have made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act since July 1, 2022, and the statements contained in any such certifications were complete and correct as of the dates thereof, and the Company is otherwise in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of Nasdaq.

(c) Internal Controls. The Company and each of its Subsidiaries has established and maintains a system of internal accounting controls which are effectively designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the material transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. The Company’s management has completed an assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2023, and such assessment concluded that such system was effective as of December 31, 2023. The Company’s independent registered public accounting firm has issued (and not subsequently withdrawn or qualified) an attestation report concluding that the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023.

(d) Accounting and Auditing Controls and Practices. Since July 1, 2022, to the Knowledge of the Company, neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness (as such terms are defined by the Public Company Accounting Oversight Board) in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the current the Company Board or any committee thereof or to any current director or executive officer of the Company.

(e) No Transaction with Unconsolidated Affiliate. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(f) Indebtedness. Section 3.9(f) of the Company Disclosure Letter contains a true, correct and complete list of all Indebtedness of the Company and its Subsidiaries as of the Agreement Date, other than Indebtedness reflected in the Audited Company Balance Sheet or otherwise included in the Company SEC Reports.

3.10 Undisclosed Liabilities. Except as reflected on or reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company Group (including the notes thereto) included in the Company SEC Reports, neither the Company nor any of its Subsidiaries has any Liabilities, other than (i) Liabilities incurred since the date of the Audited Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) Liabilities arising under this Agreement, incurred in connection with the Transactions (including any Transaction Litigation) or otherwise expressly permitted to be incurred under this Agreement, and (iii) Liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Subsequent Changes. Since the date of the Audited Company Balance Sheet through the date hereof, except for the execution and delivery of this Agreement and the discussions and negotiations related thereto, (i) the Company has conducted its business in all material respects in the ordinary course of business consistent with past practice and, since such date through the date hereof, (ii) there has not occurred any Company Material Adverse Effect and (iii) there has not been any action taken by the Company or event that would have required the consent of the Company pursuant to Sections 5.2(a), (b), (d), (f), (k), (l), or (m) had such action or event occurred after the Agreement Date.

3.12 Real Property. The Company and each of its Subsidiaries do not own any real property. The Company has made available to Parent copies of all leases, licenses or other occupancy agreements relating to real property currently leased, subleased or licensed by the Company or any of its Subsidiaries with an annual rent of over $1,000,000 (the “Leased Real Property”) and all material amendments or modifications thereof (collectively, the “Lease Agreements”). There are no material disputes with respect to such Leased Real Property, and neither the Company nor any Subsidiary is in material breach or material default under any Lease Agreements.

3.13 Tangible Property. Each Company Group Member has good and valid title to, or a valid leasehold interest in, all the tangible properties and assets which it purports to own or lease, in each case free and clear of any Liens (other than Permitted Liens, Liens reflected on the Audited Company Balance Sheet and other Liens that do not materially impair the use of the property or assets subject thereto).

3.14 Intellectual Property.

(a) Registered Intellectual Property. Section 3.14(a) of the Company Disclosure Letter contains a complete and accurate list of all Company Intellectual Property that is material Company Registered Intellectual Property. All material Company Registered Intellectual Property is, to the Knowledge of the Company, subsisting, and, to the extent registered or issued, valid and enforceable.

(b) Absence of Liens. All material Company Intellectual Property is owned by the Company or one or more of its Subsidiaries free and clear of any Liens (excluding Permitted Liens). To the Knowledge of the Company, all material Company Intellectual Property is, and following the Transactions shall be, freely, transferable, licensable and alienable without the consent of, or notice or payment of any kind to any Governmental Authority or third party. Neither the Company nor any of its Subsidiaries has granted an exclusive license to any third party, or since July 1, 2022 transferred ownership to any third party, of any material Technology or Intellectual Property Rights that are material to the conduct of the business of the Company or a Subsidiary of the Company as currently conducted.

(c) No Infringement. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has, in the conduct of the business of the Company and its Subsidiaries, infringed upon, violated or misappropriated, any Intellectual Property Rights owned by any Third Person. There is no, and at no time since July 1, 2022 has there been any, pending or, to the Knowledge of the Company, threatened Legal Proceeding against any Company Group Member, alleging that any conduct of such Company Group Member’s business infringes, misappropriates, or violates the Intellectual Property Rights of any Third Person, or challenging the ownership, validity, or enforceability of any rights in material Company Intellectual Property. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or Orders resulting from Legal Proceedings, which (i) materially restrict any Company Group Member’s rights to use, license or transfer any material Company Intellectual Property, or (ii) compel or require the Company or any of its Subsidiaries to license or transfer any material Company Intellectual Property. Since July 1, 2022, no indemnity claims have been asserted in writing or, to the Knowledge of the Company, are threatened against the Company or any Subsidiary of the Company by any customer alleging that any services or Technology provided by the Company infringes upon, violates or constitutes the unauthorized use of the Intellectual Property Rights of any Third Person.

(d) No Legal Proceedings. There are no pending Legal Proceedings brought by the Company or any of its Subsidiaries against any third party with respect to any Company Intellectual Property, which remain unresolved as of the date hereof.

(e) Company In Licenses. Section 3.14(e) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which a third party has licensed to the Company or any of its Subsidiaries any Intellectual Property Right that is material to the business of the Company or any Company Subsidiary taken as a whole, other than (i) any Contract with respect to commercially available Technology,

(ii) Contracts between the Company or any Company Subsidiary and its employees, consultants and contractors in the ordinary course of business and substantially on the Company’s standard forms, which forms have been made available to Parent, (iii) Contracts for Open Source Software, (iv) Contracts under which the grant of any non-exclusive intellectual property license is incidental and not the principle purpose of the Contract, and (v) non-disclosure agreements entered into in the ordinary course of business (“Company in Licenses”).

(f) Company Out Licenses. Section 3.14(f) of the Company Disclosure Letter contains a complete and accurate list of all material Contracts pursuant to which the Company or any of its Subsidiaries has granted a Third Person or Affiliate any rights or licenses to any material Company Intellectual Property, other than (i) non-exclusive licenses granted to customers in the ordinary course of business, (ii) Contracts entered into between the Company or any Company Subsidiary and its employees, consultants and contractors substantially on the Company’s standard forms, which forms have been made available to Parent (“Form Development Agreements”), (iii) Contracts under which the grant of any non-exclusive license to Company Intellectual Property is incidental and not the principle purpose of the Contract, and (iv) non-disclosure agreements entered into in the ordinary course of business (“Company Out Licenses,” and together with the Company In Licenses, the “Company IP Licenses”).

(g) No Breach of Company IP Licenses. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company any other party to a Company IP License, is in material breach of any such Company IP License that is material to the business of the Company Group, taken as a whole. The consummation of the Transactions will not result or cause: (A) (i) material breach by any Company Group Member of any Company IP License, (ii) the termination, impairment or restriction of any right or license granted to a Company Group Member under a Company IP License, or (iii) any Company Group Member to grant, or expand the scope of a prior grant, to a third party of any rights to any material Company Intellectual Property (including by release of any source code that is not Open Source Software), except (with respect to clauses (i), (ii) and (iii)) as would not reasonably be expected to have a Company Material Adverse Effect.

(h) Open Source Software. The Company and its Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Company Intellectual Property, or (ii) under any license requiring the Company or any of its Subsidiaries to disclose or distribute the source code of any of the Company Technology, to license or provide the source code to any of the Company Technology for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any of the Company Technology at no or minimal charge. To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all terms and conditions of any license for Open Source Software, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company Group, taken as a whole.

(i) Proprietary Source Code. No proprietary source code (excluding, for clarity, any Open Source Software) for any Company Technology has been delivered, licensed or made available to any escrow agent or other third party who is not, as of the Agreement Date, or was not, at the time, an employee, consultant or contractor of the Company or a Subsidiary of the Company. To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the proprietary source code (excluding, for clarity, any Open Source Software) for any Company Technology to any escrow agent or other Third Person, other than any employee, consultant or contractor of the Company or a Subsidiary of the Company under confidentiality obligations that prohibit the disclosure of such proprietary source code to any third party.

(j) Proprietary Information. Each current and former employee, consultant and contractor of the Company or a Subsidiary of the Company who was or is involved in the creation or development of any material Company Technology, as well as any other material Company Intellectual Property, has signed and delivered a written Contract that assigns, to the extent not assigned by operation of Law, to the Company or a Subsidiary of the Company any Intellectual Property Rights, except as would not reasonably be expected to be, individually or in the aggregate, material to the business of the Company or any of its Subsidiaries, taken as a whole.

(k) Standards-Setting Organizations. Section 3.14(k) of the Company Disclosure Letter contains a list of each standards-setting organization or similar organizations in which the Company or any of its Subsidiaries has participated in the past two (2) years, or is currently participating, that could require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to use any Company Intellectual Property.

(l) Funding. No government funding, facilities of a university, college, other educational institution or research center was used in the development of any material Company Intellectual Property in a manner that grants an any interest or right in such material Company Intellectual Property to a Governmental Authority, university, college, or other educational institution or research center.

(m) Data Security Requirements and Privacy. Since July 1, 2022, the Processing by the Company or, to the Knowledge of the Company, any Subsidiary of the Company of any data, including Personal Information, has complied in all material respects with (i) all Laws applicable to the Company and its Subsidiaries relating to the privacy, protection, security, or breach notification of Personal Information, (ii) the Company’s and its Subsidiaries’ existing contractual commitments with third parties relating to the Processing of data, including Personal Information, by the Company and its Subsidiaries, (iii) the Company’s and its Subsidiaries’ internal and external privacy policies, and (iv) industry standards to which any Company Group Member purports to comply with or be bound, including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI-DSS) (collectively, the “Data Security Requirements”). To the Knowledge of the Company, no claims have, since July 1, 2022, been asserted in writing or are threatened in writing against the Company or any Subsidiary of the Company by any third party with respect to any Data Security Requirements or the Processing of Personal Information by or on behalf of the Company or any of its Subsidiaries, or alleging a violation of any third party’s privacy rights that would constitute a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company, any Subsidiary of the Company or any of their service providers has suffered or experienced any material incidents of privacy or data security breaches, phishing, ransomware, or malware attacks, unauthorized access, disclosure or use of any of the Company Systems that has permitted or resulted in any material damage, loss, theft, alteration, corruption, unauthorized access to or disclosure of Personal Information, or material trade secrets of the Company Group. Neither the Company nor any of its Subsidiaries have notified, been required to notify any Person, or received any written notices relating to any of the foregoing.

(n) Malicious Code. To the Knowledge of the Company, as of the date hereof (i) the Company Systems are free from any defect, bug or programming, design or documentation error or disrupting, disabling, harming or corrupting code, and (ii) none of the Company Systems contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry), vulnerability or any other similar malicious code (“Malicious Code”), in each case, that permits unauthorized access or the unauthorized disablement or erasure of any Company Systems, or that would constitute a Company Material Adverse Effect.

(o) Information Technology Systems of the Company Group. To the Knowledge of the Company, the Company Systems are (i) sufficient in all material respects to operate the business of the Company and its Subsidiaries as it is currently conducted, and (ii) in sufficiently good working condition to effectively perform all information technology operations. To the Knowledge of the Company, the Company and its Subsidiaries have taken reasonable steps and implemented reasonable procedures to ensure that the Company Systems, and data stored or transmitted on such systems are secure in all material respects and, to the Knowledge of the Company, such systems are protected from Malicious Code, except as would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 1, 2022, the Company and, to the Knowledge of the Company, its Subsidiaries, have not suffered or experienced any failures, breakdowns, outages, overloads, unavailability, or continued substandard performance with respect to the Company Systems that have caused a material disruption or material interruption in or to the business of the Company and its Subsidiaries.

3.15 Material Contracts.

(a) Definition. For all purposes of and under this Agreement, a “Material Contract” shall mean:

(i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii)) with respect to the Company and its Subsidiaries and Employee Benefit Plans;

(ii) any Contract (A) containing any covenant prohibiting or limiting in any material respect the right of the Company or any of its Subsidiaries to engage, or to compete with any Person (other than standard employee non-solicitation restrictions), in any line of business or geographic area, other than license restrictions set forth in Company In Licenses, (B) containing any covenant prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, the Surviving Corporation) from engaging in business with any Person or levying a fine, charge or other payment for doing so, (C) pursuant to which any Person is granted most favored customer pricing, or containing any other similar pricing restrictions or (D) containing any covenant limiting the right of the Company to enter into any reseller, referral partner or similar partner agreements with third parties;

(iii) any material Contract expressly providing for the development of any Technology by the Company or any of its Subsidiaries, or requiring the Company or any of its Subsidiaries to make available or otherwise disclose the source code of any Company Technology (other than Form Development Agreements or Contracts for Open Source Software);

(iv) any Contract entered into since the date that is two (2) years prior to the Agreement Date (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets with a value or purchase price in excess of $3,000,000 or (B) pursuant to which the Company or any of its Subsidiaries has acquired or will acquire any ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries that has a value or purchase price in excess of $3,000,000;

(v) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, in each case in excess of $1,000,000, other than (A) accounts receivables and payables, (B) loans to direct or indirect wholly-owned Subsidiaries, (C) letters of credit obtained in connection with Leased Real Property and (D) advances to employees for travel and business expenses, in each case in the ordinary course of business consistent with past practice;

(vi) any settlement Contract with ongoing obligations (other than solely ongoing confidentiality obligations), other than (A) releases that are immaterial in nature or amount and entered into in the ordinary course of business, or (B) settlement Contracts only involving the payment of cash in amounts that do not exceed $1,000,000 in any individual case;

(vii) any collective bargaining agreement or other Contract with any labor union, labor organization, works council (each a “Labor Agreement”);

(viii) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable customer) for providing services to any customer who, in the year ended December 31, 2023, or the six (6) months ended June 30, 2024, was one of the ten (10) largest sources of customer revenues for the Company and its Subsidiaries, based on amounts paid or payable (each a “Top Customer”);

(ix) any Contract (excluding any purchase orders, statements of work and any other Contracts that are not master agreements and that do not contain any material terms that apply generally to transactions with the applicable supplier) with any supplier of the Company or any of its Subsidiaries who, in the year ended December 31, 2023, or the six (6) months ended June 30, 2024, was one of the ten (10) largest sources of vendor payment obligations for the Company and its Subsidiaries, based on amounts paid or payable (each a “Top Supplier”);

(x) any Contract that provides for payment obligations by the Company or any of its Subsidiaries in any twelve (12) month period following the date hereof of $2,500,000 or more in any individual case that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiaries and is not disclosed pursuant to clauses (i) through (viii) above, excluding any Employee Benefit Plan;

(xi) any Lease Agreement requiring annual lease payment by the Company or any of its Subsidiaries in excess of $1,000,000;

(xii) any Company IP License; and

(xiii) any Government Contract under which the Company or any of its Subsidiaries has received $5,000,000 or more in payments during the six (6)-month period ending on June 30, 2024.

(b) List of Material Contracts. Section 3.15(b) of the Company Disclosure Letter contains a complete and accurate list of all Material Contracts as of the date hereof (other than Contracts contemplated by clause (i) of the definition of Material Contract and which are listed in the Exhibit Index to the Company’s Annual Report on

Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2023), to or by which the Company or any of its Subsidiaries is a party or is bound, and identifies each subsection of Section 3.15(a) that applies to such Material Contract. The Company has made available to Parent a true, complete and correct copy of each such Material Contract.

(c) Validity. Each Material Contract is valid and binding on the Company (or each such Subsidiary of the Company party thereto), and to the Knowledge of the Company, each other party thereto and is in full force and effect, other than those Contracts that by their terms have expired or been terminated since the date hereof, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has not waived any rights under any Material Contract, the waiver of which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, since the date of the Audited Balance Sheet to the date hereof, the Company Group has not received any written notice from or on behalf of a party to any Contract constituting a Material Contract pursuant to clauses (v), (viii), (ix) or (xiii) of Section 3.15(a) indicating that such party intends to terminate, or not renew, any such Material Contract.

(d) Government Contracts. Neither the Company nor its Subsidiaries have, since July 1, 2022, (i) materially breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (ii) been suspended or debarred from bidding on government contracts by a Governmental Authority; (iii) been audited or to the Company’s Knowledge, investigated by any Governmental Authority with respect to any Government Contract; (iv) made any material disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (v) received from any Governmental Authority or any other Person any written notice of material breach, cure, show cause or default with respect to any Government Contract; (vi) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (vii) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status; or (viii) entered any Government Contracts payable on a cost-reimbursement basis. There are no material outstanding claims or disputes in connection with any of the Company’s or any of its Subsidiaries’ Government Contracts. To the Knowledge of the Company, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any of the Company’s or its Subsidiaries’ Government Contracts.

(e) Credit Agreement. No “Default” or “Event of Default” (each as defined in the Credit Agreement) has occurred and is continuing.

(f) Relationship with Top Customers and Top Suppliers. Section 3.15(f) of the Company Disclosure Letter lists each of the Top Customers and Top Suppliers as of the Agreement Date. As of the date hereof, neither the Company nor its Subsidiaries have received written notice from any Top Customer or Top Supplier indicating that any such Top Customer or Top Supplier (i) if applicable, intends to materially reduce its level of purchases from the Company Group or (ii) intends to renegotiate pricing in a manner that is materially adverse to the Company Group.

3.16 Tax Matters.

(a) Tax Returns. Each of the Company and its Subsidiaries has prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed and all such filed Tax Returns are true, correct and complete in all material respects.

(b) Taxes Paid. Each of the Company and its Subsidiaries has paid all material Taxes that are required to be paid (whether or not shown as due and owing on any Tax Return).

(c) No Material Deficiencies. No material deficiencies for Taxes against the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Governmental Authority that have not been satisfied, settled or withdrawn, except for deficiencies with respect to which adequate reserves have been established in accordance with GAAP.

(d) No Audits. There are no audits, examinations, investigations or other proceedings in respect of income Taxes or other material Taxes pending or threatened by any Governmental Authority in writing (or otherwise to the Knowledge of the Company) with respect to the Company or any of its Subsidiaries.

(e) No Liens on Assets. There are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been established on the financial statements of the Company in accordance with GAAP.

(f) Spin-Offs and Other Distributions. None of the Company or any of its Subsidiaries has been in the last two (2) years a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Tax Law).

(g) No Reportable Transaction. None of the Company or any of its Subsidiaries has engaged in a “reportable transaction,” within the meaning of Treas. Reg. Section 1.6011-4(b), including any transaction that is the same or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance as a “listed transaction,” as set forth in Treas. Reg. Section 1.6011-4(b)(2).

(h) There are no existing Tax sharing agreements or similar arrangements of any kind that may or will require that any payment be made by either Company or any of its Subsidiaries, other than (i) any such agreements entered into solely by and among the Company Group and (ii) any customary indemnification or gross up provision in a commercial agreement which was entered into in the ordinary course of business, the principal subject matter of which is not related to Taxes.

3.17 Employee Benefit Matters.

(a) List of Employee Benefit Plans. Section 3.17(a) of the Company Disclosure Letter sets forth a complete and accurate list of all material Employee Benefit Plans. Neither the Company nor any Subsidiary of the Company has committed in writing to any officer, or publicly communicated in writing to any other employees to establish any new material Employee Benefit Plan, to modify any material Employee Benefit Plan (except to the extent required by Law, to conform any such Employee Benefit Plan to the requirements of any applicable Law, as previously disclosed to Parent in writing or as required by this Agreement), or to adopt or enter into any material Employee Benefit Plan.

(b) Disclosure of Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has made available to Parent complete and accurate copies of, as applicable: (i) the current version of such Employee Benefit Plan (or a written summary of any material unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion, notification or advisory letter from the IRS, (iv) if applicable, each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, in each case, to the extent currently effective, (v) if applicable, the most recent summary plan descriptions, including any summary of material modifications thereto and (vi) all material non-routine correspondence to or from any governmental agency relating to any Employee Benefit Plan within the past two (2) years.

(c) Compliance. Except as would not reasonably be expected to result in a Company Material Adverse Effect, (i) each Employee Benefit Plan is and has been established, maintained, operated and administered in accordance with all applicable Law, including if applicable, ERISA and the Code, and in accordance with its terms, and (ii) each Company Group Member and its respective ERISA Affiliates have (A) met their obligations with respect to each Employee Benefit Plan and (B) have timely made (or timely will make) or accrued in accordance with GAAP all required contributions or other amounts payable with respect thereto.

(d) Qualified Plans. All Employee Benefit Plans that are intended to be qualified under Section 401(a) of the Code, and all trusts that are intended to be qualified under Section 501(a) of the Code (each, a “Qualified Plan”), have (i) received determination, opinion or advisory letters from the IRS to the effect that such Employee Benefit Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or IRS pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan and (ii) no such determination, opinion or advisory letter has been revoked and, to the Knowledge of the Company, no fact, event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption. Except as would not reasonably be expected to result in a Company Material Adverse Effect, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, or breach of fiduciary duty (as determined under ERISA) has occurred with respect to any Employee Benefit Plan.

(e) Multiple Employer Plans. Currently and within the last six (6) years, neither the Company Group Members nor any of their respective ERISA Affiliates maintained, participated in or contributed to, or would reasonably expect to have any liability or obligation with respect to (i) a Pension Plan subject to Title IV of ERISA or Sections 412 or 430 of the Code or Section 302 of ERISA; (ii) a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iv) multiple employer welfare arrangement (as defined in Section 3(40) of ERISA). No Employee Benefit Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(f) No Post-Termination Welfare Benefit Plan. Other than as required under COBRA, or other applicable Law, no Employee Benefit Plan provides and the Company does not have any material liability in respect of, or material obligation to provide, health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment (other than continuation coverage through the end of the month in which such termination or retirement occurs).

(g) Employee Benefit Plan Legal Proceedings. Except as would not reasonably be expected to result in a Company Material Adverse Effect, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened or reasonably anticipated, with respect to any Employee Benefit Plan or the assets of any Employee Benefit Plan, other than claims for benefits in the ordinary course.

(h) Non-U.S. Employee Plans. Without limiting the generality of the other provisions of this Section 3.17: (i) each Non-U.S. Employee Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities except where the failure to do so would not reasonably be expected to result in a Company Material Adverse Effect, (ii) each Non-U.S. Employee Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Non-U.S. Employee Plan is a defined benefit plan, and (iv) no Non-U.S. Employee Plan has any unfunded liabilities that would reasonably be expected to result in a Company Material Adverse Effect, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

(i) Employment and Severance Agreements. Section 3.17(i) of the Company Disclosure Letter sets forth a complete and accurate list of (i) all employment agreements with employees of the Company or any of its Subsidiaries that provide for severance (other than agreements that provide severance that does not exceed the minimum amount required by applicable Laws), retention or change in control payments or benefits; and (ii) all severance agreements, plans, programs and policies of the Company or any of its Subsidiaries, excluding programs and policies required to be maintained by Law.

(j) No Additional Rights. Neither the execution and delivery of this Agreement nor the negotiation or consummation of the Transactions will, either alone or in combination with another event, (i) entitle any current or former Service Provider to any payment (whether in cash or property) or benefit, severance or increase in any material compensation or benefit (including severance), (ii) accelerate the time of distribution, payment or vesting, a lapse of restrictions or repurchase rights relating to or increase the amount of any material compensation or benefits due any such current or former Service Provider, (iii) result in the forgiveness of indebtedness for any such current or former Service Provider, or (iv) trigger an obligation to fund benefits or make a contribution under any Employee Benefit Plan.

(k) Gross-Ups. There is no contract, agreement, plan or arrangement to which any Company Group Member is a party or by which it is bound that provides any Person with a current or contingent right to a gross-up, indemnification, reimbursement or other payment for any Tax under Section 409A or Section 4999 of the Code.

(l) Nonqualified Deferred Compensation Plan. Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been documented and operated in material compliance with Section 409A of the Code.

(m) Parachute Payments. No payment or benefit which will or may be made by the Company or its Affiliates in connection with the execution of this Agreement or the consummation of the Transactions (either alone or in combination with any other event) could give rise to the payment of any amount or provision of any benefit that could, individually or together with any other amount or benefit, be characterized as a parachute payment within the meaning of Section 280G(b)(2) of the Code.

3.18 Labor Matters.

(a) Employment Law Compliance. Except as would not be expected to result in a Company Material Adverse Effect, since July 1, 2022, the Company and each of its Subsidiaries are in compliance with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors and exempt and non-exempt employees), child labor, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), harassment, employment discrimination and retaliation, disability rights or benefits, equal opportunity (including compliance with any affirmative action plan obligations), plant closures and layoffs (including WARN), affirmative action and affirmative action plan requirements, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Each Company Group Member (i) has withheld and reported all amounts required by Law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees or other workers; and (ii) is not liable for any arrears of wages, salaries, or other payments to employees or other workers compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), except in each case, for any failure to withhold, report or pay which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) Union Activities. Except as identified on Section 3.18(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is party to, or bound by, any Labor Agreement. To the Knowledge of the Company, except as identified on Section 3.18(b) of the Company Disclosure Letter, since July 1, 2022: (i) there have been no labor union organizing activities with respect to any employees of the Company or any of its Subsidiaries, (ii) no labor union, labor organization, trade union, works council, employee representative, or group of employees of the Company or any of its Subsidiaries has made a written demand for recognition or certification, (iii) there have been no representation or certification proceedings or petitions seeking a representation proceeding pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, and (iv) there have been no labor strikes, lockouts, work stoppages, slowdowns, picketing, hand billing, of other material labor disputes or threats thereof, against or affecting the Company or any of its Subsidiaries. With respect to the transactions contemplated by this Agreement, the Company and each of its Subsidiaries has satisfied in all material respects any notice, consultation or bargaining obligations owed to its employees or their representatives under applicative Law or Labor Agreement.

(c) WARN Compliance. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations that will trigger application of WARN or any similar state, local or foreign Law.

(d) Investigation of Allegations. Since July 1, 2022, each of the Company and its Subsidiaries has reasonably investigated all sexual harassment, or other unlawful discrimination or retaliation allegations reported in accordance with the applicable policies of the Company and such Subsidiaries or of which the Company otherwise had Knowledge. With respect to each such allegation determined to have merit, the Company or its applicable Subsidiary has taken prompt corrective action that is reasonably calculated to prevent further improper action. Neither the Company nor any of its Subsidiaries reasonably expects any material Liabilities with respect to any such allegations.

3.19 Environmental Matters.

(a)  (i) The Company and its Subsidiaries are, and since July 1, 2022 have been, in compliance in all material respects with all applicable Environmental Laws, (ii) the Company and its Subsidiaries hold and since July 1, 2022 have held, and are and since July 1, 2022 have been in compliance in all material respects with, all Environmental Permits; and (iii) except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any currently unresolved written notice of any material violation of or liability under any Environmental Laws; and (iv) there has been no release, treatment, or disposal of, exposure to, or contamination by Hazardous Materials, in each case as has given or would give rise to Liability of the Company or its Subsidiaries under Environmental Law.

3.20 Compliance with Laws.

(a) Generally. The Company and its Subsidiaries are, and have been since January 1, 2022, in compliance in all material respects with, and are not in any material respect in default under or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound.

(b) Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their respective officers, directors, agents, employees or other Person associated with or acting on their behalf) have, directly or indirectly, taken any action which would cause it to be in material violation of Anti-Corruption Laws, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Neither the Company, any of its Subsidiaries nor any other entity under their control have conducted an internal investigation, or been informally or formally investigated, charged, or prosecuted, for conduct related to applicable Anti-Corruption Laws. The Company Group has established sufficient internal controls and procedures to ensure compliance with applicable Anti-Corruption Laws, accurately accounted for all payments to third parties, disclosed all payments or provisions to foreign officials (as defined by the FCPA), and made available all of such documentation to Parent.

(c) Export Control Laws.

(i) The Company and each of its Subsidiaries have complied throughout the past five (5) years, in all material respects, with all applicable export and re-export control and trade and economic sanctions Laws (“Export Controls”) including, but not limited to, the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by the Treasury Department’s Office of Foreign Assets Control and the U.S. Department of State, the International Traffic in Arms Regulations maintained by the U.S. Department of State, and any applicable anti-boycott compliance regulations. Neither the Company nor any of its Subsidiaries has, within the past five (5) years, directly or knowingly indirectly sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, software, technology, or technical data to any destination, entity, or person prohibited by the Laws of the United States, without obtaining prior authorization from the competent government authorities as required by Export Controls, in any matter that resulted in a material violation of applicable Export Controls. The Company and its Subsidiaries are in compliance in all material respects with all applicable import Laws (“Import Restrictions”), including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

(ii) The Company and its Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or the Office of Foreign Assets Control which is or has been in force or other authorization issued pursuant to Export Controls.

(iii) Neither the Company nor any of its Subsidiaries has knowledge of any fact or circumstance that would result in any Liability for a material violation of Export Control and Import Restrictions.

(iv) (A) The Company may produce, design, test, manufacture or develop “critical technologies” as defined pursuant to 31 C.F.R. § 800.215 but, to the extent that it does, it is eligible for export, reexport, or transfer (in country) pursuant to License Exception ENC of the EAR (15 CFR 740.17(b)), (B) the Company does not perform any of the functions set forth in column 2 of appendix A to 31 C.F.R. Part 800 with respect to covered investment critical infrastructure, as that term is defined in 31 C.F.R. § 800.212; and (C) the Company does not maintain or collect, either directly or indirectly, sensitive personal data of U.S. citizens, as that term is defined in 31 C.F.R. § 800.241.

3.21 Permits. The Company and its Subsidiaries hold all required permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Authorities that are material to the operation of the business of the Company Group taken as a whole as currently conducted (collectively, the “Permits”). The Permits are in full force and effect, have not been violated in any material respect and, to the Knowledge of the Company, no suspension, revocation or cancellation thereof has been threatened, and there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the Transactions.

3.22 Legal Proceedings and Orders.

(a) Legal Proceedings. There are no material Legal Proceedings (other than arising from or relating to the Merger or any of the other Transactions filed after the date hereof) (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, or (b) to the Knowledge of the Company, any pending investigation or governmental inquiry or any other Legal Proceeding threatened in writing against the Company or any of its Subsidiaries, or any of their respective properties or assets or, to the Company’s Knowledge, against any officer or director of the Company Group in such individual’s capacity as such.

(b) Orders. Neither the Company nor any Subsidiary of the Company is subject to any outstanding Order that would reasonably be expected to (i) prevent or materially delay the consummation of the Transactions or (ii) have a Company Material Adverse Effect. There has not been, nor are there currently, any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

3.23 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent. Each such policy is in full force and effect and all premiums due thereon have been paid in full.

3.24 Brokers, Finders and Financial Advisors. Except as set forth on Section 3.24 of the Company Disclosure Letter no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of all agreements between the Company and any Person pursuant to such Person would be entitled to any such payment.

3.25 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware (each, a “Takeover Statute”) is applicable to the Company or the Transactions, including the Merger.

3.26 Exclusivity of Representations and Warranties; Investigation.

(a) No Other Representations and Warranties. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV or in any closing certificate delivered pursuant to Section 7.3(c):

(i) none of Parent, Merger Sub or any other Person makes, or has made, any representation or warranty relating to Parent, Merger Sub or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives to make any representation or warranty relating to Parent or Merger Sub or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by the Company or any of its Affiliates or Representatives as having been authorized by Parent, Merger Sub or any of their respective Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by Parent and Merger Sub in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. The Company, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV and in any closing certificate delivered pursuant to Section 7.3(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to The Company or any of its Affiliates or Representatives; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Article IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter delivered by Parent and Merger Sub to the Company on the date hereof, which expressly identifies the Section (or, if applicable, subsection) to which such exception relates (it being understood and hereby agreed that any disclosure in such disclosure letter relating to one Section or subsection shall also apply to any other Sections and subsections if and to the extent that it is reasonably apparent on the face of such disclosure (without reference to the underlying documents referenced therein) that such disclosure also relates to such other Sections or subsections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Organization and Qualification. Each of Parent and Merger Sub is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization and has all requisite corporate power and authority necessary to enable the each to own, lease and operate the properties it purports to own, lease or operate and to conduct its business as it is currently conducted. Neither the Parent nor the Merger Sub is in violation of its organizational documents.

4.2 Authority; Approvals and Enforceability.

(a) Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Transactions, including the Merger in accordance with the terms hereof.

(b) Approval. The execution and delivery of this Agreement by Parent and Merger Sub and performance by each of Parent and Merger Sub of its obligations hereunder, and the consummation of the Merger and the other Transactions, have been authorized by all necessary action on the part of each of Parent and Merger Sub and no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger.

(c) Enforceability. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Limitations. Immediately following execution and delivery of this Agreement, this Agreement will be adopted by the sole stockholder of Merger Sub.

4.3 Required Filings and Consents.

(a) Non-Contravention. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of their respective covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the Transactions will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other similar organizational documents of Parent or Merger Sub, (ii) assuming receipt of the government approvals contemplated by Section 3.4 conflict with or violate any Laws applicable to Parent or Merger Sub or by which any of their respective properties or assets are bound or affected, or (iii) require notice to or the consent of any Person under, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair Parent or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Parent or Merger Sub or any of their respective Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which the Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties is bound or affected, except in the case of the preceding clauses (ii) through (iv), inclusive, as would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

(b) Requisite Governmental Approvals. The execution and delivery by each of Parent and Merger Sub of this Agreement do not, and the performance by each of Parent and Merger Sub of its covenants and agreements under this Agreement and the consummation by each of Parent and Merger Sub of the Transactions (including the Merger) will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Authority, except (i) as may be required by the HSR Act or the Required Consents, (ii) the filing of the Information Statement and Schedule 13E-3 with the SEC in accordance with the Exchange Act and as may be required under the Securities Act, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable United States federal and state securities Laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications, the failure of which to obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the consummation of the Merger or the ability of Parent and Merger Sub to perform their respective covenants and obligations pursuant to this Agreement.

4.4 Certificate of Incorporation and Bylaws. Parent has made available to the Company true, correct and complete copies of the certificate of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Such documents, each as amended to date, are in full force and effect, and neither Parent nor Merger Sub is in violation of its certificate of incorporation, bylaws or other similar organizational document.

4.5 Legal Proceedings; Orders; Disclosure.

(a) Legal Proceedings. There are no material Legal Proceedings, (i) pending against Parent or Merger Sub or any of their respective properties or assets, or (ii) to the knowledge of Parent, threatened against Parent or Merger Sub, or any of their respective properties or assets.

(b) Orders. Neither Parent nor Merger Sub is subject to any outstanding Order that would reasonably be expected to prevent or materially delay the consummation of the Transactions. There has not been, nor are there currently, any internal investigations or inquiries being conducted by Parent or Merger Sub or any third party at the request of any of the foregoing concerning any financial, accounting, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

4.6 Brokers, Finders and Financial Advisors. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Transactions.

4.7 Operations of Parent and Merger Sub. Each of Parent and Merger Sub has been formed solely for the purpose of engaging in the Merger, and, prior to the Effective Time, neither Parent nor Merger Sub will have engaged in any other business activities and will have incurred no liabilities or obligations other than as contemplated by the

Equity Commitment Letter or any agreements or arrangements entered into in connection with the Equity Financing and this Agreement. Parent owns beneficially and of record all of the outstanding capital stock, and other equity and voting interest in, Merger Sub free and clear of all Liens.

4.8 No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to approve this Agreement and the Merger.

4.9 Financing.

(a) Equity Commitment Letter. As of the Agreement Date, Parent has delivered to the Company a true, correct and complete copy of a fully executed equity commitment letter of even date herewith (together with all exhibits, annexes, schedules and term sheets attached thereto and as amended, modified, supplemented, replaced or extended from time to time after the Agreement Date, the “Equity Commitment Letter”) from the parties thereto (the “Sponsor”) pursuant to which the Sponsor have agreed to make an equity investment in Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”). The Equity Commitment Letter provides that the Company is an express third-party beneficiary of, and is entitled to specifically enforce performance of the Sponsor’s obligations to fund the Equity Financing in accordance with and subject to the terms of the Equity Commitment Letter and, subject in all respects to Section 9.8(a), Parent and Sponsor will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that there is adequate remedy at law in connection with the exercise of such third-party beneficiary rights.

(b) Validity. As of the Agreement Date, the Equity Commitment Letter (in the executed form delivered by Parent to the Company) is in full force and effect and constitutes the valid, binding and enforceable obligation of Parent and the Sponsor, enforceable in accordance with its terms (subject to the Enforceability Limitations). As of the Agreement Date, there are no conditions precedent or other contingencies related to the funding, investing or use of the full amount of the Equity Financing contemplated by the Equity Commitment Letter, other than the conditions precedent set forth in the Equity Commitment Letter (such conditions precedent, the “Financing Conditions”). As of the Agreement Date and assuming satisfaction of the conditions set forth in Section 7.1 and Section 7.2, Parent has no reason to believe that (i) any of the Financing Conditions will not be satisfied on or prior to the Closing Date or (ii) the Equity Financing will not be available to Parent on the Closing Date. As of the Agreement Date, Parent and the Sponsor are not in material default or breach under the terms and conditions of the Equity Commitment Letter and, to the knowledge of Parent, no event has occurred or circumstance exists that, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a material default or breach or a failure to satisfy a Financing Condition, in each case on the part of the Parent or the Sponsor.

(c) No Amendments. As of the Agreement Date, (i) the Equity Commitment Letter in the form delivered to the Company and the terms of the Equity Financing has not been amended or modified in any manner and no such amendment or modification is contemplated, and (ii) the commitment contained therein has not been terminated, reduced, withdrawn or rescinded in any respect by Parent or the Sponsor, and no such termination, reduction, withdrawal or rescission is contemplated by Parent or the Sponsor. As of the Agreement Date, there are no Contracts, agreements, side letters or other written arrangements relating to the funding or use of the Equity Financing to which the Sponsor, Parent, Merger Sub or any of their respective Affiliates is a party that would permit the parties to the Equity Commitment Letter to reduce the amount of the Equity Financing below the Required Amount, impose new or additional conditions precedent to the availability of the Equity Financing or that would otherwise adversely affect the availability of the Equity Financing on the Closing Date, other than as expressly contemplated by the Equity Commitment Letter.

(d) No Other Arrangements. As of the Agreement Date, there are no side letters or other Contracts relating to the funding of the Equity Financing to which Parent or any of its Affiliates is a party that would reasonably be expected to adversely affect the conditionality, availability or amount of, the Equity Financing. As of the Agreement Date, except as contemplated by this Agreement or as set forth on Section 4.9(d) of the Company Disclosure Letter, none of Parent, the Merger Sub or any of their respective Affiliates has entered into any Contract pursuant to which any holder of any shares of Company Common Stock issued and outstanding immediately prior to the Effective Time would be entitled to receive consideration of a different amount or nature than as set forth in this Agreement. Except as contemplated by this Agreement or as set forth on Section 4.9(d) of the Company Disclosure Letter, as of the date of this Agreement, there are no Contracts between Parent, the Merger Sub or any of their respective Affiliates, on the one hand, and any of the Company’s directors, officers, employees or Affiliates, on the other hand, the subject of which relates to the Transactions, including the Merger.

(e) Sufficiency of Financing. The Equity Financing, when funded in accordance with the Equity Commitment Letter and upon satisfaction of the conditions contained in Article VII, will provide Parent and Merger Sub at and as of the Closing Date with sufficient immediately available cash funds, together with cash or cash equivalents held by Parent, Merger Sub and the Company and its Subsidiaries, to consummate the Merger and to make all cash payments required to be made in connection therewith on the Closing Date (such amounts, collectively, the “Required Amounts”).

(f) No Financing Conditionality. Notwithstanding anything in this Agreement to the contrary, but without expanding or amending the remedies available under Article VIII or Section 9.8, Parent and Merger Sub each acknowledge and agree that in no event shall the receipt, grant, or availability of any funds or financing (including, for the avoidance of doubt, the Equity Financing) by Parent or any Affiliate thereof or any other financing be a condition to any of the obligations of Parent or Merger Sub hereunder.

4.10 Solvency. None of Parent, Merger Sub or the Sponsor is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of any Company Group Member. As of the Effective Time and immediately after giving effect to the Merger (including the payment of the Required Amounts), assuming the accuracy of the representations and warranties set forth in Article III, (a) the amount of the “fair saleable value” of the assets of the Parent and its Subsidiaries, taken as a whole, will exceed the amount that will be required to pay the probable liabilities (including contingent liabilities) of Parent and its Subsidiaries, taken as a whole, as such liabilities become absolute and matured; (b) the assets of Parent and its Subsidiaries, taken as a whole, at a fair valuation, will exceed their liabilities (including the probable amount of all contingent liabilities); (c) the Parent and its Subsidiaries, taken as a whole, will not have an unreasonably small amount of capital for the operation of the businesses in which they are engaged or proposed to be engaged; and (d) Parent and its Subsidiaries, taken as a whole, will not have incurred liabilities, including contingent and other liabilities, beyond their ability to pay such liabilities as they mature or become due.

4.11 Exclusivity of Representations and Warranties; Investigation.

(a) No Other Representations and Warranties. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III or in any closing certificate delivered pursuant to Section 7.2(c):

(i) none of the Company, its Subsidiaries or any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries or any of their businesses, operations or otherwise in connection with this Agreement or the Merger;

(ii) no Person has been authorized by the Company Group or any of its Affiliates or Representatives to make any representation or warranty relating to the Company Group or any of its businesses or operations or otherwise in connection with this Agreement or the Merger, and if made, such representation or warranty must not be relied upon by Parent, Merger Sub or any of their respective Affiliates or Representatives as having been authorized by the Company Group or any of its Affiliates or Representatives (or any other Person); and

(iii) the representations and warranties made by the Company in this Agreement are in lieu of and are exclusive of all other representations and warranties, including any express or implied or as to merchantability or fitness for a particular purpose, and the Company hereby disclaims any other or implied representations or warranties, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation or other information (including any financial information, supplemental data or financial projections or other forward-looking statements).

(b) No Reliance. Each of Parent and Merger Sub, on behalf of itself and its Subsidiaries, acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(c), it is not acting (including, as applicable, by entering into this Agreement or consummating the Merger) in reliance on:

(i) any representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Parent, Merger Sub or any of their respective Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Merger, in connection with presentations by or discussions with the Company’s management (whether prior to or after the Agreement Date) or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

Without limiting the foregoing, each of Parent and Merger Sub acknowledge and agree that, except for any remedies available under this Agreement with respect to the representations and warranties expressly set forth in Article III and in any closing certificate delivered pursuant to Section 7.2(d), neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by or on behalf of the Company or its Representatives for purposes of the Transactions, teasers, marketing materials, consulting reports or materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions.

(c) Investigation. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Contracts, Company Intellectual Property, real estate, technology, liabilities, results of operations, financial condition and prospects of the Company Group, and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company Group and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company Group.

Article V
INTERIM OPERATIONS

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as required by applicable Law; or (d) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed), at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Effective Time (the “Interim Period”), the Company will, and will cause each of its Subsidiaries to (i) use its reasonable efforts to carry on its business in the ordinary course of business, consistent with past practice; and (ii) use its commercially reasonable efforts to (A) preserve intact in all material respects its present business, (B) keep available the services of its present officers and key employees (other than where termination of such services is for cause) and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and other Persons with which it has significant business dealings; provided that no action taken by the Company or any of its Subsidiaries with respect to matters explicitly permitted by an exception to any of Section 5.2 shall be deemed a breach of this Section 5.1.

5.2 Forbearance Covenants of the Company. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved in writing in advance by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as required by applicable Law; or (iv) as expressly contemplated by the terms of this Agreement, at all times during the Interim Period, the Company will not directly or indirectly, including through any Subsidiary, and will not permit any of its Subsidiaries to:

(a) propose to adopt any amendments to or amend the Charter, the Bylaws (other than the amendment of the Bylaws contemplated by Section 2.5) or any other similar organizational document of any Company Group Member (other than immaterial amendments to the organizational documents of the Company’s Subsidiaries);

(b) authorize for issuance, issue, grant, sell, pledge, encumber, deliver or transfer or agree or commit to issue, grant, sell, pledge, encumber, deliver or transfer (whether through the issuance or granting Company Equity Awards, options, warrants, other equity-based commitments, subscriptions, rights to purchase or otherwise) any

Equity Securities of the Company Group, except for the issuance and sale of shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards outstanding as of the Agreement Date and in each case in accordance with and required by their terms as in effect on the date hereof;

(c) acquire, repurchase or redeem, directly or indirectly, or amend any of the Equity Securities of the Company Group except (i) for repurchases, withholdings, or cancellations of securities of the Company Group required pursuant to the terms and conditions of Company Equity Awards outstanding as of the date hereof, as in effect on the date hereof, or (ii) transactions solely between the Company and any of its direct or indirect wholly-owned Subsidiaries or solely among the Company’s wholly-owned Subsidiaries;

(d) other than cash dividends made by any of its wholly-owned Subsidiaries to the Company or another of its wholly-owned Subsidiaries, (i) split, combine or reclassify any shares of Equity Securities; (ii) declare, set aside, establish a record date for, authorize or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any Equity Securities, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock; (iii) pledge or encumber any of its Equity Securities other than pursuant to Permitted Liens; or (iv) modify the terms of any of its Equity Securities;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(f) (i) incur or assume any Indebtedness, except for (A) trade payables and letters of credit issued in the ordinary course of business consistent with past practice and which are identified to Parent prior to Closing, and (B) loans or advances to direct or indirect wholly-owned Subsidiaries in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any Third Person; or (iii) make any loans, advances or capital contributions to or investments in any other Person (other than (x) between wholly-owned Subsidiaries of the Company or between the Company and its wholly-owned Subsidiaries, (y) advancement of expenses with respect to employees of the Company and its Subsidiaries in the ordinary course of business consistent with past practices or (z) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $2,000,000 in the aggregate);

(g) except as required by applicable Law or the existing terms of any Employee Benefit Plan in effect on the date hereof and set forth on Section 3.17(a) of the Company Disclosure Letter or, solely with respect to ordinary course amendments, modifications or renewals referred to in clause (i), would not materially increase the cost of any Employee Benefit Plan: (i) enter into, adopt, amend, modify, renew or terminate any Employee Benefit Plan or any plan, policy, program, agreement, arrangement or Contract that would be an Employee Benefit Plan if in existence on the Agreement Date (except as otherwise expressly permitted by this Section 5.2(g)), (ii) grant, announce or pay any severance, special bonus, change of control, retention, equity or equity-based or similar or other award or new compensation or benefit to any current or former Service Provider, other than the payment of annual bonuses in the ordinary course of business consistent with past practice to any current Service Provider whose annual base cash compensation is less than $300,000, (iii) increase or decrease, or accelerate the time of vesting, funding or payment of, any compensation or benefit payable or provided to any current or former Service Provider, (iv) hire or promote, engage, temporarily layoff, furlough or terminate (other than termination for cause) any Service Provider whose annual base compensation exceeds or would exceed $300,000, or (v) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any current or former Service Provider;

(h) forgive any loans to any current or former Service Provider;

(i) enter into, modify, amend, negotiate, extend or terminate any Labor Agreement or, unless required by Law, recognize or certify any labor union, labor organization, works council, employee representative, or group of employees as the bargaining representative for any employees of the Company or its Subsidiaries;

(j) implement or announce any employee layoffs, facility or plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions that would require issuance of notices or other obligations under WARN;

(k) acquire (including by merger, consolidation or acquisition of stock or assets), sell, lease, mortgage, pledge, abandon, encumber, license or dispose of, any material property, Equity Securities or assets, whether in any single transaction or a series of related transactions, except for (i) transactions pursuant to Contracts existing on the Agreement Date that are set forth on the Company Disclosure Letter, (ii) transactions in the ordinary course of business consistent with past practice and not in excess of $500,000 individually, or $2,000,000 in the aggregate, (iii) transactions regarding non-exclusive licenses granted by the Company or any of its Subsidiaries to customers in the ordinary course of business or (iv) sales or purchases of inventory in the ordinary course of business consistent with past practice;

(l) authorize, incur or commit to incur any capital expenditure(s) that in the aggregate exceeds, in any given fiscal quarter, 110% of the amount set forth in the capital expenditure budget with respect to such fiscal quarter of the Company, as made available to Parent prior to the Agreement Date;

(m) except as required by applicable Law or GAAP, make any material change in any of its accounting principles or practices;

(n) (i) make, revoke or change any material Tax election, except for elections made in the ordinary course of business or consistent with the past practices of the Company and its Subsidiaries, (ii) surrender any claim for a refund of material Taxes, (iii) enter into any closing agreement with respect to material Taxes, (iv) file any material amended Tax Return, (v) settle or compromise any material Tax Liability or any audit or proceeding relating to material Taxes, (vi) request or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment in respect of material Taxes (other than in the ordinary course of business or, in the case of a request, pursuant to customary extensions of the due date to file a Tax Return), (vii) knowingly fail to pay any material Tax that becomes due and payable (including estimated tax payments), or (viii) make any request for a private letter ruling, administrative relief, technical advice, or other similar request with any Governmental Authority, in each case, in relation to Tax;

(o) (i) enter into any Contract that, if in existence on the date hereof, would be, amend in any material respect, or grant any release, waiver or relinquishment of any material rights under, a Company IP License or a Contract with a Top Customer, (ii) fail to maintain or allow to lapse or expire, dispose of or abandon, including by failure to pay the required fees in any jurisdiction, any material Intellectual Property Rights used in or held for use in its business or grant permission to enter into the public domain any confidential information or material trade secrets included in the Company Intellectual Property (other than, as applicable, pursuant to Form Development Agreements or Contracts for Open Source Software in the ordinary course of business consistent with past practices), or (iii) grant any exclusive rights with respect to, or divest, any material Intellectual Property Rights of the Company or any of its Subsidiaries;

(p) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any Liability, other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings and Liabilities (i) reflected or reserved against in full in the balance sheet included in the Audited Company Balance Sheet, (ii) covered by existing insurance policies, or (iii) settled since the respective dates thereof in the ordinary course of business consistent with past practice;

(q) except as required by GAAP, revalue in any material respect any of its properties or assets, including writing-off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(r) (i) other than in the ordinary course of business consistent with past practice (provided, that this exception in this clause shall not apply to (A) any material rights under, a Company IP License or a Contract with a Top Customer, which shall be governed by clause (q) hereof, (B) the Material Contracts described in clauses (i), (ii), (iv), (v) and (xi) of Section 3.15(a) of this Agreement or (C) expirations of any Material Contract in accordance with the terms and conditions contained therein), (1) amend or waive any material provision of any Material Contract, (2) enter into any contract that would have been a Material Contract had it been in effect as of the Agreement Date or (3) renew any Material Contract (other than on terms that are no less favorable, in the aggregate, to the Company Group) or (ii) other than the expiration of any Material Contract in accordance with the terms and conditions contained therein, terminate any Material Contract;

(s) enter into or adopt any “poison pill” or similar stockholder rights plan;

(t) enter into any joint venture, partnership or other similar arrangement with any Third Person; or

(u) enter into a Contract to do any of the foregoing, or announce an intention, enter into a formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. Subject to the terms of this Section 5.3, during the Interim Period, the Company will, and will cause its Subsidiaries and its and their respective officers and directors to, and will instruct and use reasonable best efforts to cause each of its other Representatives to, cease and cause to be terminated any discussions or negotiations with any Third Person and its Representatives, request the prompt return or destruction of all non-public information concerning the Company Group theretofore furnished to any such Person with whom any Company Group Member has a confidentiality agreement, in each case, with respect to an Acquisition Proposal and will (A) cease providing any further information with respect to the Company Group or any Acquisition Proposal to any such Third Person or its Representatives; and (B) immediately terminate all access granted to any such Third Person and its Representatives to any physical or electronic data room (or any other diligence access). Subject to the terms of Section 5.3(b), during the Interim Period, the Company and its Subsidiaries will not, will cause their directors and officers not to, and will use reasonable best efforts to cause their other Representative not to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any Inquiry or proposal that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish to any Third Person any non-public information relating to the Company Group or afford to any Third Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group, in any such case with the intent to induce, or that could reasonably be expected to result in, the making, submission or announcement of, or to knowingly encourage, facilitate or assist an Acquisition Proposal or any Inquiries or the making of any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions, communications or negotiations with any Third Person with respect to an Acquisition Proposal or Inquiry, other than solely informing such Third Persons of the existence of the provisions contained in this Section 5.3; (iv) approve, endorse or recommend any proposal that constitutes or would reasonably be expected to lead to, an Acquisition Proposal; or (v) enter into any letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, other than an Acceptable Confidentiality Agreement (any such letter of intent, agreement in principle, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement), an “Alternative Acquisition Agreement”). During the Interim Period, the Company will be required to enforce, and will not be permitted to waive, terminate or modify, any provision of any standstill or confidentiality agreement that prohibits or purports to prohibit a proposal being made to the Company Board or the Special Committee (unless, prior to the Company’s receipt of the Stockholder Consent, the Company Board or the Special Committee has determined in good faith, after consultation with its outside counsel, that failure to take such action would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law).

(b) Superior Proposals. Notwithstanding anything to the contrary set forth in this Section 5.3, until the Company’s receipt of the Stockholder Consent, in response to an unsolicited bona fide Acquisition Proposal, the Company and the Company Board or the Special Committee may, directly or indirectly, through one or more of their Representatives (including the Advisor), participate or engage in discussions or negotiations with, furnish any non-public information relating to the Company Group to, or afford access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company Group pursuant to an Acceptable Confidentiality Agreement to any Person and its Representatives (including prospective debt and equity financing sources) that has made, renewed or delivered to the Company such a bona fide Acquisition Proposal that did not result from a breach of this Section 5.3; provided, that the Company and its Representatives may contact any person in writing (with a request that any response from such Person is in writing) with respect to an Acquisition Proposal solely to clarify any ambiguous terms and conditions thereof with are reasonably necessary to determine whether the Acquisition Proposal constitutes a Superior Proposal. The Company Board or Special Committee may only take the actions contemplated by the preceding sentence if (A) the Company Board or Special Committee has determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to lead to a Superior Proposal and (B) the Company Board or Special Committee has determined in good faith (after consultation with its outside legal counsel) that failure to take the actions contemplated by this Section 5.3(b) would reasonably be expected to be inconsistent with its fiduciary duties pursuant to applicable Law. The Company shall provide to Parent and its Representatives any non-public information that is provided to any Person or its Representatives that was not previously made available to Parent prior to or substantially concurrently with the time it is provided to such Person.

(c) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(d), at no time after the date hereof may the Company Board or the Special Committee withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation, in each case, in a manner adverse to Parent (it being understood that it shall be considered a modification adverse to Parent if (1) any Acquisition Proposal structured as a tender or exchange offer is commenced and the Company Board fails to publicly recommend that the Company Stockholders reject such tender or exchange offer within ten (10) Business Days of commencement thereof pursuant to Rule 14d-2 of the Exchange Act or (2) any Acquisition Proposal is publicly announced (other than by the commencement of a tender or exchange offer)) and the Company Board fails to issue a public press release within ten (10) Business Days of such public announcement providing that the Company Board reaffirms the Company Board Recommendation; (B) adopt, approve, endorse, recommend or otherwise declare advisable (or publicly propose to adopt, approve, endorse, recommend or otherwise declare advisable) an Acquisition Proposal; or (C) fail to publicly reaffirm the Company Board Recommendation within ten (10) Business Days after Parent so requests in writing (it being understood that the Company will have no obligation to make such reaffirmation on more than two (2) separate occasions) (any action described in clauses (A) through (C), a “Company Board Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) a “stop, look and listen” communication by the Company Board or the Special Committee to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), (2) the delivery by the Company to Parent of any notice contemplated by Section 5.3(d) or (3) making any required disclosure to the Company Stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with applicable Law, in any such case will constitute a Company Board Recommendation Change or violate this Section 5.3. The Parties agree that any Company Board Recommendation Change shall have no effect on the effectiveness of the Stockholder Consent.

(d) Company Board Recommendation Change.

(i) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Company’s receipt of the Stockholder Consent, in response to an unsolicited bona fide written Acquisition Proposal that did not arise from a breach of the obligations set forth in Section 5.3(a), either the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Company Board Recommendation Change, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee), or the Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal is a Superior Proposal, and, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law and (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company has received such proposal, specifying the material terms and conditions of such proposal (including the identity of the Person or group making such proposal) and copies of the most recent versions of all relevant documents relating to such proposal, and that the Company intends to take such action, and during such five (5) Business Day period, the Company shall (and shall cause its Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and at the end of the five (5) Business Day period, prior to taking action to effect a Company Board Recommendation Change, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the Acquisition Proposal remains a Superior Proposal; provided, that in the event of any change to the financial terms of, or any other material amendment or material modification to, any Superior Proposal, the Company shall be required to deliver a new written notice to Parent and comply with the requirements of this Section 5.3(d)(i) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 5.3(d)(i) shall be reduced to three (3) Business Days; and

(ii) Notwithstanding anything in this Section 5.3 to the contrary, at any time prior to the Company’s receipt of the Stockholder Consent, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee may effect a Company Board Recommendation Change in response to an Intervening Event, if prior to taking such action (A) the Company Board (acting on the recommendation of the Special Committee) or the Special Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, (B) the Company shall have given five (5) Business Days’ prior notice to Parent that the Company intends to effect a Company Board Recommendation Change in response to an Intervening Event (which notice will describe such Intervening Event in detail), and during such five (5) Business Day period, the Company shall (and shall cause its Representatives to) participate in good faith negotiations with Parent and its Representatives should Parent propose to make adjustments or revisions to the terms and conditions of this Agreement; and at the end of the five (5) Business Day period, prior to taking action to effect a Company Board Recommendation Change, the Company Board (acting on the recommendation of the Special Committee) or the Special Committee again determines (taking into account any adjustment to the terms and conditions of this Agreement committed to by Parent in writing in response to such Acquisition Proposal, if any, and any other information offered by Parent) in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to effect a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary obligations under applicable Law.

(e) Notice. During the Interim Period, the Company will promptly (and, in any event, within forty eight (48) hours from the receipt thereof) notify Parent in writing if any Inquiries, offers or proposals or requests for non-public information or discussions that constitute or would reasonably be expected to lead to an Acquisition Proposal, or any material revisions to the terms and conditions of any pending Acquisition Proposals, are received by the Company or any of its Representatives. Such notice must include (i) the identity of the Third Person making such Inquiries, offers or proposals, (ii) a summary of the material terms and conditions of such Inquiries, offers or proposals to the extent such material terms and conditions are not included in the written materials provided in the following clause (iii), and (iii) copies of any written materials and documents relating thereto provided to the Company or its Representatives. Thereafter, the Company must keep Parent reasonably informed, on a reasonably prompt basis, of the status (and supplementally provide the material terms) of any such Inquiries, offers or proposals (including any amendments thereto and any new, amended or revised written materials relating thereto provided by or to the Company or its Representatives), any correspondence and documentation with respect to such Inquiries, offers or proposals and the status of any such discussions or negotiations.

(f) Certain Disclosures. Nothing contained in this Section 5.3 shall prohibit the Company, the Company Board or Special Committee from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, (ii) issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder, (iii) informing any Person of the existence of the provisions contained in this Section 5.3, or (iv) making any disclosure to the Company Stockholders of the Company if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with applicable Law; provided that any such disclosure or statement that constitutes or contains an Company Board Recommendation Change shall be subject to the provisions of Section 5.3(d); provided, further, that a “stop, look and listen” communication by the Company pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change so long as any such communication states that the recommendation of the Company Board in favor of the Merger continues to be in effect.

(g)  Breach by Representatives. The Company agrees that in the event any Representative takes any action at the direction or on behalf of the Company which, if taken by the Company, would constitute a breach of this Section 5.3, the Company shall be deemed to be in breach of this Section 5.3.

Article VI
ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement (including subject to Section 6.2), each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts (A) to take

(or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, when required pursuant to Section 2.3, the Merger and the other Transactions, including by using reasonable best efforts to:

(i) cause the conditions to the Merger set forth in Article VII to be satisfied;

(ii) (1) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii) execute and deliver any Contracts and other instruments, including obtaining any consents under Material Contracts (other than the Credit Agreement), that are reasonably necessary to consummate the Merger, in each case, to the extent reasonably requested by Parent.

(b) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, no Company Group Member will be required to or will agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments), in connection with the Merger, including in connection with obtaining any consent pursuant to any Material Contract; provided that nothing in this paragraph shall restrict the ability of the Company or any of its Subsidiaries to make any payment required to be made under the Credit Agreement or any other Loan Document (as defined therein), or any fee letter entered into in connection therewith, in each case, as in effect on the date hereof or otherwise as modified after the date hereof in accordance with this Agreement.

(c) Antitrust and FDI Laws. This Section 6.1 shall not apply to filings under Antitrust Laws or FDI Laws, which shall be governed by the obligations set forth in Section 6.2.

6.2 Antitrust.

(a) Parent and the Company shall, and shall cause their respective Subsidiaries to, use their respective reasonable best efforts to, (i) take, or cause to be taken, all reasonable actions, and to do, or cause to be done, all reasonable things necessary and proper under any applicable Laws to consummate and make effective the Merger as promptly as practicable and in any event prior to the Termination Date, including preparing and filing all forms, registrations and notifications to or with any Governmental Authority required to be filed to consummate the Merger, (ii) satisfy the conditions to consummating the Merger and (iii) obtain (and to cooperate with each other in obtaining) any consent, authorization, expiration or termination of a waiting period, permit, order or approval of, waiver or any exemption by, any Governmental Authority. In connection with the foregoing, each of Parent and the Company and their respective Subsidiaries shall (i) file with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the Merger as required by the HSR Act within ten (10) Business Days following the Agreement Date; and (ii) as promptly as practicable after the date hereof, make all other notices, filings or applications required under any other Antitrust Law or any FDI Law. Neither Parent, the Company, nor their respective Subsidiaries will withdraw any such notices, reports, filings or applications (including its Notification and Report Form under the HSR Act) without the prior written consent of the other party, such consent not to be unreasonably withheld, conditioned, or delayed. Neither Parent, the Company, nor their respective Subsidiaries will agree to extend or delay the commencement of any applicable waiting periods under the HSR Act, any other Antitrust Law or any FDI Law without the prior written consent of the other party.

(b) Each of Parent and the Company shall, and shall cause their respective Subsidiaries to, (i) promptly furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any governmental filings, submissions or other documents, including any follow-up request for information in respect of any government filing, submission or other document, subject to the limitations herein; (ii) give the other reasonable prior notice of any such filing, submission or other document and, to the extent reasonably practicable, of any substantive communication with or from any Governmental Authority regarding the Merger. Subject to the limitations herein, each of Parent and Company shall permit the other to review (to the extent not prohibited by applicable Law or by the applicable Governmental Authority) and discuss in advance, and consider in good faith the views, and secure the participation, of the other Party in connection with any such filing, submission, document or substantive communication (but not including routine communications) or the relevant Notification and Report Forms under the HSR Act; and (iii) to the extent not prohibited by applicable Law or by the applicable Governmental Authority, furnish to the other copies of all filings, submissions, correspondence and communications with any Governmental Authority (but not including routine communications or the relevant Notification and Report Forms under the HSR Act). In exercising the foregoing rights, each of the Parties shall act reasonably and as promptly as practicable; provided that materials may be redacted (x) to remove references concerning the valuation of the Company; (y) as necessary to comply with contractual arrangements or applicable Laws; and (z) as necessary to address reasonable attorney-client or other privilege concerns. Each Party may also, as it deems advisable or necessary, reasonably designate material provided to the other Party as “Outside Counsel Only Material.” Each of Parent and the Company shall cooperate in providing an appropriate response to any inquiry from a Governmental Authority including informing the other Party as soon as practicable of any such investigation or inquiry, and consulting in advance, to the extent practicable, before making any presentations or submissions to a Governmental Authority. In addition, each of the Parties will give reasonable prior notice to and consult with the other in advance of any meeting, conference or substantive communication with any Governmental Authority in connection with the Transactions and to the extent not prohibited by applicable Law or by the applicable Governmental Authority, not participate or attend any meeting or conference, or engage in any substantive communication, with any Governmental Authority in connection with the Transactions without offering the other Party the possibility to participate, attend or engage in such meetings, conferences or communications, and in the event one Party is prohibited from, or unable to participate, attend or engage in, any such meeting, conference or substantive communication, keep such Party apprised with respect thereto.

(c) Without limiting the generality of paragraph (a), Parent shall, and shall cause its Subsidiaries to, take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions prior to the Termination Date, and Parent shall take all such further action as may be necessary to resolve such objections, if any, as any Governmental Authority responsible for the enforcement of any Antitrust Law or FDI Law may assert under any Law with respect to the Transactions, and to avoid or eliminate each and every impediment under any Law that may be asserted by any such Governmental Authority with respect to the Transactions, including (x) proposing, negotiating, committing to and effecting, by settlement, consent decree, hold separate order, stipulation or otherwise, the sale, divestiture or disposition of any assets or businesses of Parent or its Subsidiaries (including the Surviving Corporation) and (y) otherwise taking or committing to take any actions that after the Effective Time would limit the freedom of Parent, Merger Sub or their respective Subsidiaries (including the Surviving Corporation) with respect to, or their ability to retain, one or more of their businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any Order in any Legal Proceeding that would otherwise have the effect of preventing the Closing; provided, however, that neither the Company nor any of its Subsidiaries shall become subject to, or be required to, consent or agree to, or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order, unless (i) Parent has provided its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such requirement, condition, understanding, agreement or order and (ii) such requirement, condition, understanding, agreement or order is binding only in the event that the Closing occurs. Notwithstanding anything to the contrary in this Agreement, Parent shall in consultation with the Company determine the strategy to be pursued for obtaining and lead the effort to obtain all necessary waiting period expirations or terminations, actions or nonactions, or consent from Governmental Authorities in connection with the Merger and the other Transactions, and the Company shall take all reasonable actions to support Parent in connection therewith.

(d) For the avoidance of doubt, the obligations under this Section 6.2 shall not apply to any investment funds affiliated with Parent or portfolio companies of such investment funds, in each case, other than (x) the Company or any of its Subsidiaries or (y) with respect to the assets, properties, business, operations or ownership of the Company or any of its Subsidiaries; provided that, notwithstanding the foregoing, (i) nothing in this Section 6.2(d) shall qualify or limit in any respect the obligations of Parent and Merger Sub to make any necessary filings with or submissions to, or supply information or documentation to, or engage in communications with, Governmental Authorities as required by this Section 6.2 and (ii) solely for purposes of Section 8.1, Parent shall be deemed to be in material breach of its obligations under Section 6.2 in the event that the failure to obtain clearance under the HSR Act, any Antitrust Law or any FDI Law is primarily due to the failure of any controlled Affiliate of Parent or Merger Sub or the Sponsor to make any necessary filings with or submissions to, or supply information or documentation to, Governmental Authorities as would be required by such Persons pursuant to the HSR Act, any applicable Antitrust Law or any applicable FDI Law in connection with the transactions contemplated by this Agreement.

6.3 Conduct of Business by Parent. Unless the Company otherwise consents in writing, Parent will not, and will cause its Subsidiaries and controlled Affiliates not to, acquire or agree to acquire by merging or consolidating with, by purchasing a portion of the assets of or equity in, or by acquiring in any other manner, any business of any Person or other business organization or division thereof if such business competes in any material line of business of the Company or its Subsidiaries and the entering into of a definitive agreement relating to, or the consummation of, such transaction would reasonably be expected to (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any authorization, consent, order, declaration or approval of any Governmental Authority necessary to consummate the Merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority entering an Order preventing or materially restraining the consummation of the Merger; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the Merger, in each case, after giving effect to any actions required pursuant to Section 6.2(c), in each case, except for any acquisition that has been publicly disclosed prior to the Agreement Date.

6.4 Delivery of Stockholder Consent.

(a) Parent shall use its reasonable best efforts to obtain and deliver to the Company as promptly as practicable following the execution and delivery of this Agreement the Stockholder Consent to irrevocably approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the DGCL.

(b) In connection with Parent’s delivery of the Stockholder Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the Charter and Bylaws.

6.5 Required SEC Filings.

(a) As promptly as reasonably practicable (but in no event later than twenty (20) Business Days) after the delivery of the Stockholder Consent, the Company shall prepare and file with the SEC a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Stockholder Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including all exhibits and any amendments or supplements thereto, the “Information Statement”). The Company, Parent and Merger Sub shall cooperate to, concurrently with the preparation and filing of the Information Statement, jointly prepare and file with the SEC the Rule 13E-3 transaction statement on Schedule 13E-3 with respect to the Transactions, including the Stockholder Consent and the Merger (including all exhibits and any amendments or supplements thereto, the “Schedule 13E-3”).

(b) The Company shall use its reasonable best efforts so that the Information Statement will comply in all material respects with the requirements of the Exchange Act. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts so that the Schedule 13E-3 will comply in all material respects with the requirements of the Exchange Act. Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 6.5(b)) promptly to any comments of the SEC with respect to the Information Statement and the Schedule 13E-3 and to promptly resolve comments from the SEC. Each of the Company, Parent and Merger Sub shall furnish all information concerning such party or its Affiliates (as applicable) to the others as may be reasonably requested in connection with the preparation, filing and distribution of the Information Statement and the Schedule 13E-3 and the resolution of comments with respect thereto from the SEC. Each of the Company, Parent and Merger Sub shall promptly notify the other Parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for calls or meetings relating to, or any amendments or supplements to, the Information Statement or the Schedule 13E-3, and shall provide such other parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, and shall provide the other party and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any non-ministerial verbal discussions or meetings with the SEC or its staff. Prior to filing the Information Statement or the Schedule 13E-3 (including, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent and Merger Sub with a reasonable period of time to review and comment on such document or response and (ii) shall make all additions, deletions or changes reasonably proposed by Parent in good faith.

(c) If any event, circumstance or information relating to Parent, Merger Sub or the Company, or their respective Affiliates, officers or directors, should be discovered that should be set forth in an amendment or a supplement to the Information Statement or the Schedule 13E-3 so that such document would not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party discovering such event, circumstance or information shall promptly inform the other parties and an appropriate amendment or supplement describing such event, circumstance or information shall be promptly filed with the SEC and disseminated to the stockholders of the Company to the extent required by Law; provided that, prior to such filing, the Company and Parent, as the case may be, shall consult with each other with respect to such amendment or supplement and shall afford the other party hereto and its Representatives a reasonable opportunity to comment thereon.

(d) The Company shall cause the Information Statement and the Schedule 13E-3 to be mailed to stockholders of the Company as promptly as practicable after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement and the Schedule 13E-3, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the 10th calendar day after making the initial filing of the preliminary Information Statement and the preliminary Schedule 13E-3 that the SEC will or will not be reviewing the Information Statement or the Schedule 13E-3.

(e) Each of Parent, Merger Sub and the Company agrees, as to itself and its respective Affiliates or Representatives, that none of the information supplied or to be supplied by Parent, Merger Sub or the Company, as applicable, expressly for inclusion or incorporation by reference in the Information Statement, the Schedule 13E-3 or any other documents filed or to be filed with the SEC in connection with the Transactions, will, as of the time such documents (or any amendment or supplement thereto) are mailed to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation, warranty, covenant or agreement is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any of its Subsidiaries and no representation, warranty, covenant or agreement is made by the Company with respect to information supplied by or on behalf of Parent, Merger Sub or any of their respective Affiliates, in each case for inclusion or incorporation by reference in the Information Statement, the Schedule 13E-3 or such other document filed with or submitted to the SEC, as applicable. Each of Parent, Merger Sub and the Company further agrees that all documents that such party is responsible for filing with the SEC in connection with the Merger will comply as to form and substance in all material respects with the applicable requirements of the Securities Act, the Exchange Act and any other applicable Laws and that all information supplied by such party for inclusion or incorporation by reference in such document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(f) Subject to Section 5.3, the Company Board shall make the Company Board Recommendation and shall include such recommendation in the Information Statement.

6.6 Access. At all times during the Interim Period, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records and personnel of the Company Group, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information; (c) access to a Contract to which any Company Group Member is a party or otherwise bound would violate or cause a material default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; (d) access would result in the disclosure of any trade secrets of third Persons; or (e) such documents or information are related to Legal Proceedings between the Company or its Affiliates, on the one hand, and Parent and its Affiliates on the other hand; provided that the Company shall give notice to Parent of the fact that it is withholding such information or documents and thereafter the Company shall reasonably cooperate with Parent to allow the disclosure of such information (or as much of it as possible) in a manner that would not violate any of clauses (a) through (d). Nothing in this Section 6.6 will be construed to require the Company Group or any of its Representatives to prepare any reports, analyses, appraisals, or opinions that places an undue burden on the personnel of the Company Group. Any investigation conducted pursuant to the access contemplated by this Section 6.6 will be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company Group. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.6. Any access to the properties of the Company Group will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing.

6.7 Section 16(b) Exemption. During the Interim Period, the Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.8 Directors’ and Officers’ Exculpation, Indemnification and Insurance.

(a) From and after the Effective Time until the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted by applicable Laws, as now or hereafter in effect, indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and each Person who served as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan maintained by any Company Group Member (collectively, the “Covered Persons”) in connection with any D&O Claim and any losses, claims, damages, liabilities, judgments, fines, penalties, amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) and out-of-pocket attorneys’ fees and all other out-of-pocket costs relating to or resulting from such D&O Claim. In addition, from and after the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall advance costs and expenses (including attorneys’ fees) as incurred by any Covered Person in connection with any D&O Claim promptly (and in any event within ten (10) days) after receipt by the Surviving Corporation of a written request for such advance to the fullest extent permitted under applicable Law; provided, that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined (after exhausting all available appeals) that such Person is not entitled to indemnification. Any Covered Person wishing to claim indemnification under this Section 6.8, upon learning of any claim, action or proceeding in respect of which such indemnification will be sought, shall notify the Surviving Corporation thereof in writing; provided, that the failure to so notify the Surviving Corporation shall not affect the indemnification obligations of the Surviving Corporation under this Section 6.8(a), except to the extent such failure to notify materially prejudices the Surviving Corporation. In the event of any such D&O Claim timely made pursuant to this Section 6.8(a), Parent and the Surviving Corporation shall use commercially reasonable efforts to cooperate with the Covered Person in the defense of any such D&O Claim in accordance with this Section 6.8. All rights to the indemnification and advancement conferred hereunder shall continue as to a Person who has ceased to be a director or officer of the Company or any of its Subsidiaries after the date hereof and shall inure to the benefit of such Person’s heirs, successors, executors and personal and legal representatives.

(b) For not less than six (6) years from and after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, limitations on liability of Covered Persons, indemnification of and advancement of expenses to Covered Persons than are set forth as of the date hereof in the Charter and the Bylaws. Notwithstanding anything herein to the contrary, if any D&O Claim (whether arising before, at or after the Effective Time) is made against such persons with respect to matters subject to indemnification hereunder on or prior to the sixth (6th) anniversary of the Effective Time, the provisions of this Section 6.8(b) shall continue in effect until the final disposition of such D&O Claim. Following the Effective Time, the indemnification Contracts, if any, in existence on the Agreement Date with any of the Covered Persons shall be assumed by the Surviving Corporation, without any further action, and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Parent shall assume and honor and perform, and shall cause the Surviving Corporation and its Subsidiaries to honor and perform, in accordance with their respective terms, each of the covenants contained in this Section 6.8.

(c) Prior to the effective time, the Company shall purchase (and pay in full the aggregate premium for) a six (6)-year prepaid “tail” insurance policy (which policy by its express terms shall survive the Merger) of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the covered individuals as the Company Group’s existing directors’ and officers’ insurance policy or policies with a claims period of six (6) years from the Effective Time for D&O Claims arising from facts, acts, events or omissions that occurred on or prior to the Effective Time; provided that the premium for such tail policy shall not exceed three hundred percent (300%) of the aggregate annual amounts currently paid by the Company Group for such insurance (such amount being the “Maximum Premium”); provided, that if such tail policy cannot be obtained or can be obtained only by paying aggregate annual premiums in excess of the Maximum Premium, the Company shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Maximum Premium. Parent shall cause the Surviving Corporation to cause any such policy to be maintained in full force and effect, for its full term, and Parent shall cause the Surviving Corporation to honor all its obligations thereunder.

(d) In the event that the Parent or Surviving Corporation (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sells, transfers or otherwise conveys all or substantially all of its properties and assets to any Person, then proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets (and their respective successors and assigns), as the case may be, shall assume the obligations set forth in this Section 6.8.

(e) The obligations under this Section 6.8 shall not be terminated or modified in any manner that is adverse to any Covered Persons (and their respective successors and assigns), it being expressly agreed that each Covered Person (including their respective successors and assigns) shall be a third-party beneficiary of this Section 6.8(e). In the event of any breach by the Surviving Corporation or Parent of this Section 6.8(e), the Surviving Corporation shall pay all reasonable expenses, including attorneys’ fees, that may be incurred by Covered Persons in enforcing the indemnity and other obligations provided in this Section 6.8(e) as such fees are incurred, upon the written request of such Covered Person.

6.9 Employee Matters.

(a) Parent covenants and agrees to cause its Subsidiaries, including, without limitation, the Surviving Corporation, to, for a period of one (1) year following the Effective Time (or, if earlier, the date of a Continuing Employee’s termination), provide to each Continuing Employee annual base salary and wage rates (for the avoidance of doubt, excluding long-term, equity and equity-based compensation opportunities or incentives, cash-target incentive compensation opportunities, stock purchase plans, change in control, transaction or retention bonuses) that are in the aggregate substantially similar to such annual base salary and wage rates (for the avoidance of doubt, subject to the same exclusions) provided to the Continuing Employees immediately prior to the Effective Time.

(b) For purposes of eligibility to participate and vesting in the analogous 401(k) and health and welfare benefit plans and determining the level of vacation under the vacation plans, programs, agreements and arrangements of Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees are eligible to participate following the Closing (the “Parent Plans”), the Surviving Corporation or any of their respective Subsidiaries shall credit each Continuing Employee with his or her years of service with a Company Group Member and any predecessor entity, to the same extent and for the same purpose as such Continuing Employee was entitled immediately prior to the Closing to credit for such service under any corresponding similar Employee Benefit Plan; provided, however, that no such service shall be credited with respect to benefits accrual under any “defined benefit pension plan” (as defined in Section 3(35) of ERISA or the local equivalent thereof under applicable Law) or to the extent that it would result in a duplication of benefits or compensation with respect to the same period of service.  In addition, Parent, the Surviving Corporation or any of their respective Subsidiaries will use commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans that are group health plans that replace a corresponding Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the corresponding Employee Benefit Plans in which such Continuing Employee participated immediately prior to the Closing, and (iii) for the plan year in which the Closing occurs, credit each Continuing Employee with any co-payments, deductibles and out-of-pocket expenses paid and credited prior to the Effective Time in satisfying any applicable and corresponding copayments, deductibles or out-of-pocket requirements under the corresponding Parent Plan.

(c) The parties hereto acknowledge and agree that all provisions contained in this Section 6.9 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any Continuing Employee or participant or any beneficiary thereof in any Employee Benefit Plan or Parent Plan, or (ii) to continued employment with a Company Group Member or Parent or its Subsidiaries. Nothing in this Section 6.9 is intended to create, terminate, modify or amend any Employee Benefit Plan or any other benefit or compensation plan, program, agreement or arrangement or to limit the ability of Parent or any of its Affiliates (including following the Closing the Company Group Member) to amend, modify or terminate any benefit or compensation plan, program, policy, contract, agreement or arrangement at any time.

6.10 Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.11 Public Statements and Disclosure.

(a) The initial press release with respect to the execution of this Agreement shall be a joint press release in a form reasonably agreed to by the Parties and issued promptly following the execution and delivery of this Agreement, and following such initial press release, neither party shall issue any release or make any public announcement or statement (including media interviews, press conferences or conference calls with investors or analysts) with respect to this Agreement or the Transactions, without the consent of the other party, which shall not be unreasonably withheld, conditioned or delayed (except that if such release or announcement is required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system), the party required to make the release, announcement or statement shall use reasonable best efforts to consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release, announcement or statement in advance of such issuance.

(b) Notwithstanding Section 6.11(a):

(i) The Company will not be obligated to engage in consultation as contemplated by Section 6.11(a) with respect to communications principally directed to its employees, suppliers, customers, partners or vendors so long as such communications are consistent with prior communications previously agreed to by Parent and the Company and do not add additional material information not included in such previous communication; and

(ii) Parent will not be obligated to engage in consultation as contemplated by Section 6.11(a) with respect to communications and filings (including with respect to listing or securities exchange obligations or practices) that are principally directed to its employees, principals and existing or prospective general or limited partners, equity holders, members and investors of Parent or its Affiliates, in each case, so long as such disclosure does not involve any material non-public information regarding the Company and such Persons are subject to customary confidentiality restrictions.

(c) The restrictions set forth in this Section 6.11 shall not apply to any press release, announcement or public statement made or proposed to be made by Parent or the Company with respect to an Acquisition Proposal, a Superior Proposal or a Company Board Recommendation Change made in accordance with this Agreement.

6.12 Transaction Litigation. At all times during the Interim Period, the Company will provide Parent with prompt written notice of all Transaction Litigation (including by providing copies of all documents and pleadings with respect thereto) and keep Parent reasonably informed with respect to the status thereof. The Company will (a) give Parent the opportunity to participate (at Parent’s expense) in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company may not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent shall not be unreasonably withheld, delayed or conditioned). For purposes of this Section 6.12, “participate” means that Parent will be kept apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation by the Company (to the extent that the attorney-client, work product, or any other privilege, doctrine or protection between the Company and its counsel is not undermined), and Parent will be provided an opportunity to review, and the Company will provide Parent with an opportunity to review, and Parent may offer comments or suggestions with respect to all filings or written responses to be made by the Company with respect to such Transaction Litigation (and the Company shall give good-faith consideration to any such comments or suggestions) but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above. For the avoidance of doubt, any Legal Proceeding related to Dissenting Company Shares will be governed by Section 2.7(c).

6.13 Stock Exchange Delisting; Deregistration. At all times during the Interim Period, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of Nasdaq to cause (a) the delisting of the Company Common Stock from Nasdaq as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.14 Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action.

6.15 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.

6.16 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

6.17 Anti-Takeover Laws. Each of Parent and the Company and the Company Board (and any committee empowered to take such action, if applicable) will (a) take all actions within their power to ensure that no Takeover Statute is or becomes applicable to this Agreement or the Transactions, including the Merger; and (b) if any Takeover Statute becomes applicable to this Agreement, or the Transactions, including the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.18 No Employment Discussions. Except as approved by the Special Committee, at all times after the Agreement Date until the Stockholder Consent has been delivered, Parent and Merger Sub will not, and will not permit any of their Subsidiaries or controlled Affiliates to authorize, make or enter into, or commit or agree to enter into, any formal or informal arrangements, agreements or other understandings with any executive officer of the Company (i) regarding any continuing employment or consulting relationship with the Surviving Corporation from and after the Effective Time; (ii) pursuant to which any such individual would be entitled to receive consideration of a different amount or nature than the Per Share Price in respect of such holder’s shares of Company Common Stock; or (iii) pursuant to which such individual would agree to provide, directly or indirectly, equity investment to Parent, Merger Sub or the Company to finance any portion of the Merger.

6.19 FIRPTA Certificate. The Company shall, prior to the Closing Date, provide Parent with a properly executed certificate (dated as of the Closing Date), together with the required notice to the IRS, in form and substance satisfactory to Parent, stating that the Company is not, and has not been within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code; provided, however, that the sole recourse with respect to any failure to provide the certificate and notice under this Section 6.19 shall be to deduct and withhold (or cause such deduction or withholding to occur) amounts required to be deducted or withheld as a result of such failure from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 2.13.

Article VII
CONDITIONS TO THE MERGER

7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a) Requisite Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(b) HSR Act and Required Consents. (i) Any applicable waiting period (and any extension thereof) under the HSR Act relating to the consummation of the Merger shall have expired or been terminated and (ii) the Required Consents shall have been obtained.

(c) No Prohibitive Laws or Orders. No Governmental Authority of competent jurisdiction shall have issued or entered any Order after the date of this Agreement, and no Law shall have been enacted, entered, enforced, or deemed applicable to the Merger after the date of this Agreement, in each case, that (whether temporary or permanent) is then in effect and has the effect of restraining, enjoining, making illegal, or otherwise prohibiting the consummation of the Merger.

(d) Information Statement. At least twenty (20) calendar days shall have elapsed since the Company mailed to the stockholders of the Company the Information Statement as contemplated by Regulation 14C of the Exchange Act (including Rule 14c-2 promulgated under the Exchange Act).

7.2 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a) Representations and Warranties.

(i) Other than the representations and warranties listed in clauses (ii), (iii) and (iv) in this Section 7.2(a), the representations and warranties of the Company set forth in Article III will be true and correct (without giving effect to any materiality, Company Material Adverse Effect or similar qualifications set forth therein) as of the Agreement Date and as of the Closing Date as if made at and as of each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii) the representations and warranties set forth in Sections 3.1 (Organization and Qualification), Section 3.2 (Authority, Approvals and Enforceability), Section 3.3 (Non-Contravention), Section 3.5 (Charter and Bylaws), Section 3.6 (Company Capitalization) (other than clauses (a), (b), (c), (d) and (f)), Section 3.7 (Subsidiaries) and Section 3.24 (Brokers, Finders and Financial Advisors) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all material respects as of the Agreement Date and as of the Closing Date as if made at and as of each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date); and (B) that are qualified by Company Material Adverse Effect or other materiality qualifications will be true and correct in all respects (without disregarding such Company Material Adverse Effect or other materiality qualifications) as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all respects as of such earlier date);

(iii) the representations and warranties set forth in Section 3.11(i) (No Company Material Adverse Effect) will be true and correct in all respects as of the Agreement Date and as of the Closing Date; and

(iv) the representations and warranties set forth in Section 3.6(a), (b), (c), (d) and (f) (Company Capitalization) will be true and correct in all material respects as of the Agreement Date and as of the Closing Date (in each case (A) without giving effect to any Company Material Adverse Effect or other materiality qualifications; and (B) except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct in all material respects as of such earlier date).

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the Agreement Date, there shall not have occurred a Company Material Adverse Effect.

(d) Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

7.3 Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct on and as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of each such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any failure to be so true and correct that would not, individually or in the aggregate, have a material adverse effect on the ability of Parent and Merger Sub to perform their respective covenants and obligations under, or to consummate the transactions contemplated by, this Agreement.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c) Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned, at any time prior to the Effective Time only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Effective Time (whether prior to or after the delivery of the Stockholder Consent) by mutual written agreement of Parent and the Company;

(b) by either Parent or the Company, at any time prior to the Effective Time (whether prior to or after the delivery of the Stockholder Consent) if (i) any Governmental Authority of competent jurisdiction shall have issued or entered any Order that has the effect of permanently restraining, enjoining, making illegal or otherwise prohibiting the consummation of the Merger, and such Order shall have become final and non-appealable or (ii) any Law has been enacted, entered, enforced or deemed applicable to the Merger that restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Merger; provided that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of such Order;

(c) by either Parent or the Company, at any time on or after 11:59 p.m. Eastern Time, on February 5, 2025 (the “Termination Date”), whether prior to or after delivery of the Stockholder Consent, unless the Effective Time has occurred prior to such time; provided that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement and it being understood that a breach of this Agreement by Merger Sub shall be deemed to be a breach by Parent for all purposes of this Agreement) has been the primary cause of, or primarily resulted in, the failure of the Effective Time to have occurred prior to the Termination Date;

(d) by Parent (whether prior to or after the delivery of the Stockholder Consent) (provided that Parent is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b)), if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (ii) is incapable of being cured by Company or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from Parent;

(e) by Parent, if at any time the Company Board or the Special Committee has effected a Company Board Recommendation Change;

(f) by the Company if the duly executed Stockholder Consent is not received by the Company within twenty-four (24) hours following the execution and delivery of this Agreement by Parent and Merger Sub;

(g) by the Company (whether prior to or after the delivery of the Stockholder Consent) (provided that the Company is not then in breach of any representation, warranty, covenant or other agreement contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b)), if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) is incapable of being cured by Parent or is not cured by the earlier of (x) the Termination Date and (y) thirty (30) days of written notice thereof from the Company; or

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated.

(b) Effect of Termination. Any valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the mutual written agreement of Parent and the Company or the delivery of written notice by the terminating Party to the other Parties, as applicable. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, manager, stockholder, director, officer, employee, Affiliate, agent or other Representative of such Party (including, with respect to Parent and Merger Sub, any Parent Related Party)) to the other Parties, as applicable, except that Section 6.11, this Section 8.2, Section 8.3 and Article IX (other than Section 9.8(b)) will each survive the termination of this Agreement in accordance with their respective terms. Notwithstanding the previous sentence nothing in this Agreement will relieve the Company, Parent or Merger Sub from any liability for any fraud or Willful Breach of this Agreement prior to the termination of this Agreement. The Parties acknowledge and agree that, subject to Section 8.3(f), Section 9.8(b) and Section 9.6, any such liability shall not be limited to reimbursement of expenses or out-of-pocket costs and, in the case of any such liability payable by Parent or Merger Sub, may include the lost stockholder premium reflected in the Transactions. Parent and Merger Sub expressly acknowledge and agree that the Company shall have the right to pursue damages following the termination of this Agreement against Parent and/or Merger Sub based on the loss of the Per Share Price (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such stockholder) in the event of any fraud or Willful Breach of this Agreement by Parent or Merger Sub prior to such termination. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Payment Agent. Except to the extent otherwise provided in Section 2.10(e), Parent will pay or cause to be paid all (i) transfer, stamp and documentary Taxes or fees and (ii) sales, use, real property transfer and other similar Taxes arising out of or in connection with entering into this Agreement and the consummation of the Merger.

(b) Company Termination Fee. If this Agreement is validly terminated pursuant to Section 8.1(e) (Company Board Recommendation Change), then the Company must promptly (and in any event within three (3) Business Days) following such termination pay to Parent an amount equal to $38,000,000 (the “Company Termination Fee”), in accordance with the payment instructions which have been provided to the Company by Parent as of the Agreement Date, or as further updated by written notice by Parent from time to time.

(c) Single Payment Only. The Parties acknowledge and agree that in no event will the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable pursuant to more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(d) Integral. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Merger, and that, without these agreements, the Parties would not enter into this Agreement.

(e) Sole and Exclusive Remedy.

(i) If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is payable pursuant to Section 8.3(b) and paid, Parent’s receipt of the Company Termination Fee will be the sole and exclusive remedies of (A) Parent, Merger Sub or the Sponsor and (B) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates (other than Parent, Merger Sub or the Sponsor), members, managers, general or limited partners, stockholders and assignees of each of Parent, Merger Sub and the Sponsor (the Persons in clauses (A) and (B) collectively, the “Parent Related Parties”) against (x) the Company and its Affiliates and (y) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company and its Affiliates (the Persons in clauses (x) and (y) collectively, the “Company Related Parties”) in respect of this Agreement (except as otherwise expressly contemplated by this Section 8.3(e)(i)), the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure (except as otherwise expressly contemplated by this Section 8.3(e)(i)). Following the valid termination of this Agreement pursuant to Section 8.1, including upon payment of the Company Termination Fee in a situation in which the Company Termination Fee is payable and is paid, none of the Company Related Parties will have any further liability or obligation to any of the Parent Related Parties or any other Person relating to or arising out of this Agreement, or the Transactions, the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Notwithstanding the foregoing, this Section 8.3(e)(i) will not relieve the Company from any liability for any fraud or Willful Breach of this Agreement. If this Agreement is validly terminated pursuant to Section 8.1 in a situation in which the Company Termination Fee is not payable, the Company’s liability shall be limited to liability arising from any fraud or Willful Breach of this Agreement.

(ii) Each of the Parties acknowledges that the Company Termination Fee does not constitute a penalty, but rather shall constitute liquidated damages in a reasonable amount that will compensate a party for the disposition of its rights under this Agreement in the circumstances in which such amounts are due and payable, which amounts would otherwise be impossible to calculate with precision.

(f) Acknowledgement Regarding Specific Performance. Notwithstanding anything to the contrary in Section 8.3(e) or the availability of monetary damages, it is agreed that Parent, Merger Sub and the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.8(b), except that, although Parent, Merger Sub and the Company, in their respective sole discretion, may determine their choice of remedies hereunder, including by pursuing specific performance in accordance with, but subject to the limitations of, Section 9.8(b), under no circumstances (and notwithstanding anything to the contrary herein) will Parent, Merger Sub or the Company be permitted or entitled to receive both specific performance that results in the occurrence of the Closing and any monetary damages, including, with respect to Parent, the Company Termination Fee.

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties, except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the DGCL without such approval.

8.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

8.6 Special Committee Matters. For all purposes of this Agreement, the Company (prior to the Effective Time) and the Company Board, as applicable, shall act, including with respect to the granting of any consent, permission, amendment, extension or waiver, the termination of this Agreement pursuant to Section 8.1, or the making of any determination, only as directed by the Special Committee or its designees. Prior to the Effective Time, without the consent of the Special Committee, the Company Board shall not (a) eliminate, revoke or diminish the authority of the Special Committee or (b) remove or cause the removal of any director of the Company Board that is a member of the Special Committee as a member of the Special Committee. The Special Committee (and, for so long as the Special Committee is in existence, only the Special Committee) may pursue any Legal Proceeding with respect to breaches of this Agreement on behalf of the Company. Until the earlier of the Closing or the termination of this Agreement pursuant to Section 8.1, neither Parent, Merger Sub nor their respective Affiliates shall remove or cause the removal of any director of the Company Board that is a member of the Special Committee either as a member of the Company Board or such Special Committee other than for cause.

Article IX
GENERAL PROVISIONS

9.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2 Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

(a) if to Parent or Merger Sub to:

c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Attention: Salim Nathoo; Rohan Haldea
Email: Salim.Nathoo@apax.com; Rohan.Haldea@apax.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP,
601 Lexington Avenue
New York, NY 10022
Attention: Srinivas S. Kaushik, P.C.; Sarkis Jebejian, P.C.; Maggie Flores, P.C.,
Adarsh Varghese
Email: skaushik@kirkland.com; sarkis.jebejian@kirkland.com; maggie.flores@kirkland.com; adarsh.varghese@kirkland.com

(b) if to the Company (prior to the Effective Time) to:

Thoughtworks Holding, Inc.
200 East Randolph Street, 25th Floor
Chicago, Illinois 60601
Attention: Ramona Mateiu
Email: rmateiu@thoughtworks.com

with a copy (which will not constitute notice) to:

Paul Hastings LLP
200 Park Avenue
New York, NY
Attention: Eduardo Gallardo; Vinnie Buehler
Email: eduardogallardo@paulhastings.com; vincentbuehler@paulhastings.com

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Peter Smith; Terrence Shen
Email: psmith@kramerlevin.com; tshen@kramerlevin.com

Any notice received at the addressee’s location, or by email at the addressee’s email address, on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address or email address through a notice given in accordance with this Section 9.2, except that that notice of any change to the address, email address or any of the other details specified in or pursuant to this Section 9.2 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five (5) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.2.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Merger Sub will have the right to assign all or any portion of their respective rights and obligations pursuant to this Agreement (a) to any of their respective Affiliates; or (b) to any debt financing source of Parent or Merger Sub for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such debt financing, it being understood that, in each case, such assignment will not relieve Parent or Merger Sub of any of its obligations hereunder.

9.4 Confidentiality. Parent, Merger Sub and the Company hereby acknowledge and agree that the Confidentiality Agreement will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub and their respective Representatives will hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Parent, Merger Sub or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement. By executing this Agreement, each of Parent and Merger Sub agree to be bound by, and to cause their Representatives to be bound by, the terms and conditions of the Confidentiality Agreement as if they were parties thereto.

9.5 Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement, the Company Disclosure Letter and the Equity Commitment Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties and all common law duties with respect to the subject matter hereof; provided that, the Parties acknowledge and agree that the Company Disclosure Letter is “facts ascertainable” as that term is used in Section 251(b) of the DGCL and does not form part of this Agreement but instead operate upon the terms of this Agreement as provided herein. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.6 Third-Party Beneficiaries. Except as set forth in Section 6.8, Section 8.2(b) and this Section 9.6, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.8; (b) subject to Section 8.3(f) and Section 9.8(b), solely in the event of Parent or Merger Sub has committed fraud or a Willful Breach of this Agreement, then following the termination of this Agreement pursuant to Section 8.1, the Company shall have the right to pursue damages (including, for the avoidance of doubt, damages based on the loss of the premium offered to each such Company Stockholder) against Parent and Merger Sub, which right is acknowledged by Parent and Merger Sub, and (c) from and after the Effective Time, the rights of the holders of (x) shares of Company Common Stock to receive the Per Share Price in respect of such shares pursuant to Article II and (y) the Company Equity Awards to receive the equity award consideration pursuant to Section 2.8 of this Agreement. Section 8.3(e) will inure to the benefit of the Parent Related Parties and the Company Related Parties.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, and subject to the terms and conditions set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not timely perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, subject to Section 9.17 and Section 8.3(f), (A) the Parties will be entitled to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) Subject to Section 9.8(b)(i) and subject to Section 8.3(f), the Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.9 Governing Law. This Agreement, the documents, instruments and certificates contemplated or delivered hereunder, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the documents, instruments and certificates contemplated or delivered hereunder, or the negotiation, execution or performance of this Agreement, the documents, instruments and certificates contemplated or delivered hereunder, or the Transactions, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction.

9.10 Consent to Jurisdiction. General Jurisdiction. Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Transactions, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the Transactions; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the Transactions will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Transactions in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS, THE EQUITY COMMITMENT LETTER OR THE EQUITY FINANCING. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter will be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.13 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail or through an electronic signature service (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

9.14 No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

9.15 Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.

9.16 Disclaimer. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole contractual benefit of such Parties. Such representations and warranties may be made as of specific dates, only for purposes of the Agreement and for the benefit of the Parties. Such representations and warranties are subject to important exceptions and limitations agreed upon by the Parties, including being qualified by confidential disclosures, made for the purposes of allocating contractual risk between the parties rather than establishing these matters as facts, and were made subject to a contractual standard of materiality that may differ from the standard generally applicable under federal securities Laws or under other contracts. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. Any information concerning the subject matter of such representations and warranties may have changed, and may continue to change, since the Agreement Date, and such subsequent information may or may not be fully reflected in the Company’s public reports. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of contractual risks associated with particular matters regardless of the knowledge of any of such parties. Any filing of this Agreement with the SEC or otherwise is only to provide investors with information regarding its terms and conditions and not to provide any other factual information regarding the Company or its business. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement or any description thereof as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date. The information in this Agreement should be considered together with the Company’s public reports filed with the SEC.

9.17 No Recourse. Notwithstanding anything to the contrary in this Agreement, in no event will the Company, whether prior to or after termination of this Agreement, seek or obtain, nor will it permit any of its Representatives to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary damages, recovery or award or any other remedy against any Parent Related Party with respect to this Agreement, the Equity Commitment Letter or the transactions contemplated hereby and thereby (including any breach by the Sponsor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Transactions or any claims or actions under applicable Laws arising out of any such breach, termination or failure, other than (i) from Parent or Merger Sub to the extent expressly provided for in this Agreement and (ii) the Sponsor to the extent expressly provided for in the Equity Commitment Letter.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

TASMANIA MIDCO, LLC
By:	/s/ Marc Henckel
Name:	Marc Henckel
Title:	President & Secretary
TASMANIA MERGER SUB, INC.
By:	/s/ Rohan Haldea
Name:	Rohan Haldea
Title:	President

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

THOUGHTWORKS HOLDING, INC.
By:	/s/ Michael Sutcliff
Name:	Michael Sutcliff
Title:	Chief Executive Officer

Annex B

Stockholder Consent

THOUGHTWORKS HOLDING, INC.

Action by Written Consent of Stockholder in Lieu of a Meeting
Pursuant to Section 228 of the General Corporation Law of the State of Delaware

August 5, 2024

The undersigned stockholder (the “Consenting Stockholder”) of Thoughtworks Holding, Inc., a Delaware corporation (the “Company”), who, as of the record date for this Written Consent, is the record holder of the shares of the Company’s common stock, par value $0.001 per share (“Company Common Stock”), listed below the Consenting Stockholder’s name on the signature page hereto, acting pursuant to Sections 228 and 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”) and as authorized by Article Seven, Section 1 of the Fourth Amended and Restated Certificate of Incorporation of the Company (the “Certificate of Incorporation”), Article II, Section 13 of the Third Amended and Restated Bylaws of the Company (the “Bylaws”) and Section 3(a) of the Nomination Agreement (as defined in the Certificate of Incorporation), hereby irrevocably consents in writing to the following actions and adopts and approves the following resolutions in lieu of a meeting of stockholders, without prior notice and without a vote:

WHEREAS, the Company has entered into an Agreement and Plan of Merger (as it may be amended restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), dated as of August 5, 2024, by and among Tasmania Midco, LLC, a Delaware limited liability company (“Parent”), Tasmania Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, a copy of which has been provided to the Consenting Stockholder and is attached hereto as Exhibit A (capitalized terms used but not otherwise defined in this Written Consent have the meanings set forth in the Merger Agreement);

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement and the applicable provisions of the DGCL, on the Closing Date at the Effective Time, (i) Merger Sub will be merged with and into the Company (the “Merger”), (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will continue as the surviving corporation of the Merger;

WHEREAS, upon the terms and subject to the conditions set forth in the Merger Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities: (i) each share of Company Common Stock that is issued and outstanding as of immediately prior to the Effective Time (other than Owned Company Shares and Dissenting Company Shares) will be cancelled and extinguished and automatically converted into the right to receive cash in an amount equal to $4.40, without interest thereon (the “Per Share Price”), less any applicable Tax withholdings, and (ii) each share of Company Common Stock that is (a) held by the Company as treasury stock; (b) owned by Parent or Merger Sub; or (c) owned by any direct or indirect wholly-owned Subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time (collectively, the “Owned Company Shares”) will be cancelled and extinguished without any conversion thereof or consideration paid therefor;

WHEREAS, prior to the execution of the Merger Agreement, the Special Committee has unanimously: (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, (ii) recommended that the Company Board (a) approve and declare advisable the Merger Agreement and the Transactions, including the Merger, and (b) determine that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and the Unaffiliated Stockholders, and (iii) recommended that, subject to Company Board approval, the Company Board submit the Merger Agreement to the Company Stockholders for their adoption by written consent in lieu of a meeting and recommend that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL;

WHEREAS, prior to the execution of the Merger Agreement, the Company Board, acting upon the unanimous recommendation of the Special Committee, has unanimously: (i) determined that the Merger Agreement and the Transactions, including the Merger, are advisable, fair to, and in the best interests of, the Company and the Company Stockholders, including the Unaffiliated Stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, including the Merger, (iii) approved and declared advisable the execution and delivery by the Company of the Merger Agreement, the performance by the Company of the covenants and agreements contained therein and the consummation of the Transactions, including the Merger, upon the terms and subject to the conditions contained therein, (iv) directed that the adoption of the Merger Agreement be submitted to the Company Stockholders for their adoption by written consent in lieu of a meeting, and (v) recommended that the Company Stockholders adopt the Merger Agreement in accordance with the DGCL;

WHEREAS, pursuant to Section 251(c) of the DGCL and Article II, Section 8 of the Bylaws, the affirmative vote of the holders of a majority of all of the outstanding shares of Company Common Stock entitled to vote on the adoption of the Merger Agreement is required to adopt the Merger Agreement;

WHEREAS, pursuant to Article Seven, Section 1 of the Certificate of Incorporation and Article II, Section 13 of the Bylaws, the Company Stockholders may act by written consent until the Stockholder Consent Trigger Date (as defined in the Certificate of Incorporation);

WHEREAS, as of the date hereof, the Stockholder Consent Trigger Date has not occurred;

WHEREAS, pursuant to Section 3(a) of the Nomination Agreement, the Company may not enter into certain transactions, which may include the Transactions, including the Merger, without the prior written consent of the Consenting Stockholder until such time as the Consenting Stockholder and its Affiliates cease to beneficially own at least 50% of the total voting power of the outstanding shares of Company Common Stock entitled to vote;

WHEREAS, as of the record date for this Written Consent, the Consenting Stockholder is the record holder of, and has sole power to vote, 197,750,138 shares of Company Common Stock, representing approximately 61.2% of the outstanding shares of Company Common Stock, as set forth on Schedule A, which is more than a majority of all of the outstanding shares of Company Common Stock, and the Consenting Stockholder is therefore permitted, pursuant to the DGCL, the Certificate of Incorporation, the Bylaws and the Nomination Agreement, to adopt and approve the Merger Agreement and the Transactions, including the Merger, pursuant to this Written Consent, and no consent or vote of any other Company Stockholder is required with respect to such approval or authorization;

WHEREAS, upon the execution and delivery of this Written Consent to the Company in accordance with Section 228 of the DGCL, the Requisite Stockholder Approval shall have been obtained in accordance with Section 251(c) of the DGCL, the Certificate of Incorporation, the Bylaws and the Nomination Agreement;

WHEREAS, the Consenting Stockholder desires to adopt and approve the Merger Agreement and the Transactions, including the Merger; and

WHEREAS, upon the execution and delivery of this Written Consent in accordance with Section 228 of the DGCL, the Consenting Stockholder shall waive any right to seek or exercise appraisal or dissenters’ rights in respect of the shares of Company Common Stock held by it under Section 262 of the DGCL and/or other applicable Laws with respect to the Merger Agreement and the Transactions, including the Merger.

NOW, THEREFORE, BE IT RESOLVED, that the Merger Agreement and the Transactions, including the Merger, and any other documents, instruments and certificates required by, referenced in or related to the Merger Agreement, are hereby irrevocably authorized, adopted, approved and ratified in all respects, including, without limitation, for all purposes under the DGCL, the Certificate of Incorporation, the Bylaws and the Nomination Agreement.

FURTHER RESOLVED, that the Consenting Stockholder acknowledges and agrees that by executing and delivering this Written Consent in accordance with Section 228 of the DGCL, the Consenting Stockholder irrevocably waives any right to seek or exercise appraisal or dissenters’ rights in respect of the shares of Company Common Stock held by it under Section 262 of the DGCL and/or other applicable Laws with respect to the Merger Agreement and the Transactions, including the Merger; and

FURTHER RESOLVED, that the Consenting Stockholder hereby approves the delivery to the Company of this Written Consent pursuant to Section 228 of the DGCL and pursuant to the terms of the Merger Agreement, such that it will constitute the Requisite Stockholder Approval.

This Written Consent shall be effective as of delivery to the Company of an executed version of this Written Consent in accordance with the DGCL, shall be filed with the minutes of the meetings of the stockholders of the Company and shall be treated for all purposes and shall have the same force and effect as if taken at a meeting of the holders of the issued and outstanding shares of Company Capital Stock entitled to vote thereon duly called and constituted pursuant to the Certificate of Incorporation, the Bylaws, the Nomination Agreement and the DGCL.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Written Consent as of the date set forth above.

CONSENTING STOCKHOLDER:
TURING EQUITYCO II L.P.
BY:	TURING GP CO. LIMITED
ITS:	GENERAL PARTNER
By:	/s/ Robert Guilbert
Name:	Robert Guilbert
Title:	Director
For and on behalf of Turing GP Co. Limited as general partner of Turing EquityCo II L.P.
Shares of Company Common Stock: 197,750,138

Annex C

Opinion of Lazard

August 4, 2024

The Special Committee

Thoughtworks Holding, Inc.

200 East Randolph Street, 25th Floor

Chicago, IL 60601

Dear Members of the Special Committee:

We understand that Thoughtworks Holding, Inc., a Delaware corporation (“Thoughtworks”), Tasmania Midco, LLC, a Delaware limited liability company (“Parent”), and Tasmania Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which, subject to the satisfaction or waiver of certain conditions and on the terms set forth therein, Merger Sub will merge (the “Transaction”) with and into Thoughtworks, with Thoughtworks continuing as the surviving corporation of the Transaction. Pursuant to the Agreement, at the effective time of the Transaction (the “Effective Time”), each share of the common stock, par value $0.001 per share, of Thoughtworks (“Thoughtworks Common Stock”) that is issued and outstanding as of immediately prior to the Effective Time, other than such shares (a) held by the Company as treasury stock, owned by Parent or Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or Merger Sub as of immediately prior to the Effective Time or (b) held by stockholders of Thoughtworks who have neither voted in favor of the Transaction nor consented thereto in writing and who shall have properly and validly exercised (and not withdrawn) their statutory rights of appraisal in respect of such shares in accordance with Delaware law (such holders, together with any direct or indirect securityholder, partner or member of Parent or Merger Sub as of the Effective Time, “Excluded Holders”), will be converted into the right to receive $4.40 in cash (the “Consideration”), without interest thereon, less any applicable tax withholdings. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Thoughtworks Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.

In connection with this opinion, we have:

(i)          Reviewed the financial terms and conditions of a draft, dated August 4, 2024, of the Agreement;

(ii)         Reviewed certain publicly available historical business and financial information relating to Thoughtworks;

(iii)        Reviewed various financial forecasts, including the forecasts dated July 19, 2024 (the “July Forecasts”), and other data provided to us by Thoughtworks relating to the business of Thoughtworks;

(iv)        Held discussions with members of the senior management of Thoughtworks with respect to the business and prospects of Thoughtworks;

(v)         Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Thoughtworks;

(vi)        Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Thoughtworks;

(vii)       Reviewed historical stock prices and trading volumes of Thoughtworks Common Stock; and

(viii)      Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Thoughtworks or concerning the solvency or fair value of Thoughtworks, and we have not been furnished with any such valuation or appraisal. Management of Thoughtworks has advised us that the July Forecasts represent their best currently available estimates and judgments as to the future financial performance of Thoughtworks. Accordingly, at the direction of the Special Committee, we have utilized solely the July Forecasts (and not any other forecasts provided to us) for purposes of our analyses in connection with this opinion. With respect to the July Forecasts utilized in our analyses, we have assumed, with the consent of the Special Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Thoughtworks. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Thoughtworks or the Transaction and we are not expressing an opinion as to the effects of such volatility on Thoughtworks or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Thoughtworks Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Thoughtworks. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Thoughtworks might engage or the merits of the underlying decision by Thoughtworks to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of the Special Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any terms or conditions, the effect of which would be material in any respect to our analysis or this opinion. The Special Committee has advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of the Special Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Thoughtworks or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Thoughtworks obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by, the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the special committee (the “Special Committee”) established by the board of directors of Thoughtworks in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided, currently are providing and in the future may provide certain investment banking services to Parent and/or certain affiliates of Parent, for which we have received and may receive compensation, including, during the past two years, having performed (and currently performing) a fundraising assignment for an affiliate of Parent. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Thoughtworks and certain affiliates of Thoughtworks and Parent for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Thoughtworks, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Special Committee (in its capacity as such) and our opinion is rendered to the Special Committee in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Thoughtworks Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
LAZARD FRERES & CO. LLC
By:	/s/ Jason Tavano
Name: Jason Tavano
Title: Managing Director

Annex D

Amended and Restated Certificate of Incorporation

CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

THOUGHTWORKS HOLDING, INC.

ARTICLE ONE

The name of the corporation is Thoughtworks Holding, Inc. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office is located at 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE FOUR

The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000), all of which shall be shares of common stock, with a par value of one cent ($0.01) per share.

ARTICLE FIVE

The board of directors of the Corporation (the “Board of Directors”) shall have the power to adopt, amend or repeal by-laws of the Corporation (the “By-laws”), except as may otherwise be provided in the By-laws.

ARTICLE SIX

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE SEVEN

The Corporation hereby eliminates, to the fullest extent permitted by law (as contemplated by Section 102(b)(7) of the DGCL) the personal liability of any person who serves as a director or officer of the Corporation to the Corporation and/or its stockholders for monetary damages for breach of fiduciary duty as a director or officer; provided that this Article Seven shall not eliminate or limit the liability of a director or officer: (i) for any breach of the director or officer’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director or officer derived an improper personal benefit; provided further, however, that if in the future the DGCL is amended or modified (including, but not limited to, Section 102(b)(7)) to permit the elimination of the personal liability of a director or officer of the Corporation to a greater extent than contemplated above, then the provisions of this Article Seven shall be deemed to be automatically amended to provide for the elimination of the personal liability of the directors or officers of the Corporation to such greater extent. This Article Seven shall not eliminate or limit the liability of a director or officer for any act or omission occurring prior to the date when this Article Seven becomes effective.

ARTICLE EIGHT

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE NINE

Section 1. Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the Sponsor (as defined below) or its Affiliated Companies (as defined below) may serve as directors or officers of the Corporation and (ii) the Sponsor and its Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, and (iii) that the Corporation and its Affiliated Companies may engage in material business transactions with the Sponsor and its Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this Article Nine are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Sponsor and/or its Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean any entity that controls, is controlled, directly or indirectly, by or under common control with the Sponsor (other than the Corporation and any company that is controlled by the Corporation) and any investment entities managed by the Sponsor or any of its Affiliated Companies (as general partner, sole member or otherwise). As used in this Article Nine, “the Sponsor” shall mean Apax Partners LLP.

Section 2. Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, the Sponsor, its Affiliated Companies or any of the Exempted Persons shall not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and the Sponsor, its Affiliated Companies or any of the Exempted Persons shall not be liable to the Corporation or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of the Sponsor, its Affiliated Companies or any of the Exempted Persons. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to the Sponsor, its Affiliated Companies or any of the Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and the Sponsor, its Affiliated Companies and the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Corporation solely, by reason of the fact that the Sponsor, its Affiliated Companies or any such Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the avoidance of doubt, the Sponsor, its Affiliated Companies and the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (i) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (ii) do business with any client or customer of the Corporation or its Affiliated Companies, or (iii) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this Section 2 of Article Nine, the Corporation does not renounce any interest or expectancy it may have in any business opportunity that is expressly offered to any Exempted Person solely in his or capacity as a director or officer of the Corporation.

Section 3. Certain Matters Deemed Not Corporate Opportunities. In addition to and notwithstanding the foregoing provisions of this Article Nine, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity the Corporation is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Corporation’s business or is of no practical advantage to it or that is one in which the Corporation has no interest or reasonable expectancy.

Section 4. Deemed Notice. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article Nine.

ARTICLE TEN

Any action required or permitted to be taken by the Board of Directors of the Corporation may be taken without a meeting if all of the members of the Board of Directors consent in writing or by electronic transmission to the adoption of a resolution authorizing the action. The resolutions, written consents or electronic transmissions of the members of the Board of Directors shall be filed with the minutes of the proceeding of the Board of Directors. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE ELEVEN

Pursuant to Section 141 of the DGCL, the business and affairs of the Corporation shall be managed by or under the direction and supervision of the Board of Directors, however, the day to day management of the Corporation shall be delegated to the officers of the Corporation as set forth in a delegation of authority approved by the Board of Directors.

ARTICLE TWELVE

The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

Annex E

ROLLOVER AGREEMENT

THIS ROLLOVER AGREEMENT (this “Agreement”) is entered into as of August 5, 2024, by and among Tasmania Parent, Inc., a Delaware corporation (“Topco”), solely for purposes of Section 5(d), Tasmania Holdco, Inc. a Delaware corporation (“Holdco”), solely for purposes of Section 5(d), Tasmania Midco, LLC a Delaware limited liability company and indirect wholly-owned subsidiary of Topco (“Parent”), and Turing EquityCo II L.P., a Guernsey limited partnership (the “Stockholder”). Capitalized terms used and not otherwise defined herein have the meanings given to those terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Tasmania Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Thoughtworks Holding, Inc., a Delaware corporation (the “Company”), have entered, or will enter into, an Agreement and Plan of Merger, dated or to be dated as of August 5, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which, at the Effective Time, Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon and subject to the terms and conditions in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite the Stockholder’s name on its signature page hereto, being all of the shares of Company Common Stock owned of record or beneficially by the Stockholder as of the date hereof (such shares, the “Rollover Shares”);

WHEREAS, prior to the Effective Time, the Stockholder will contribute and transfer to Topco the Rollover Shares, and Topco will accept the Rollover Shares from the Stockholder in exchange for a number of newly issued shares of Topco with an aggregate value equal to the Per Share Price multiplied by the number of the Rollover Shares (such shares of Topco, the “Exchange Shares”);

WHEREAS, as of the date hereof, certain other Company Stockholders have entered into rollover and investment agreements (the “Additional Rollover Agreements”) pursuant to which, among other things, such Company Stockholders have agreed to exchange shares of Company Common Stock owned by such Company Stockholders for shares of Topco and/or purchase shares of Topco for cash, on the terms and subject to the conditions set forth in the Additional Rollover Agreements (such transaction, the “Additional Rollover and Investment Transactions”); and

WHEREAS, it is intended that for U.S. federal (and applicable state and local) tax purposes, the contribution of the Rollover Shares to Topco prior to the Effective Time in exchange for the Exchange Shares shall, together with the Additional Rollover and Investment Transactions and the indirect issuance of newly issued shares of Topco to Sponsor (or an affiliated investment vehicle thereof) on the terms and subject to the conditions set forth in the Equity Commitment Letter (the “Sponsor Equity Issuance”), be treated for U.S. federal, and applicable state and local, income tax purposes as an exchange of property for stock under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto hereby agree as follows:

1. Contribution and Exchange.

(a) The Stockholder will, at the Exchange Time (as defined herein), contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco, and Topco will accept from the Stockholder, the Rollover Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable federal and state securities Laws, in exchange for the issuance by Topco to the Stockholder of, at the Exchange Time, the Exchange Shares, free and clear of any and all Liens except as may exist by reason of this Agreement, the Merger Agreement and applicable federal and state securities Laws (the “Exchange”).

(b) The Stockholder acknowledges and agrees that, from and after the Exchange, except as set forth in Section 2 hereof, the Stockholder shall have no right, title or interest in or to the Rollover Shares.

(c) The Stockholder hereby acknowledges and agrees that, in accordance with the terms of this Agreement, the Rollover Shares, along with all rights, title and interests therein, shall belong to Topco from and after the Exchange Time, except as set forth in Section 2 hereof. The Stockholder acknowledges and agrees that following the Exchange Time and prior to the Effective Time the Rollover Shares shall be Owned Company Shares for purposes of the Merger Agreement and authorizes Topco to instruct the Payment Agent to treat the Rollover Shares as Owned Company Shares pursuant to Section 2.7(a)(iii) of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Rollover Shares will be canceled in the Merger and no payment will be made for the Rollover Shares under the Merger Agreement. The parties hereto agree that the Company shall be entitled to rely on, and shall be a third-party beneficiary of, the immediately preceding sentence.

(d) Topco and the Stockholder intend that, for U.S. federal (and applicable state and local) income tax purposes, taken together with the Additional Rollover and Investment Transactions and the Sponsor Equity Issuance, the Exchange be treated as a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). The Stockholder and Topco and its subsidiaries shall prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position, or take any action that is inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(e) The parties agree and acknowledge that each Rollover Share has the same powers, rights and privileges and hereto ranks equally, shares ratably and are identical in all respects as to all matters as all other shares of Company Common Stock and upon the Exchange Time and immediately prior to the Effective Time, the holders of Rollover Shares shall own Exchange Shares having value equal to the Per Share Price that each share of Company Common Stock would receive upon consummation of the Merger.

2. Closing; Termination. The closing of the Exchange (the “Contribution Closing”) shall occur on the Closing Date prior to the Effective Time (the “Exchange Time”). If the Effective Time does not occur for any reason, or the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any liability or obligation under this Agreement. In the event that after the Exchange the Effective Time fails to occur for any reason whatsoever or the Merger Agreement is validly terminated in accordance with its terms, the parties hereto agree that concurrently with the termination of the Merger Agreement, Topco shall assign, transfer, convey and deliver to the Stockholder the Rollover Shares and the Stockholder shall assign, transfer, convey and deliver to Topco the Exchange Shares issued to the Stockholder pursuant to this Agreement, and this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any further liability or obligation under this Agreement or in respect of the Rollover Shares or the Exchange Shares that were the subject of this Agreement. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that the foregoing has occurred and been made effective. Nothing herein shall relieve any party hereto from any liability for material breach of this Agreement prior to such termination.

3. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Topco that the following statements are true and correct:

(a) The Stockholder is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder.

(b) The Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and valid title to, the Rollover Shares, free and clear of all restrictions on transfer and other Liens (other than those arising under this Agreement, the Merger Agreement and federal and state securities Laws). The Stockholder does not own, of record or beneficially, any shares of capital stock of the

Company, or other rights to acquire shares of capital stock of the Company, in each case other than the Rollover Shares. Other than that certain Director Nomination Agreement, dated as of September 17, 2021, by and between the Stockholder and the Company, the Stockholder is not a party to any proxy, voting agreement, voting trust, stockholders agreements or other similar arrangement with respect to any Shares.

(c) The execution, delivery and performance by the Stockholder of this Agreement does not and will not (i) if an entity, conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of the Stockholder, (ii) violate any Law applicable to or binding upon the Stockholder, (iii) require any consent (other than as previously obtained) or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Stockholder, or to a loss of any benefit to which the Stockholder is entitled under any provision of any agreement or other instrument binding upon the Stockholder or any of his, her or its assets or properties or (iv) result in the creation or imposition of any Lien on any property or asset of the Stockholder.

(d) The Exchange Shares will be acquired for the Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities Laws or the terms of this Agreement, and the Exchange Shares will not be disposed of in contravention of any such Laws. The Stockholder is not, and at the Exchange Time will not be, under any binding commitment to sell, assign, transfer (including by operation of Law), subject to a Lien or otherwise dispose of any of the Exchange Shares.

(e) The Stockholder is able to bear the economic risk of the investment in the Exchange Shares for an indefinite period of time, and the Stockholder understands that the transfer of the Exchange Shares is subject to the Securities Act, applicable state securities Laws and have not been registered under the Securities Act.

(f) The Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Exchange Shares and has had access to such other information regarding the exchange of the Rollover Shares and issuance of the Exchange Shares contemplated hereby as the Stockholder has requested.

(g) This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at Law or in equity), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Stockholder is a party or any Law to which the Stockholder is subject.

(h) The Stockholder is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act. The Stockholder considers himself, herself or itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Exchange Shares. The Stockholder acknowledges and understands that an investment in the Exchange Shares involves substantial risks, and the Stockholder is able to bear the economic risks of an investment in the Exchange Shares pursuant to the terms hereof, including the complete loss of the Stockholder’s investment in the Exchange Shares.

(i) The Stockholder has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event (“Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of Topco’s use of the Rule 506 exemption.  In the event that the Stockholder becomes subject to a Disqualifying Event at any date after the date hereof, the Stockholder agrees and covenants to use its reasonable efforts to coordinate with Topco (i) to provide documentation as reasonably requested by Topco related to any such Disqualifying Event and (ii) to implement a remedy to address the Stockholder’s changed circumstances such that the changed circumstances will not affect in any way Parent or Topco’s ongoing and/or future reliance on the Rule 506 exemption under the Securities Act.

(j) As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder that would reasonably be expected to prevent, materially or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(k) The Stockholder acknowledges that Topco will rely upon the accuracy and truth of the foregoing representations in this Section 3, including for the purpose of determining whether the offer for the Stockholder to hold the Rollover Shares following the Closing meets the requirements for an applicable exemption from registration under the Securities Act, and hereby consents to such reliance.

(l) Notwithstanding anything contained in this Agreement to the contrary, the Stockholder acknowledges and agrees that none of Topco, Parent, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or Representatives, has made or will make any representations or warranties whatsoever with respect to the transactions contemplated by this Agreement, express or implied, beyond those expressly given by Topco in Section 4. Without limiting the generality of the foregoing, the Stockholder acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been or will be made available to the Stockholder or any of his, her or its Representatives. The Stockholder further acknowledges that none of Parent, Topco, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or Representatives, shall have or be subject to any liability to the Stockholder or any other Person resulting from the issuance of the Exchange Shares to the Stockholder, or the Stockholder’s use of or reliance on, any information regarding Topco or the Company or their respective subsidiaries furnished or made available to the Stockholder and his, her or its Representatives in connection with the transactions contemplated hereby, except as expressly set forth in this Agreement and applicable securities Laws.

4. Representations and Warranties of Topco. Topco represents and warrants to the Stockholder that the following statements are true and correct:

(a) Topco is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Topco’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of Topco.

(b) The execution, delivery and performance by Topco of this Agreement does not and will not (i) conflict with or result in any violation or breach of any provision of the certificate of formation or operating agreement or similar organizational documents of Topco, (ii) violate any Law applicable to or binding upon Topco, (iii) require any consent (other than as previously obtained) or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of Topco, or to a loss of any benefit to which Topco is entitled under any provision of any agreement or other instrument binding upon Topco or any of its assets or properties or (iv) result in the creation or imposition of any Lien on any property or asset of Topco.

(c) When issued pursuant to this Agreement, all of the Exchange Shares will be duly authorized and validly issued and outstanding, and will be free and clear of all restrictions on transfer and other Liens (other than restrictions on transfer created in the organizational or governance documents of Topco and arising under federal and state securities Laws).

(d) The Rollover Shares will be acquired for Topco’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities Laws or the terms of this Agreement, and the Rollover Shares will not be disposed of in contravention of any such Laws. Topco is not, and at the Exchange Time will not be, under any binding commitment to sell, assign, transfer (including by operation of Law), subject to a Lien or otherwise dispose of any of the Rollover Shares.

(e) This Agreement constitutes a legal, valid and binding obligation of Topco, enforceable against Topco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which Topco is a party or any judgment, order, or decree to which Topco is subject.

(f) Topco is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act. Topco considers himself, herself or itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Rollover Shares. Topco acknowledges and understands that an investment in the Rollover Shares involves substantial risks, and Topco is able to bear the economic risks of an investment in the Rollover Shares pursuant to the terms hereof, including the complete loss of Topco’s investment in the Rollover Shares.

(g) As of the date hereof, there is no legal action pending against, or, to the knowledge of Topco, threatened against or affecting Topco that would reasonably be expected to prevent, materially delay or materially impair the ability of Topco to perform its obligations under this Agreement.

(h) Topco acknowledges that the Stockholder will rely upon the accuracy and truth of the foregoing representations in this Section 4, including for the purpose of determining whether the offer for Topco to hold the Rollover Shares following the Closing meets the requirements for an applicable exemption from registration under the Securities Act, and hereby consents to such reliance.

5. Other Agreements.

(a) At the Contribution Closing, to the extent the Rollover Shares are represented by physical stock certificate(s), the Stockholder shall deliver to Topco the stock certificates or affidavit of lost certificates representing the Rollover Shares, accompanied by a duly executed stock power.

(b) Prior to the Contribution Closing, the Stockholder shall provide to Topco a properly completed and duly executed Internal Revenue Service Form W-9, or applicable Internal Revenue Service Form W-8.

(c) The Stockholder hereby waives, and agrees not to exercise, any right to dissent or appraisal or any similar provision under applicable Law (including Section 262 of the DGCL) in connection with the Merger and the other transactions contemplated by the Merger Agreement.

(d) Following the consummation of the Exchange, but prior to the Effective Time, (i) Topco shall contribute and hereby contributes the Rollover Shares to Holdco, and Holdco shall accept and hereby accepts such contribution and Holdco shall issue shares of Holdco to Topco in exchange for such contribution, and (ii) following the contribution contemplated by the foregoing clause (i), Holdco shall contribute and hereby contributes the Rollover Shares to Parent and Parent shall accept and hereby accepts such contribution. Following the contributions contemplated by this clause (d), the Rollover Shares shall be held by Parent as of immediately prior to the Effective Time and at the Effective Time will be cancelled in accordance with and pursuant to the Merger Agreement.

6. Transfers. Except as expressly contemplated by the Merger Agreement or this Agreement, absent the advance written consent of Topco (which it may withhold in its sole discretion), the Stockholder agrees not to take any action to, directly or indirectly, (a) offer to sell, sell, assign, transfer (including by operation of Law), subject to a Lien or otherwise dispose of any of the Rollover Shares, (b) deposit any of the Rollover Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Rollover Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition of or transfer of any interest in or the voting of any of the Rollover Shares. Notwithstanding anything contained in this Agreement to the contrary, this Section 6 shall continue to apply until the earlier of (i) the consummation of the Merger and (ii) the Merger Agreement being validly terminated in accordance with its terms.

7. Disclosure. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub and the Company (including in the Information Statement and Schedule 13e-3 or any other publicly filed document relating to the Transactions, including the Merger) of (i) the Stockholder’s identity, (ii) the Stockholder’s beneficial ownership of the Rollover Shares (including the number of the Rollover Shares beneficially owned by the Stockholder), and (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Topco, Parent, Merger Sub or the Company reasonably determines to be required to be disclosed in any publicly filed document in connection with the Merger or otherwise with respect to the Transactions, and (b) agrees to notify Topco, Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document as promptly as practicable following the Stockholder’s knowledge of the necessity of any such required correction. The parties hereto agree that the Company shall be entitled to rely on, and shall be a third-party beneficiary of, this Section 7.

8. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to Topco or Holdco:
c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Attention:	Salim Nathoo; Rohan Haldea
Email:	Salim.Nathoo@apax.com; Rohan.Haldea@apax.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Srinivas S. Kaushik, P.C.; Sarkis Jebejian, P.C.; Maggie Flores, P.C., Adarsh Varghese
Email:	skaushik@kirkland.com; sarkis.jebejian@kirkland.com; maggie.flores@kirkland.com; adarsh.varghese@kirkland.com
If to the Stockholder, to the address set forth on the signature page hereto of the Stockholder.

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

9. General Provisions.

(a) Amendment and Waiver. This Agreement may be amended or modified only by an instrument in writing executed by Topco and the Stockholder. At any time and from time to time prior to the Effective Time, any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

(b) Counterparts; Electronic Signature. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(c) Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permissible assigns, and except as set forth in Section 1(c) and Section 7 hereof, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. None of the parties to this Agreement shall assign this Agreement without the written consent of the other parties; provided, that Topco may assign this Agreement to any of its Affiliates; provided, further, that no assignment shall release Topco from any of its obligations or liabilities under this Agreement.

(d) Governing Law; Submission to Jurisdiction; Waivers. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8 hereof or in such other manner as may be permitted by applicable Law, and nothing in this Section 9(d) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9(d).

(e) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or similar undertaking, prior to the termination of this Agreement in accordance with its terms, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Legal Proceeding commenced pursuant to this Agreement in addition to any other remedy to which such party may be entitled under this Agreement, at Law or in equity. Each party hereto further agrees that, in the event of any Legal Proceeding for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at Law would be adequate.

(f) Survival; Entire Agreement. All representations and warranties contained herein will survive the execution and delivery of this Agreement, the consummation of the Exchange, and the transfer by the Stockholder of any Exchange Shares until the expiration of the applicable statute of limitations, and may be relied upon by Parent, Topco and any of their respective successors and assigns for all purposes. The agreement of the parties that is comprised of this Agreement, together with the Merger Agreement, sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications, whether oral or written, relating to the subject matter of this Agreement.

(g) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

(i) Expenses. Except as expressly provided herein, each party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated hereby.

(j) Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Further Assurances. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

*            *            *            *            *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Tasmania parent, inc.
By:	/s/ Rohan Haldea
Name:	Rohan Haldea
Title:	President
solely for purposes of Section 5(d):
Tasmania holdco, inc.
By:	/s/ Marc Henckel
Name:	Marc Henckel
Title:	President
solely for purposes of Section 5(d):
tasmania midco, llc
By:	/s/ Marc Henckel
Name:	Marc Henckel
Title:	President & Secretary

[Signature Page to Rollover Agreement]

TURING EQUITYCO II L.P.
BY: TURING GP CO. LIMITED
ITS: GENERAL PARTNER
/s/ Robert Guilbert
Name:	Robert Guilbert
Title:	Director for and on behalf of Turing GP Co. Limited as general partner of Turing EquityCo II L.P.
Notice address:
c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Attention: Salim Nathoo; Rohan Haldea
Email: Salim.Nathoo@apax.com; Rohan.Haldea@apax.com
Rollover Shares: 197,750,138
Rollover Amount: $870,100,607.20

[Signature Page to Rollover Agreement]

Annex F

FINAL FORM

ROLLOVER AND REINVESTMENT AGREEMENT

THIS ROLLOVER AND REINVESTMENT AGREEMENT (this “Agreement”) is entered into as of August 5, 2024, by and among Tasmania Parent, Inc., a Delaware corporation (“Topco”), solely for purposes of Section 8(e), Tasmania Holdco, Inc., a Delaware corporation (“Holdco”), solely for purposes of Section 8(e), Tasmania Midco, LLC, a Delaware limited liability company (“Parent”) and the individual identified on the signature page hereto as the “Stockholder” (the “Stockholder”). Capitalized terms used and not otherwise defined herein have the meanings given to those terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Tasmania Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Thoughtworks Holding, Inc., a Delaware corporation (the “Company”), have entered, or will enter into, an Agreement and Plan of Merger, dated or to be dated as of August 5, 2024 (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”), upon and subject to the terms and conditions in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of the number of shares of Company Common Stock set forth opposite such Stockholder’s name on its signature page hereto, being all of the shares of Company Common Stock (such shares, the “Owned Shares”) owned of record or beneficially by the Stockholder as of the date hereof;

WHEREAS, the Stockholder holds the Vested Company Options and the November 2024 RSUs, in each case, set forth on the signature page hereto;

WHEREAS, it is anticipated that prior to the Effective Time the Stockholder will contribute and transfer to Topco the number of Owned Shares, if any, to be identified by the Stockholder in accordance with Section 1 as the “Rollover Shares” prior to the Exchange Time (such shares, the “Rollover Shares” and the aggregate amount that would have been payable in respect of the Rollover Shares pursuant to the Merger Agreement, which is equal to the Per Share Price multiplied by the number of Rollover Shares, but for their classification as Rollover Shares as a result of the transactions contemplated hereby, the “Rollover Amount”) to Topco, and Topco will accept the Rollover Shares from the Stockholder, in exchange for a number of newly issued shares of common stock of Topco in connection with the Closing with an aggregate value equal to the Rollover Amount based on the value per Topco share paid by Apax (as defined in the Term Sheet as attached hereto as Annex A) (the “Sponsor”) and in the same class of equity securities (other than with respect to voting rights) acquired by the Sponsor (such shares of Topco, the “Exchange Shares”);

WHEREAS, on the terms and subject to the conditions set forth in the Merger Agreement, the Stockholder will be entitled to receive (i) the Option Consideration in respect of the Stockholder’s Vested Company Options and (ii) the RSU Consideration;

WHEREAS, on the terms and subject to the conditions set forth in this Agreement, the Stockholder desires to reinvest a portion of his or her Option Consideration and RSU Consideration, if any, in cash in the amount to be identified by the Stockholder in accordance with Section 1 as the “Reinvestment Amount” prior to the Exchange Time (the “Reinvestment Amount”), and Topco desires to issue to the Stockholder, a number of newly issued shares of common stock of Topco with an aggregate value equal to the Reinvestment Amount based on the value per Topco share paid by Sponsor and in the same class of equity securities (other than with respect to voting rights) acquired by the Sponsor (the “Reinvestment Shares” and, together with the Exchange Shares, the “Topco Shares”);

WHEREAS, as of the date hereof, certain other Company Stockholders have entered into rollover and investment agreements (the “Additional Rollover Agreements”) pursuant to which, among other things, such Company Stockholders have agreed to exchange shares of Company Common Stock owned by such Company Stockholders for shares of Topco and/or purchase shares of Topco for cash, on the terms and subject to the conditions set forth in the Additional Rollover Agreements (such transaction, the “Additional Rollover and Investment Transactions”);

WHEREAS, it is intended that for U.S. federal (and applicable state and local) tax purposes, any contribution of the Rollover Shares to Topco prior to the Effective Time in exchange for the Exchange Shares shall, together with the Reinvestment, the Additional Rollover and Investment Transactions and the indirect issuance of newly issued shares of common stock of Topco to Sponsor (or an affiliated investment vehicle thereof) on the terms and subject to the conditions set forth in the Equity Commitment Letter (the “Sponsor Equity Issuance”), be treated for U.S. federal, and applicable state and local, income tax purposes as an exchange of property for stock under Section 351(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, in connection with the Exchange, Topco desires to assume the Assumed Awards (as defined below) at the Effective Time subject to the terms and conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, Topco and the Stockholder hereby agree as follows:

1. Aggregate Investment Commitment. The Aggregate Investment Commitment shall be the amount identified as the “Aggregate Investment Commitment” on the signature page hereto (the “Aggregate Investment Commitment”). The Aggregate Investment Commitment shall be satisfied by the Rollover Amount (if any) and/or the Reinvestment Amount (if any), as designated by the Stockholder in writing to Topco prior to the Exchange Time. If the Stockholder fails to so designate such Rollover Shares and/or Reinvestment Amount at least ten (10) Business Days prior to the Exchange Time, the Aggregate Investment Commitment will be satisfied in accordance with the Initial Rollover Allocation set forth on the signature page hereto.

2. Contribution and Exchange.

(a) The Stockholder will, at the Exchange Time, contribute, assign, transfer, convey and deliver (or cause to be contributed, assigned, transferred, conveyed and delivered) to Topco, and Topco will accept from the Stockholder, the Rollover Shares, free and clear of any and all Liens (including any restriction on the right to vote, sell or otherwise dispose of the Rollover Shares), except as may exist by reason of this Agreement, the Merger Agreement and applicable federal and state securities Laws, in exchange for the issuance by Topco to such Stockholder of, at the Exchange Time, the Exchange Shares, free and clear of any and all Liens except as may exist by reason of this Agreement, the Merger Agreement and applicable federal and state securities Laws (the “Exchange”).

(b) The Stockholder acknowledges and agrees that, from and after the Exchange, except as set forth in Section 5 hereof, the Stockholder shall have no right, title or interest in or to the Rollover Shares.

(c) The Stockholder hereby acknowledges and agrees that, in accordance with the terms of this Agreement, the Rollover Shares, along with all rights and interests therein, shall belong to Topco from and after the Exchange Time. The Stockholder acknowledges and agrees that following the Exchange Time and prior to the Effective Time, the Rollover Shares shall be Owned Company Shares for purposes of the Merger Agreement and authorizes Topco to instruct the Payment Agent to treat the Rollover Shares as Owned Company Shares pursuant to Section 2.7(a)(iii) of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Rollover Shares will be cancelled in the Merger and no payment will be made for the Rollover Shares under the Merger Agreement. The Stockholder hereby irrevocably and unconditionally, to the fullest extent permitted by applicable law, appoints Topco as the sole and exclusive attorney-in-fact and proxy of the Stockholder, with full power of substitution and resubstitution, for the purpose of executing and delivering any document or agreement required by Topco in good faith in connection with this Section 2(c). The parties hereto agree that the Company shall be entitled to rely on, and shall be a third-party beneficiary of, the immediately preceding sentence.

(d) Topco and the Stockholder intend that, for U.S. federal (and applicable state and local) income tax purposes, taken together with the Reinvestment, the Additional Rollover and Investment Transactions and the Sponsor Equity Issuance, the Exchange be treated as a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). The Stockholder and Topco and its subsidiaries shall prepare and file all Tax Returns in a manner consistent with the Intended Tax Treatment and shall not take any position, or take any action that is inconsistent with the Intended Tax Treatment in connection with any tax matters, in each case, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code.

(e) The parties agree and acknowledge that each Rollover Share has the same powers, rights and privileges and hereto ranks equally, shares ratably and are identical in all respects as to all matters as all other shares of Company Common Stock and upon the Exchange Time and immediately prior to the Effective Time, the holders of Rollover Shares shall own Exchange Shares having value equal to the Per Share Price that each share of Company Common Stock would receive upon consummation of the Merger.

3. Reinvestment. At the Reinvestment Closing, the Stockholder shall contribute to Topco an aggregate amount in cash equal to the Reinvestment Amount, by wire transfer of immediately available funds to the account(s) designated in writing by Topco, and, in exchange therefor, Topco shall issue to the Stockholder the Reinvestment Shares (the “Reinvestment” and, together with the Exchange, the “Rollover/Reinvestment Transactions”). Notwithstanding the foregoing or anything to the contrary herein or in the Merger Agreement, Topco agrees that, if requested by the Stockholder, in the Stockholder’s sole discretion, in lieu of such amounts being paid directly to the Stockholder as contemplated by the Merger Agreement, Topco shall (i) have a portion of the aggregate Option Consideration and the aggregate RSU Consideration to which the Stockholder would otherwise be entitled pursuant to the Merger Agreement paid directly to Topco or one of its Affiliates and/or (ii) offset a portion of the aggregate Option Consideration and the aggregate RSU Consideration to which the Stockholder would otherwise entitled against the Reinvestment Amount, in the case of clause (i) and (ii), in an aggregate amount up to the Reinvestment Amount (the amounts paid directly to Topco pursuant to clause (i) or offset pursuant to clause (ii) shall be collectively referred to as the “Funded Reinvestment Amount”). The Funded Reinvestment Amount (if any) shall (A) constitute a contribution to Topco by the Stockholder hereunder of all or a portion of the Reinvestment Amount, as applicable, in an amount equal to the Funded Reinvestment Amount and (B) for all purposes under the Merger Agreement or otherwise, be deemed to have been first paid to the Stockholder (taking into account any applicable withholding Taxes) as the Option Consideration and the RSU Consideration in respect of the Stockholder’s Vested Company Options and the November 2024 RSUs as provided in the Merger Agreement.

4. Assumption of Company Equity Awards. At the Effective Time and contingent upon the occurrence of the Closing, Topco will assume each Company Restricted Stock Unit Award and Company Performance Stock Unit Award, in each case, that is outstanding and held by the Stockholder immediately prior to the Effective Time and that does not vest upon the occurrence of the Effective Time by its terms or pursuant to the Merger Agreement (each, an “Assumed Award”). Each Assumed Award shall be converted into awards issued by Topco that are convertible into a number of shares of common stock of Topco with an aggregate value as of the grant date based on the value per Topco share paid by Sponsor equal to the value of such Assumed Award at the Effective Time based on the Per Share Price and in the same class of equity securities (other than with respect to voting rights) acquired by the Sponsor. Following the Effective Time, each Assumed Award shall continue to vest on the same schedule and conditions as would have applied pursuant to Section 2.8(b)(ii) of the Merger Agreement to the applicable Company Restricted Stock Unit Award or Company Performance Stock Unit Award, as applicable, if they were not treated as an Assumed Award, including the treatment set forth in Section 2.8(b) of the Company Disclosure Letter; provided, that all Assumed Awards shall be subject to the same acceleration of vesting provisions as applied to the corresponding Company Restricted Stock Unit Award or Company Performance Stock Unit Award, as applicable, immediately prior to the Effective Time. To the extent any Assumed Award that was a Company Performance Stock Unit Award with a performance period ending December 31, 2024 does not attain at least the minimum performance level with respect to either the Adjusted EBITDA portion reflected in the applicable PSU Agreement (i.e., 70% of such Assumed Award) or the multiple of Parent Buy-In Price as defined and reflected in Section 2.8(b) of the Company Disclosure Letter (i.e., 30% of such Assumed Award), in each case, as of December 31, 2024, such applicable portion shall remain outstanding and eligible to performance vest based on achievement of the respective goals for Company Performance Stock Unit Awards with a performance period ending December 31, 2025 (the “2025 PSUs”), provided that the Stockholder does not experience a Termination prior to the applicable Vesting Date for such 2025 PSUs (in each case, as defined in the applicable PSU Agreement), with such Assumed Awards remaining subject to Section 8(d). For purposes of the treatment set forth in Section 2.8(b) of the Company Disclosure Letter, the fair market value determination made by the board of directors of Topco shall be no less than the most recent available internally or externally prepared written valuation of Topco by the Sponsor. The shares of common stock of Topco issued upon settlement of the Assumed Awards shall be treated as Rollover Shares as set forth in Annex A and subject to the terms of the Stockholders Agreement, except as explicitly set forth in Annex A; provided, that the Stockholder may elect to satisfy any associated withholding tax obligation by having Topco withhold a number of Topco Shares otherwise to be issued having a fair market value, as determined by the board of directors to Topco in good faith, equal to such obligation.

5. Closing; Termination. The closing of the Exchange (the “Contribution Closing”) and the closing of the Reinvestment (the “Reinvestment Closing”) shall each occur on the Closing Date immediately prior to the Effective Time (the “Exchange Time”) (but each is contingent on the occurrence of the Merger). If the Effective Time does not occur for any reason, or the Merger Agreement is validly terminated in accordance with its terms, this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any liability or obligation under this Agreement. In the event that after the Rollover/Reinvestment Transactions, the Effective Time fails to occur for any reason whatsoever or the Merger Agreement is validly terminated in accordance with its terms, the parties hereto agree that concurrently with the termination of the Merger Agreement, Topco shall assign, transfer, convey and deliver to the Stockholder, the Topco Shares and the Stockholder shall assign, transfer, convey and deliver to Topco the Topco Shares issued to the Stockholder pursuant to this Agreement, and this Agreement will automatically terminate and none of the parties hereto or their respective Affiliates, stockholders, general partners, limited partners, members, directors, officers, managers, trustees, employees, agents, consultants or Representatives will have any further liability or obligation under this Agreement or in respect of the Rollover Shares or the Exchange Shares that were the subject of this Agreement. In such event, each party hereto shall, as promptly as practicable, provide all such cooperation as the other parties hereto may reasonably request in order to ensure that the foregoing has occurred and been made effective.

6. Representations and Warranties of the Stockholder. The Stockholder represents and warrants to Topco that the following statements are true and correct:

(a) The Stockholder has all necessary power, authority and legal capacity to execute and deliver this Agreement, to perform his or her covenants, agreements and obligations hereunder and to consummate the transactions contemplated hereby.

(b) The Stockholder is the record and/or beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good and valid title to, the Rollover Shares and the Vested Company Options, free and clear of all restrictions on transfer and other Liens (other than those arising under this Agreement, the Merger Agreement and federal and state securities Laws). The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock of the Company, in each case, other than the Owned Shares, the Vested Company Options or other Company Equity Awards (whether or not vested). The Stockholder is not a party to any proxy, voting agreement, voting trust, stockholders agreements or other similar arrangement with respect to any outstanding shares of capital stock of the Company.

(c) The execution, delivery and performance by the Stockholder of this Agreement does not and will not (i) violate any Law applicable to or binding upon the Stockholder, (ii) require any consent (other than as previously obtained) or other action by any Person under, constitute a default under (with due notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Stockholder, or to a loss of any benefit to which the Stockholder is entitled under any provision of any agreement or other instrument binding upon the Stockholder or any of his, her or its assets or properties or (iii) result in the creation or imposition of any Lien on any property or asset of the Stockholder.

(d) The Topco Shares will be acquired for the Stockholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act, any applicable state securities Laws or the terms of this Agreement, and such Topco Shares will not be disposed of in contravention of any such Laws. The Stockholder is not, and at the Exchange Time will not be, under any binding commitment to sell, assign, transfer (including by operation of Law), subject to a Lien or otherwise dispose of any of the Topco Shares.

(e) The Stockholder is able to bear the economic risk of the investment in the Topco Shares for an indefinite period of time, and the Stockholder understands that the transfer of the Topco Shares is subject to the Securities Act, applicable state securities Laws and have not been registered under the Securities Act.

(f) The Stockholder has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Topco Shares and has had access to such other information regarding the exchange of the Rollover Shares and issuance of the Topco Shares contemplated hereby as the Stockholder has requested.

(g) This Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except as such enforcement may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws in effect which affect the enforcement of creditors rights generally or (ii) general principles of equity, whether considered in a proceeding at Law or in equity), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which the Stockholder is a party or any Law to which the Stockholder is subject.

(h) The Stockholder is an “Accredited Investor” within the meaning of Rule 501 of Regulation D under the Securities Act. The Stockholder considers himself, herself or itself to be an experienced and sophisticated investor and to have such knowledge and experience in financial and business matters as are necessary to evaluate the merits and risks of an investment in the Topco Shares. The Stockholder acknowledges and understands that an investment in the Topco Shares involves substantial risks, and the Stockholder is able to bear the economic risks of an investment in the Topco Shares pursuant to the terms hereof, including the complete loss of the Stockholder’s investment in the Topco Shares.

(i) The Stockholder has not been subject to any event specified in Rule 506(d)(1) of the Securities Act or any proceeding or event that could result in any such disqualifying event (“Disqualifying Event”) that would either require disclosure under the provisions of Rule 506(e) of the Securities Act or result in disqualification under Rule 506(d)(1) of Topco’s use of the Rule 506 exemption.  In the event that the Stockholder becomes subject to a Disqualifying Event at any date after the date hereof, the Stockholder agrees and covenants to use its reasonable efforts to coordinate with Topco (i) to provide documentation as reasonably requested by Topco related to any such Disqualifying Event and (ii) to implement a remedy to address the Stockholder’s changed circumstances such that the changed circumstances will not affect in any way Parent or Topco’s ongoing and/or future reliance on the Rule 506 exemption under the Securities Act.

(j) As of the date hereof, there is no legal action pending against, or, to the knowledge of the Stockholder, threatened against, the Stockholder that would reasonably be expected to prevent, materially or materially impair the ability of the Stockholder to perform its obligations under this Agreement.

(k) The Stockholder acknowledges that Topco will rely upon the accuracy and truth of the foregoing representations in this Section 6, including for the purpose of determining whether the offer for the Stockholder to hold Rollover Shares or Vested Company Options, as applicable, following the Closing meets the requirements for an applicable exemption from registration under the Securities Act, and hereby consents to such reliance.

(l) The transferability of the Topco Shares will be restricted by the terms of the Stockholders Agreement (as defined below) and that at the Exchange Time and for an indefinite period thereafter, there will be no public market for the Topco Shares and accordingly, the Stockholder will not be able to transfer the Topco Shares in case of emergency, if at all (except as permitted by the organization or governing documents of Topco and the Stockholders Agreement).

(m) Notwithstanding anything contained in this Agreement to the contrary, the Stockholder acknowledges and agrees that none of Topco, Parent, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or Representatives, has made or will make any representations or warranties whatsoever with respect to the transactions contemplated by this Agreement, express or implied, beyond those expressly given by Topco in Section 7. Without limiting the generality of the foregoing, the Stockholder acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been or will be made available to the Stockholder or any of his, her or its Representatives. The Stockholder further acknowledges that none of Parent, Topco, the Company or any of their respective Affiliates or their respective directors, officers, employees, shareholders, partners (general or limited), members or Representatives, shall have or be subject to any liability to the Stockholder or any other Person resulting from the issuance of the Topco Shares to the Stockholder, or the Stockholder’s use of or reliance on, any information regarding Topco or the Company or their respective subsidiaries furnished or made available to the Stockholder and his, her or its Representatives in connection with the transactions contemplated hereby, except as expressly set forth in this Agreement and applicable securities Laws.

7. Representations and Warranties of Topco. Topco represents and warrants to the Stockholder that the following statements are true and correct:

(a) Topco is duly organized, validly existing and in good standing (where applicable) under the Laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within Topco’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of Topco.

(b) When issued pursuant to this Agreement, all of the Topco Shares will be duly authorized and validly issued and outstanding, and will be free and clear of all restrictions on transfer and other Liens (other than restrictions on transfer created in the organizational or governance documents of Topco and arising under federal and state securities Laws).

(c) This Agreement constitutes a legal, valid and binding obligation of Topco, enforceable against Topco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), and the execution, delivery, and performance of this Agreement does not conflict with, violate, or cause a breach of any agreement, contract, or instrument to which Topco is a party or any judgment, order, or decree to which Topco is subject.

(d) As of the date hereof, there is no legal action pending against, or, to the knowledge of Topco, threatened against or affecting Topco that would reasonably be expected to prevent, materially delay or materially impair the ability of Topco to perform its obligations under this Agreement.

8. Other Agreements.

(a) At the Contribution Closing, to the extent the Rollover Shares are represented by physical stock certificate(s), the Stockholder shall deliver to Topco the stock certificates or affidavit of lost certificates representing the Rollover Shares, accompanied by a duly executed stock power.

(b) Prior to the Contribution Closing, the Stockholder shall provide to Topco a properly completed and duly executed Internal Revenue Service Form W-9, or applicable Internal Revenue Service Form W-8.

(c) At the Exchange Time, the Stockholder shall become party to and become bound by the terms and provisions of a stockholders agreement of Topco which shall incorporate the terms set forth on Annex A (as amended, the “Stockholders Agreement”) by delivering to Topco a duly executed counterpart signature page to the Stockholders Agreement.  At least 10 days prior to the Exchange Time, Topco shall deliver the form of Stockholders Agreement to the Stockholder, and during such period, the parties will discuss in good faith to finalize the Stockholders Agreement by the Exchange Time. By executing this Agreement, the Stockholder hereby agrees to consummate the Rollover/Reinvestment Transactions regardless of whether the Stockholders Agreement has been agreed and entered into at or immediately prior to the Exchange Time. In the event the parties do not enter into the Stockholders Agreement at or prior to the Exchange Time, the terms and conditions on Annex A will become effective and operative at the Exchange Time until such time as the parties enter into the Stockholders Agreement. The Stockholder acknowledges that it is a condition to Topco’s issuance of the Topco Shares under this Agreement that the Stockholder become a party to the Stockholders Agreement and that the Topco Shares hereunder will not be issued until Stockholder becomes a party to the Stockholders Agreement, but that the Stockholder’s obligations hereunder with respect to the Rollover/Reinvestment Transactions and are not conditioned on entry into the Stockholders Agreement at or prior to the Exchange Time.

(d) The parties hereto agree that the Merger will be deemed a Change in Control under the Thoughtworks Holding, Inc. Executive Severance Plan (the “Executive Severance Plan”) and the Company’s 2021 Omnibus Incentive Plan (the “Omnibus Plan”), pursuant to which Stockholder could become entitled to (i) the severance benefits, including full acceleration of vesting of the Assumed Awards as provided in Section 4.2(d) of the Executive Severance Plan on account of a CIC Termination (as defined in the Executive Severance Plan) if the

Stockholder has a Qualifying Termination (as defined in the Severance Plan) following the Closing, and/or (ii) the treatment set forth in Section 10(d) of the Omnibus Plan if the Stockholder experiences a qualifying involuntary Termination as a result of a Change in Control (in each case, as defined in the Omnibus Plan), in each case of (i) and (ii), subject to satisfaction of the terms and conditions set forth in the Executive Severance Plan or Omnibus Plan, respectively. [The Stockholder acknowledges and agrees that “Good Reason” (or any similar concept) pursuant to the Executive Severance Plan and any other agreement by and between the Stockholder and the Company or any of its Subsidiaries and any plan sponsored or maintained by the Company or any of its Subsidiaries (collectively, the “Existing Agreements”) shall not occur solely by virtue of the consummation of the Merger or any modification in the nature of the Stockholder’s duties, authorities and responsibilities solely by reason of the Company ceasing to be an SEC reporting company or having a class of equity securities that are publicly traded. The Stockholder hereby irrevocably waives any right to make any claim that the Stockholder has a right to resign for “Good Reason” (or any similar concept) under the Existing Agreements due to a diminution in the Stockholder’s duties, authorities or responsibilities (individually or taken as a whole) solely by reason of the Company ceasing to be an SEC reporting company or having a class of equity securities that are publicly traded.]

(e) Following the consummation of the Exchange, but prior to the Effective Time, (i) Topco shall contribute and hereby contributes the Rollover Shares to Holdco, and Holdco shall accept and hereby accepts such contribution and Holdco shall issue shares of Holdco to Topco in exchange for such contribution, and (ii) following the contribution contemplated by the foregoing clause (i), Holdco shall contribute and hereby contributes the Rollover Shares to Parent and Parent shall accept and hereby accepts such contribution. Following the contributions contemplated by this clause (e), the Rollover Shares shall be held by Parent as of immediately prior to the Effective Time and at the Effective Time will be cancelled in accordance with and pursuant to the Merger Agreement.

9. Transfers. Except as expressly contemplated by the Merger Agreement or this Agreement, absent the advance written consent of Topco (which it may withhold in its sole discretion), the Stockholder agrees not to take any action to, directly or indirectly, (a) offer to sell, sell, assign, transfer (including by operation of Law), subject to a Lien or otherwise dispose of any of the Rollover Shares, Vested Company Options or November 2024 RSUs, (b) deposit any of the Rollover Shares, Vested Company Options or November 2024 RSUs into a voting trust or enter into a voting agreement or arrangement with respect to any Rollover Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer (including by operation of Law) or other disposition of or transfer of any interest in or the voting of any of the Rollover Shares, Vested Company Options or November 2024 RSUs. Notwithstanding anything contained in this Agreement to the contrary, this Section 9 shall continue to apply until the earlier of (i) the consummation of the Merger and (ii) the Merger Agreement being validly terminated in accordance with its terms.

10. Disclosure. The Stockholder hereby (a) consents to and authorizes the publication and disclosure by Topco, Parent, Merger Sub and the Company (including in the Information Statement and Schedule 13E-3 or any other publicly filed document relating to the Merger or the transactions contemplated by the Merger Agreement) of (i) the Stockholder’s identity, (ii) the Stockholder’s beneficial ownership of the Rollover Shares (including the number of Rollover Shares beneficially owned by the Stockholder), and (iii) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Topco, Parent, Merger Sub or the Company reasonably determines to be required to be disclosed in any publicly filed document in connection with the Merger or otherwise with respect to the transactions contemplated by the Merger Agreement, and (b) agrees to notify Topco, Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document as promptly as practicable following the Stockholder’s knowledge of the necessity of any such required correction.

11. Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to Topco:
c/o Apax Partners LLP
1 Knightsbridge
London SW1X 7LX
United Kingdom
Attention:	Rohan Haldea; Salim Nathoo
Email:	Rohan.Haldea@apax.com; Salim.Nathoo@apax.com
with a copy (which shall not constitute notice) to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Srinivas S. Kaushik, P.C.; Sarkis Jebejian, P.C.; Maggie Flores, P.C., Adarsh Varghese
Email:	skaushik@kirkland.com;
sarkis.jebejian@kirkland.com;
maggie.flores@kirkland.com;
adarsh.varghese@kirkland.com

If to the Stockholder, to the address set forth on the signature page hereto of the Stockholder.

Any party may change the address to which notices, requests, demands, claims, and other communications required or permitted hereunder are to be delivered by providing to the other parties notice in the manner herein set forth.

12. General Provisions.

(a) Amendment and Waiver. This Agreement may be amended or modified only by an instrument in writing executed by Topco and the Stockholder. At any time and from time to time prior to the Effective Time, any party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, as applicable; (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

(b) Counterparts; Electronic Signature. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

(c) Parties in Interest. This Agreement will be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permissible assigns, and, except as set forth in Section 2(c) hereof, nothing in this Agreement, express or implied, is intended to or will be construed to or will confer upon any other Person any right, claim, cause of action, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including by way of subrogation. Neither party shall assign this Agreement without the written consent of the other party; provided, that Topco may assign this Agreement to any of its Affiliates; provided, further, that no assignment shall release Topco from any of its obligations or liabilities under this Agreement.

(d) Governing Law; Submission to Jurisdiction; Waivers. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement or the transactions contemplated hereby, shall be governed by the internal Laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of Laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the Laws of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts (as defined below)) in any Legal Proceeding relating to this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11 hereof or in such other manner as may be permitted by applicable Law, and nothing in this Section 12(d) will affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Agreement or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any Legal Proceeding arising in connection with this Agreement or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any Legal Proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(d).

(e) Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or violated. Accordingly, each of the parties hereto agrees that, without posting bond or similar undertaking, prior to the termination of this Agreement in accordance with its terms, each of the other parties shall be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to the remedy of specific performance of this Agreement and the terms and provisions hereof in any Legal Proceeding commenced pursuant to this Agreement in addition to any other remedy to which such party may be entitled under this Agreement, at Law or in equity. Each party hereto further agrees that, in the event of any Legal Proceeding for specific performance in respect of such breach or violation, it shall not assert the defense that a remedy at Law would be adequate.

(f) Survival; Entire Agreement. All representations and warranties contained herein will survive the execution and delivery of this Agreement, the consummation of the Merger, the transfer by the Stockholder of any Topco Shares, and the assumption of the Assumed Awards, and may be relied upon by Parent, Topco and any of their respective successors and assigns for all purposes. The agreement of the parties that is comprised of this Agreement (including all Exhibits hereto), together with the Merger Agreement, sets forth the entire agreement and understanding between the parties and their respective Affiliates with respect to the subject matter thereof and supersedes any and all prior agreements, understandings, negotiations and communications, whether oral or written, relating to the subject matter of this Agreement.

(g) Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

(h) Headings. The headings contained in this Agreement are inserted only for reference as a matter of convenience and in no way define, limit or describe the scope or intent of this Agreement, and will not affect in any way the construction, meaning or interpretation of this Agreement.

(i) Expenses. Except as expressly provided herein, each party shall pay its own expenses incident to the preparation of this Agreement and the negotiation and consummation of the transactions contemplated hereby.

(j) Negotiation of Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(k) Further Assurances. Each party will execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by any other party in order to consummate or implement the transactions contemplated hereby.

*        *        *        *        *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

TASMANIA PARENT, INC.
By:
Name:
Title:
Tasmania Holdco, Inc., solely for purposes of Section 8(e)
By:
Name:
Title:
TASMANIA MIDCO, LLC, solely for purposes of Section 8(e)
By:
Name:
Title:

[Signature Page to Rollover and Reinvestment Agreement]

STOCKHOLDER

Name:
Notice address:

Owned Shares:	[•]
Vested Company Options:	[•]
November 2024 RSUs:	[•]
Aggregate Investment Commitment Initial Rollover Allocation:	[•]
Owned Shares:	—%
Option/RSU Consideration:	—%

[Signature Page to Rollover and Reinvestment Agreement]

Annex A

Term Sheet

Annex G

DGCL § 262 Appraisal Rights

Section 262. Appraisal rights [For application of this section, see 81 Del. Laws, c. 354, § 17; 82 Del. Laws, c. 45, § 23; 82 Del. Laws, c. 256, § 24; 83 Del. Laws, c. 377, § 22; and 84 Del. Laws, c. 98, § 16].

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2) a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2) If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e) Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k) Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17; 79 Del. Laws, c. 72, §§ 10, 11; 79 Del. Laws, c. 122, §§ 6, 7; 80 Del. Laws, c. 265, §§ 8-11; 81 Del. Laws, c. 354, §§ 9, 10, 17; 82 Del. Laws, c. 45, § 15; 82 Del. Laws, c. 256, § 15; 83 Del. Laws, c. 377, § 9; 84 Del. Laws, c. 98, § 9.